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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

tw telecom inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

The information in this joint proxy statement/prospectus is not complete and may be changed. The securities offered by this joint proxy statement/prospectus may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JULY 18, 2014

MERGERS PROPOSED—YOUR VOTE IS VERY IMPORTANT

           tw telecom inc. and Level 3 Communications, Inc. have entered into an Agreement and Plan of Merger, dated as of June 15, 2014 (which we refer to as the merger agreement). Pursuant to the terms and subject to the conditions of the merger agreement, a direct wholly owned subsidiary of Level 3 will merge with tw telecom (which we refer to as the merger) with tw telecom continuing as the surviving corporation and immediately following the merger, the surviving corporation will merge with another direct wholly owned subsidiary of Level 3 (which we refer to as Merger Sub 2), with Merger Sub 2 continuing as the surviving company (which we refer to as the subsequent merger and, together with the merger, as the mergers).

           Upon completion of the mergers, holders of outstanding shares of tw telecom common stock (excluding shares held by dissenting stockholders) will receive for each share of tw telecom common stock that they own (i) 0.7 shares of Level 3 common stock, including the associated rights under the rights agreement entered into on April 10, 2011, as amended, by Level 3 with Wells Fargo Bank, N.A., as rights agent, (which we refer to as the exchange ratio), and (ii) $10.00 in cash. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. Based on the closing price of Level 3 common stock on the New York Stock Exchange on June 12, 2014, the last trading day before media reports of the possibility of a transaction appeared, the merger consideration represented approximately $39.56 in value for each share of tw telecom common stock. Based on the closing price of Level 3 common stock on                , 2014, the latest practicable trading day before the date of this joint proxy statement/prospectus, the merger consideration represented approximately $         in value for each share of tw telecom common stock. Level 3 stockholders will continue to own their existing Level 3 shares. tw telecom common stock is currently traded on the NASDAQ Global Select Market under the symbol "TWTC," and Level 3 common stock is currently traded on the New York Stock Exchange under the symbol "LVLT." We urge you to obtain current market quotations of tw telecom common stock and Level 3 common stock before voting.

           Based on the estimated number of shares of tw telecom and Level 3 common stock that will be outstanding immediately prior to the closing of the mergers, we estimate (assuming no tw telecom stockholders have exercised their statutory rights of appraisal) that, upon closing, existing Level 3 stockholders will own approximately 71% of Level 3 and former tw telecom stockholders will own approximately 29% of the outstanding shares of Level 3.

           tw telecom and Level 3 will each hold special meetings of their respective stockholders in connection with the proposed mergers.

  •
  At the special meeting of tw telecom stockholders, tw telecom stockholders will be asked to vote on the proposal to approve and adopt the merger agreement and the mergers (which we refer to as the merger proposal). In addition, tw telecom will solicit stockholder approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to tw telecom's named executive officers in connection with the mergers, and the agreements and understandings pursuant to which such compensation may be paid or become payable (which we refer to as the compensation proposal). The proposal to approve and adopt the merger agreement and the mergers will be approved if a majority of the outstanding shares of tw telecom common stock entitled to vote thereon vote to approve and adopt the merger agreement and the mergers. In connection with their approval of the merger agreement, the stockholders of tw telecom will vote separately to approve, on an advisory (non-binding) basis, the compensation proposal, which is not a condition to the completion of the mergers. Approval, on an advisory (non-binding) basis, of the compensation proposal requires the affirmative vote of the majority of the votes cast at the tw telecom special meeting at which a quorum is present.

  •
  At the special meeting of Level 3 stockholders, Level 3 stockholders will be asked to vote on the proposal to approve the issuance of shares of Level 3 common stock to tw telecom stockholders pursuant to the merger, as well as the proposal to approve an amendment to Level 3's Restated Certificate of Incorporation increasing the number of authorized shares of Level 3 common stock (which we refer to as the Level 3 charter amendment). The proposal to issue shares of Level 3 common stock will be approved if the holders of a majority of the votes of Level 3 capital stock cast at the Level 3 special meeting, and entitled to vote on the proposal, approve the share issuance, and the proposal to approve the adoption of the Level 3 charter amendment will be approved if the holders of a majority of the outstanding shares of Level 3 vote to approve the Level 3 charter amendment.

           We cannot complete the mergers unless the stockholders of tw telecom approve the merger proposal made by tw telecom, and the stockholders of Level 3 approve the proposals made by Level 3, each as described above. Whether or not you expect to attend either special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the tw telecom or Level 3 special meeting, as applicable.

           The tw telecom board of directors (which we refer to as the tw Board) has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the mergers, are advisable and in the best interests of tw telecom and its stockholders. The tw Board unanimously recommends that the tw telecom stockholders vote "FOR" the proposal to approve and adopt the merger agreement and the mergers and "FOR" the proposal to approve, on an advisory basis, the compensation that may become payable to tw telecom's named executive officers in connection with the mergers.

           The Level 3 board of directors (which we refer to as the Level 3 Board) has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the adoption of the Level 3 charter amendment and the issuance of shares of Level 3 common stock to tw telecom stockholders pursuant to the merger are in the best interests of Level 3 and its stockholders. The Level 3 Board unanimously recommends that the Level 3 stockholders vote "FOR" the proposal to approve the issuance of shares of Level 3 common stock to tw telecom stockholders pursuant to the merger and "FOR" the proposal to approve the adoption of the Level 3 charter amendment.

           The obligations of tw telecom and Level 3 to complete the mergers are subject to the satisfaction or waiver of certain conditions described in the accompanying joint proxy statement/prospectus. The accompanying joint proxy statement/prospectus also contains detailed information about tw telecom, Level 3, the special meetings, the merger agreement and the mergers. You should read this joint proxy statement/prospectus carefully and in its entirety before voting, including the section entitled "Risk Factors" beginning on page 39.

           We look forward to the successful completion of the mergers.

Sincerely,

Larissa L. Herda Chairman and Chief Executive Officer tw telecom inc.	Jeff K. Storey President and Chief Executive Officer Level 3 Communications, Inc.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

           This joint proxy statement/prospectus is dated                           , 2014 and is first being mailed to tw telecom and Level 3 stockholders on or about                           , 2014.

tw telecom inc.
10475 Park Meadows Drive
Littleton, Colorado 80124
(303) 566-1000
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On                      , 2014

Dear Fellow Stockholders of tw telecom inc.:

        We are pleased to invite you to attend the special meeting of stockholders of tw telecom inc., a Delaware corporation (which we refer to as tw telecom), which will be held at                   , on                  , 2014 , at                  , local time, for the following purposes:

  •
  to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 15, 2014 (which we refer to as the merger agreement), by and among tw telecom, Level 3 Communications, Inc., a Delaware corporation (which we refer to as Level 3), Saturn Merger Sub 1, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Level 3 (which we refer to as Merger Sub 1), and Saturn Merger Sub 2, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Level 3 (which we refer to as Merger Sub 2), which we have attached as Annex A to the joint proxy statement/prospectus accompanying this notice. Pursuant to the merger agreement, Merger Sub 1 will be merged with and into tw telecom (which we refer to as the merger) with each outstanding share of common stock of tw telecom being converted into the right to receive (i) 0.7 shares of common stock of Level 3 and (ii) $10.00 in cash. We refer to this proposal as the merger proposal.

  •
  to consider and vote on a proposal to adjourn the tw telecom special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger proposal. We refer to this proposal as the tw telecom adjournment proposal.

  •
  to consider and vote on a non-binding, advisory proposal to approve the compensation that may become payable to tw telecom's named executive officers in connection with the completion of the merger. We refer to this proposal as the compensation proposal.

        tw telecom will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the tw telecom special meeting.

        The tw telecom board of directors (which we refer to as the tw Board) has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby are in the best interests of tw telecom and its stockholders. The tw Board unanimously recommends that tw telecom stockholders vote "FOR" the proposal to approve and adopt the merger agreement and the mergers, "FOR" the proposal to adjourn the tw telecom special meeting, if necessary, to solicit additional proxies, and "FOR" the proposal to approve, on an advisory basis, the compensation payable in connection with the mergers.

        The tw Board has fixed the close of business on                      , 2014 as the record date for determination of tw telecom stockholders entitled to receive notice of, and to vote at, the tw telecom special meeting or any adjournments or postponements thereof. Only stockholders of record of tw telecom at the close of business on the record date are entitled to notice of, and to vote at, the special meeting and at any adjournment of the meeting. A list of stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at our executive offices and principal place of business at 10475 Park Meadows Drive, Littleton, Colorado 80124 for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting. The list will also be available at the special meeting for examination by any stockholder of record present at the special meeting.

        Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of tw telecom common stock entitled to vote on the proposal. Approval of the tw telecom adjournment proposal and the compensation proposal each requires the affirmative vote of holders of a majority of the issued and outstanding shares of tw telecom common stock present in person or represented by proxy at the tw telecom special meeting and entitled to vote at the meeting.

        Your vote is important. Whether or not you expect to attend in person, we urge you to vote your shares as promptly as possible by (1) accessing the internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the tw telecom special meeting. If your shares are held in the name of a broker, bank, trust company or other nominee, please follow the instructions on the voting instruction card furnished by the record holder.

        Please note that if you hold shares in different accounts, it is important that you vote the shares represented by each account.

        The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read this joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes carefully and in their entirety. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of tw telecom common stock, please contact tw telecom's investor relations department:

tw telecom inc.
10475 Park Meadows Drive
Littleton, Colorado 80124
(303) 542-6894
Attn: Investor Relations

By order of the Board of Directors,
Tina A. Davis
Senior Vice President, General Counsel and Secretary

Littleton, Colorado
                      , 2014

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Level 3 Communications, Inc.:

        We are pleased to invite you to attend the special meeting of stockholders of Level 3 Communications, Inc. (which we refer to as Level 3), which will be held at                       , on                      , 2014, at                      , local time, to consider and vote on the following:

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  a proposal to approve the issuance of shares of Level 3 common stock pursuant to the merger (which we refer to as the Level 3 stock issuance) as contemplated by the Agreement and Plan of Merger, dated as of June 15, 2014, by and among tw telecom inc. (which we refer to as tw telecom), Level 3, Saturn Merger Sub 1, LLC, a direct wholly owned subsidiary of Level 3 and Saturn Merger Sub 2, LLC, a direct wholly owned subsidiary of Level 3 (which we refer to as the merger agreement), a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice forms a part;

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  a proposal to approve the adoption of an amendment to Level 3's Restated Certificate of Incorporation increasing to 443,333,333 the number of authorized shares of Level 3's common stock (which we refer to as the Level 3 charter amendment); and

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  a proposal to adjourn the Level 3 special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the foregoing proposals.

        Level 3 will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the special meeting.

        Completion of the mergers is conditioned on, among other things, approval of the Level 3 stock issuance and the adoption of the Level 3 charter amendment.

        The Level 3 board of directors (which we refer to as the Level 3 Board) has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the Level 3 stock issuance and the Level 3 charter amendment, are in the best interests of Level 3 and its stockholders. The Level 3 Board unanimously recommends that Level 3 stockholders vote "FOR" the proposal to approve the Level 3 stock issuance, "FOR" the proposal to approve the adoption of the Level 3 charter amendment and "FOR" the proposal to adjourn the Level 3 special meeting, if necessary, to solicit additional proxies.

        The Level 3 Board has fixed the close of business on                      , 2014 as the record date for determination of Level 3 stockholders entitled to receive notice of, and to vote at, the Level 3 special meeting or any adjournments or postponements thereof. Only Level 3 stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Level 3 special meeting. The Level 3 stock issuance requires the affirmative vote of holders of a majority of the outstanding shares of Level 3 common stock present in person or represented by proxy at the Level 3 special meeting and entitled to vote on the proposal. The Level 3 charter amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Level 3 common stock. A list of the names of Level 3 stockholders of record will be available for ten days prior to the Level 3 special meeting for any purpose germane to the special meeting between the hours of 9:00 a.m. and 5:00 p.m., local time, at Level 3's headquarters, 1025 Eldorado Blvd., Broomfield, Colorado 80021. The Level 3 stockholder list will also be available at the Level 3 special meeting for examination by any stockholder present at such meeting.

        Your vote is very important. For your convenience, in addition to submitting a proxy to vote your shares by signing and returning the enclosed proxy card in the postage-paid envelope provided, we have also made telephone and internet voting available to you. Simply follow the instructions on the enclosed proxy. If your shares are held in a 401(k) plan or in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the plan trustee or administrator, or record holder, as appropriate.

        The enclosed joint proxy statement/prospectus provides a detailed description of the mergers and the merger agreement as well as a description of the Level 3 common stock. We urge you to read this joint proxy statement/prospectus, including any documents incorporated by reference and the Annexes, carefully and in their entirety. If you have any questions concerning the mergers or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of Level 3 common stock, please contact Level 3 Investor Relations:

Level 3 Communications, Inc.
1025 Eldorado Blvd.
Broomfield, Colorado 80021
(720) 888-1000
Attn: Investor Relations

By Order of the Board of Directors of Level 3 Communications, Inc.
James O. Ellis, Jr., Admiral, USN (retired) Chairman of the Board

Broomfield, Colorado
                      , 2014

 REFERENCES TO ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about tw telecom and Level 3 from documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

tw telecom inc. 10475 Park Meadows Drive Littleton, Colorado 80124 (303) 566-1000 Attn: Tina A. Davis, Senior Vice President, General Counsel and Secretary	Level 3 Communications, Inc. 1025 Eldorado Blvd. Broomfield, Colorado (720) 888-1000 Attn: John M. Ryan, Executive Vice President, Chief Legal Officer and Secretary

        If you would like to request any documents, please do so no later than five business days before the date of Level 3's special meeting of stockholders (which is                      , 2014) or five business days before the date of tw telecom's special meeting of stockholders (which is                      , 2014), as applicable.

        For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see "Where You Can Find More Information" beginning on page 160.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

        This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (which we refer to as the SEC) by Level 3, constitutes a prospectus of Level 3 under the Securities Act of 1933, as amended (which we refer to as the Securities Act), with respect to the shares of Level 3 common stock to be issued pursuant to the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement for both tw telecom and Level 3 under the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act). It also constitutes a notice of meeting with respect to the special meeting of Level 3 stockholders and the special meeting of tw telecom stockholders.

        You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                      , 2014, and you should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this joint proxy statement/prospectus is only accurate as of the date of such information. Neither the mailing of this joint proxy statement/prospectus to tw telecom stockholders or Level 3 stockholders nor the issuance by Level 3 of shares of common stock pursuant to the merger will create any implication to the contrary.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding tw telecom has been provided by tw telecom and information contained in this joint proxy statement/prospectus regarding Level 3 has been provided by Level 3.

        All references in this joint proxy statement/prospectus to "tw telecom" refer to tw telecom inc., a Delaware corporation; all references in this joint proxy statement/prospectus to "Level 3" refer to Level 3 Communications, Inc., a Delaware corporation; all references to "Merger Sub 1" refer to Saturn Merger Sub 1, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Level 3 formed for the purpose of effecting the mergers; and all references to "Merger Sub 2" refer to Saturn Merger Sub 2, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Level 3 formed for the purpose of effecting the mergers. Unless otherwise indicated or as the context requires, all references to the "merger agreement" refer to the Agreement and Plan of Merger, dated as of June 15, 2014, by and among tw telecom, Level 3, Merger Sub 1 and Merger Sub 2, a copy of which is included as Annex A to this joint proxy statement/prospectus and all references to the "merger" refer to the merger of Merger Sub 1 into tw telecom, with tw telecom continuing as the surviving corporation, all references to the "subsequent merger" refer to the merger of the surviving corporation into Merger Sub 2, with Merger Sub 2 continuing as the surviving company, and all references to the "mergers" refer to the merger and the subsequent merger, together.

i

ii

QUESTIONS AND ANSWERS

        The following are some questions that you, as a stockholder of tw telecom or Level 3, may have regarding the mergers, the compensation proposal, the Level 3 stock issuance, the Level 3 charter amendment and the other matters being considered at the special meetings and answers to those questions. tw telecom and Level 3 urge you to carefully read the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the mergers, the Level 3 stock issuance, the Level 3 charter amendment and the other matters being considered at the special meetings. Additional important information is also contained in the Annexes to, and the documents incorporated by reference into, this joint proxy statement/prospectus.

Q:    Why am I receiving this joint proxy statement/prospectus?

A:
You are receiving this document because you were a stockholder of record of tw telecom or Level 3 on the record date for the tw telecom special meeting or the Level 3 special meeting, respectively. tw telecom and Level 3 have agreed to a merger of tw telecom and Merger Sub 1 pursuant to the terms of the merger agreement, and the subsequent merger of the surviving corporation with Merger Sub 2, that is described in this joint proxy statement/prospectus. A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A.

  In order to complete the mergers, among other things:

    •
    tw telecom stockholders must approve and adopt the merger agreement and the mergers; and

    •
    Level 3 stockholders must approve the issuance of shares of Level 3 common stock to tw telecom stockholders pursuant to the merger and the adoption of the Level 3 charter amendment.

  tw telecom and Level 3 will hold separate special meetings of their respective stockholders to obtain these approvals. In addition, tw telecom will solicit stockholder approval, on an advisory (non-binding) basis, of the existing compensatory arrangements between tw telecom and its named executive officers providing for compensation in connection with the mergers (which we refer to as the compensation proposal). The separate vote, on an advisory (non-binding) basis, of the compensation proposal, is not a condition to the completion of the mergers. This joint proxy statement/prospectus, including its Annexes, contains and incorporates by reference important information about Level 3 and tw telecom, the mergers, the Level 3 stock issuance, the Level 3 charter amendment and the stockholder meetings of Level 3 and tw telecom, respectively. You should read all of the available information carefully and in its entirety. The enclosed proxy card and instructions allow you to vote your shares without attending the special meeting in person.

  Your vote is important. Please vote as soon as possible.

Q:    What will I receive in the mergers?

A:
tw telecom Stockholders: If the mergers are completed, holders of shares of tw telecom common stock (excluding such shares held by dissenting stockholders, Level 3, tw telecom and their respective subsidiaries) will receive for each share of tw telecom common stock (i) 0.7 shares of Level 3 common stock, including the associated rights under the rights agreement entered into on April 10, 2011 by Level 3 with Wells Fargo Bank, N.A., as rights agent, as amended (which we refer to as the rights agreement) (which rights, together with the 0.7 shares of Level 3 common stock, we refer to as the stock consideration) and (ii) $10.00 in cash (which we refer to as the cash consideration and, together with the stock consideration, the merger consideration). tw telecom stockholders will not receive any fractional shares of Level 3 common stock in the mergers. Instead, Level 3 will issue one share of Level 3 common stock in lieu of any fractional shares of Level 3 common stock that a tw telecom stockholder would otherwise have been entitled to receive.

  Level 3 Stockholders: Level 3 stockholders will not receive any merger consideration and will continue to hold their shares of Level 3 common stock.

Q:    What is the value of the merger consideration?

A:
Because Level 3 will issue 0.7 shares of Level 3 common stock and deliver $10.00 in cash in exchange for each share of tw telecom common stock, the value of the merger consideration that holders of shares of tw telecom common stock (which holders we refer to as tw telecom stockholders) receive will depend on the price per share of Level 3 common stock at the effective time of the merger. That price will not be known at the time of the special meetings and may be more or less than the current price or the price at the time of the special meetings. This exchange ratio will not be adjusted for changes in the market price of either Level 3 common stock or tw telecom common stock between the date of signing the merger agreement and completion of the mergers. Based on the closing price of Level 3 common stock on the New York Stock Exchange on June 12, 2014, the last trading day before media reports of the possibility of a transaction appeared, the merger consideration represented approximately $39.56 in value for each tw telecom common share, which had a closing price of $32.33 per share on June 12, 2014. Based on the closing price of Level 3 common stock on                      , 2014, the latest practicable trading day before the date of this joint proxy statement/prospectus, the merger consideration represented approximately $             in value for each share of tw telecom common stock, which had a closing price of $             per share on                       , 2014, the latest practicable trading day before the date of this joint proxy statement/prospectus.

  Level 3 stockholders will continue to own their existing Level 3 shares. Level 3 common stock is currently traded on the New York Stock Exchange under the symbol "LVLT," and tw telecom common stock is currently traded on the NASDAQ Global Select Market under the symbol "TWTC." We urge you to obtain current market quotations of Level 3 common stock and tw telecom common stock.

Q:    Can I attend the special meeting and vote my shares in person?

A:
Yes. If you are a tw telecom stockholder of record or a Level 3 stockholder of record, you may vote your shares in person at the applicable meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, it is recommended that you also submit your proxy as described above, so your vote will be counted if you later decide not to attend the meeting. If you submit your vote by proxy and later decide to vote in person at the meeting, the vote you submit at the meeting will override your proxy vote. If you are a "street name" holder (i.e., you hold the shares in the name of your brokerage firm or another nominee), you may vote your shares in person at the meeting only if you obtain and bring to the meeting a signed letter or other form of proxy from your broker, bank, trust company or other nominee giving you the right to vote the shares at the meeting.

Q:    How can I attend the meeting?

A:
tw telecom Stockholders: All of tw telecom's stockholders as of the record date are invited to attend the tw telecom special meeting. You will be asked to present valid photo identification, such as a driver's license or passport, before being admitted to the meeting. If you hold your shares in "street name", you also will be asked to present proof of ownership to be admitted to the meeting. A brokerage statement or letter from your broker, bank, trust company or other nominee proving ownership of the shares on                      , 2014, the record date for the tw telecom special meeting, are examples of proof of ownership.

  To help tw telecom plan for the meeting, please indicate whether you expect to attend by responding affirmatively when prompted during internet or telephone voting or by marking the attendance box on the proxy card.

  Level 3 Stockholders: All of Level 3's stockholders as of the record date are invited to attend the Level 3 special meeting. You may be asked to present valid photo identification, such as a driver's license or passport, before being admitted to the meeting. If you hold your shares in "street name," you also may be asked to present proof of ownership to be admitted to the meeting. A brokerage statement or letter from your broker, bank, trust company or other nominee proving ownership of the shares on                      , 2014, the record date for the Level 3 special meeting, are examples of proof of ownership.

  To help Level 3 plan for the meeting, please indicate whether you expect to attend by responding affirmatively when prompted during internet or telephone voting or by marking the attendance box on the proxy card.

Q:    When and where will the special stockholders meetings be held?

A:
tw telecom Stockholders: The special meeting of tw telecom stockholders will be held at                      , on                       , 2014, at             , local time.

  Level 3 Stockholders: The special meeting of Level 3 stockholders will be held at                      , on                      , 2014, at              , local time.

Q:    Who is entitled to vote at the special stockholders meetings?

A:
tw telecom Stockholders: The tw Board has set                      , 2014 as the record date for the tw telecom special meeting. If you were a stockholder of record of issued and outstanding shares of tw telecom common stock at the close of business on                      , 2014, you are entitled to vote at the meeting. As of the record date,                      shares of tw telecom's common stock, representing all of tw telecom's voting stock, were issued and outstanding and, therefore, eligible to vote at the meeting.

  Level 3 Stockholders: The Level 3 Board has set                      , 2014 as the record date for the Level 3 special meeting. If you were a stockholder of record of outstanding shares of Level 3 common stock at the close of business on                      , 2014, you are entitled to vote at the meeting. As of the record date,                       shares of Level 3's common stock, representing all of Level 3's voting stock, were issued and outstanding and, therefore, eligible to vote at the meeting.

Q:    What constitutes a quorum at the special stockholders meetings?

A:
tw telecom Stockholders: Stockholders who hold shares representing a majority in total voting power of the outstanding capital stock of tw telecom entitled to vote at a meeting of the stockholders, present in person or represented by proxy, constitute a quorum for the transaction of business at the tw telecom special meeting.

  Level 3 Stockholders: Stockholders who hold shares representing at least a majority of the issued and outstanding shares entitled to vote at the Level 3 special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the Level 3 special meeting.

Q:    What does it mean if I receive more than one set of proxy materials?

A:
If you receive more than one set of proxy materials or multiple control numbers for use in submitting your proxy, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction card you receive or, if you submit your proxy by internet or telephone, vote once for each card or control number you receive.

Q:    How do I vote if I am a stockholder of record?

A:
tw telecom Stockholders: If you are a stockholder of record of tw telecom as of the close of business on the record date for the tw telecom special meeting, you may vote in person by attending the tw telecom special meeting or, to ensure your shares are represented at the tw telecom special meeting, you may authorize a proxy to vote by:

  •
  accessing the internet site listed on the proxy card;

  •
  calling the toll-free number listed on the proxy card; or

  •
  signing the enclosed proxy card and returning it by mail.

  If you hold tw telecom shares in "street name," you can vote your shares in the manner prescribed by your broker, bank, trust company or other nominee. Your broker, bank, trust company or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing such broker, bank, trust company or other nominee how to vote your shares. Without instructions from you, your broker, bank, trust company or other nominee cannot vote your shares, which will have the effect described below.

  Level 3 Stockholders: If you are a stockholder of record of Level 3 as of the close of business on the record date for the Level 3 special meeting, you may vote in person by attending the Level 3 special meeting or, to ensure your shares are represented at the Level 3 special meeting, you may authorize a proxy to vote by:

    •
    accessing the internet site listed on the proxy card;

    •
    calling the toll-free number listed on the proxy card; or

    •
    signing the enclosed proxy card and returning it by mail.

  If you hold Level 3 shares in "street name," you can vote your shares in the manner prescribed by your broker, bank, trust company or other nominee. Your broker, bank, trust company or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing such broker, bank, trust company or other nominee how to vote your shares. Without instructions from you, your broker, bank, trust company or other nominee cannot vote your shares, which will have the effect described below.

Q:    What are my voting rights?

A:
tw telecom Stockholders: Holders of tw telecom's common stock are entitled to one vote per share. As of the close of business on the record date for the tw telecom special meeting, a total of                      votes are entitled to be cast at the tw telecom special meeting.

  Level 3 Stockholders: Holders of Level 3's common stock are entitled to one vote per share. As of the close of business on the record date for the Level 3 special meeting, a total of                      votes are entitled to be cast at the Level 3 special meeting.

Q:    What vote is required to approve each proposal?

A:
tw telecom Stockholders: Approval and adoption of the merger agreement and approval of the mergers requires the affirmative vote of the holders of a majority of the outstanding shares of tw telecom common stock entitled to vote thereon. Approval, on an advisory basis, of the compensation that may be paid or become payable to tw telecom's named executive officers in connection with the mergers, and the agreements and, understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled "The Mergers—Interests of tw telecom Directors and Executive Officers in the Mergers—Advisory Vote on Compensation Proposal," requires the affirmative vote of the holders of a majority of the issued and outstanding shares of tw telecom common stock present and in person or represented by proxy at the tw telecom special meeting and entitled to vote thereon.

  Level 3 Stockholders: The Level 3 stock issuance requires the affirmative vote of a majority of the votes of Level 3 common stock cast at the Level 3 special meeting on the proposal. The Level 3 charter amendment requires the affirmative vote of holders of a majority of the issued and outstanding shares of Level 3 common stock.

  One of Level 3's stockholders, STT Crossing Ltd. (which we refer to as STT Crossing), has entered into a voting agreement with tw telecom and, solely with respect to certain covenants contained therein, Level 3 (which we refer to as the voting agreement), under which STT Crossing has agreed, among other things and subject to certain exceptions as set forth in the voting agreement, to vote its Level 3 common stock in favor of the adoption of the Level 3 charter amendment and the Level 3 stock issuance. See the section below entitled "STT Crossing Voting Agreement" beginning on page 124.

Q:    How does the tw Board recommend that tw telecom stockholders vote?

A:
The tw Board has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are advisable and in the best interests of tw telecom and its stockholders. The tw Board unanimously recommends that tw telecom stockholders vote "FOR" the proposal to approve and adopt the merger agreement and the mergers, "FOR" the proposal to adjourn the tw telecom special meeting, if necessary, to solicit additional proxies, and "FOR" the proposal to approve, on an advisory basis, the compensation payable in connection with the mergers.

Q:    How does the Level 3 Board recommend that Level 3 stockholders vote?

A:
The Level 3 Board has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the Level 3 stock issuance and the Level 3 charter amendment, are in the best interests of Level 3 and its stockholders. The Level 3 Board unanimously recommends that Level 3 stockholders vote "FOR" the proposal to approve the Level 3 stock issuance, "FOR" the proposal to approve the adoption of the Level 3 charter amendment and "FOR" the proposal to adjourn the Level 3 special meeting, if necessary, to solicit additional proxies.

Q:    What is the difference between a stockholder of record and a "street name" holder?

A:
If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust company or other nominee, then the broker, bank, trust company or other nominee is considered to be the stockholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In the latter case, your shares are said to be held in "street name."

Q:    My shares are held in "street name" by my broker, bank or other nominee. Will my broker, bank or other nominee automatically vote my shares for me?

A:
No. Your broker cannot vote your shares on "non-routine" matters, as described below in the section titled "What will happen if I return my proxy card without indicating how to vote," without instructions from you. Each proposal described in this joint proxy statement/prospectus is a "non-routine" matter. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker. If you do not provide your broker with instructions and your broker submits an unvoted proxy, your shares will be counted for purposes of determining a quorum but they will not be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority. This is often called a "broker non-vote." Please note that you may not vote shares held in "street name" by returning a proxy card directly to tw telecom or Level 3 or by voting in person at your special meeting unless you first obtain a proxy from your broker, bank or other nominee.

Q:    What will happen if I fail to vote or I abstain from voting?

A:
tw telecom Stockholders: If you do not vote, it will be more difficult for tw telecom to obtain the necessary quorum to approve the merger proposal and the compensation proposal, and to obtain the necessary vote to approve the tw telecom adjournment proposal.

  You may vote "FOR," "AGAINST" or "ABSTAIN" on each of the proposals. An abstention and a broker non-vote will be counted for purposes of determining a quorum. However, if you are the stockholder of record, and you fail to vote by proxy or by ballot at the special meeting, your shares will not be counted for purposes of determining a quorum. Abstentions, failures to submit a proxy card or vote in person, by telephone, or through the internet and broker non-votes will be treated in the following manner with respect to determining the votes received for each of the proposals:

    •
    an abstention will be treated as a vote "AGAINST" each of the merger proposal, the tw telecom adjournment proposal and the compensation proposal;

    •
    a failure to submit a proxy card or vote in person, by telephone, or through the internet or a failure to instruct your broker or nominee to vote will, assuming a quorum is present, have no effect on the proposal to approve any adjournment of the tw telecom special meeting and the proposal to approve, on an advisory basis, the compensation payable in connection with the mergers, but will be treated as a vote "AGAINST" the proposal to approve and adopt the merger agreement and the mergers.

  Level 3 Stockholders: If you do not vote, it will be more difficult for Level 3 to obtain the necessary quorum to approve the Level 3 stock issuance and the Level 3 charter amendment, and obtain the necessary vote to approve the Level 3 charter amendment.

  You may vote "FOR," "AGAINST" or "ABSTAIN" on each of the proposals. An abstention and a broker non-vote will be counted for purposes of determining a quorum. However, if you are the stockholder of record, and you fail to vote by proxy or by ballot at the special meeting, your shares will not be counted for purposes of determining a quorum. Abstentions, failures to submit a proxy card or vote in person and broker non-votes will be treated in the following manner with respect to determining the votes received for each of the proposals:

    •
    an abstention will have no effect on the proposal to approve any adjournment of the Level 3 special meeting;

    •
    a failure to submit a proxy card or vote in person or a broker non-vote will have no effect on the proposal to approve the Level 3 stock issuance and the proposal to approve any adjournment of the Level 3 special meeting;

    •
    an abstention will be treated as a vote "AGAINST" the proposal to approve the Level 3 stock issuance and the proposal to approve the adoption of the Level 3 charter amendment; and

    •
    a failure to submit a proxy card or vote in person or a broker non-vote will be treated as a vote "AGAINST" the proposal to approve the adoption of the Level 3 charter amendment.

Q:    What will happen if I return my proxy card without indicating how to vote?

A:
tw telecom Stockholders: If you are a stockholder of record and you submit your proxy by internet, telephone or mail but do not specify how you want to vote your shares on a particular proposal, tw telecom will vote your shares:

  •
  FOR the proposal to approve and adopt the merger agreement and the mergers;

  •
  FOR the proposal to approve any adjournment of the tw telecom special meeting, if necessary, to solicit additional proxies; and

  •
  FOR the proposal to approve, on an advisory basis, the compensation payable in connection with the mergers.

  If you are a "street name" holder and fail to instruct the broker, bank, trust company or other nominee that is the stockholder of record how you want to vote your shares on a particular proposal, those shares are considered to be "uninstructed." Stockholders of record have the discretion to vote uninstructed shares on specified routine matters, but do not have the authority to vote uninstructed shares on non-routine matters, such as the merger proposal, the tw telecom adjournment proposal and the compensation proposal.

  Level 3 Stockholders: If you are a stockholder of record and you submit your proxy by internet, telephone or mail but do not specify how you want to vote your shares on a particular proposal, Level 3 will vote your shares:

    •
    FOR the proposal to approve the Level 3 stock issuance;

    •
    FOR the proposal to approve the adoption of the Level 3 charter amendment; and

    •
    FOR the proposal to approve any adjournment of the Level 3 special meeting, if necessary, to solicit additional proxies.

  If you are a "street name" holder and fail to instruct the broker, bank, trust company or other nominee that is the stockholder of record how you want to vote your shares on a particular proposal, those shares are considered to be "uninstructed." Stockholders of record have the discretion to vote uninstructed shares on specified routine matters, but do not have the authority to vote uninstructed shares on non-routine matters, such as the proposals to approve the Level 3 stock issuance, the Level 3 charter amendment and, if necessary, to adjourn the Level 3 special meeting to solicit additional proxies.

Q:    Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:
Yes. If you are the holder of record of either tw telecom common stock or Level 3 common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at your special meeting. You can do this in one of four ways:

  •
  by submitting a later-dated proxy by internet or telephone before the deadline stated on the enclosed proxy card;

  •
  by submitting a later-dated proxy card;

  •
  by sending a written notice of revocation to the Corporate Secretary of tw telecom or Level 3, as applicable, which must be received before the time of such special meeting; or

  •
  by voting in person at the special meeting.

  If you are a "street name" holder, please refer to the voting instructions provided to you by your broker, bank, trust company or other nominee.

  Any holder of tw telecom common stock or Level 3 common stock entitled to vote in person at the tw telecom or Level 3 special meeting, respectively, may vote in person regardless of whether a proxy has been previously given. A Level 3 or tw telecom stockholder simply attending the Level 3 or tw telecom special meeting, respectively, will not constitute revocation of a previously given proxy.

Q:    Who pays for the cost of proxy preparation and solicitation?

A:
In accordance with the terms of the merger agreement, tw telecom will bear the entire cost of proxy solicitation for the tw telecom special meeting, Level 3 will bear the entire cost of proxy solicitation for the Level 3 special meeting, and tw telecom and Level 3 will share equally all expenses incurred in connection with the filing of the registration statement of which this document forms a part with the SEC and the printing and mailing of this document.

Q:    Will tw telecom be required to submit the merger agreement to its stockholders even if the tw Board has withdrawn (or amended or modified in a manner adverse to Level 3) its recommendation?

A:
Yes, unless the merger agreement has been terminated by either party pursuant to the terms of the merger agreement. For more information regarding the ability of tw telecom or Level 3 to terminate the mergers, see the sections entitled "The Merger Agreement—Termination of the Merger Agreement" beginning on page 120 and "The Merger Agreement—Termination Fees and Expenses; Liability for Breach," beginning on page 122.

Q:    Will Level 3 be required to submit the Level 3 stock issuance and the Level 3 charter amendment to its stockholders even if the Level 3 Board has withdrawn (or amended or modified in a manner adverse to tw telecom) its recommendation?

A:
Yes, unless the merger agreement has been terminated by either party pursuant to the terms of the merger agreement. For more information regarding the ability of Level 3 or tw telecom to terminate the mergers see the sections entitled "The Merger Agreement—Termination of the Merger Agreement" beginning on page 120 and "The Merger Agreement—Termination Fees and Expenses; Liability for Breach," beginning on page 122.

Q:    What are the material U.S. federal income tax consequences of the mergers to U.S. holders of shares of tw telecom common stock?

A:
Level 3 and tw telecom intend for the mergers to be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the Code). It is a condition to Level 3's obligation to complete the mergers that Level 3 receive an opinion from Willkie Farr & Gallagher LLP, counsel to Level 3, to the effect that the mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to tw telecom's obligation to complete the mergers that tw telecom receive an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to tw telecom, to the effect that the mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. Assuming the receipt and accuracy of these opinions, a holder of shares of tw telecom common stock will generally recognize gain (but not loss) for U.S. federal income tax purposes in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess, if any, of the sum of the amount of cash and the fair market value, as of the effective time of the merger, of the Level 3 shares received in the mergers over that stockholder's adjusted tax basis in its tw telecom shares surrendered) and (ii) the amount of cash received in the mergers.

  You should read the section titled "Material U.S. Federal Income Tax Consequences" beginning on page 125 for a more complete discussion of the U.S. federal income tax consequences of the mergers. Tax matters can be complicated, and the tax consequences of the mergers to you will depend on your particular situation. You should consult your tax advisor to determine the tax consequences of the mergers to you.

Q:    When do you expect the mergers to be completed?

A:
tw telecom and Level 3 hope to complete the mergers as soon as reasonably practicable and currently expect the closing of the mergers to occur before the end of calendar year 2014, but in no event will the closing take place prior to October 4, 2014. However, the mergers are subject to various regulatory clearances and the satisfaction or waiver of other conditions, as described in the merger agreement, and it is possible that factors outside the control of tw telecom and Level 3 could result in the mergers being completed at a later time or not at all. There can be no assurances as to when or if the mergers will close.

Q:    Do I need to do anything with my shares of common stock other than voting for the proposals at the special meeting?

A:
tw telecom Stockholders: If you are a tw telecom stockholder, after the mergers are completed, each share of tw telecom common stock you hold will be converted into 0.7 shares of Level 3 common stock, and the associated rights under the rights agreement and, the right to receive $10.00 in cash, together with an additional share of Level 3 common stock in lieu of any fractional shares, as applicable. You will receive instructions at that time regarding exchanging your shares for the merger consideration. You do not need to take any action at this time. Please do not send your tw telecom share certificates with your proxy card.

  Level 3 Stockholders: If you are a Level 3 stockholder, after the mergers are completed, you are not required to take any action with respect to your shares of Level 3 common stock.

Q:    Are stockholders entitled to appraisal rights?

A:
Under the General Corporation Law of the State of Delaware (which we refer to as the DGCL), holders of tw telecom common stock who deliver to tw telecom a written demand for appraisal before the vote on the adoption of the merger agreement at the tw telecom special meeting and who do not vote for the adoption and approval of the merger agreement and to approve the mergers have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the mergers are completed, but only if they comply with all requirements of Delaware law, as described under "Appraisal Rights" below, beginning on page 154. This appraisal amount could be more than, the same as, or less than the amount a tw telecom stockholder would be entitled to receive under the merger agreement. Any holder of tw telecom capital stock intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to tw telecom prior to the vote on the adoption and approval of the merger agreement and the transactions contemplated thereunder, not vote or otherwise submit a proxy in favor of adoption and approval of the merger agreement and the transactions contemplated thereunder and not submit a letter of transmittal. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights.

  The stockholders of Level 3 are not entitled to appraisal rights in connection with the mergers under Delaware law.

Q:    What happens if I sell my shares of tw telecom common stock before the tw telecom special meeting?

A:
The record date for the tw telecom special meeting is earlier than the date of the tw telecom special meeting. If you transfer your shares of tw telecom common stock after the tw telecom record date but before the tw telecom special meeting, you will retain your right to vote at the tw telecom special meeting, but will have transferred the right to receive the merger consideration in the mergers. In order to receive the merger consideration, you must hold your shares through the effective date of the mergers.

Q:    What if I hold shares in both tw telecom and Level 3?

A:
If you are a stockholder of both tw telecom and Level 3, you will receive two separate packages of proxy materials. A vote cast as a Level 3 stockholder will not count as a vote cast as a tw telecom stockholder, and a vote cast as a tw telecom stockholder will not count as a vote cast as a Level 3 stockholder. Therefore, please separately submit a proxy for each of your tw telecom and Level 3 shares.

Q:    Why am I being asked to cast an advisory (non-binding) vote to approve the compensation proposal?

A:
The Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act) and applicable SEC rules thereunder require tw telecom to seek an advisory (non-binding) vote with respect to certain payments that could become payable to its named executive officers in connection with the mergers.

Q:    What will happen if the stockholders of tw telecom do not approve the compensation proposal at the tw telecom special meeting?

A:
Approval of the compensation proposal is not a condition to the completion of the mergers. The vote with respect to the compensation proposal is an advisory vote and will not be binding on either tw telecom or Level 3. Therefore, if the other requisite stockholder approvals are obtained and the mergers are completed, the amounts payable under the compensation proposal will still be paid to tw telecom's named executive officers in accordance with applicable agreements and understandings.

Q:    Who can help answer my questions?

A:
Level 3 stockholders or tw telecom stockholders who have questions about the mergers, the other matters to be voted on at the special meetings, or how to submit a proxy or who desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

If you are a Level 3 stockholder:	If you are a tw telecom stockholder:
Level 3 Communications, Inc.	tw telecom inc.
1025 Eldorado Blvd. Broomfield, Colorado 80021 (720) 888-1000 Attn: Investor Relations	10475 Park Meadows Drive Littleton, Colorado 80124 (303) 542-6894 Attn: Investor Relations

SUMMARY

        This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all of the information that is important to you with respect to the mergers, the Level 3 stock issuance and the Level 3 charter amendment and the other matters being considered at the tw telecom and Level 3 special stockholder meetings. tw telecom and Level 3 urge you to read the remainder of this joint proxy statement/prospectus carefully, including the attached Annexes, and the other documents to which we have referred you. See also the section entitled "Where You Can Find More Information" beginning on page 160. We have included page references in this summary to direct you to a more complete description of the topics presented below where appropriate.

 The Companies

tw telecom inc.

        tw telecom inc., a Delaware corporation, is a leading national provider of managed network services, specializing in business Ethernet, data networking, converged, IP based virtual private network or "IP VPN", internet access, voice, including voice over Internet Protocol or "VoIP", and network security services to enterprise organizations, including public sector entities, and carriers throughout the U.S., including their global locations. tw telecom's customers include enterprise organizations in a wide variety of industry segments including, among others, the financial services, technology and scientific, health care, distribution, manufacturing and professional services industries, data centers, cloud applications providers, public sector entities, system integrators and communications service providers, including incumbent local exchange carriers ("ILECs"), competitive local exchange carriers ("CLECs"), wireless communications companies and cable companies.

        tw telecom's common stock is traded on the NASDAQ Global Select Market under the symbol "TWTC."

        The principal executive offices of tw telecom are located at 10475 Park Meadows Drive, Littleton, CO 80124 and its telephone number is (303) 566-1000.

Level 3 Communications, Inc.

        Level 3 Communications, Inc., a Delaware corporation, is a facilities based provider (that is, a provider that owns or leases a substantial portion of the plant, property and equipment necessary to provide its services) of a broad range of integrated communications services. Level 3 has created its communications network by constructing its own assets and through a combination of purchasing other companies and purchasing and leasing facilities from others. Level 3's network is an international, facilities based communications network. Level 3 designed its network to provide communications services that employ and take advantage of rapidly improving underlying optical, Internet Protocol, computing and storage technologies.

        Level 3's common stock is traded on the New York Stock Exchange under the symbol "LVLT."

        The principal executive offices of Level 3 are located at 1025 Eldorado Blvd., Broomfield, Colorado 80021 and its telephone number is (720) 888-1000.

Saturn Merger Sub 1, LLC and Saturn Merger Sub 2, LLC

        Saturn Merger Sub 1, LLC and Saturn Merger Sub 2, LLC, direct wholly owned subsidiaries of Level 3, are Delaware limited liability companies that were each formed on June 12, 2014 for the sole purpose of effecting the mergers. In the mergers, Merger Sub 1 will be merged with tw telecom, with tw telecom continuing as the surviving corporation. Immediately thereafter, the surviving corporation will be merged with Merger Sub 2, with Merger Sub 2 continuing as the surviving company.

Risk Factors

        In addition to other information included in and incorporated by reference into this document, including the matters addressed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements," you should carefully read and consider the risks related to the mergers, including the parties' ability to complete the mergers, the risks related to Level 3 following the mergers and the risks associated with each of the businesses of tw telecom and Level 3, beginning on page 39, before deciding whether to vote for the proposals presented in this document. Some of the most important risks are summarized below.

Risks Related to the Mergers

  •
  The mergers are subject to conditions, including certain conditions that may not be satisfied, and may not be completed on a timely basis, or at all. Failure to complete the mergers could have a material and adverse effect on tw telecom and/or Level 3.

  •
  The exchange ratio is fixed and will not be adjusted in the event of any change in either Level 3's or tw telecom's stock price.

Risks Related to Level 3 Following the Mergers

  •
  Although tw telecom and Level 3 expect that Level 3's acquisition of tw telecom will benefit Level 3, Level 3 may not realize those benefits because of integration difficulties and other challenges.

  •
  Current Level 3 stockholders and tw telecom stockholders will have a reduced ownership and voting interest after the mergers and will exercise less influence over management.

  •
  The market price of Level 3's common stock may decline in the future as a result of the mergers or other factors.

  •
  The tw telecom and Level 3 prospective financial information is inherently subject to uncertainties and the unaudited pro forma financial data for Level 3 included in this joint proxy statement/prospectus is preliminary, and Level 3's actual financial position and operations after the mergers may differ materially from these estimates and the unaudited pro forma financial data included in this joint proxy statement/prospectus.

The Mergers

        A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. tw telecom and Level 3 encourage you to read the entire merger agreement carefully because it is the principal document governing the mergers, the Level 3 stock issuance and the Level 3 charter amendment. For more information on the merger agreement, see the section entitled "The Merger Agreement" beginning on page 101.

Effects of the Mergers (see page 53)

        Subject to the terms and conditions of the merger agreement, Merger Sub 1, a newly formed subsidiary of Level 3, will be merged with tw telecom, with tw telecom continuing as the surviving corporation and, immediately following the merger, the surviving corporation will merge with Merger Sub 2, with Merger Sub 2 continuing as the surviving company.

 Terms of the Mergers; Merger Consideration (see page 101)

        tw telecom stockholders will have the right to receive $10.00 in cash and 0.7 shares of Level 3 common stock (which we refer to as the exchange ratio) for each share of tw telecom common stock they hold at the effective time of the merger. The exchange ratio is fixed and will not be adjusted for changes in the market value of tw telecom common stock or Level 3 common stock. As a result, the implied value of the consideration to tw telecom stockholders will fluctuate between the date of this joint proxy statement/prospectus and the effective date of the mergers. Based on the closing price of Level 3 common stock on the New York Stock Exchange on June 12, 2014, the last trading day before media reports of the possibility of a transaction appeared, the merger consideration represented approximately $39.56 in value for each share of tw telecom common stock. Based on the closing price of Level 3 common stock on the New York Stock Exchange on             , 2014, the latest practicable trading day before the date of this joint proxy statement/prospectus, the merger consideration represented approximately $         in value for each share of tw telecom common stock, as applicable. tw telecom common stock had a closing price of $         per share on                            , 2014, the latest practicable trading day before the date of this joint proxy statement/prospectus.

Material U.S. Federal Income Tax Consequences (see page 125)

        Level 3 and tw telecom intend for the mergers to be treated as a "reorganization" within the meaning of Section 368(a) of the Code. It is a condition to Level 3's obligation to complete the mergers that Level 3 receive an opinion from Willkie Farr & Gallagher LLP, counsel to Level 3, to the effect that the mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to tw telecom's obligation to complete the mergers that tw telecom receive an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to tw telecom, to the effect that the mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. Assuming the receipt and accuracy of these opinions, a holder of shares of tw telecom common stock will generally recognize gain (but not loss) for U.S. federal income tax purposes in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess, if any, of the sum of the amount of cash and the fair market value, as of the effective time of the merger, of the Level 3 shares received in the mergers over that stockholder's adjusted tax basis in its tw telecom shares surrendered) and (ii) the amount of cash received in the mergers.

        You should read the section titled "Material U.S. Federal Income Tax Consequences" beginning on page 125 for a more complete discussion of the U.S. federal income tax consequences of the mergers. Tax matters can be complicated, and the tax consequences of the mergers to you will depend on your particular situation. You should consult your tax advisor to determine the tax consequences to you of the mergers.

 Recommendation of tw telecom's Board of Directors (see page 59)

        After careful consideration, the tw Board unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the mergers, are advisable and in the best interests of tw telecom and its stockholders. For more information regarding the factors considered by the tw Board in reaching its decision to approve and adopt the merger agreement and the mergers, see the section entitled "tw telecom's Reasons for the Mergers; Recommendation of tw telecom's Board of Directors."

        In considering the recommendation of the tw Board with respect to the proposal to approve and adopt the merger agreement and the mergers, you should be aware that the tw telecom directors and executive officers have interests in the mergers that may be different from, or in addition to, yours. See the section entitled "The Mergers—Interests of tw telecom Directors and Executive Officers in the Merger" beginning on page 78.

        The tw Board unanimously recommends that the tw telecom stockholders vote "FOR" the merger proposal, "FOR" the tw telecom adjournment proposal, and "FOR" the compensation proposal.

 Recommendation of Level 3's Board of Directors (see page 84)

        After careful consideration, the Level 3 Board unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the Level 3 stock issuance and the adoption of the Level 3 charter amendment, are in the best interests of Level 3 and its stockholders. For more information regarding the factors considered by the Level 3 Board in reaching its decision to approve the merger agreement, to authorize the Level 3 stock issuance and to adopt the Level 3 charter amendment, see the section entitled "The Mergers—Level 3's Reasons for the Mergers; Recommendation of Level 3's Board of Directors" beginning on page 84.

        The Level 3 Board unanimously recommends that Level 3 stockholders vote "FOR" the proposal to approve the Level 3 stock issuance, "FOR" the proposal to approve the adoption of the Level 3 charter amendment, and "FOR" the proposal to adjourn the Level 3 special meeting, if necessary, to solicit additional proxies.

 Opinion of tw telecom's Financial Advisor (see page 63)

        In connection with the mergers, the tw Board retained Evercore Group L.L.C., (which we refer to as Evercore), to act as financial advisor to the tw Board. On June 15, 2014, at a meeting of the tw Board, Evercore rendered its oral opinion, subsequently confirmed by delivery of a written opinion later that day, that, as of June 15, 2014, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations and other matters set forth therein, the merger consideration to be received by tw telecom's stockholders was fair, from a financial point of view, to such stockholders.

        The full text of Evercore's written opinion, dated June 15, 2014, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference in its entirety into this joint proxy statement/prospectus and is available for inspection and copying at tw telecom's principal executive offices. You are urged to read the opinion carefully and in its entirety. Evercore's opinion was addressed to, and provided for the information and benefit of, the tw Board (in its capacity as such) in connection with its evaluation of the fairness of the merger consideration to tw telecom's stockholders from a financial point of view, and did not address any other aspects or implications of the mergers. Evercore's opinion should not be construed as creating any fiduciary duty on Evercore's part to any party, and such opinion is not intended to be, and does not constitute, a recommendation to the tw Board or to any other persons in respect of the mergers, including as to how any holder of shares of tw telecom common stock should act or vote in respect of the mergers. Evercore's opinion does not address the relative merits of the mergers as compared to any other business or financial strategies that might be available to tw telecom, nor does it address the underlying business decision of tw telecom to engage in the mergers. The summary of Evercore's opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex B to this joint proxy statement/prospectus.

        For a more complete description, see "The Mergers—Opinion of tw telecom's Financial Advisor" beginning on page 63. See also Annex B to this joint proxy statement/prospectus.

 Opinion of Level 3's Financial Advisor (see page 85)

        In connection with the mergers, the Level 3 Board received an opinion, dated June 15, 2014, from Rothschild Inc. (which we refer to as Rothschild), to the effect that, as of June 15, 2014, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Rothschild, the merger consideration to be paid by Level 3 pursuant to the merger agreement was fair, from a financial point of view, to Level 3.

        The full text of Rothschild's opinion is attached as Annex C to this joint proxy statement/prospectus and is available for inspection and copying at Level 3's principal executive offices. The opinion outlines the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Rothschild in rendering its opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Level 3's shareholders are urged to read the entire opinion carefully in connection with their consideration of the mergers. Rothschild's opinion speaks only as of the date of the opinion. The opinion was provided for the benefit of the Level 3 Board, in its capacity as such, in connection with its evaluation of the mergers. The opinion was limited to the fairness from a financial point of view, to Level 3, on the date of the opinion, of the merger consideration to be paid by Level 3 in the mergers, and Rothschild expressed no opinion as to the merits of the underlying decision by Level 3 to engage in the mergers or as to any aspect of the mergers other than the amount of the merger consideration. Rothschild's opinion did not constitute a recommendation to the Level 3 Board as to whether to approve the mergers or a recommendation to any shareholder as to how to vote or otherwise act with respect to the mergers or any other matter.

        For a more complete description, see "The Mergers—Opinion of Level 3's Financial Advisor" beginning on page 85. See also Annex C to this joint proxy statement/prospectus.

 Interests of tw telecom Directors and Executive Officers in the Mergers (see page 78)

        Certain members of the board of directors and executive officers of tw telecom may be deemed to have interests in the mergers that are in addition to, or different from, the interests of other tw telecom stockholders generally. The tw Board was aware of these interests and considered them, among other matters, in approving the mergers and the merger agreement and in making the recommendations that tw telecom's stockholders approve and adopt the merger agreement and approve the mergers and the other transactions contemplated by the merger agreement. These interests include:

  •
  Outstanding tw telecom stock options, shares of restricted stock and restricted stock units held by the members of the tw Board and tw telecom's executive officers will vest pursuant to their terms upon consummation of the merger and be settled for the merger consideration (less, in the case of stock options, the applicable exercise price);

  •
  Change of control employment agreements with tw telecom's executive officers provide for severance benefits upon certain qualifying terminations of employment following the consummation of the merger;

  •
  In connection with the execution of the merger agreement, tw telecom adopted a retention program in which tw telecom's executive officers are eligible to participate; and

  •
  tw telecom's directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

 Board of Directors Following the Mergers (see page 95)

        On or prior to the effective time of the merger, under the terms of the merger agreement Level 3 will appoint to the Level 3 Board three members of the tw Board selected by tw telecom from any of the directors elected at the 2014 annual meeting of stockholders of tw telecom and approved by Level 3.

Regulatory Clearances Required for the Mergers (see page 95)

        tw telecom and Level 3 have each agreed to use reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval from or notices to the Department of Justice (which we refer to as the DOJ), the Federal Trade Commission (which we refer to as the FTC), the Federal Communications Commission (which we refer to as the FCC), and various other federal, state and local regulatory authorities and self-regulatory organizations.

        tw telecom and Level 3 have completed numerous applications and notifications to obtain the required regulatory approvals and are in the process of completing the remaining applications or notices. Although tw telecom and Level 3 believe that all required regulatory approvals can be obtained, tw telecom and Level 3 cannot be certain when or if these approvals will be obtained.

Treatment of Options to Purchase tw telecom Shares and Other Share-Based Awards (see page 97)

Options

        At the effective time of the mergers, each outstanding option to purchase shares of tw telecom common stock, whether vested or unvested, will be cancelled and converted into the right to receive the merger consideration in respect of each tw telecom share subject to the option, net of the aggregate per share exercise price and less applicable required withholding taxes. Any fractional shares of Level 3 common stock will be rounded down to the nearest whole share. Applicable tax withholdings will first reduce the amount of shares of Level 3 common stock payable in respect of the outstanding options.

Restricted Stock Units

        At the effective time of the mergers, each restricted stock unit award that is outstanding immediately prior to the effective time, whether vested or unvested, will be cancelled and converted into the right to receive the merger consideration (less applicable required withholding taxes) in respect of each tw telecom share subject to the award. Any fractional shares of Level 3 common stock will be rounded up to the nearest whole share. Applicable tax withholdings will first reduce the amount shares of Level 3 common stock payable in respect of the outstanding restricted stock units.

Restricted Stock Awards

        At the effective time of the mergers, each restricted stock award that is outstanding immediately prior to the effective time will vest in full and be cancelled and converted into the right to receive the merger consideration (less applicable required withholding taxes) in respect of each tw telecom share subject to the award. Any fractional shares of Level 3 common stock will be rounded up to the nearest whole share. Applicable tax withholdings will first reduce the amount of shares of Level 3 common stock payable in respect of the outstanding shares of restricted stock.

Termination of the tw telecom Stock Incentive Plans and Qualified Stock Purchase Plan

        Prior to the effective time of the mergers, tw telecom will take all actions necessary to terminate tw telecom's stock incentive plans, to ensure that no person will have any rights under the plans except for the payments in respect of outstanding awards described above. Level 3 will take all action necessary to reserve for issuance a sufficient number of shares of Level 3 common stock to satisfy its obligations in respect of tw telecom equity awards. In addition, tw telecom has agreed to refrain from commencing any new offering periods under the tw telecom 2004 Qualified Stock Purchase Plan following the date of the merger agreement.

Financing Relating to the Mergers (see page 98)

        To finance the cash consideration and to refinance certain existing indebtedness of tw telecom, Level 3 has entered into a financing commitment letter, described below, pursuant to which the commitment parties (as defined below) have committed, subject to customary conditions, to provide senior credit facilities (which we refer to as the financing) for that financing.

        Level 3 entered into the financing commitment letter, as may be amended from time to time (which we refer to as the commitment letter), with Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Morgan Stanley Senior Funding, Inc., Barclays Bank Plc, Goldman Sachs Bank USA, Jefferies Finance LLC, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC (which we refer to as the commitment parties). The commitment letter provides for a senior secured term loan facility in an aggregate amount of $2.4 billion. The commitment letter also provides for a $600 million senior unsecured bridge facility, if up to $600 million of senior notes or certain other securities are not issued by Level 3 Financing, Inc., a wholly owned subsidiary of Level 3 (which we refer to as Level 3 Financing), or Level 3 to finance the mergers on or prior to the closing of the mergers. Under certain circumstances, the committed amounts can be allocated from the senior secured term loan facility to the bridge facility at the option of Level 3. The financing commitments of the commitment parties are subject to certain conditions set forth in the commitment letter. Level 3 has agreed under the merger agreement to use reasonable best efforts to obtain the financing and tw telecom has agreed under the merger agreement to cooperate with Level 3's efforts to secure the financing.

Completion of the Mergers (see page 102)

        tw telecom and Level 3 currently expect the closing of the mergers to occur before the end of calendar year 2014, but in no event will the closing take place prior to October 4, 2014. However, the mergers are subject to various regulatory clearances and the satisfaction or waiver of other conditions as described in the merger agreement, and it is possible that factors outside the control of tw telecom and Level 3 could result in the mergers being completed at a later time or not at all.

No Solicitation of Alternative Proposals (see page 108)

        The merger agreement precludes tw telecom and Level 3 from soliciting or engaging in discussions or negotiations with a third party with respect to a proposal for a competing transaction, including the acquisition of a significant interest in Level 3's or tw telecom's stock or assets. However, if tw telecom or Level 3 receives an unsolicited proposal from a third party for a competing transaction that Level 3's or tw telecom's board of directors, as applicable, among other things, determines in good faith constitutes, or would reasonably be expected to result in, a proposal that is superior to the transactions contemplated by the merger agreement, tw telecom or Level 3, as applicable, may furnish non-public information to and enter into discussions with, and only with, that third party regarding such competing transaction.

 Conditions to Completion of the Mergers (see page 118)

        The obligations of each of tw telecom, Level 3, Merger Sub 1 and Merger Sub 2 to effect the mergers are subject to the satisfaction, or waiver, of the following conditions:

  •
  the approval and adoption of the merger agreement and approval of the mergers by the affirmative vote of the holders of a majority of the outstanding shares of tw telecom common stock entitled to vote thereon at the tw telecom special meeting at which a quorum is present;

  •
  the approval of the Level 3 stock issuance by holders of a majority of the outstanding shares of Level 3 common stock present in person or represented by proxy and entitled to vote thereon at the Level 3 special meeting, and the approval of the adoption of the Level 3 charter amendment by holders of a majority of the outstanding shares of Level 3 common stock;

  •
  the absence of any order, injunction or regulation by a court or other governmental entity that makes illegal or prohibits the consummation of the mergers;

  •
  the waiting period (and any extension thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1974, as amended (which we refer to as the HSR Act), having expired or been earlier terminated;

  •
  the requisite approvals from the FCC required to consummate the transactions having been obtained, and remaining in full force and effect;

  •
  all consents required from certain other state regulators and governmental entities having been obtained, and remaining in full force and effect, except to the extent the failure to obtain such consents would not have a material adverse effect or prevent Level 3 and its subsidiaries from operating in the relevant state after the mergers;

  •
  the shares of Level 3 common stock to be issued pursuant to the merger having been approved for quotation or listing on the New York Stock Exchange; and

  •
  the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose.

        In addition, the obligations of Level 3, Merger Sub 1 and Merger Sub 2 to effect the mergers are subject to the satisfaction, or waiver, of the following additional conditions:

  •
  the representations and warranties of tw telecom relating to organization, authorization and validity of the merger agreement, certain capitalization matters, brokers, board approval and the requisite stockholder vote being true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the mergers (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

  •
  the representations and warranties of tw telecom relating to certain other capitalization matters being true and correct in all respects (except for such inaccuracies as are de minimis in the aggregate), as of the date of the merger agreement and as of the date of the closing of the mergers (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

  •
  the representations and warranties of tw telecom relating to the absence of a material adverse effect since December 31, 2013 being true and correct in all respects, as of the date of the merger agreement and as of the date of the closing of the mergers;

  •
  all other representations and warranties of tw telecom set forth in the merger agreement being true and correct both as of the date of the merger agreement and as of the date of the closing of the mergers (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date), other than where the failure of these representations and warranties to be true and correct (without giving effect to any materiality qualifications contained in such representations and warranties) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on tw telecom;

  •
  tw telecom having performed or complied with, in all material respects, all of its agreements and covenants under the merger agreement at or prior to the consummation of the mergers;

  •
  Level 3's receipt of a certificate executed by an executive officer of tw telecom certifying as to the satisfaction of the conditions described in the preceding five bullets; and

  •
  Level 3's receipt of a written opinion from Willkie Farr & Gallagher LLP to the effect that the mergers will be treated as a "reorganization" within the meaning of Section 368(a) of the Code.

        In addition, the obligations of tw telecom to effect the mergers are subject to the satisfaction, or waiver, of the following additional conditions:

  •
  the representations and warranties of Level 3, Merger Sub 1 and Merger Sub 2 relating to organization, authorization and validity of the merger agreement, certain capitalization matters, brokers, board approval and the requisite stockholder vote being true and correct in all material respects, as of the date of the merger agreement and as of the date of the closing of the mergers (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

  •
  the representations and warranties of Level 3 relating to certain capitalization matters being true and correct in all respects (except for such inaccuracies as are de minimis in the aggregate), as of the date of the merger agreement and as of the date of the closing of the mergers (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

  •
  the representations and warranties of Level 3, Merger Sub 1 and Merger Sub 2 relating to the absence of a material adverse effect since December 31, 2013 being true and correct in all respects, as of the date of the merger agreement and as of the date of the closing of the mergers;

  •
  all other representations and warranties of Level 3, Merger Sub 1 and Merger Sub 2 being true and correct both as of the date of the merger agreement and as of the date of the closing of the mergers (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date), other than where the failure of these representations and warranties to be true and correct (without giving effect to any materiality qualifications contained in such representations and warranties) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Level 3;

  •
  Level 3 having performed or complied with, in all material respects, all of its agreements and covenants under the merger agreement at or prior to the consummation of the mergers;

  •
  tw telecom's receipt of a certificate executed by an executive officer of Level 3 certifying as to the satisfaction of the conditions described in the preceding five bullets; and

  •
  tw telecom's receipt of a written opinion from Wachtell, Lipton, Rosen & Katz to the effect that the mergers will be treated as a "reorganization" within the meaning of Section 368(a) of the Code.

        Approval of the compensation proposal described in this joint proxy statement/prospectus is not a condition to the completion of the mergers.

Termination of the Merger Agreement (see page 120)

        The merger agreement may be terminated at any time prior to the effective time of the merger, and, except as described below, whether before or after the receipt of the required stockholder approvals, under the following circumstances:

  •
  by mutual written consent of tw telecom and Level 3;

  •
  by either tw telecom or Level 3:

  •
  if the mergers are not consummated by March 16, 2015 (which we refer to as the termination date); provided, however, that if all of the conditions to closing shall have been satisfied or shall be then capable of being satisfied, other than the antitrust, FCC and other regulatory approvals, the termination date may be extended by Level 3 or tw telecom, to a date not later than June 15, 2015; provided, however, that this right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the primary cause of the failure to close by the termination date;

  •
  if any governmental entity issues a final and nonappealable order, decree or ruling, or takes any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the mergers or any other transaction contemplated by the merger agreement, provided, that the party seeking to terminate pursuant to this right used its reasonable best efforts to remove such restraint or prohibition; and that this right to terminate the merger agreement will not be available to any party whose breach of any provision of the merger agreement results in the imposition of such order, decree or ruling, or the failure of such order, decree or ruling to be resisted, resolved or lifted;

  •
  if the tw telecom stockholders fail to approve and adopt the merger agreement and the mergers at the tw telecom special meeting; or

  •
  if the Level 3 stockholders fail to approve the Level 3 stock issuance or the adoption of the Level 3 charter amendment at the Level 3 special meeting.

  •
  by Level 3 if (i) prior to the tw telecom special meeting, the tw Board withdraws or adversely changes its recommendation of the merger agreement or the mergers or approves or recommends a superior proposal, (ii) tw telecom fails to call or hold the tw telecom special meeting, or (iii) tw telecom commits an intentional breach of any of its material obligations under the merger agreement regarding third-party acquisition proposals as described under the section titled "The Merger Agreement—No Solicitation of Alternative Proposals";

  •
  by tw telecom if (i) prior to the Level 3 special meeting, the Level 3 Board withdraws or adversely changes its recommendation of the Level 3 stock issuance or the Level 3 charter amendment or approves or recommends a superior proposal, (ii) Level 3 fails to call or hold the Level 3 special meeting, or (iii) Level 3 commits an intentional breach of any of its material obligations under the merger agreement regarding third-party acquisition proposals as described under the section titled "The Merger Agreement—No Solicitation of Alternative Proposals";

  •
  by tw telecom if, concurrently, it (i) enters into a definitive agreement with respect to a superior proposal after complying with its applicable obligations under the merger agreement regarding third-party acquisition proposals as described under the section titled "The Merger Agreement—No Solicitation of Alternative Proposals", (ii) pays Level 3 a termination fee of $200 million, and (iii) reimburses Level 3 for certain expenses incurred in pursuing the mergers;

  •
  by Level 3 if, concurrently, it (i) enters into a definitive agreement with respect to a superior proposal after complying with its applicable obligations under the merger agreement regarding third-party acquisition proposals as described under the section titled "The Merger Agreement—No Solicitation of Alternative Proposals", (ii) pays tw telecom a termination fee of $350 million, and (iii) reimburses tw telecom for certain expenses incurred in pursuing the mergers;

  •
  by Level 3 upon a breach of any representation, warranty, covenant or agreement on the part of tw telecom contained in the merger agreement such that the conditions to Level 3's obligations to complete the mergers would not be satisfied, generally subject to a 40-day cure period. However, Level 3 does not have this right to terminate the merger agreement if it, Merger Sub 1 or Merger Sub 2 is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement;

  •
  by tw telecom upon a breach of any representation, warranty, covenant or agreement on the part of Level 3, Merger Sub 1 or Merger Sub 2 contained in the merger agreement such that the conditions to tw telecom's obligations to complete the mergers would not be satisfied, generally subject to a 40-day cure period. However, tw telecom does not have this right to terminate the merger agreement if it is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement; or

  •
  by tw telecom, following the satisfaction of all mutual conditions to the closing of the mergers and those applicable to tw telecom (other than, in each case, those conditions that by their nature are to be satisfied at the closing, provided that such conditions are reasonably capable of being satisfied at the closing), if Level 3 fails to obtain proceeds under the commitment letter (or any alternative financing arrangement(s)) sufficient to fund the cash consideration payable to tw telecom's stockholders, the cash payable to the holders of tw telecom options and to repay the debt of tw telecom to be repaid as a result of the mergers, by the end of the marketing period.

Termination Fees and Expenses (see page 122)

        Generally, all fees and expenses incurred in connection with the negotiation and completion of the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions provided in the merger agreement. Upon termination of the merger agreement, Level 3 will be required to pay to tw telecom a termination fee of $350 million in certain circumstances and, in another circumstance, $450 million (where, subject to certain conditions, the failure of Level 3 to obtain from the commitment parties proceeds sufficient to consummate the mergers and refinance tw telecom's debt at the closing of the transaction) and, in some cases, expenses of tw telecom up to $10 million. Upon termination of the merger agreement under qualifying circumstances, tw telecom will be required to pay Level 3 a termination fee of $200 million. Additionally, upon termination of the merger agreement under qualifying circumstances, tw telecom will be required to reimburse Level 3 for up to $10 million of its expenses incurred in pursuing the mergers and, in certain circumstances, for additional expenses incurred by Level 3 in pursuing the financing. See the section titled "The Merger Agreement—Termination Fees and Expenses; Liability for Breach" beginning on page 122 for a more complete discussion of the circumstances under which tw telecom or Level 3 may be required to pay a termination fee and reimburse the other party for expenses incurred.

Accounting Treatment (see page 127)

        Level 3 prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (which we refer to as GAAP). The mergers will be accounted for by Level 3 using GAAP. Level 3 will allocate the purchase price to the fair value of tw telecom's tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill.

Appraisal Rights (see page 154)

        tw telecom stockholders will have the right to demand appraisal of their shares of tw telecom common stock and obtain payment in cash for the fair value of their shares, but only if they perfect their appraisal rights and comply with the applicable provisions of Delaware law. A copy of the Delaware statutory provisions related to appraisal rights is attached as Annex E to this document, and a summary of these provisions can be found under "Appraisal Rights" beginning on page 154. Failure to strictly comply with the applicable Delaware law provisions will result in the loss of the right of appraisal.

        Holders of Level 3 common stock are not entitled to appraisal rights in connection with the mergers.

Comparison of Stockholder Rights and Corporate Governance Matters (see page 148)

        tw telecom stockholders receiving merger consideration will have different rights once they become stockholders of Level 3 due to differences between the governing corporate documents of tw telecom and the governing corporate documents of Level 3. These differences are described in detail under the section entitled "Comparison of Rights of Level 3 Stockholders and tw telecom Stockholders" beginning on page 148.

Listing of Shares of Level 3 Common Stock; Delisting and Deregistration of tw telecom Common Shares (see pages 98 and 99)

        It is a condition to the completion of the mergers that the shares of Level 3 common stock to be issued pursuant to the merger be authorized for listing on the New York Stock Exchange (or any successor inter-dealer quotation system or stock exchange thereto) at the effective time of the merger. Upon completion of the mergers, tw telecom common shares currently listed on the NASDAQ Global Select Market will cease to be listed on the NASDAQ Global Select Market and will be subsequently deregistered under the Exchange Act.

STT Crossing Voting Agreement (see page 124)

        STT Crossing Ltd. (which we refer to as STT Crossing), a Level 3 stockholder, has entered into the voting agreement with tw telecom and solely with respect to certain covenants contained therein, Level 3, pursuant to which, STT Crossing agreed, among other things, subject to certain exceptions, to vote the shares of Level 3 common stock held by it in favor of the adoption of the Level 3 charter amendment and the Level 3 stock issuance and to refrain from transferring, selling or otherwise disposing of, granting proxy with respect to or pledging such shares of Level 3 common stock. The voting agreement will terminate upon the earliest of (i) mutual agreement between the parties, (ii) the effective time of the merger and (iii) the termination of the merger agreement. As of the close of business on the record date for the Level 3 special meeting, the shares of Level 3 common stock held by STT Crossing represented, in the aggregate, approximately       % of Level 3's voting shares.

The Meetings

The tw telecom Special Meeting (see page 46)

        The special meeting of tw telecom stockholders will take place at                      , on                      , 2014, at                      , local time. At the special meeting, stockholders of tw telecom will be asked:

  •
  to consider and vote on the merger proposal;

  •
  to consider and vote on the tw telecom adjournment proposal; and

  •
  to consider and vote on the compensation proposal.

        You may vote at the tw telecom special meeting if you owned common stock of tw telecom at the close of business on                      , 2014, the record date. As of the close of business on the record date, there were             shares of common stock of tw telecom outstanding and entitled to vote. You may cast one vote for each share of common stock of tw telecom that you owned as of the close of business on the record date.

        Completion of the mergers is conditioned on approval of the merger proposal. Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of tw telecom common stock entitled to vote on the proposal. Approval of the tw telecom adjournment proposal and the compensation proposal each requires the affirmative vote of holders of a majority of the issued and outstanding shares of tw telecom common stock present in person or represented by proxy at the tw telecom special meeting and entitled to vote at the meeting.

The Level 3 Special Meeting (see page 49)

        The special meeting of Level 3 stockholders will be held at                      , on                      , 2011, at                      , local time. The special meeting of Level 3 stockholders is being held to consider and vote on:

  •
  the proposal to approve the Level 3 stock issuance;

  •
  the proposal to approve the adoption of the Level 3 charter amendment; and

  •
  the proposal to adjourn the Level 3 special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

        Completion of the mergers is conditioned on approval of both the Level 3 stock issuance and the adoption of the Level 3 charter amendment.

        Only holders of record of Level 3 common stock at the close of business on                      , 2014, the record date for the Level 3 special meeting, are entitled to vote at the Level 3 special meeting or any adjournments or postponements thereof. At the close of business on the record date,                  shares of Level 3 common stock were issued and outstanding.

        You may cast one vote for each share of Level 3 common stock you own. The proposal to approve the Level 3 stock issuance requires the affirmative vote of holders of a majority of the outstanding shares of Level 3 capital stock present in person or represented by proxy and entitled to vote on the proposal, and the proposal to approve the adoption of the Level 3 charter amendment requires the affirmative vote of holders of a majority of the outstanding shares of Level 3 capital stock. If necessary to solicit additional proxies if there are not sufficient votes to approve the Level 3 stock issuance or the adoption of the Level 3 charter amendment, the holders of a majority of the shares of Level 3 common stock entitled to vote and present in person or by proxy, whether or not a quorum is present, may adjourn the Level 3 special meeting to another time or place without further notice unless the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each Level 3 stockholder of record entitled to vote at the Level 3 special meeting.

        In connection with the merger agreement, on June 15, 2014, STT Crossing entered into the voting agreement with tw telecom and, solely with respect to certain covenants contained therein, Level 3, pursuant to which it agreed, among other things, subject to certain limited exceptions as set forth in the voting agreement, to vote the shares of Level 3 common stock held by it in favor of the Level 3 charter amendment and the Level 3 stock issuance at the Level 3 special meeting. The voting agreement is further described in the section entitled "STT Crossing Voting Agreement" beginning on page 124.

Voting by tw telecom and Level 3 Directors and Executive Officers (see pages 48 and 51)

        On the record date for the tw telecom special meeting, the directors and executive officers of tw telecom owned and were entitled to vote                  shares of tw telecom common stock, representing         % of the issued and outstanding tw telecom common stock. tw telecom currently expects that its directors and executive officers will vote their shares in favor of the above-listed proposals, although none of them has entered into any agreements obligating him or her to do so.

        On the record date for the Level 3 special meeting, the directors and executive officers of Level 3 owned and were entitled to vote                  shares of Level 3's common stock, representing         % of the outstanding Level 3 common stock. Level 3 currently expects that its directors and executive officers will vote their shares in favor of the above-listed proposals, although none of them has entered into any agreements obligating him or her to do so.

 Selected Historical Consolidated Financial Data

Selected Historical Consolidated Financial Data of tw telecom

        The following table presents tw telecom's selected historical consolidated financial data as of and for the three months ended March 31, 2014 and 2013, and as of and for the years ended, December 31, 2013, 2012, 2011, 2010, and 2009. You should read this information in conjunction with tw telecom's consolidated financial statements and related notes included in tw telecom's Quarterly Report on Form 10-Q for the three months ended March 31, 2014 filed on May 8, 2014 and Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed on February 14, 2014, which are incorporated by reference in this joint proxy statement/prospectus and from which this information is derived. See the section titled "Where You Can Find More Information" beginning on page 160.

	Three Months Ended March 31,		Fiscal Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(amounts in thousands, except per share and operating data amounts and ratios)
Statements of Operations Data:
Revenue(1):
Data and internet services	$243,671	$211,721	$893,488	$783,301	$681,147	$570,294	$486,580
Voice services	77,361	76,030	306,541	302,096	293,304	297,303	304,697
Network services	58,367	64,955	250,588	274,921	298,136	320,403	345,457

Service Revenue	379,399	352,706	1,450,617	1,360,318	1,272,587	1,188,000	1,136,734

Taxes and fees	22,752	20,594	83,164	79,810	63,459	51,257	40,046
Intercarrier compensation	6,142	7,909	30,120	30,127	30,845	33,914	34,610

Total revenue	408,293	381,209	1,563,901	1,470,255	1,366,891	1,273,171	1,211,390

Costs and expenses:
Operating (exclusive of depreciation, amortization and accretion shown separately below)(2)	174,039	161,082	658,080	617,553	571,461	528,965	503,960
Selling, general, and administrative(2)	106,832	93,562	392,132	341,423	325,538	308,470	297,290
Depreciation, amortization, and accretion	82,456	74,395	308,768	284,292	283,329	289,564	296,167

Total costs and expenses	363,327	329,039	1,358,980	1,243,268	1,180,328	1,126,999	1,097,417

Operating income	44,966	52,170	204,921	226,987	186,563	146,172	113,973
Interest expense, net	(25,500)	(28,063)	(95,444)	(92,964)	(87,173)	(80,344)	(83,641)
Debt extinguishment costs	(1,282)	—	(39,314)	(77)	—	(17,070)	—
Other income	—	—	—	—	—	825	—

Income before income taxes	18,184	24,107	70,163	133,946	99,390	49,583	30,332
Income tax expense (benefit)(3)	8,393	10,963	33,705	57,058	41,479	(291,295)	11,921

Net income	$9,791	$13,144	$36,458	$76,888	$57,911	$340,878	$18,411

Basic income per share	$0.07	$0.09	$0.25	$0.51	$0.39	$2.26	$0.12

Diluted income per share	$0.07	$0.09	$0.24	$0.50	$0.38	$2.12	$0.12

Weighted average shares outstanding, basic	138,088	149,129	144,920	147,675	147,247	149,156	148,087
Weighted average shares outstanding, diluted	140,097	152,452	146,480	150,059	149,349	171,456	149,852

	Three Months Ended March 31,		Fiscal Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(amounts in thousands, except per share and operating data amounts and ratios)
Other Operating Data:
Modified EBITDA(4)(5)	$136,808	$136,027	$552,521	$540,579	$497,709	$463,568	$436,658
Modified EBITDA margin(1)(4)(5)(6)	33.5%	35.7%	35.3%	36.8%	36.4%	36.4%	36.0%
Net cash provided by operating activities	$115,225	$81,600	$438,461	$463,676	$403,588	$385,752	$390,478
Capital expenditures(7)	$102,170	$90,853	$501,887	$343,425	$342,731	$321,844	$274,890
Net interest coverage ratio(8)	6.3	7.4	6.5	8.0	7.8	7.9	6.8
Operating Data (as of the end of each period presented):
Operating networks	76	75	75	75	75	75	75
Fiber connected buildings, on-net(9)	20,778	18,466	20,255	17,948	15,438	13,230	11,598
Employees	3,407	3,191	3,397	3,147	3,051	2,975	2,870
Balance Sheet Data (as of the end of each period presented):
Cash and cash equivalents	$178,839	$731,710	$284,419	$806,728	$353,394	$356,922	$445,907
Investments	176,394	181,575	194,576	167,564	131,525	118,672	24,865
Property, plant, and equipment, net	1,726,263	1,515,607	1,694,956	1,492,246	1,427,212	1,356,612	1,294,372
Total assets	2,812,544	3,182,986	2,922,460	3,223,737	2,708,226	2,650,954	2,328,462
Long-term debt and capital lease obligations	1,915,081	1,385,544	1,916,775	1,384,242	1,352,820	1,338,297	1,300,370
Total debt and capital lease obligations	1,923,959	1,766,231	1,949,245	1,759,211	1,360,553	1,345,499	1,307,939
Total stockholders' equity	$532,554	$1,080,693	$636,069	$1,111,939	$1,005,721	$966,641	$644,388
Leverage ratios(10):
Gross	3.5	3.2	3.6	3.3	2.8	3.0	3.1
Net	2.9	1.6	2.7	1.5	1.8	2.0	2.1

(1)
Beginning January 1, 2014, tw telecom is reporting revenue from taxes and fees in a separate line on the consolidated statements of operations and is reporting revenue from dedicated high capacity Ethernet services in data and internet services rather than network services. These reclassifications have been made in the prior periods consolidated statement of operations to conform to the current year presentation. Neither of these changes affects total revenue in the table above for any of the periods.

(2)
Includes the following non-cash stock-based employee compensation expense:

	Three Months Ended March 31,		Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(amounts in thousands)
Operating	$539	$583	$2,178	$1,904	$2,327	$3,261	$3,654
Selling, general, and administrative	8,847	8,879	36,654	27,396	25,490	24,571	22,864
(3)
Includes a non-cash income tax benefit of $299.0 million for the year ended December 31, 2010 to recognize the value of tax assets.

(4)
"Modified EBITDA" is a non-GAAP financial measure and is defined by tw telecom as net income (loss) before depreciation, amortization and accretion expense, interest expense, interest income, debt extinguishment costs, other income (loss), impairment charges, income tax expense (benefit), cumulative effect of change in accounting principle, and non-cash stock-based employee compensation expense. Not all of these items occur in each reporting period, but have been included in the definition based on historical activity. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow and other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States. Rather, Modified EBITDA is a measure of operating performance and liquidity that investors may consider in addition to such measures. Other companies may define Modified EBITDA or similar terms differently. tw telecom management believes that Modified EBITDA is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization and tax structures, as well as non-cash and non-operating charges to earnings. tw telecom believes that Modified EBITDA trends are a valuable indicator of whether tw telecom's operations are able to produce sufficient operating cash flow to fund working capital needs, service debt obligations and fund capital expenditures. tw telecom currently uses Modified EBITDA for these purposes. Modified EBITDA also is used internally by tw telecom's management to assess ongoing operations and is a measure used to test compliance with certain covenants of its senior notes, its Revolver and its Term Loan. The definition of EBITDA under its Revolver, its Term Loan and its senior notes differs, but not materially, from the definition of Modified EBITDA used in this table. Modified EBITDA as used in this document may not be comparable to similarly titled measures reported by other companies due to differences in accounting and disclosure policies.

(5)
The reconciliation between net income and Modified EBITDA is as follows:

	Three Months Ended March 31,		Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(amounts in thousands)
Net income	$9,791	$13,144	$36,458	$76,888	$57,911	$340,878	$18,411
Income tax expense (benefit)	8,393	10,963	33,705	57,058	41,479	(291,295)	11,921
Interest income	(148)	(277)	(692)	(793)	(545)	(608)	(360)
Interest expense	25,648	28,340	96,136	93,757	87,718	80,952	84,001
Debt extinguishment costs	1,282	—	39,314	77	—	17,070	—
Other income	—	—	—	—	—	(825)	—
Depreciation, amortization and accretion	82,456	74,395	308,768	284,292	283,329	289,564	296,167
Non-cash stock-based compensation	9,386	9,462	38,832	29,300	27,817	27,832	26,518

Modified EBITDA	$136,808	$136,027	$552,521	$540,579	$497,709	$463,568	$436,658

  The reconciliation between net cash provided by operations and Modified EBITDA, as a measure of liquidity, is as follows:

	Three Months Ended March 31,		Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(amounts in thousands)
Net cash provided by operations	$115,225	$81,600	$438,461	$463,676	$403,588	$385,752	$390,478
Income tax expense (benefit)	8,393	10,963	33,705	57,058	41,479	(291,295)	11,921
Deferred income taxes	(8,017)	(10,617)	(30,738)	(48,559)	(35,756)	293,529	(9,175)
Interest income	(148)	(277)	(692)	(793)	(545)	(608)	(360)
Interest expense	25,648	28,340	96,136	93,757	87,718	80,952	84,001
Discount on debt, amortization of deferred debt issue costs and other	(1,613)	(6,795)	(10,727)	(25,469)	(23,388)	(21,404)	(20,036)
Changes in operating assets and liabilities	(2,680)	32,813	26,376	909	24,613	16,642	(20,171)

Modified EBITDA	$136,808	$136,027	$552,521	$540,579	$497,709	$463,568	$436,658

(6)
Modified EBITDA margin represents Modified EBITDA as a percentage of revenue.

(7)
Capital expenditures for the year ended December 31, 2013 included $119.8 million for a long-term fiber lease related to tw telecom's strategic market expansion for which the fiber had not yet been installed at December 31, 2013.

(8)
tw telecom's net interest coverage ratio is calculated by dividing net cash interest expense by Modified EBITDA. tw telecom believes that its net interest coverage ratio provides a measurement of its ability to cover its interest payments on its debt and capital lease obligations. For this purpose, the net cash interest expense excludes non-cash interest expense. The reconciliation between interest expense and net cash interest expense is as follows:

	Three Months Ended March 31,		Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(amounts in thousands)
Interest expense	$25,648	$28,340	$96,136	$93,757	$87,718	$80,952	$84,001
Discount on debt and amortization of deferred debt issue costs	(1,613)	(6,794)	(10,726)	(25,486)	(23,473)	(21,417)	(19,418)
Interest income	(148)	(277)	(692)	(793)	(545)	(608)	(360)

Net cash interest expense	$23,887	$21,269	$84,718	$67,478	$63,700	$58,927	$64,223

(9)
During 2012, building additions include an increase of 532 previously connected buildings identified during alignment of key operating systems.

(10)
tw telecom's gross leverage ratio is calculated by dividing the principal amount of its total debt and capital lease obligations by Modified EBITDA. tw telecom's net leverage ratio is calculated by dividing the principal amount of its total debt and capital lease obligations less cash and cash equivalents and short-term investments by Modified EBITDA. tw telecom believes that its leverage ratios provide a measurement of its ability to cover its total debt and capital lease obligations.

 Selected Historical Consolidated Financial Data of Level 3

        The following table presents Level 3's selected historical consolidated financial data as of March 31, 2014 and 2013, and for the three months ended March 31, 2014 and 2013, and as of and for the years ended, December 31, 2013, 2012, 2011, 2010 and 2009. You should read this information in conjunction with Level 3's consolidated financial statements and related notes included in Level 3's Quarterly Report on Form 10-Q for the three months ended March 31, 2014 filed on May 8, 2014 and Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed on February 27, 2014, which are incorporated by reference in this document and from which this information is derived. See the section titled "Where You Can Find More Information" beginning on page 160.

	Three Months Ended March 31,		Fiscal Year Ended(1)
	2014	2013	2013	2012	2011	2010	2009
	(dollars in millions, except per share amounts)
Results of Operations:
Revenue(1)	$1,609	$1,577	$6,313	$6,376	$4,333	$3,591	$3,695
Income (loss) from continuing operations(2)	112	(78)	(109)	(422)	(827)	(621)	(624)
Income (loss) from discontinued operations(1)	—	—	—	—	71	(1)	6
Net Income (Loss)	112	(78)	(109)	(422)	(756)	(622)	(618)
Per Common Share:
Income (Loss) from continuing operations	0.48	(0.36)	(0.49)	(1.96)	(6.03)	(5.61)	(5.73)
Income (Loss) from discontinued operations	—	—	—	—	0.52	(0.01)	0.05
Net Income (Loss)	0.48	(0.36)	(0.49)	(1.96)	(5.51)	(5.62)	(5.68)
Net Income (Loss) (diluted)	0.47	(0.36)	(0.49)	(1.96)	(5.51)	(5.62)	(5.68)
Dividends(3)	—	—	—	—	—	—	—
Financial Position:
Total assets	12,889	12,882	12,874	13,307	13,188	8,355	9,062
Current portion of long-term debt(4)	503	38	31	216	65	180	705
Long-term debt, less current portion(4)	7,856	8,508	8,331	8,516	8,385	6,268	5,755
Stockholders' equity (deficit)(5)	1,598	1,108	1,411	1,171	1,193	(157)	491

(1)
On October 4, 2011, Level 3 purchased Global Crossing Limited ("Global Crossing") (the "Amalgamation"). During 2011, Level 3 recorded revenue attributable to Global Crossing of approximately $654 million.

On November 14, 2011, Level 3 completed the sale of its coal mining business to Ambre Energy Limited as part of its long-term strategy to focus on core business operations. Revenue attributable to the coal mining business totaled approximately $54 million in 2011 through the date of sale, $60 million in 2010 and $67 million in 2009. As a result of the transaction, Level 3 recognized a gain on the transaction of approximately $72 million, which is included in its consolidated statements of operations within "Income (Loss) from Discontinued Operations, Net". The financial results of the coal mining business are included in Level 3's consolidated results of operations through the date of sale, and all periods have been revised to reflect the presentation within discontinued operations.

(2)
In 2009, Level 3 recognized a gain of approximately $14 million as a result of debt repurchases and exchanges of certain of Level 3's debt securities and $9 million of restructuring charges.

  In 2010, Level 3 recognized a loss of approximately $59 million associated with the tender offer to repurchase Level 3's 12.25% Senior Notes due 2013 and as a result of the redemption of its 10% Convertible Senior Notes due 2011. Level 3 also recognized a $91 million benefit primarily related to the release of foreign deferred tax valuation allowances and $2 million of restructuring charges.

  In 2011, Level 3 recognized a loss of $100 million related to the redemption and repurchase of the 3.5% Convertible Senior Notes due in June 2012 and prepayment of the Tranche B Term Loan that was outstanding under the existing Senior Secured Term Loan, the conversion of certain of the 15% Convertible Senior Notes due 2013, the retirement of a portion of the 9.25% Senior Notes due 2014, the redemption of the 5.25% Convertible Senior Notes due 2011 and exchange of the 9% Convertible Senior Discount Notes due 2013. As a result of a change in the estimated useful lives of certain of Level 3's property, plant and equipment, Level 3 recognized a reduction of approximately $74 million in depreciation expense during the fourth quarter of 2011. The change in accounting estimate was accounted for on a prospective basis effective October 1, 2011. Level 3 also recognized $11 million of restructuring charges and $20 million of charges associated with the impairment of certain wireless spectrum licenses.

  In 2012, Level 3 recognized a $160 million loss on modification and extinguishment of debt as a result of the refinancing of the $650 million Tranche B II Term Loan and $550 million Tranche B III Term Loan in October 2012, the refinancing of the $1.4 billion Tranche A Term Loan in August 2012 and the repayment of existing vendor financing obligations, the redemption of the 8.75% Senior Notes due 2017 in August 2012, the redemption of the 9.25% Senior Notes due 2014 in February 2012 and the exchange of a portion of the 15% Convertible Senior Notes due 2013 in March 2012. Level 3 also recognized $34 million of restructuring charges. Level 3 completed an updated analysis and revised its estimated future cash flows of its asset retirement obligations as a result of a strategic review of Level 3's real estate portfolio in the fourth quarter of 2012. As a result, Level 3 reduced its asset retirement obligations liability by $73 million with an offsetting reduction to property, plant and equipment of $24 million, selling, general and administrative expenses of $47 million and depreciation and amortization of $2 million. In addition, as a result of the refinancing of the Tranche A Term Loan in 2012, two interest rate swap agreements maturing in early 2014 that had effectively hedged changes in the interest rate on a portion of the Tranche A Term Loan were deemed "ineffective" under GAAP. Level 3 recognized a non-cash loss on the agreements of approximately $60 million (excluding accrued interest), which represented the cumulative loss recorded in Accumulated Other Comprehensive Income (Loss) ("AOCI") at the date the instruments ceased to qualify as hedges.

  In 2013, Level 3 recognized an $84 million loss on modification and extinguishment of debt as a result of refinancing its $815 million Tranche B 2019 Term Loan and $595.5 million Tranche B 2016 Term Loan in August 2013, its $1.2 billion Tranche B-II 2019 Term Loan in October 2013 and its $640 million 10% Senior Notes due 2018 and $300 million Floating Rate Senior Notes due 2015 in December 2013. Additionally, Level 3 incurred $47 million of restructuring charges.

(3)
Level 3's current dividend policy, in effect since April 1998, is to retain future earnings for use in Level 3's business. As a result, management does not anticipate paying cash dividends on shares of common stock in the foreseeable future. In addition, Level 3 is restricted under certain debt-related covenants from paying cash dividends on shares of its common stock.

(4)
In 2009, Level 3 received net proceeds of $274 million as a result of amending and restating its existing senior secured credit facility to increase the borrowings through the creation of a new $280 million Tranche B Term Loan. Level 3 exchanged $142 million of its 6% Convertible Subordinated Notes due 2010 and $140 million of its 2.875% Convertible Senior Notes due 2010 for $200 million of 7% Convertible Senior Notes due 2015 and $78 million of cash. In

  2009, Level 3 received net proceeds of $274 million from the issuance of its 7% Convertible Senior Notes due 2015, Series B. Also in 2009, Level 3 repurchased $126 million aggregate principal amount of its 6% Convertible Subordinated Notes due 2009, $55 million aggregate principal amount of its 6% Convertible Subordinated Notes due 2010, $13 million aggregate principal amount of its 2.875% Convertible Senior Notes due 2010, $131 million aggregate principal amount of its 5.25% Convertible Senior Notes due 2011, $56 million aggregate principal amount of its 10% Convertible Senior Notes due 2011, and $31 million aggregate principal amount of its 3.5% Convertible Senior Notes due 2012. Level 3 also redeemed the remaining $13 million of its 11.5% Senior Notes due 2010, repurchased the remaining $6 million aggregate principal amount of its Floating Rate Notes due 2011 and repaid at maturity the remaining $55 million of its outstanding 6% Convertible Subordinated Notes due 2009.

  In 2010, Level 3 received net proceeds of $613 million from the issuance of its 10% Senior Notes due 2018 and net proceeds of $195 million from the issuance of its 6.5% Convertible Senior Notes due 2016. In connection with the issuance of its 10% Senior Notes due 2018, Level 3 repurchased $550 million of the total outstanding 12.25% Senior Notes due 2013 primarily through a tender offer. In addition, Level 3 redeemed all of the outstanding $172 million aggregate principal amount of its 10% Convertible Senior Notes due 2011, $3 million of its 5.25% Convertible Senior Notes due 2011, the remaining $3 million of its 10.75% Senior Notes due 2011, and $2 million of its 2.875% Convertible Senior Notes due 2010. Upon maturity, Level 3 repaid the remaining $111 million of its 6% Convertible Subordinated Notes due 2010 and the remaining $38 million of its 2.875% Convertible Senior Notes due 2010.

  In 2011, Level 3 issued approximately $605 million of 11.875% Senior Notes due 2019 in two separate transactions, as well as $500 million of its 9.375% Senior Notes due 2019. Proceeds from the first 11.875% Senior Note offering were used to redeem $196 million of 5.25% Convertible Senior Notes. In the second offering, Level 3 exchanged $295 million of 9% Convertible Senior Discount Notes for the 11.875% Senior Notes. Level 3 Escrow, Inc., an indirect wholly owned subsidiary of Level 3, issued $600 million in aggregate principal amount of 8.125% Senior Notes due 2019. Level 3 Escrow, Inc. issued an additional $600 million in aggregate principal amount of its 8.125% Senior Notes due 2019 under the same indenture as the 8.125% Senior Notes previously issued, which were treated as a single series of notes under the indenture. In connection with the Amalgamation, all of the 8.125% Senior Notes due 2019 were assumed by Level 3 Financing, Inc., a direct wholly owned subsidiary of Level 3, and the proceeds were used to refinance certain existing indebtedness of Global Crossing. Level 3 exchanged approximately $128 million of its 15% Convertible Senior Notes due 2013 for approximately 5 million shares of its common stock. Level 3 also paid approximately $29 million in cash, representing interest due from the conversion through the 2013 maturity date. Level 3 also repurchased approximately $20 million of its 3.5% Convertible Senior Notes due 2012. Level 3 borrowed $550 million aggregate principal amount of its Tranche B III Term Loan. The net proceeds in addition to cash on hand were used to redeem the remaining $274 million aggregate principal amount of 3.5% Convertible Senior Notes due 2012 and prepay the $280 million Tranche B Term Loan that was outstanding under the existing Senior Secured Term Loan. Also in connection with the closing of the Amalgamation, Level 3 amended its existing credit agreement to incur an additional $650 million of borrowings through an additional Tranche B II Term Loan. The net proceeds from the Tranche B II Term Loan were used to consummate the Amalgamation, to refinance certain existing indebtedness of Global Crossing in connection with the consummation of the Amalgamation and for general corporate purposes.

  In 2012, Level 3 refinanced its existing $650 million Tranche B II Term Loan and $550 million Tranche B III Term Loan under its existing senior secured credit facility through the creation of a new term loan in the aggregate principal amount of $1.2 billion (the "Tranche B-II 2019 Term Loan") along with cash on hand. Level 3 also fully repaid the outstanding principal amount of its

  Commercial Mortgage due 2015 along with accrued interest which was approximately $63 million. Also in 2012, Level 3 completed the offering of $300 million aggregate principal amount of its 8.875% Senior Notes due 2019 in a private offering. The net proceeds from that offering were used for general corporate purposes, including the repurchase, redemption, repayment or refinancing of Level 3's and its subsidiaries' existing indebtedness. Additionally in 2012, Level 3 completed the offering of $775 million aggregate principal amount of its 7% Senior Notes due 2020 in a private offering. The net proceeds from the offering of the notes, along with cash on hand, were used to redeem all of Level 3's outstanding 8.75% Senior Notes due 2017, including the payment of accrued and unpaid interest and applicable premiums. Level 3 refinanced its existing $1.4 billion Tranche A Term Loan under its existing senior secured credit facility through the creation of new term loans in the aggregate principal amount of $1.415 billion (the "New Term Loans") along with cash on hand and used the remaining net proceeds to repay $15 million in principal amount plus a premium for existing vendor financing obligations. Further in 2012, Level 3 exchanged approximately $100 million aggregate principal amount of its outstanding 15% Convertible Senior Notes due 2013 for approximately 5.4 million shares of its common stock, including an inducement premium. Also in 2012, Level 3 issued $900 million aggregate principal amount of its 8.625% Senior Notes due 2020. A portion of the net proceeds from the offering were used to redeem all of Level 3's outstanding 9.25% Senior Notes due 2014 in aggregate principal amount of $807 million.

  In 2013, Level 3 repaid at maturity approximately $172 million of its 15% Convertible Senior Notes due 2013. Level 3 also refinanced its existing $815 million Tranche B 2019 Term Loan through the creation of the $815 million Tranche B-III 2019 Term loan and its $595.5 million Tranche B 2016 Term Loan and $1.2 billion Tranche B-II 2019 Term Loan through the creation of a new term loan in the aggregate principal amount of $1.796 billion (the "Tranche B 2020 Term Loan"). Additionally, Level 3 completed the offering of $640 million aggregate principal amount of its 6.125% Senior Notes due 2021. The proceeds from the offering, together with cash on hand, were used to redeem all of the outstanding 10% Senior Notes due 2018. Also in 2013, Level 3 completed the offering of $300 million aggregate principal amount of its Floating Rate Senior Notes due 2018. The net proceeds of these notes, together with cash on hand, were used to redeem all of the outstanding Floating Rate Notes due 2015. Finally in 2013, the holders of approximately $200 million aggregate principal amount of Level 3's outstanding 6.5% Convertible Senior Notes due 2016 converted these notes for approximately 10.8 million shares of Level 3's common stock. The remaining $1 million principal amount of Level 3's 6.5% Convertible Senior Notes due 2016 was redeemed with cash on hand.

  Long-term debt, less current portion includes capital lease obligations. Refer to "Contractual Obligations" within Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations in Level 3's Annual Report on Form 10-K for the year ended December 31, 2013 for further discussion of Level 3's total obligations.

(5)
In 2011, Level 3 issued approximately 4.7 million shares of common stock in exchange for $128 million aggregate principal amount of its 15% Convertible Senior Notes. Level 3 also issued approximately 89 million shares of common stock, valued at approximately $1.9 billion, as the stock portion of the purchase price to acquire Global Crossing.

In 2012, Level 3 issued approximately 5.4 million shares of common stock, including an inducement premium, in exchange for approximately $100 million aggregate principal amount of its outstanding 15% Convertible Senior Notes due 2013.

In 2013, Level 3 issued approximately 10.8 million shares of common stock when holders of approximately $200 million of its 6.5% Convertible Senior Notes due 2016 converted these notes.

 Selected Unaudited Pro Forma Condensed Combined Financial Information of
tw telecom and Level 3

        The following table shows selected unaudited pro forma condensed combined financial information about the combined financial condition and operating results of Level 3 after giving effect to the closing of the mergers. The unaudited pro forma condensed combined statement of operations data give effect to the closing of the mergers as if completed on January 1, 2013, and includes all adjustments which gives effect to the events that are directly attributable to the mergers, as long as the impact of such events that are directly attributable to the mergers are expected to continue and are factually supportable. The unaudited pro forma condensed combined balance sheet data as of March 31, 2014 gives effect to the closing of the mergers as if they had been completed on March 31, 2014 and includes all adjustments which give effect to the events that are directly attributable to the mergers and that are factually supportable. This information should be read in conjunction with the annual and quarterly reports and other information Level 3 and tw telecom have filed with the SEC and incorporated by reference in this document and with the unaudited pro forma condensed combined financial statements and related notes included in this joint proxy statement/prospectus. See sections titled "Where You Can Find More Information" beginning on page 160 and "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 128.

        The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined business had the mergers actually been completed at the beginning of each period presented, nor the impact of possible business model changes. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of current market conditions on revenues, cost savings, and asset dispositions, among other factors. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statements, the aggregate value of purchase consideration and preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial statements are subject to adjustment and may vary significantly from the actual purchase price and allocation that will be recorded upon the closing of the mergers, which itself will be subject to further adjustment for up to one year following the closing.

	Year Ended December 31, 2013	Three Months Ended March 31, 2014
	(Unaudited)
	(In millions, except per share amounts)
Statement of Operations Data
Revenue	$7,850	$2,010
Operating income	$747	$283
Net income (loss) from continuing operations	$(213)	$92
Basic income (loss) per share from continuing operations	$(0.67)	$0.28
Diluted income (loss) per share from continuing operations	$(0.67)	$0.27

March 31, 2014
(In millions)
Summary Balance Sheet
Net property, plant and equipment	$9,996
Goodwill	$7,480
Total assets	$20,640
Long-term debt, including current portion	$11,475
Shareholders' equity	$5,916

 Unaudited Comparative Per Share Data

        Presented below are tw telecom's historical per share data and Level 3's historical per share data for continuing operations for the three months ended March 31, 2014 and for the year ended December 31, 2013 and unaudited pro forma combined per share data for the three months ended March 31, 2014 and for the year ended December 31, 2013 after giving effect to the closing of the mergers as if completed on January 1, 2013. This information should be read together with the consolidated financial statements and related notes of tw telecom and Level 3 that are incorporated by reference in this document and with the unaudited pro forma condensed combined financial data included under "—Selected Unaudited Pro Forma Condensed Combined Financial Information of tw telecom and Level 3" beginning on page 34. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the mergers had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of Level 3 following the mergers. The historical book value per share is computed by dividing total stockholders' equity (deficit) by the number of shares of common stock outstanding at the end of the period. The unaudited pro forma income per share of Level 3 following the mergers is computed by dividing the unaudited pro forma income by the unaudited pro forma weighted average number of shares outstanding. The unaudited pro forma book value per share of Level 3 following the mergers is computed by dividing total unaudited pro forma stockholders' equity by the unaudited pro forma number of shares of Level 3 common stock outstanding at the end of the period.

	tw telecom Historical	Level 3 Historical	Level 3 Pro Forma	tw telecom Equivalent Pro Forma(1)
	Three Months Ended March 31, 2014	Three Months Ended March 31, 2014	Three Months Ended March 31, 2014	Three Months Ended March 31, 2014
	(in millions, except per share data)
Numerator:
Net income from continuing operations	$10	$112	$92	$10
Denominator:
Weighted Average shares outstanding for Basic EPS	138.1	235.6	332.9	96.7
Weighted Average shares outstanding for Diluted EPS	140.1	239.3	336.6	98.1
Net income per common share:
Basic	$0.07	$0.48	$0.28	$0.10
Diluted	$0.07	$0.47	$0.27	$0.10

Book Value per common share(2)	$3.86	$6.74	$17.70	$4.95

(1)
Represents tw telecom Historical as adjusted by the exchange ratio of 0.7.

(2)
Common shares outstanding excludes 1 million shares reserved for share-based awards that would be converted into the right to receive merger consideration in the merger in accordance with the terms of the merger agreement.

	tw telecom Historical	Level 3 Historical	Level 3 Pro Forma	tw telecom Equivalent Pro Forma(1)
	Year Ended December 31, 2013	Year Ended December 31, 2013	Year Ended December 31, 2013	Year Ended December 31, 2013
	(in millions, except per share data)
Numerator:
Net income (loss) from continuing operations	$36	$(109)	$(213)	$36
Denominator:
Weighted Average shares outstanding for Basic EPS	144.9	222.4	319.7	101.4
Weighted Average shares outstanding for Diluted EPS	146.5	222.4	319.7	102.5
Net income (loss) per common share:
Basic	$0.25	$(0.49)	$(0.67)	$0.35
Diluted	$0.24	$(0.49)	$(0.67)	$0.35

Book Value per common share(2)	$4.51	$6.00	$17.57	$5.91

(1)
Represents tw telecom Historical as adjusted by the exchange ratio of 0.7.

(2)
Common shares outstanding excludes 1 million shares reserved for share-based awards that would be converted into the right to receive merger consideration in the merger in accordance with the terms of the merger agreement.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include, but are not limited to, (i) statements about the benefits of the acquisition of tw telecom by Level 3, including financial and operating results and synergy benefits that may be realized from the acquisition and the timeframe for realizing those benefits; (ii) Level 3's and tw telecom's plans, objectives, expectations and intentions; (iii) other statements contained in this communication that are not historical facts; and (iv) other statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "goal," "strategy," "future," "likely," "may," "should," "could," "will," and words of similar meaning or similar references to future periods.

        Forward-looking statements are neither historical facts nor assurances of future performance. Instead, forward-looking statements are based only on current beliefs, assumptions, and expectations regarding the future of our business, including the effects of the mergers, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are inherently subject to significant business, economic and competitive uncertainties, risks, and contingencies, which may include third-party approvals, many of which are beyond Level 3's or tw telecom's control and are difficult to predict. Therefore, you are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

        The following factors, among others, could cause Level 3's or tw telecom's actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the inability to complete the transactions contemplated by the merger agreement due to the failure to obtain the required stockholder approvals; (iii) the inability to satisfy the other conditions specified in the merger agreement, including without limitation the receipt of necessary governmental or regulatory approvals required to complete the transactions contemplated by the merger agreement; (iv) the inability to successfully integrate Level 3's business with tw telecom's business or to integrate the businesses within the anticipated timeframe; (v) the risk that the proposed transactions disrupt current plans and operations, increase operating costs and the potential difficulties in customer loss and employee retention as a result of the announcement and consummation of such transactions; (vi) the ability to realize the anticipated benefits of the mergers of Level 3 and tw telecom, including the realization of revenue and cost synergy benefits and to realize such benefits within the anticipated timeframe; (vii) the outcome of any legal proceedings that may be instituted against Level 3, tw telecom or others following announcement of the merger agreement and transactions contemplated therein; and (viii) the possibility that Level 3 or tw telecom may be adversely affected by other economic, business, and/or competitive factors. These risks and uncertainties also include those set forth under "Risk Factors," beginning on page 39.

        Other important factors that may affect Level 3's and the combined business' results of operations and financial condition include, but are not limited to: (i) a discontinuation of the development and expansion of the internet as a communications medium and marketplace for the distribution and consumption of data and video; (ii) continued uncertainty in the global financial markets and the global economy; (iii) disruptions in the financial markets that could affect Level 3's ability to obtain additional financing; and (iv) Level 3's ability to: increase revenue from the services it offers; successfully use new technology and information systems to support new and existing services; prevent process and system failures that significantly disrupt the availability and quality of the services that it provides; prevent its security measures from being breached, or its services from being degraded as a result of security breaches; develop new services that meet customer demands and generate acceptable margins; effectively manage expansions to its operations; provide services that do not infringe the intellectual property and proprietary rights of others; attract and retain qualified management and other personnel; and meet all of the terms and conditions of debt obligations.

        Additional information concerning these and other important factors can be found within Level 3's and tw telecom's filings with the SEC, which discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. Statements in this communication should be evaluated in light of these important factors. The forward-looking statements in this communication speak only as of the date they are made. Except for the ongoing obligations of Level 3 and tw telecom to disclose material information under the federal securities laws, Level 3 and tw telecom do not undertake any obligation to, and expressly disclaim any such obligation to, update or alter any forward-looking statement to reflect new information, circumstances or events that occur after the date such forward-looking statement is made unless required by law.

Prospective Financial Information

        The prospective financial information included in this document was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The prospective financial information included in this document has been prepared by, and is the responsibility of, tw telecom's and Level 3's management, as applicable. Neither KPMG LLP nor Ernst & Young LLP has examined, compiled or performed any procedures with respect to the accompanying prospective financial information and, accordingly, neither KPMG LLP nor Ernst & Young LLP expresses an opinion or any other form of assurance with respect thereto. The KPMG LLP and Ernst & Young LLP reports incorporated by reference in this joint proxy statement/prospectus relate only to Level 3's and tw telecom's historical financial information, respectively. They do not extend to the prospective financial information and should not be read to do so.

        Neither tw telecom nor Level 3 assumes any responsibility for the accuracy of the accompanying prospective financial information or expresses any assurance with respect thereto.

RISK FACTORS

        In addition to the other information included and incorporated by reference in this joint proxy statement/prospectus, including the matters addressed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risk factors before deciding whether to vote for the proposal to approve and adopt the merger agreement and the mergers, in the case of tw telecom stockholders, or for the proposals to approve the Level 3 stock issuance and adoption of the Level 3 charter amendment, in the case of Level 3 stockholders. In addition, you should read and consider the risks associated with each of the businesses of tw telecom and Level 3 because these risks will relate to Level 3 following the completion of the mergers. Descriptions of some of these risks can be found in the Annual Reports on Form 10-K for the fiscal year ended December 31, 2013, and any amendments thereto, for each of tw telecom and Level 3, as such risks may be updated or supplemented in each company's subsequently filed Quarterly Reports on Form 10-Q, which are incorporated by reference into this joint proxy statement/prospectus. You should also consider the other information in this document and the other documents incorporated by reference into this document. See the section titled "Where You Can Find More Information" beginning on page 160.

 Risk Factors Relating to the Mergers

The mergers are subject to conditions, including certain conditions that may not be satisfied, and may not be completed on a timely basis, or at all. Failure to complete the mergers and the transactions contemplated thereby could have material and adverse effects on tw telecom and Level 3.

        The completion of the mergers is subject to a number of conditions, including the receipt of required regulatory approvals, the approval and adoption of the merger agreement and approval of the mergers by the tw telecom stockholders and the approval of the Level 3 stock issuance and the adoption of the Level 3 charter amendment by the Level 3 stockholders, which make the completion and timing of the completion of the mergers uncertain. See the section titled "The Merger Agreement—Conditions to Completion of the Mergers" beginning on page 118 for a more detailed discussion. Also, either tw telecom or Level 3 may terminate the merger agreement if the mergers have not been completed by the termination date (subject to extension under certain circumstances), unless the failure of the mergers to be completed has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.

        If the mergers are not completed on a timely basis, or at all, Level 3's and tw telecom's respective ongoing businesses may be adversely affected. Additionally, in the event the mergers are not completed, tw telecom and Level 3 will be subject to a number of risks without realizing any of the benefits of having completed the mergers, including the following:

  •
  tw telecom may be required to pay to Level 3 a termination fee of $200 million and, in some cases, expenses of Level 3 up to $10 million if the mergers are terminated under qualifying circumstances, as described in the merger agreement;

  •
  Level 3 may be required to pay to tw telecom a termination fee of $350 million or, $450 million and, in some cases, expenses of tw telecom up to $10 million if the mergers are terminated under qualifying circumstances, as described in the merger agreement;

  •
  tw telecom and Level 3 will be required, subject to certain exceptions, to pay their respective costs relating to the mergers, such as legal, accounting, financial advisor and printing fees, whether or not the mergers are completed;

  •
  Time and resources committed by Level 3's and tw telecom's respective management to matters relating to the mergers (including integration planning) could otherwise have been devoted to pursuing other beneficial opportunities;

  •
  The market price of Level 3 common stock or tw telecom common stock could decline to the extent that the current market price reflects a market assumption that the mergers will be completed; and

  •
  If the merger agreement is terminated and the tw Board seeks another business combination, stockholders of tw telecom cannot be certain that tw telecom will be able to find a party willing to enter into a merger agreement on terms equivalent to or more attractive than the terms that Level 3 has agreed to in the mergers.

Uncertainty regarding the completion of the mergers may cause customers of tw telecom to delay or defer decisions concerning tw telecom and may adversely affect tw telecom's ability to attract and retain key employees.

        The mergers will happen only if stated conditions are met, including, among others, the approval and adoption of the merger agreement and approval of the mergers by the tw telecom stockholders, the approval of the Level 3 stock issuance and the adoption of the Level 3 charter amendment by the Level 3 stockholders and the receipt of regulatory approvals. Many of the conditions are beyond the control of tw telecom or Level 3. In addition, both tw telecom and Level 3 have rights to terminate the merger agreement under various circumstances. As a result, there may be uncertainty regarding the completion of the mergers. This uncertainty, along with potential customer uncertainty regarding the service to be provided by the combined company following the mergers, may cause customers of tw telecom to delay or defer decisions concerning purchases from tw telecom, which could negatively impact revenues, earnings and cash flow of tw telecom, regardless of whether the mergers are ultimately completed. Similarly, uncertainty regarding the completion of the mergers may foster uncertainty among employees about their future roles. This may adversely affect the ability of tw telecom and Level 3 to attract and retain key management, sales, marketing, trading and technical personnel, which could have an adverse effect on tw telecom's and Level 3's ability to generate revenues at anticipated levels prior or subsequent to the consummation of the mergers.

The merger agreement contains provisions that could discourage a potential competing acquiror of either tw telecom or Level 3 or could result in any competing proposal being at a lower price than it might otherwise be.

        The merger agreement contains "no shop" provisions that, subject to limited exceptions, restrict each of Level 3's and tw telecom's ability to solicit, initiate, encourage, facilitate or discuss competing third-party proposals for the acquisition of all or a significant portion of their company's assets or capital stock. In addition, each party generally has an opportunity to offer to modify the terms of the mergers in response to any competing acquisition proposals before the board of directors of such party that has received a third-party proposal may withdraw (or amend or modify in a manner adverse to the other party) its recommendation. In some circumstances, upon termination of the merger agreement, one of the parties will be required to pay a termination fee. See "The Merger Agreement—No Solicitation of Alternative Proposals" beginning on page 108, "The Merger Agreement—Termination of the Merger Agreement" beginning on page 120 and "The Merger Agreement—Termination Fees and Expenses; Liability for Breach" beginning on page 122.

        These provisions could discourage a potential third-party acquiror that might have an interest in acquiring all or a significant portion of tw telecom or Level 3 from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the mergers or might result in a potential third-party acquiror proposing to pay a lower price to the stockholders than it might otherwise have proposed to pay because of the added expense of the termination fee or expenses of the other party that may become payable in certain circumstances.

        If the merger agreement is terminated and either tw telecom or Level 3 determines to seek another business combination, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the mergers.

The exchange ratio is fixed and will not be adjusted in the event of any change in either Level 3's or tw telecom's stock price.

        Upon closing of the mergers, each share of tw telecom common stock will be converted into 0.7 shares of Level 3 common stock, including the associated rights under the rights agreement and the right to receive $10.00 in cash. This exchange ratio is fixed and will not be adjusted for changes in the market price of either Level 3 common stock or tw telecom common stock between the date of signing the merger agreement and completion of the mergers. Changes in the price of Level 3 common stock prior to the mergers will affect the value of Level 3 common stock that tw telecom common stockholders will receive on the closing date of the mergers.

        The prices of Level 3 common stock and tw telecom common stock at the closing of the mergers may vary from their prices on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of each stockholders meeting. As a result, the value represented by the exchange ratio may also vary. Accordingly, at the time of the special stockholders meetings, tw telecom stockholders will not know with certainty the value of the shares of Level 3 common stock that they will receive upon completion of the mergers.

        These variations could result from changes in the business, operations or prospects of tw telecom or Level 3 prior to or following the mergers, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of tw telecom or Level 3.

Risk Factors Relating to Level 3 Following the Mergers

Although Level 3 expects that Level 3's acquisition of tw telecom will result in benefits to Level 3, Level 3 may not realize those benefits because of integration difficulties and other challenges.

        The success of Level 3's acquisition of tw telecom will depend in large part on the success of management in integrating the operations, strategies, technologies and personnel of the two companies following the completion of the mergers. Level 3 may fail to realize some or all of the anticipated benefits of the mergers if the integration process takes longer than expected or is more costly than expected. The failure of Level 3 to meet the challenges involved in successfully integrating the operations of tw telecom or to otherwise realize any of the anticipated benefits of the mergers, including additional revenue opportunities, could impair the operations of Level 3. In addition, Level 3 anticipates that the overall integration of tw telecom will be a time-consuming and expensive process that, without proper planning and effective and timely implementation, could significantly disrupt Level 3's business.

        Potential difficulties the combined business may encounter in the integration process include the following:

  •
  the integration of management teams, strategies, technologies, operations, products and services;

  •
  the disruption of ongoing businesses and distraction of their respective management teams from ongoing business concerns;

  •
  the retention of the existing customers and/or vendors of both companies;

  •
  the creation of uniform standards, controls, procedures, policies and information systems;

  •
  the reduction of the costs associated with each company's operations;

  •
  the consolidation and rationalization of information technology platforms and administrative infrastructures;

  •
  the integration of corporate cultures and maintenance of employee morale;

  •
  the retention of key employees; and

  •
  potential unknown liabilities associated with the mergers.

        The anticipated benefits and synergies include the elimination or reduction of network related expenses, including third party access costs, the elimination of duplicative personnel, realization of efficiency in capital investments as well as the combination of offices in various locations and the elimination of numerous technology systems. However, these anticipated benefits and synergies assume a successful integration and are based on projections, which are inherently uncertain, and other assumptions. Even if integration is successful, anticipated benefits and synergies may not be achieved.

The mergers are subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on Level 3 following the mergers.

        Before the mergers may be completed, approvals or consents must be obtained from various securities, antitrust and other governmental authorities. In deciding whether to grant these approvals, the relevant governmental entity will make a determination of whether, among other things, the mergers are in the public interest. Regulatory entities may impose conditions on the completion of the mergers or require changes to the terms of the mergers or could impose restrictions on the conduct of business(es) of Level 3 following consummation of the mergers. Although the parties do not currently expect that any such material conditions, restrictions or changes would be imposed, there can be no assurance that they will not be, and such conditions, restrictions or changes could delay completion of the mergers or impose additional costs on or limit the revenues of the combined business following the mergers, any of which might have a material adverse effect on Level 3 following the mergers. See the section titled "The Mergers—Regulatory Clearances Required for the Mergers" beginning on page 95.

Current Level 3 stockholders and tw telecom stockholders will have a reduced ownership and voting interest after the mergers and will exercise less influence over management.

        Current Level 3 stockholders have the right to vote in the election of the Level 3 Board and on other matters affecting Level 3. Current tw telecom stockholders have the right to vote in the election of the tw Board and on other matters affecting tw telecom. Immediately after the mergers are completed, it is expected (assuming no tw telecom stockholders have exercised their rights of appraisal) that current Level 3 stockholders will own approximately 71% of Level 3 and current tw telecom stockholders will own approximately 29% of Level 3, respectively. As a result of the mergers, current Level 3 stockholders and current tw telecom stockholders will have less influence on the management and policies of Level 3 than they now have on the management and policies of Level 3 and tw telecom, respectively.

Under the Restated Certificate of Incorporation of Level 3, as amended by the Level 3 charter amendment, Level 3 will be able to issue more shares of common stock than are expected to be outstanding immediately after the mergers are completed. As a result, such future issuances of common stock may have a dilutive effect on the earnings per share and voting power of Level 3's stockholders.

        The Level 3 charter amendment authorizes a greater number of shares of common stock than are expected to be outstanding immediately after the mergers are completed. If the mergers are completed, Level 3 will be able to issue more shares of common stock than are expected to be outstanding immediately after the mergers are completed. If the Level 3 Board elects to issue additional shares of common stock in the future, whether in public offerings, in connection with mergers and acquisitions or otherwise, such additional issuances may further dilute the earnings per share and voting power of the combined company's stockholders and may adversely affect the market price of their shares of common stock.

The market price of Level 3's common stock may decline in the future as a result of the mergers or other factors.

        The market price of Level 3's common stock may decline in the future as a result of the mergers for a number of reasons, including:

  •
  the unsuccessful integration of tw telecom and Level 3;

  •
  the failure of Level 3 to achieve the perceived benefits of the mergers, including financial results, as rapidly as or to the extent anticipated by Level 3 or financial or industry analysts;

  •
  decreases in Level 3's revenue, EBITDA, profit margins or free cash flow before or after the closing of the mergers; or

  •
  general market or economic conditions unrelated to Level 3's performance.

        These factors are, to some extent, beyond the control of Level 3.

The tw telecom and Level 3 prospective financial information is inherently subject to uncertainties and the unaudited pro forma financial data for Level 3 included in this document is preliminary, and Level 3's actual financial position and operations after the mergers may differ materially from these estimates and the unaudited pro forma financial data included in this joint proxy statement/prospectus.

        The unaudited pro forma combined financial statements and unaudited pro forma per share data for Level 3 included in this document are presented for illustrative purposes only and are not necessarily indicative of what Level 3's actual financial position or results of operations would have been had the mergers been completed on the dates indicated. Level 3's actual results and financial position after the mergers may differ materially and adversely from the unaudited pro forma financial data included in this joint proxy statement/prospectus. For more information, see the sections titled "Summary—Selected Unaudited Pro Forma Condensed Combined Financial Information of tw telecom and Level 3" beginning on page 34 and "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 128.

        While presented with numeric specificity, the tw telecom and Level 3 prospective financial information provided in this document was based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, economic, market and financial conditions and additional matters specific to tw telecom's or Level 3's business, as applicable) that are inherently subjective and uncertain and are beyond the control of the respective management. As a result, actual results may differ from the prospective financial information. Important factors that may affect actual results and cause these projected financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to tw telecom's or Level 3's business, as applicable, (including each companies ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions. For more information see the sections titled "The Mergers—Certain tw telecom Prospective Financial Information" beginning on page 76 and "The Mergers—Certain Level 3 Prospective Financial Information" beginning on page 93.

Level 3's future results will suffer if the combined business does not effectively manage its expanded operations following the mergers.

        Following the mergers, Level 3 may continue to expand its operations through new product and service offerings and through additional strategic investments, acquisitions or joint ventures, some of which may involve complex technical and operational challenges. Level 3's future success depends, in part, upon its ability to manage its expansion opportunities, which pose numerous risks and uncertainties, including the need to integrate new operations into its existing business in an efficient and timely manner, to combine accounting and data processing systems and management controls and to integrate relationships with customers, vendors and business partners. In addition, future acquisitions or joint ventures after completion of the mergers may involve the issuance of additional shares of common stock of Level 3, which may dilute Level 3 stockholders' and tw telecom stockholders' ownership of Level 3.

        Furthermore, any future acquisitions of businesses or facilities could entail a number of risks, including:

  •
  problems with the effective integration of operations;

  •
  inability to maintain key pre-acquisition business relationships;

  •
  increased operating costs;

  •
  exposure to unanticipated liabilities; and

  •
  difficulties in realizing projected efficiencies, synergies and cost savings.

        Neither Level 3 nor tw telecom can assure its respective stockholders that Level 3's future expansion or acquisition opportunities will be successful, or that the combined business will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

Other Risk Factors of tw telecom and Level 3

        Level 3's and tw telecom's businesses are and will be subject to the risks described above. In addition, tw telecom and Level 3 are, and will continue to be, subject to the risks described in Level 3's and tw telecom's Annual Reports on Form 10-K for the fiscal year ended December 31, 2013, as amended and as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 160 for the location of information incorporated by reference in this joint proxy statement/prospectus.

THE COMPANIES

tw telecom inc.

        tw telecom is a leading national provider of managed network services, specializing in business Ethernet, data networking, converged, IP VPN, internet access, voice, including VoIP, and network security services to enterprise organizations, including public sector entities, and carriers throughout the U.S., including their global locations. Our customers include enterprise organizations in a wide variety of industry segments including, among others, the financial services, technology and scientific, health care, distribution, manufacturing and professional services industries, data centers, cloud applications providers, public sector entities, system integrators and communications service providers, including ILECs, CLECs, wireless communications companies and cable companies.

        tw telecom's common stock is traded on the NASDAQ Global Select Market under the symbol "TWTC."

        The principal executive offices of tw telecom are located at 10475 Park Meadows Drive, Littleton, Colorado 80124 and its telephone number is (303) 566-1000.

Level 3 Communications, Inc.

        Level 3 is a facilities based provider (that is, a provider that owns or leases a substantial portion of the plant, property and equipment necessary to provide its services) of a broad range of integrated communications services. Level 3 has created its communications network by constructing its own assets and through a combination of purchasing other companies and purchasing and leasing facilities from others. Level 3's network is an international, facilities based communications network. Level 3 designed its network to provide communications services that employ and take advantage of rapidly improving underlying optical, Internet Protocol, computing and storage technologies.

        Level 3's common stock is traded on the New York Stock Exchange under the symbol "LVLT."

        The principal executive offices of Level 3 are located at 1025 Eldorado Blvd., Broomfield, Colorado 80021 and its telephone number is (720) 888-1000. Additional information about Level 3 and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 160.

Saturn Merger Sub 1, LLC and Saturn Merger Sub 2, LLC

        Merger Sub 1 and Merger Sub 2, direct wholly owned subsidiaries of Level 3, are Delaware limited liability companies that were each formed on June 12, 2014 for the sole purpose of effecting the mergers. In the mergers, Merger Sub 1 will be merged with tw telecom, with tw telecom continuing as the surviving corporation. Immediately thereafter, the surviving corporation will be merged with Merger Sub 2, with Merger Sub 2 continuing as the surviving company.

 THE TW TELECOM SPECIAL MEETING

        This section contains information about the special meeting of tw telecom stockholders that has been called to consider and approve the merger proposal and the compensation proposal.

        Together with this document you will be sent a notice of the special meeting and a form of proxy that is solicited by the tw Board. The tw telecom special meeting will be held on                       , at              a.m., local time, at                      .

Matters to Be Considered

        The purpose of the tw telecom special meeting is to vote on:

  •
  the merger proposal;

  •
  the tw telecom adjournment proposal; and

  •
  the compensation proposal.

Proxies

        Each copy of this document mailed to holders of tw telecom common stock as of the record date is accompanied by a form of proxy with instructions for voting by mail, by telephone or through the internet. If you hold stock in your name as a stockholder of record and are voting by mail, you should complete and return the proxy card accompanying this document to ensure that your vote is counted at the tw telecom special meeting, or at any adjournment or postponement of the special meeting, regardless of whether or not you plan to attend the tw telecom special meeting. You may also vote your shares by telephone or through the internet. Information and applicable deadlines for voting by telephone or through the internet are set forth in the enclosed proxy card instructions.

        If you hold your stock in "street name" through a bank, broker, trust company or other nominee, you must direct your bank, broker, trust company or other nominee to vote in accordance with the instructions you have received from your bank, broker, trust company or other nominee.

        If you hold stock in your name as a stockholder of record, you may revoke any proxy at any time before it is voted at the special meeting by signing and returning a proxy card with a later date by internet or telephone before the deadline stated on the proxy card, by delivering a proxy card with a later date or a written notice of revocation to tw telecom's corporate secretary, which must be received by us before the time of the special meeting, or by voting in person at the special meeting.

        Any stockholder entitled to vote in person at the tw telecom special meeting may vote in person regardless of whether or not a proxy has been previously given, but simply attending the tw telecom special meeting will not constitute revocation of a previously given proxy.

        Written notices of revocation and other communications about revoking your proxy should be addressed to:

  tw telecom inc.
  10475 Park Meadows Drive
  Littleton, Colorado 80124
  Attention: Tina A. Davis, Senior Vice President,
                    General Counsel and Secretary

        If your shares are held in "street name" by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

        All shares represented by valid proxies that are received through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via the internet or telephone. If you make no specification on your proxy card as to how you want your shares voted, your proxy will be voted "FOR" the merger proposal, "FOR" the tw telecom adjournment proposal and "FOR" the compensation proposal.

 Solicitation of Proxies

        In accordance with the merger agreement, tw telecom will bear the entire cost of proxy solicitation for the tw telecom special meeting, except that Level 3 and tw telecom will share equally all expenses incurred in connection with the filing of the registration statement of which this joint proxy statement/prospectus forms a part with the SEC and the printing and mailing of this joint proxy statement/prospectus. tw telecom expects to retain a proxy solicitor to assist in its solicitation of proxies and pay customary fees for such solicitation. If necessary, tw telecom also may use several of its regular employees, who will not be specially compensated, to solicit proxies from tw telecom stockholders, either personally or by telephone, facsimile, letter or other electronic means. tw telecom will also request that banks, brokers, and other record holders forward proxies and proxy material to the beneficial owners of tw telecom common stock and secure their voting instructions, and tw telecom will provide customary reimbursement to such firms for the cost of forwarding these materials.

Record Date

        The close of business on                      , 2014 has been fixed as the record date for determining the tw telecom stockholders entitled to receive notice of and to vote at the tw telecom special meeting. At that time,                      shares of tw telecom common stock were outstanding, held by approximately                      holders of record.

Quorum

        Stockholders who hold shares representing at least a majority in total voting power of the outstanding capital stock of tw telecom entitled to vote at the tw telecom special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the tw telecom special meeting. The holders of a majority in voting power entitled to vote at the tw telecom special meeting that are present in person or represented by proxy thereat, whether or not a quorum is present, may adjourn the tw telecom special meeting to another time and place. At any adjourned meeting at which a quorum shall be present, any business may be transacted that might have been transacted at the original meeting. Notice of any adjourned meeting need not be given, except if the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting.

        Abstentions and broker non-votes will be included in the calculation of the number of shares of tw telecom common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Vote Required

        Each share of tw telecom common stock outstanding on the record date for the tw telecom special meeting entitles the holder to one vote on each matter to be voted upon at the tw telecom special meeting. Each of the proposals has the following vote requirement in order to be approved:

  •
  approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of tw telecom common stock entitled to vote on the proposal; and

  •
  approval of the tw telecom adjournment proposal and the compensation proposal each require the affirmative vote of holders of a majority of the issued and outstanding shares of tw telecom common stock present in person or represented by proxy at the tw telecom special meeting and entitled to vote at the meeting.

        Abstentions, failures to submit a proxy card or vote in person, by telephone, or through the internet and broker non-votes will be treated in the following manner with respect to determining the votes received for each of the proposals:

  •
  an abstention will be treated as a vote "AGAINST" each of the merger proposal, the tw telecom adjournment proposal and the compensation proposal; and

  •
  a failure to submit a proxy card or vote in person, by telephone, or through the internet or a failure to instruct your broker or nominee to vote will, assuming a quorum is present, have no effect on the tw telecom adjournment proposal and the compensation proposal, but will be treated as a vote "AGAINST" the merger proposal.

        The tw Board urges tw telecom stockholders to promptly vote by completing, dating and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope; calling the toll-free number listed in the proxy card instructions if voting by telephone; or accessing the internet site listed in the proxy card instructions if voting through the internet. If you hold your stock in "street name" through a bank or broker, please vote by following the voting instructions of your bank or broker.

        Stockholders may also vote at the tw telecom special meeting by ballot. Votes cast at the meeting, in person or by proxy, will be tallied by tw telecom's inspector of election.

Voting Power of tw telecom's Directors and Executive Officers

        On the record date for the tw telecom special meeting, the directors and executive officers of tw telecom and their affiliates owned and were entitled to vote                      shares of tw telecom's common stock, representing       % of the outstanding tw telecom common stock.

Recommendation of the tw Board

        The tw Board has unanimously approved the merger agreement and the transactions contemplated by it, including the merger proposal. The tw Board has determined that the merger agreement and the transactions contemplated by it, including the merger proposal, are advisable and in the best interests of tw telecom and its stockholders and unanimously recommends that you vote "FOR" the merger proposal, "FOR" the tw telecom adjournment proposal and "FOR" the compensation proposal. See the section titled "The Mergers—tw telecom's Reasons for the Mergers; Recommendation of tw telecom's Board of Directors" beginning on page 59 for a more detailed discussion of the tw Board's recommendation.

Attending the tw telecom Special Meeting

        All holders of tw telecom common stock, including stockholders of record and stockholders who hold their shares through banks, brokers or other nominees, are invited to attend the tw telecom special meeting. Stockholders of record can vote in person at the special meeting. If you are not a stockholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you to be admitted. tw telecom reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

 THE LEVEL 3 SPECIAL MEETING

        This section contains information about the special meeting of Level 3 stockholders that has been called to consider and approve the Level 3 stock issuance and the Level 3 charter amendment.

        Together with this document you will be sent a notice of the special meeting and a form of proxy that is solicited by the Level 3 Board. The Level 3 special meeting will be held on                      , 2014, at              a.m., local time, at                      .

Matters to Be Considered

        The purpose of the Level 3 special meeting is to vote on:

  •
  a proposal to approve the Level 3 stock issuance;

  •
  a proposal to approve the adoption of the Level 3 charter amendment; and

  •
  a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, if there are not sufficient votes at the time of the special meeting to approve the foregoing proposals.

Proxies

        Each copy of this document mailed to holders of Level 3 common stock as of the record date is accompanied by a form of proxy with instructions for voting by mail, by telephone or through the internet. If you hold stock in your name as a stockholder of record and are voting by mail, you should complete and return the proxy card accompanying this document to ensure that your vote is counted at the Level 3 special meeting, or at any adjournment or postponement of the special meeting, regardless of whether or not you plan to attend the Level 3 special meeting. You may also vote your shares by telephone or through the internet. Information and applicable deadlines for voting by telephone or through the internet are set forth in the enclosed proxy card instructions.

        If you hold your stock in "street name" through a bank, broker, trust company or other nominee, you must direct your bank, broker, trust company or other nominee to vote in accordance with the instructions you have received from your bank, broker, trust company or other nominee.

        If you hold stock in your name as a stockholder of record, you may revoke any proxy at any time before it is voted at the special meeting by signing and returning a proxy card with a later date by internet or telephone before the deadline stated on the proxy card, by delivering a proxy card with a later date or a written notice of revocation to Level 3's corporate secretary, which must be received by us before the time of the special meeting, or by voting in person at the special meeting.

        Any stockholder entitled to vote in person at the Level 3 special meeting may vote in person regardless of whether or not a proxy has been previously given, but simply attending the Level 3 special meeting will not constitute revocation of a previously given proxy.

        Written notices of revocation and other communications about revoking your proxy should be addressed to:

  Level 3 Communications, Inc.
  1025 Eldorado Blvd.
  Broomfield, Colorado 80021
  Attention: John M. Ryan, Executive Vice President, Chief Legal Officer and Secretary

        If your shares are held in "street name" by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

        All shares represented by valid proxies that are received through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via the internet or telephone. If you make no specification on your proxy card as to how you want your shares voted, your proxy will be voted "FOR" the approval of the Level 3 stock issuance, "FOR" the approval of the adoption of the Level 3 charter amendment and "FOR" the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies. According to the Level 3 amended and restated by-laws, only such business that is specified in Level 3's notice of the meeting may be conducted at a special meeting of stockholders.

Solicitation of Proxies

        In accordance with the merger agreement, Level 3 will bear the entire cost of proxy solicitation for the Level 3 special meeting, except that tw telecom and Level 3 will share equally all expenses incurred in connection with the filing of the registration statement of which this joint proxy statement/prospectus forms a part with the SEC and the printing and mailing of this joint proxy statement/prospectus. If necessary, Level 3 may use several of its regular employees, who will not be specially compensated, to solicit proxies from Level 3 stockholders, either personally or by telephone, facsimile, letter or other electronic means. Level 3 will also request that banks, brokers, and other record holders forward proxies and proxy material to the beneficial owners of Level 3 common stock and secure their voting instructions, and Level 3 will provide customary reimbursement to such firms for the cost of forwarding these materials.

Record Date

        The close of business on                      , 2014 has been fixed as the record date for determining the Level 3 stockholders entitled to receive notice of and to vote at the Level 3 special meeting. At that time,                      shares of Level 3 common stock were outstanding, held by approximately                       holders of record.

Quorum

        Stockholders who hold shares representing at least a majority of the issued and outstanding shares entitled to vote at the Level 3 special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the Level 3 special meeting. The holders of a majority of the shares entitled to vote and present in person or represented by proxy at the Level 3 special meeting, whether or not a quorum is present, may adjourn the Level 3 special meeting to another time and place. At any adjourned meeting at which a quorum shall be present, any business may be transacted that might have been transacted at the original meeting. Notice of any adjourned meeting need not be given except by announcement at the meeting.

        Abstentions and broker non-votes will be included in the calculation of the number of shares of Level 3 common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Vote Required

        Each share of Level 3 common stock outstanding on the record date for the Level 3 special meeting entitles the holder to one vote on each matter to be voted upon at the Level 3 special meeting. Each of the proposals has the following vote requirement in order to be approved:

  •
  approval of the Level 3 stock issuance requires the affirmative vote of a majority of the votes of Level 3 common stock cast at the Level 3 special meeting on the proposal;

  •
  approval of the adoption of the Level 3 charter amendment requires the affirmative vote of the holders of a majority of the votes entitled to be cast in respect of all outstanding shares of Level 3 common stock; and

  •
  approval of the proposal to adjourn the Level 3 special meeting, if necessary, to solicit additional proxies requires the affirmative vote of holders of a majority of all shares of Level 3 common stock present in person or represented by proxy at the Level 3 special meeting, even if less than a quorum.

        Abstentions, failures to submit a proxy card or vote in person, by telephone, or through the internet and broker non-votes will be treated in the following manner with respect to determining the votes received for each of the proposals:

  •
  an abstention will have no effect on the proposal to approve any adjournment of the Level 3 special meeting;

  •
  a failure to submit a proxy card or vote in person, by telephone, or through the internet or a broker non-vote will have no effect on the proposal to approve the Level 3 stock issuance and the proposal to approve any adjournment of the Level 3 special meeting;

  •
  an abstention will be treated as a vote "AGAINST" the proposal to approve the Level 3 stock issuance and the proposal to approve the adoption of the Level 3 charter amendment; and

  •
  a failure to submit a proxy card or vote in person, by telephone, or through the internet or a broker non-vote will be treated as a vote "AGAINST" the proposal to approve the adoption of the Level 3 charter amendment.

        The Level 3 Board urges Level 3 stockholders to promptly vote by completing, dating and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope; calling the toll-free number listed in the proxy card instructions if voting by telephone; or accessing the internet site listed in the proxy card instructions if voting through the internet. If you hold your stock in "street name" through a bank or broker, please vote by following the voting instructions of your bank or broker.

        Stockholders may also vote at the Level 3 special meeting by ballot. Votes cast at the meeting, in person or by proxy, will be tallied by                      , Level 3's inspector of election.

        One of Level 3's stockholders, STT Crossing Ltd., has entered into a voting agreement with tw telecom and, solely with respect to certain covenants contained therein, Level 3, under which STT Crossing has agreed, among other things and subject to certain exceptions as set forth in the voting agreement, to vote its Level 3 common stock in favor of the adoption of the Level 3 charter amendment and the Level 3 stock issuance. See the section below entitled "STT Crossing Voting Agreement" beginning on page 124.

Voting Power of Level 3's Directors and Executive Officers

        On the record date for the Level 3 special meeting, the directors and executive officers of Level 3 and their affiliates owned and were entitled to vote                      shares of Level 3's common stock, representing       % of the outstanding Level 3 common stock.

Recommendation of Level 3's Board of Directors

        The Level 3 Board has unanimously approved the merger agreement and the transactions contemplated by it, including the Level 3 stock issuance and the Level 3 charter amendment. The Level 3 Board has determined that the merger agreement and the transactions contemplated by it, including the Level 3 stock issuance and the Level 3 charter amendment, are advisable and in the best interests of Level 3 and its stockholders and unanimously recommends that you vote "FOR" the approval of the Level 3 stock issuance, "FOR" the approval of the adoption of the Level 3 charter amendment and "FOR" the proposal to approve the adjournment of the Level 3 special meeting, if necessary, to solicit additional proxies. See the section titled "The Mergers—Level 3's Reasons for the Mergers; Recommendation of Level 3's Board of Directors" beginning on page 84 for a more detailed discussion of the Level 3 Board's recommendation.

Attending the Level 3 Special Meeting

        All holders of Level 3 common stock, including stockholders of record and stockholders who hold their shares through banks, brokers or other nominees, are invited to attend the Level 3 special meeting. Stockholders of record can vote in person at the special meeting. If you are not a stockholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you to be admitted. Level 3 reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

THE MERGERS

Effects of the Mergers

        Merger Sub 1, a direct wholly owned subsidiary of Level 3 that was formed for the purpose of effecting the mergers, will merge with tw telecom (which we refer to as the merger) with tw telecom continuing as the surviving corporation and immediately following the merger, the surviving corporation will merge with Merger Sub 2, a direct wholly owned subsidiary of Level 3 that was formed for the purpose of effecting the mergers, with Merger Sub 2 continuing as the surviving company (which we refer to as the subsequent merger and, together with the merger, the mergers).

        In the mergers, each share of tw telecom common stock issued and outstanding immediately prior thereto will be exchanged for 0.7 shares of Level 3 common stock (and the rights associated therewith under the rights agreement) and the right to receive $10.00 in cash, excluding shares held by dissenting stockholders exercising their statutory rights of appraisal. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the mergers. Based on the closing price of Level 3 common stock on the New York Stock Exchange on June 12, 2014, the last trading day before media reports of the possibility of a transaction appeared, the merger consideration represented approximately $39.56 in value for each share of tw telecom common stock. Based on the closing price of Level 3 common stock on                      , 2014, the latest practicable trading day before the date of this joint proxy statement/prospectus, the merger consideration represented approximately $             in value for each share of tw telecom common stock. Level 3 stockholders will continue to hold their existing Level 3 shares.

Background of the Mergers

        tw telecom's management and the board of directors of tw telecom (which we refer to as the tw Board) regularly review tw telecom's performance, prospects and strategy in light of the current business and economic environment, as well as developments in the telecommunications industry and opportunities and challenges facing participants in that industry. These reviews have included consideration, from time to time, of potential strategic alternatives, including strategic acquisitions and divestitures, a sale of the company, and remaining an independent, stand-alone company. They have also included periodic internal analyses of potential business combination partners, including Level 3.

        As part of these periodic internal reviews, on January 25, 2012, the tw Board met, together with tw telecom's management and representatives of Evercore Group L.L.C. (which we refer to as Evercore) and Wachtell, Lipton, Rosen & Katz (which we refer to as Wachtell Lipton). At this meeting the tw Board reviewed, among other things, a number of potential strategic alternatives, including potential business combinations with Level 3 and various other third parties. On April 4, 2012, the tw Board met, together with tw telecom's management and representatives of Evercore and Wachtell Lipton, and reviewed a comprehensive update of potential future strategic opportunities and strategic alternatives. The tw Board reviewed tw telecom's stand-alone business strategy, potential balance sheet alternatives, potential acquisitions, and potential business combination partners, including Level 3.

        On May 14, 2012, Larissa L. Herda, tw telecom's chairman and chief executive officer, met with the chief executive officer of a third party (which we refer to as Party A). At this meeting, the chief executive officer of Party A expressed an interest in a potential business combination with tw telecom. Ms. Herda responded that she would discuss the possibility with the tw Board. On May 30, 2012, Ms. Herda met with the chief executive officer of another third party (which we refer to as Party B) and the chief executive officer of Party B also expressed an interest in a potential business combination with tw telecom. Ms. Herda responded that she would discuss the possibility with the tw Board.

        On June 6, 2012, the tw Board met, together with tw telecom's management and representatives of Evercore and Wachtell Lipton. At the meeting, Ms. Herda reviewed with the tw Board the approaches from Party A and Party B. Following discussion and review, the tw Board authorized management to seek to enter into confidentiality agreements with Party A and Party B and to hold discussions with both parties about the possibility of a business combination. On June 13, 2012, Party A entered into a confidentiality agreement with tw telecom and on June 22, 2012, Party B entered into a confidentiality agreement with tw telecom.

        On June 21, 2012, tw telecom held an initial management meeting with Party A to review tw telecom's business and permit Party A to commence due diligence. On June 27, 2012, tw telecom held a similar initial management meeting with Party B. Party A and Party B continued to conduct due diligence and evaluate a possible business combination for the remainder of June and throughout July and August.

        On July 2, 2012, the tw Board held a meeting at which management updated the tw Board with respect to the discussions with Party A and Party B. At this meeting, the tw Board also authorized management and its advisors to contact an additional third party (which we refer to as Party C), to determine Party C's interest in a potential business combination with tw telecom. Thereafter, representatives of Evercore contacted Party C, which entered into a confidentiality agreement with tw telecom on July 18, 2012, and participated in an initial management meeting with tw telecom on July 19, 2012. Following further due diligence, on July 25, 2012, Party C informed tw telecom that it had determined not to proceed with a potential business combination.

        On August, 10, 2012, the tw Board met, together with tw telecom's management and representatives of Evercore and Wachtell Lipton. The tw Board reviewed with management and the advisors the status of discussions with Party A and Party B, the determination of Party C not to proceed, and the possibility of contacting Level 3. Among other things, the tw Board discussed the likelihood that Level 3 might be interested in a potential business combination, as well as the risks of contacting another party, including the added risk of leaks. After discussion, the tw Board authorized contacting Level 3. Thereafter, representatives of Evercore contacted Level 3, which entered into a confidentiality agreement with tw telecom on August 23, 2012, and participated in an initial management meeting with tw telecom on August 23, 2012. Following further due diligence, Level 3 determined that it would not proceed at that time with discussions relating to a potential business combination due to a number of factors, including Level 3's focus on integrating its October 2011 acquisition of Global Crossing Limited and Level 3's desire not to increase its leverage to finance the cash portion of the purchase price. On August 29, 2012, Level 3 informed tw telecom of its decision.

        On August 15, 2012, Party B submitted a preliminary non-binding offer, which was confirmed in writing on August 17, 2012, proposing an acquisition of tw telecom at $30 per share or greater, with the consideration to be paid at least half in cash and the remainder in stock. Party A submitted a preliminary non-binding offer in writing on August 22, 2012, proposing an acquisition of tw telecom at $30-32 per share, with the consideration to be paid 75% in cash and 25% in stock.

        On September 4, 2012, the tw Board met, together with tw telecom's management and representatives of Evercore and Wachtell Lipton, to discuss, among other things, the status of the process to date and the next steps. Following discussion the tw Board authorized Evercore to send letters to Party A and Party B requesting them to submit final bids by September 24, 2012. Evercore sent these letters, which included a draft merger agreement, on September 5, 2012. Each of Party A's counsel and Party B's counsel sent markups of the draft merger agreement to Wachtell Lipton on September 14, 2012, and Wachtell Lipton sent revised drafts of the merger agreement to Party A's counsel on September 18, 2012 and to Party B's counsel on September 20, 2012. On September 20, 2012, Party B notified tw telecom that it had determined not to submit a final bid. On September 22, 2012, Party A also notified tw telecom that it had determined not to submit a final bid. Further discussions with representatives of Party A and Party B confirmed that neither party was willing to reconsider their decisions not to submit a final bid. Around the same time, rumors began to surface, which were then reflected in press reports, to the effect that tw telecom was in discussions with respect to a sale or business combination. In response to these rumors, Evercore received calls from financial advisors to two other parties, and representatives of one of these parties also contacted tw telecom, but no discussions resulted from these contacts. On September 25, 2012, the tw Board met to discuss these developments and determined not to proceed further in seeking a potential business combination. Thereafter, the tw Board continued its periodic reviews of strategic alternatives.

        On March 10, 2014, Jeff K. Storey, the president and chief executive officer of Level 3, and Ms. Herda both attended an investor conference and they briefly discussed recent developments in the industry. Mr. Storey suggested that they meet at a later date to continue this discussion. On April 2, 2014, Mr. Storey and Ms. Herda met to continue discussing industry developments and at that meeting Mr. Storey expressed interest in a potential business combination with tw telecom. Ms. Herda responded that she would discuss the possibility with the tw Board.

        On April 9, 2014, the tw Board met, together with tw telecom's management and representatives of Evercore and Wachtell Lipton. At the meeting, Ms. Herda reviewed with the tw Board the approach from Level 3 and the strategic rationale for a potential business combination with Level 3. The Evercore representatives provided a financial analysis of tw telecom as a stand-alone company and a potential business combination with Level 3, as well as a potential business combination with another third party (which we refer to as Party D). The representatives of Evercore and members of tw telecom's management expressed the view that a potential business combination with Party D would be highly uncertain because they anticipated that any transaction with Party D would not be an all-cash transaction and it would be inherently difficult to value the consideration given that Party D was not a publicly traded company, and because the business fit and potential synergies with tw telecom were doubtful. The representatives of Evercore also expressed the view that other parties, including Parties A, B and C, were not likely to be interested in a potential business combination with tw telecom at this time. Following discussion and review, the tw Board authorized management to communicate to Level 3 that tw telecom would be willing to consider a proposal from Level 3 for a business combination with tw telecom, in the event that Level 3 should determine to make a proposal. Thereafter, Ms. Herda indicated to Mr. Storey that the tw Board would be open to considering a proposal from Level 3. Mr. Storey indicated his intention to discuss the matter with the board of directors of Level 3 (which we refer to as the Level 3 Board) at meetings scheduled in May 2014.

        On May 15, 2014, the Level 3 Board met to discuss the possibility of pursuing a potential business combination transaction with tw telecom. At that meeting members of senior management of Level 3 reported to the Level 3 Board on the status of the industry, the strategic rationale for pursuing the potential transaction and the anticipated benefits of a potential transaction to Level 3 stockholders as well as a financial analysis of the proposed transaction. After discussion, it was the consensus of the Level 3 Board that Mr. Storey should continue to pursue the preliminary discussions with Ms. Herda and tw telecom to determine whether the parties could come to an agreement with respect to the potential transaction.

        On May 16, 2014, Mr. Storey met with Ms. Herda and proposed a business combination in which Level 3 would acquire tw telecom for consideration of 0.6304 of a share of Level 3 common stock and $9.25 in cash per share of tw telecom common stock. Mr. Storey said that Level 3 valued this consideration at $37.00 per share of tw telecom common stock, based on a trading price of $44.02 for the Level 3 common stock. He also said that the proposal contemplated adding tw telecom directors to the Level 3 Board, and that Level 3 desired to move quickly.

        On May 19, 2014, the tw Board met, together with tw telecom's management and representatives of Evercore and Wachtell Lipton, to discuss and evaluate Level 3's proposal. The Evercore representatives reviewed valuation analyses with respect to tw telecom and Level 3 and financial analyses of the Level 3 proposal. They reviewed with the tw Board potential responses to the proposal, as well as potential interest of other buyers, which they considered unlikely other than the possibility of Party D. Management and the advisors discussed with the tw Board the risks of contacting other parties, including the increased risk of leaks as had occurred in 2012, and the risk of resulting business disruption and potential negative impact on tw telecom's employees. They also reviewed the process that tw telecom had gone through in 2012, and noted that any merger agreement in connection with the potential transaction would be expected to include provisions regarding the conditions under which tw telecom could negotiate and accept a superior proposal if one were to be made after execution of the agreement. The tw Board discussed these presentations and analyses, including the valuation of the Level 3 common stock and the multiples reflected in the current trading price of the Level 3 common stock. Following these presentations and further discussions, the tw Board authorized Ms. Herda to communicate a counterproposal for a business combination at $42.00 per share of tw telecom common stock, with the mix of consideration and the calculation of the exchange ratio to be determined. The tw Board also determined not to authorize management to contact other parties at that time with respect to a potential business combination, given the risks of contacting other parties and the assessment with respect to the low likelihood of interest of other parties. Ms. Herda communicated the counterproposal to Mr. Storey on May 20, 2014.

        On May 22, 2014, at a regularly scheduled meeting of the Level 3 Board, Mr. Storey updated the Level 3 Board on the status of the discussions with Ms. Herda. The Level 3 Board agreed that Mr. Storey should continue discussions regarding the potential business combination. Following this meeting, Mr. Storey called Ms. Herda to suggest that the two companies engage in mutual due diligence to assist Level 3 in formulating a revised proposal.

        On May 23, 2014, the tw Board met, together with tw telecom's management and representatives of Evercore and Wachtell Lipton. Ms. Herda reviewed with the tw Board the response from Level 3 and the proposal to proceed with due diligence. After discussion, the tw Board authorized management to proceed with mutual due diligence. On May 27, 2014, tw telecom and Level 3 entered into a confidentiality agreement and conducted mutual due diligence over the course of the next few weeks, including all-day management meetings on May 30 and 31, 2014.

        On June 1, 2014, Ms. Herda and other members of tw telecom's management met with Mr. Storey and other members of Level 3's management to discuss tw telecom's counterproposal and a potential revised proposal from Level 3. Mr. Storey indicated that Level 3 would be willing to increase its proposal to $39.00 per share of tw telecom common stock, based on a 75% stock/25% cash mix of consideration and a fixed exchange ratio. Ms. Herda indicated that she did not believe this would be sufficient and suggested that she would be ready to discuss with the tw Board a proposal of $41.00 per share of tw telecom common stock. Following further discussion, Mr. Storey indicated that he would be willing to discuss with the Level 3 Board the possibility of a proposal at a consideration of 0.7 of a share of Level 3 common stock and $10.00 in cash per share of tw telecom common stock. Based on the closing price of the Level 3 common stock on May 30, 2014, the value of this proposal would be $40.56 per share of tw telecom common stock. Ms. Herda responded that she would be prepared to discuss such a proposal, were it made, with the tw Board.

        On June 4, 2014, the tw Board met, together with tw telecom's management and representatives of Evercore and Wachtell Lipton, to discuss, among other things, the possibility of a revised proposal from Level 3 at 0.7 of a share of Level 3 common stock and $10.00 in cash per share of tw telecom common stock, as well as to receive an update with respect to the mutual due diligence that the two companies had conducted. The management of tw telecom provided the tw

Board with a due diligence report with respect to Level 3, and the representatives of Evercore reviewed with the tw Board valuation analyses and a financial analysis of the potential proposal from Level 3, including an analysis of the Level 3 common stock to be offered in the proposal. Following these presentations and discussions, the tw Board authorized management to continue discussions with Level 3, including the negotiation of a potential merger agreement, subject to further review by the tw Board, on the basis of this potential proposal. On June 5, 2014, Ms. Herda called Mr. Storey to confirm that tw telecom was prepared to continue discussions and negotiations with Level 3.

        On June 6, 2014, the Level 3 Board held a meeting with members of Level 3 senior management. Mr. Storey updated the board members on recent discussions with Ms. Herda and informed the Level 3 Board that tw telecom was willing to continue discussions and negotiate a potential merger agreement on the basis of Level 3's potential proposal. The Level 3 Board authorized management to move forward with discussions based on this proposal and to seek to negotiate a merger agreement with tw telecom. Following this meeting, Mr. Storey called Ms. Herda to tell her that the Level 3 Board was willing to proceed with negotiations on the basis of a proposal contemplating consideration of 0.7 of a share of Level 3 common stock and $10.00 in cash per share of tw telecom common stock. Mr. Storey said that Willkie Farr & Gallagher LLP (which we refer to as Willkie Farr) would provide Wachtell Lipton with a draft merger agreement, which was provided later that day.

        From June 6, 2014 through June 15, 2014, tw telecom and Level 3, together with Wachtell Lipton and Willkie Farr, negotiated the terms of the proposed merger agreement, including exchanging markups of the agreement and in person and telephonic meetings to discuss the drafts. Among the issues that were negotiated were the consequences if Level 3 was not able to obtain financing for the transaction and, if there were to be a reverse termination fee payable if Level 3 was not able to obtain financing, the size of that fee; the outside date for completion of the transaction; the ability of either party to terminate to accept a superior proposal and the size of the breakup fees that would be payable in this event; the scope of the parties' representations and warranties and interim operating covenants; the level of board representation of the tw telecom directors on the Level 3 Board; and the retention arrangements for tw telecom employees. In addition, tw telecom required as part of the transaction that it obtain a voting agreement from STT Crossing. An initial draft of the voting agreement was provided to STT Crossing on June 9, 2014 and the terms of the voting agreement were negotiated with STT Crossing. During this period, tw telecom and Level 3 also continued and completed their mutual due diligence.

        On the afternoon of June 12, 2014, the tw Board met, together with tw telecom's management, and representatives of Evercore and Wachtell Lipton. At this meeting, management and the representatives of Evercore provided an update on discussions and further due diligence activities, noting that there were no remaining open due diligence items, and provided an update of selected financial analysis items. The representatives of Wachtell Lipton provided a preliminary overview of the merger agreement and voting agreement and discussed the material terms of both agreements with the tw Board.

        On June 13, 2014, the tw Board met again, together with tw telecom's management, and representatives of Evercore and Wachtell Lipton. At this meeting, the representatives of Wachtell Lipton reviewed in detail a summary of the proposed terms and conditions of the merger agreement, voting agreement and Level 3's draft financing commitment papers, and responded to questions from the tw Board. The tw Board discussed the details of the transaction and next steps.

        On June 14, 2014, the tw Board met again, together with tw telecom's management and representatives of Evercore and Wachtell Lipton. At this meeting, the tw telecom management reviewed again the strategic rationale and benefits of a business combination with Level 3. The representatives of Evercore presented detailed valuation analyses with respect to tw telecom and

Level 3, and a financial analysis of the proposed business combination based on the proposed consideration of 0.7 of a share of Level 3 common stock and $10.00 in cash per share of tw telecom common stock. The Evercore representatives said that Evercore would be prepared to deliver a fairness opinion with respect to the transaction if the agreements were finalized. Management and the advisors also updated the tw Board with respect to the outstanding issues under the merger agreement and voting agreement, including the size of the proposed fee that would be payable if Level 3 were not able to obtain financing for the transaction and the outside date for completion of the transaction.

        On June 15, 2014, the tw Board met, together with tw telecom's management, and representatives of Evercore and Wachtell Lipton, to consider approval of the proposed transaction. Members of tw telecom's management and the advisors reported on the proposed resolution of the issues that had been discussed the previous day. These included a proposed fee of $450 million that would be payable to tw telecom if Level 3 were not able to obtain financing for the transaction (which was a significant increase from Level 3's previous proposal), an outside date for completion of the transaction of nine months which now included, at tw telecom's request, an extension option of an additional three months if necessary to obtain regulatory approvals, and the finalization of the voting agreement. The representatives of Evercore confirmed that there had been no financial updates since their presentation the previous day, and rendered Evercore's oral opinion to the tw Board, which was later confirmed by delivery of a separate written opinion, dated June 15, 2014, that, as of such date, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations and other matters set forth therein, the merger consideration, consisting of the right to receive, for each tw telecom common share, 0.70 of a share of Level 3 of common stock and $10.00 in cash, was fair, from a financial point of view, to the holders of tw telecom common stock. After further discussion, including as to the matters discussed in the section entitled "tw telecom's Reasons for the Merger; Recommendation of the tw Board" beginning on page 59, the tw Board unanimously determined that the mergers and the merger agreement and the other transactions contemplated thereby are advisable and in the best interests of tw telecom and its stockholders, approved execution of the merger agreement and the voting agreement, and resolved to recommend that the tw telecom stockholders approve the adoption of the merger agreement.

        On June 15, 2014, the Level 3 Board held a meeting to take action on the proposed business combination. At the meeting members of senior management of Level 3 updated the Level 3 Board on the negotiation of the proposed merger with the management of tw telecom, and reviewed the valuation of tw telecom. Representatives of Willkie Farr discussed the fiduciary duties applicable to the Level 3 Board and reviewed in detail a summary of the proposed terms and conditions of the merger agreement, the voting agreement and the financing commitment papers. Representatives of Rothschild Inc. (which we refer to as Rothschild and which is not providing any financing in connection with the business combination and was engaged by Level 3 solely for the purpose of providing an opinion to the Level 3 Board as described below) reviewed for the Level 3 Board Rothschild's financial analyses of the merger consideration provided for in the proposed merger and answered questions from the directors with respect thereto. Rothschild then delivered its oral opinion, subsequently confirmed in writing, to the Level 3 Board that based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Rothschild as set forth in its opinion, the merger consideration proposed in the merger agreement was, as of the date of the opinion, fair, from a financial point of view, to Level 3. After additional discussions and deliberations including as to the matters discussed in the section entitled "Level 3's Reasons for the Mergers; Recommendation of the Level 3 Board", the Level 3 Board unanimously determined that the merger agreement, the mergers and the other transactions contemplated by the merger agreement, including the Level 3 stock issuance and the adoption of the Level 3 charter amendment, were advisable and fair to and in the best interests of Level 3 and its stockholders and approved the merger agreement, the mergers and the other transactions contemplated by the merger agreement. The Level 3 Board also resolved unanimously to recommend to Level 3's stockholders that they vote to approve the Level 3 stock issuance and approve the adoption of the Level 3 charter amendment.

        Following the conclusion of the Level 3 Board meeting, tw telecom, Level 3 and their respective counsel finalized the transaction documentation, and the parties executed the merger agreement and, with STT Crossing, executed the voting agreement on June 15, 2014. On the morning of June 16, 2014, the parties publicly released a joint announcement of the transaction.

tw telecom's Reasons for the Mergers; Recommendation of tw telecom's Board of Directors

        At a meeting held on June 15, 2014, the tw Board, by a unanimous vote, determined that the merger is in the best interests of tw telecom and its stockholders, and resolved that the merger agreement be submitted for consideration by the stockholders of tw telecom at a special meeting of stockholders and recommended that tw telecom's stockholders vote to adopt the merger agreement. In making its recommendation, the tw Board consulted with its legal and financial advisors and its senior management team at various times, and considered a number of factors, including the following principal factors that the tw Board believes support such determinations, approvals, resolutions and recommendations:

  •
  the expectation that the merger will leverage the highly complementary businesses and assets of Level 3 and tw telecom, solidifying the position of the combined company as a premier global communications provider and providing substantial benefits to both companies' customers by creating a stronger, more nimble, customer service-oriented competitor to meet customers' increasingly complex local, national and global communications needs;

  •
  the increasing competition, consolidation and potential further consolidation of other communication services providers, and the likely effects of these factors on the business, operations, management, financial condition and prospects of tw telecom were it to remain a stand-alone company;

  •
  tw telecom management's estimate, consistent with Level 3 management's estimate, that the merger (i) is expected to create substantial total annualized synergies of approximately $240 million, and that the net present value of the potential synergies is estimated to be approximately $2 billion, and (ii) is expected to be accretive to free cash flow per share after the first year following closing of the merger;

  •
  the fact that the implied value of the merger consideration of $39.56, based on the closing price per share of Level 3 common stock on June 12, 2014 (the last trading day before media reports of the possibility of a transaction appeared), represented:

  •
  a premium of 22.36% based on the June 12, 2014 closing price per share of tw telecom common stock of $32.33;

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  a premium of 22.84% based on the one-month average closing price per share of tw telecom common stock of $32.20;

  •
  a premium of 26.60% based on the three-month average closing price per share of tw telecom common stock of $31.25; and

  •
  a premium of 29.06% based on the six-month average closing price per share of tw telecom common stock of $30.65;

  •
  the oral opinion, subsequently confirmed in writing, of Evercore delivered to the tw Board that, as of June 15, 2014, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations and other matters set forth in its written opinion, the merger consideration was fair, from a financial point of view, to the holders of the outstanding shares of tw telecom common stock, as well as the related financial analyses presented by Evercore to the tw Board, as more fully described below in "The Mergers—Opinion of tw telecom's Financial Advisor" beginning on page 63; and

  •
  the belief, based on the analyses presented to and discussed by the tw Board, that the Level 3 common stock was reasonably valued at current trading prices notwithstanding the significant increase in the trading prices of the Level 3 common stock in recent months; and

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  the potential for further appreciation in value of Level 3 common stock following the completion of the merger due to synergies or otherwise, and the opportunity for tw telecom stockholders receiving shares of Level 3 common stock in the merger to participate in this appreciation.

        The tw Board also considered the likelihood that the merger would be completed, based on, among other things:

  •
  the fact that Level 3 had obtained committed debt financing for the transaction, the reputation of the financing sources, Level 3's history of successful financing transactions and the obligation of Level 3 to use its reasonable best efforts to obtain the debt financing;

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  the absence of a financing condition in the merger agreement;

  •
  the fact that the merger agreement provides that, in the event of a failure of Level 3 to obtain the financing, assuming all other conditions are met or are capable of being satisfied, Level 3 will pay to tw telecom a termination fee of $450 million;

  •
  the likelihood of obtaining regulatory approvals that are required to close the merger;

  •
  the fact that Level 3 had agreed to use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the merger under any applicable laws or regulations;

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  the fact that STT Crossing, a stockholder of Level 3, had entered into the voting agreement, pursuant to which STT Crossing has agreed to vote, subject to certain exceptions, the Level 3 common stock held by it in favor of the adoption of the Level 3 charter amendment and the Level 3 stock issuance;

  •
  the fact that, in the event of a termination of the merger agreement due to a change in the Level 3 Board recommendation or Level 3 accepting a superior proposal, Level 3 will pay tw telecom a termination fee of $350 million, plus tw telecom and its affiliates' expenses up to $10 million, as described under "The Merger Agreement—Termination Fees and Expenses; Liability for Breach" beginning on page 122; and

  •
  tw telecom's ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement, as described under "The Merger Agreement—Specific Performance" beginning on page 124 and to enforce specifically the terms of the merger agreement.

        The tw Board believed, after reviewing the merger agreement with its legal advisors, that the merger agreement offered reasonable assurances as to the likelihood of consummation of the merger, did not impose unreasonable burdens on tw telecom and would not preclude a superior proposal. In this regard, the tw Board particularly considered the following:

  •
  the ability of the tw Board, in certain circumstances, to change its recommendation to tw telecom stockholders in favor of the merger, including in the event of (i) a superior proposal, where the tw Board may take into account a number of factors in determining whether such offer is "superior," or (ii) certain intervening events not known or reasonably foreseeable to the tw Board at or prior to the time the merger agreement was entered into;

  •
  the judgment of the tw Board that the termination fee of $200 million, plus Level 3 and its affiliates' expenses up to $10 million, as described under "The Merger Agreement—Termination Fees and Expenses; Liability for Breach" beginning on page 122, payable by tw telecom to Level 3 in the event of a termination of the merger agreement due to a change in the tw Board recommendation or tw telecom accepting a superior proposal, would not preclude potential superior offers;

  •
  the ability of the tw Board in certain circumstances to provide material nonpublic information to, and engage in negotiations with, a third party that makes an unsolicited acquisition proposal that would reasonably be expected to lead to a superior proposal; and

  •
  the rights of dissenting stockholders, if any, to demand to be paid the fair value of their shares of tw telecom common stock under Section 262 of the DGCL (which we refer to as Section 262).

        In addition to considering the factors described above, the tw Board also considered the following factors:

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  the business, operations, management, financial condition, earnings and prospects of tw telecom;

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  the business, operations, management, financial condition, earnings and prospects of Level 3;

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  the results of tw telecom management's due diligence review of Level 3 and the reputation, business practices and experience of Level 3 and its management;

  •
  the potential strategic alternatives available to tw telecom, including the possibility of remaining a stand-alone company in a consolidating industry with less scale than many of its much larger competitors, the projected financial results of tw telecom as a stand-alone company, and the belief of the tw Board that no other alternatives reasonably available to tw telecom were likely to create a greater value for tw telecom stockholders than the merger;

  •
  the fact that, based on the fixed exchange ratio of 0.7 shares of Level 3 common stock for each tw telecom common share, the tw telecom stockholders would benefit from any increase in the trading price of Level 3 common shares prior to completion of the merger;

  •
  the fact that, because tw telecom stockholders will own approximately 29% of the outstanding shares of Level 3 common stock immediately following completion of the merger, such tw telecom stockholders would have the opportunity to participate in the future performance of the combined company;

  •
  the fact that the mergers are expected to be treated as a reorganization within the meaning of Section 368(a) of the Code;

  •
  the ability of tw telecom to implement employee retention and benefit arrangements to address employee retention pending completion of the merger;

  •
  the fact that the merger agreement permits tw telecom, subject to certain limitations, to operate in the ordinary course of business and to take the actions reasonably necessary to implement its current operating plan during the period prior to completion of the merger; and

  •
  the timing considerations with respect to the completion of the merger.

        The tw Board also weighed the factors described above against a number of risks and other factors identified in its deliberations as weighing negatively against the merger, in particular:

  •
  the fact that, because a substantial part of the merger consideration is payable in shares of Level 3 common stock in accordance with a fixed exchange ratio, tw telecom stockholders will be adversely affected by any decrease in the trading price of Level 3 common stock prior to completion of the merger, and may receive less value for their shares of tw telecom common stock upon completion of the merger than calculated based on the price of the Level 3 common stock at the time the tw Board approved the merger agreement, taking into account, however, that a portion of the merger consideration is payable in cash and will not be affected by a decrease in the stock price of shares of Level 3 common stock;

  •
  the risk that the trading price of Level 3 common stock could be adversely impacted in the event of decreases in Level 3's revenue, EBITDA, profit margins or free cash flow or other factors before or after the closing of the merger;

  •
  the risk that governmental entities may not approve the merger, or may impose conditions on tw telecom or Level 3 in order to gain approval for the merger that may adversely impact the ability of the combined business to realize the synergies that are projected to occur in connection with the merger;

  •
  the risk that the merger would not occur if the financing contemplated by the debt commitment letter, described under "The Mergers—Financing Related to the Mergers" beginning on page 98, or alternative financing, is not obtained, or that the merger might not be completed for other reasons;

  •
  risks associated with Level 3's substantial indebtedness and the anticipated need to refinance such indebtedness as it comes due;

  •
  the risk that certain key members of senior management might choose not to remain employed with the combined business after the merger, notwithstanding the change of control employment agreements described below;

  •
  the challenges generally inherent in combining the businesses, operations and workforces of two communications companies, including the interaction of product and service lines, sales teams, service delivery processes, cash management processes, operating and business support systems and other critical business functions;

  •
  the fact that forecasts of future results of operations and synergies are necessarily estimates based on assumptions, and that for these and other reasons there is a risk of not realizing anticipated performance or capturing anticipated operational synergies and cost savings between tw telecom and Level 3 and the risk that other anticipated benefits might not be realized;

  •
  the potential negative effect that the pendency of the merger, or a failure to complete the merger, could have on tw telecom's business and relationships with its employees, customers and suppliers;

  •
  the restrictions on the conduct of tw telecom's business prior to the completion of the merger, which may delay or prevent tw telecom from undertaking business opportunities that may arise outside the ordinary course of business or certain other actions it might otherwise take with respect to its operations pending completion of the merger, including financing activities;

  •
  the possible impact on other potential acquirors of the termination fee of $200 million and up to $10 million of Level 3's expenses that would be payable by tw telecom if it terminates the merger agreement to accept a superior proposal; and

  •
  other risks of the type and nature described under "Risk Factors" beginning on page 39 and the matters described under "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 37.

        In considering the recommendation of the tw Board with respect to the proposal to adopt the merger agreement, you should be aware that tw telecom directors and executive officers may have interests in the merger that are different from, or in addition to, yours. The tw Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of tw telecom. See the section entitled "The Mergers—Interests of tw telecom Directors and Executive Officers in the Mergers" beginning on page 78.

        The foregoing discussion of the information and factors considered by the tw Board in reaching its conclusions and recommendations is not intended to be exhaustive, but includes the material factors considered by the directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the tw Board did not find it practicable, and did not attempt, to quantify, rank or assign any relative or specific weights to the various factors considered in reaching its determination and making its recommendation. In addition, individual directors may have given different weights to different factors. The tw Board considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.

        The tw Board recommends that you vote "FOR" the merger proposal, "FOR" the tw telecom adjournment proposal and "FOR" the compensation proposal.

 Opinion of tw telecom's Financial Advisor

  Opinion of Evercore Group L.L.C.

        In connection with the mergers, the tw Board retained Evercore to act as financial advisor to the tw Board. In connection with this engagement, the tw Board requested that Evercore evaluate the fairness, from a financial point of view, of the merger consideration to be received by tw telecom's stockholders in connection with the mergers. On June 15, 2014, at a meeting of the tw Board held to evaluate the proposed transactions, Evercore delivered to the tw Board an oral opinion, confirmed by delivery of a written opinion later that day, that, as of June 15, 2014, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations and other matters set forth therein, the merger consideration to be received by tw telecom's stockholders was fair, from a financial point of view, to such stockholders.

        The full text of Evercore's written opinion, dated June 15, 2014, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated by reference in its entirety into this proxy statement/prospectus and is available for inspection and copying at tw telecom's principal executive offices. You are urged to read Evercore's opinion carefully and in its entirety. Evercore's opinion was addressed to, and provided for the information and benefit of, the tw Board (in its capacity as such), in connection with its evaluation of the fairness of the merger consideration to tw telecom's stockholders from a financial point of view, and did not address any other aspects or implications of the mergers. Evercore's opinion should not be construed as creating any fiduciary duty on Evercore's part to any party, and such opinion is not intended to be, and does not constitute, a recommendation to the tw Board or to any other persons in respect of the mergers, including as to how any holder of shares of tw telecom common stock should act or vote in respect of the mergers. Evercore's opinion does not address the relative merits of the mergers as compared to any other business or financial strategies that might be available to tw telecom, nor does it address the underlying business decision of tw telecom to engage in the mergers. Finally, Evercore expressed no opinion as to the price at which shares of tw telecom or Level 3 would trade at any time. The summary of Evercore's opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex B to this proxy statement/prospectus.

        In connection with rendering its opinion, Evercore, among other things:

  •
  reviewed certain publicly available business and financial information relating to Level 3 and tw telecom deemed to be relevant, including publicly available research analysts' estimates;

  •
  reviewed certain non-public historical financial and operating data relating to Level 3 prepared and furnished to tw telecom by management of Level 3;

  •
  reviewed certain non-public projected financial data relating to Level 3 prepared and furnished to tw telecom by the management of Level 3 (which we refer to as the Level 3 management case);

  •
  reviewed certain non-public projected financial data relating to tw telecom prepared and furnished to Evercore by the management of tw telecom (which we refer to as the tw telecom management case);

  •
  reviewed certain projected financial data based on public research analyst reports relating to Level 3 with certain adjustments made by tw telecom's management to reflect alternative business assumptions (which we refer to as the Research Derived Projections);

  •
  discussed the past and current operations, financial projections and current financial condition of Level 3 with the management of tw telecom and Level 3 (including their views on the risks and uncertainties of achieving such projections);

  •
  reviewed the amount, timing and use of the synergies expected by tw telecom's management to result from the mergers (which we refer to as the tw telecom management synergies), as well as incremental integration costs expected by tw telecom to be incurred in connection with the mergers, each as estimated by the management of tw telecom;

  •
  reviewed, the amount, timing and use of certain tax attributes of Level 3, tw telecom and the combined company as estimated by the management of tw telecom;

  •
  reviewed the reported prices and the historical trading activity of the Level 3 common stock and tw telecom common stock;

  •
  compared the financial performance of tw telecom and Level 3 and their stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

  •
  reviewed certain valuation multiples relating to the mergers with those of certain other transactions that Evercore deemed relevant;

  •
  reviewed the pro forma impact of the mergers on Level 3;

  •
  reviewed a draft of the merger agreement dated June 15, 2014, which was in substantially final form and from which Evercore assumed the final form will not differ in any respect material to its analysis; and

  •
  performed such other analyses and examinations and considered such other factors as Evercore deemed appropriate.

        For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and assumed no liability therefor. With respect to the Level 3 management case, prepared and furnished to tw telecom by the management of Level 3, Evercore assumed that it was reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of the management of Level 3, as to the future financial performance of Level 3. With respect to tw telecom management case and the Research Derived Projections, each prepared and furnished to Evercore by the management of tw telecom, Evercore assumed that they each were reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of the management of tw telecom as to the future financial performance of tw telecom and Level 3. With respect to the tw telecom management synergies, Evercore assumed that it was reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of the management of tw telecom as to the amount, timing and achievability of the tw telecom management synergies. Evercore expresses no view as to any projected financial data relating to tw telecom, Level 3, the tw telecom management synergies or the assumptions on which they are based. See "The Mergers—Certain tw telecom Prospective Financial Information" beginning on page 76 and "The Mergers—Certain Level 3 Prospective Financial Information" beginning on page 93.

        For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the mergers will be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the mergers will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on tw telecom or the consummation of the mergers or materially reduce the benefits of the mergers to tw telecom's stockholders. Evercore assumed the executed merger agreement would not differ in any respect material to its analysis from the draft merger agreement dated June 15, 2014.

        Evercore did not make nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of tw telecom, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of tw telecom under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore's opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of its opinion. It should be understood that subsequent developments may affect Evercore's opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

        Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness of the merger consideration, from a financial point of view, to tw telecom's stockholders entitled to receive such merger consideration pursuant to the merger agreement. Evercore did not express any view on, and its opinion did not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of certain excluded shares or any other securities, creditors or other constituencies of tw telecom, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of tw telecom, or any class of such persons, whether relative to the consideration in the mergers or otherwise. Evercore assumed that any modification to the structure of the mergers will not vary in any respect material to its analysis. Evercore's opinion did not address the relative merits of the mergers as compared to other business or financial strategies that might be available to tw telecom, nor did it address the underlying business decision of tw telecom to engage in the mergers. Evercore expressed no opinion as to the price at which shares of tw telecom or Level 3 would trade at any time. Evercore's opinion noted that Evercore is not a legal, regulatory, accounting or tax expert and that Evercore assumed the accuracy and completeness of assessments by tw telecom and its advisors with respect to legal, regulatory, accounting and tax matters.

        Except as described above, the tw Board imposed no restriction or limitation on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. Evercore's opinion was only one of many factors considered by the tw Board in its evaluation of the mergers and should not be viewed as determinative of the views of the tw Board with respect to the mergers or the merger consideration.

        Set forth below is a summary of the material financial analyses reviewed by Evercore with the tw Board on June 15, 2014, in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before June 12, 2014 (the last trading day before media reports of the possibility of a transaction appeared, which we refer to as the Unaffected Date), and is not necessarily indicative of current market conditions.

        The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to understand fully the financial analyses performed by Evercore. The tables alone do not constitute a complete description of the financial analyses performed by Evercore. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore's financial analyses.

        In conducting its analysis, Evercore used various methodologies to review the valuation of each of Level 3 and tw telecom on a stand-alone basis and Level 3 and tw telecom on a relative basis, to assess the fairness of the merger consideration to be received by tw telecom's stockholders. Specifically, Evercore conducted analyses of historical share price, research analyst price targets, selected precedent premia, selected publicly traded companies, selected precedent transactions, discounted cash flow, present value of future share price, implied exchange ratio (based upon selected publicly traded companies, precedent transactions, discounted cash flow, and present value of future share price) and has / gets analysis. In conducting its analysis, Evercore utilized three sets of financial projections: (1) the tw telecom management case, (2) the Level 3 management case and (3) the Research Derived Projections, which were derived from certain projected financial data based on public research analyst reports relating to Level 3 through 2016 and that were adjusted by tw telecom's management to reflect a more conservative forward-looking case of Level 3 and to generate projections for 2017 and 2018 consistent with the assumptions made for the earlier years. Estimates for 2014 Adjusted EBITDA in the Research Derived Projections were based on the mid-point of Level 3 management's public guidance. See "The Mergers—Certain tw telecom Prospective Financial Information" beginning on page 76 and "The Mergers—Certain Level 3 Prospective Financial Information" beginning on page 93. The Research Derived Projections are as follows:

($ in millions) Research Derived Projections	FY2014	FY2015	FY2016	FY2017	FY2018
Revenue	$6,503	$6,703	$6,909	$7,118	$7,327
Adjusted EBITDA(1)	$1,835	$1,982	$2,151	$2,252	$2,353
Capex	$813	$838	$864	$890	$916
Adjusted EBITDA less Capex	$1,022	$1,144	$1,287	$1,362	$1,438

(1)
Adjusted EBITDA excludes non-cash impairment charges and non-cash stock compensation.

Valuation of Level 3

Historical Trading Range Analysis

        Evercore reviewed, for reference and informational purposes only, the public trading prices for Level 3 common stock for the twelve months ended on the Unaffected Date. Evercore noted that, during this period, the closing trading price of the Level 3 common stock ranged from a low of $19.71 to a high of $44.77. Evercore compared the results of this analysis to the $42.23 per share price of the Level 3 common stock on the Unaffected Date.

Analyst Price Targets Range Analysis

        Evercore analyzed, for reference and informational purposes only, Wall Street equity research analyst estimates of potential future value for common stock (commonly referred to as price targets) of Level 3 based on publicly available equity research published on Level 3. Evercore noted that the range of equity analyst price targets of the Level 3 common stock as of the Unaffected Date ranged from $37.00 to $51.00 per share, with an average price target of $47.00 per share. Evercore compared the results of this analysis to the $42.23 per share price of the Level 3 common stock on the Unaffected Date. The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices of the Level 3 common stock and these estimates are subject to uncertainties, including the future financial performance of Level 3 and future market conditions.

Peer Trading Analysis

        Evercore reviewed and compared certain financial and operating information relating to tw telecom, Level 3 and Cogent Communications (which we refer to as Cogent). Although Cogent is not directly comparable to tw telecom or Level 3, it was chosen because it has certain characteristics that are similar to those of tw telecom or Level 3. Based on Evercore's professional judgment and experience in the enterprise telecommunications industry, Evercore considers these three publicly traded companies as the most relevant peer companies.

        For each of tw telecom, Level 3 and Cogent, Evercore calculated and analyzed the ratios of total enterprise value (which we refer to as TEV) (which represents market capitalization plus the total outstanding debt plus preferred stock and minority interest, less cash and cash equivalents balance) to Adjusted EBITDA, which is commonly referred to as TEV / Adjusted EBITDA multiple, for each of tw telecom's, Level 3's and Cogent's estimated calendar year 2014.

        The multiples for tw telecom, Level 3 and Cogent were calculated using the closing price of their respective common stock on the Unaffected Date and were based on, and derived from, publicly available information, publicly available research estimates published by independent equity research analysts associated with various Wall Street firms.

        The mean and median trading multiples are set forth below.

TEV / Adjusted EBITDA
2014
Mean	11.3x
Median	10.7x

        Evercore applied a 10.0x to 12.0x 2014 Adjusted EBITDA multiple to determine an implied equity value per share range, under the Level 3 management case, of $43.18 to $57.38 per share of the Level 3 common stock. Evercore compared the results of this analysis to the $42.23 per share price of the Level 3 common stock on the Unaffected Date. Evercore selected the range of multiples reflected above based on Evercore's professional judgment and experience in the enterprise telecommunications industry.

Discounted Cash Flow Analysis

        Evercore performed a discounted cash flow analysis of Level 3 in order to derive implied per share equity reference ranges for the Level 3 common stock as of June 30, 2014. A discounted cash flow analysis is a valuation methodology used to derive a valuation of an asset by calculating the present value of estimated future cash flows to be generated by the asset. Present value refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Evercore performed a discounted cash flow analysis for Level 3 by adding (1) the present value of Level 3's projected after-tax unlevered free cash flows from June 30, 2014 through 2018 to (2) the present value of certain net operating losses of Level 3 to (3) the present value of the terminal value of Level 3 as of the end of fiscal year 2018. For each period, unlevered free cash flow was derived as follows: Adjusted EBITDA plus certain non-cash adjustments less taxes less capital expenditures less changes in working capital, where changes in working capital can either be positive or negative. Terminal value refers to the value at a particular point in time of all future cash flows to be generated by an asset. Evercore used a discount rate range of 7.5% to 8.5% (which was selected by Evercore based upon an analysis of the weighted average cost of capital of Level 3) and terminal value range based on applying an 8.0x to 10.0x Adjusted EBITDA multiple (which was selected by Evercore based upon its professional judgment and experience in the enterprise telecommunications industry) to Level 3's 2018 projected Adjusted EBITDA. Performing this analysis on each of the Level 3 management case and the Research Derived Projections and assuming an 8% discount rate and a range of terminal Adjusted EBITDA multiples of 8.0x to 10.0x, Evercore derived the following range of implied equity values per share for Level 3:

Implied Equity Value Per Share
Research Derived Projections	$41.42 - 54.22
Level 3 management case	$49.11 - 63.71

        Evercore compared the results of this analysis to the $42.23 per share price of the Level 3 common stock on the Unaffected Date.

Net Present Value of Future Share Price Analysis

        Evercore calculated illustrative future stock prices of Level 3 by applying a forward multiple range of 8.5x to 9.9x, (Evercore selected this range based on a forward Adjusted EBITDA multiple of Level 3 of 9.9x on the Unaffected Date and an average historical Forward Adjusted EBITDA multiple of Level 3 of 8.5x), to estimated calendar years 2015 to 2018 Adjusted EBITDA (which we refer to as Forward Adjusted EBITDA) of Level 3 based on the Level 3 management case and the Research Derived Projections, and adjusting the resulting TEV by the estimated net debt based on the Level 3 management case and the Research Derived Projections to derive future Equity Value and dividing it by fully-diluted shares outstanding to derive future stock prices. These illustrative future stock prices were discounted back to June 30, 2014, using a discount rate of 10.0%, taking into consideration, among other things, a cost of equity calculation. This analysis indicated the following approximate range of implied equity values per share for Level 3:

Implied Equity Value Per Share
Research Derived Projections	$36.00 - 49.00
Level 3 management case	$38.00 - 58.00

        Evercore compared the results of this analysis to the $42.23 per share price of the Level 3 common stock on the Unaffected Date.

Valuation of tw telecom

Historical Trading Range Analysis

        Evercore reviewed, for reference and informational purposes only, the public trading prices for tw telecom common stock for the twelve months ended on the Unaffected Date. Evercore noted that, during this period, the closing trading price of tw telecom common stock ranged from a low of $25.83 to a high of $33.70. Evercore compared the results of this analysis to the $39.56 implied per share merger consideration as of the Unaffected Date, noting that the implied merger consideration is above the historical trading range. Evercore also compared the results of this analysis to the $32.33 per share price of tw telecom common stock on the Unaffected Date.

Analyst Price Targets Range Analysis

        Evercore analyzed, for reference and informational purposes only, Wall Street equity research analyst estimates of price targets of tw telecom based on publicly available equity research published on tw telecom. Evercore noted that the range of equity analyst price targets of tw telecom common stock as of the Unaffected Date ranged from $30.00 to $40.00 per share, with an average price target of $34.25 per share. Evercore compared the results of this analysis to the $39.56 implied per share merger consideration as of the Unaffected Date, noting that the implied merger consideration is within the range of implied analyst price targets. Evercore also compared the results of this analysis to the $32.33 per share price of tw telecom common stock on the Unaffected Date. The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for tw telecom common stock and these estimates are subject to uncertainties, including the future financial performance of tw telecom and future market conditions.

Premiums Paid Analysis

        Evercore reviewed, for reference and informational purposes only, the premiums paid for U.S. targets with enterprise values greater than $1 billion in TEV since 2007. Using information from Securities DataCompany, a data source that monitors and publishes information on merger and acquisition transactions, the following categories were considered (i) stock consideration only (which we refer to as stock transactions), of which there were 33, (ii) cash and stock mixed consideration (which we refer to as cash and stock transactions), of which there were 89, and (iii) cash and stock mixed consideration where the stock component was over 75% of the total consideration (which we refer to as >75% Stock Transactions), of which there were 13.

        Premiums paid were calculated as the percentage by which the per share consideration paid in each such transaction exceeded the closing price per share of the target companies one day, one week and four weeks prior to transaction announcements. The results of this analysis are provided in the table below:

	1 Day Prior	1 Week Prior	4 Weeks Prior
Stock Transactions
Mean	13.9%	16.1%	23.3%
Median	15.5%	17.2%	22.5%
Cash and Stock Transactions
Mean	28.9%	30.4%	31.8%
Median	27.9%	30.3%	28.6%
>75% Stock Transactions
Mean	23.3%	28.3%	21.7%
Median	16.3%	18.1%	19.8%

        Evercore applied each mean / median percentage premium to tw telecom's closing price per share 1 Day, 1 Week and 4 Weeks prior to the Unaffected Date to derive the implied equity value per share range. This analysis indicated a per share range of implied equity value for tw telecom of $36.22 to $42.67. Evercore compared the results of this analysis to the $39.56 implied per share merger consideration as of the Unaffected Date, noting that the implied merger consideration is within the range of implied premiums paid. Evercore also compared the results of this analysis to the $32.33 per share price of tw telecom common stock on the Unaffected Date.

Precedent Transactions Analysis

        Evercore reviewed implied transaction data for 14 transactions since 2010 involving target companies that Evercore deemed to have certain characteristics that are similar to those of tw telecom, more specifically, enterprise telecommunications / fiber asset transactions, although Evercore noted that none of the selected transactions or the selected companies that participated in the selected transactions are directly comparable to the proposed mergers. Evercore considered the most relevant transactions to be those with Total Enterprise Value of more than $1 billion. The selected transactions are set forth in the table below:

($ in millions) Acquiror	Target	Announcement Date	Total Enterprise Value
Time Warner Cable Inc.	Dukenet Communications, LLC	10/2013	$600
Berkshire Partners, LLC	Lightower Fiber Networks LLC/ Sidera Networks, Inc.	12/2012	2,000
Zayo Group, LLC	First Telecom Services LLC	10/2012	110
Zayo Group, LLC	FiberGate, Inc.	6/2012	118
Zayo Group, LLC	AboveNet, Inc.	3/2012	2,189
Zayo Group, LLC	360networks holdings (USA) inc.	10/2011	332
The Gores Group, LLC	Alpheus Communications LLC	9/2011	150
Level 3 Communications, Inc.	Global Crossing Limited	4/2011	3,001
Zayo Group, LLC	American Fiber Systems, Inc.	6/2010	114
Lightower Fiber Networks LLC	Lexent Metro Connect, LLC	9/2010	110
Court Square Capital Partners	Fibertech Networks, LLC	8/2010	535
Windstream Corporation	Kentucky Data Link, Norlight, Inc.	8/2010	782
NTELOS Holding Corp.	FiberNet business of One Communications Corp.	7/2010	170
ABRY Partners	RCN Corporation	3/2010	527

        The mean and median transaction value to Adjusted EBITDA multiples for the selected transactions were 9.2x and 8.7x respectively. Evercore reviewed the historical multiples paid in the selected transactions and derived a range of relevant implied multiples of TEV to Forward Adjusted EBITDA of 9.0x to 12x, based on Evercore's professional judgment and experience in enterprise telecommunications industry. This analysis indicated a per share range of implied equity value for tw telecom of $25.08 to $37.22. Evercore compared the results of this analysis to the $39.56 implied per share merger consideration as of the Unaffected Date, noting that the implied merger consideration is above the implied range of precedent transactions. Evercore also compared the results of this analysis to the $32.33 per share price of tw telecom common stock on the Unaffected Date.

Peer Trading Analysis

        Evercore reviewed and compared certain financial and operating information relating to tw telecom, Level 3 and Cogent. Although Cogent is not directly comparable to tw telecom or Level 3, it was chosen because it has certain characteristics that are similar to those of tw telecom or Level 3. Based on Evercore's professional judgment and experience in the enterprise telecommunications industry, Evercore considers these three publicly traded companies as the most relevant peer companies.

        For each of tw telecom, Level 3 and Cogent, Evercore calculated and analyzed the ratios of TEV to Adjusted EBITDA for each of tw telecom's, Level 3's and Cogent's estimated calendar year 2014.

        The multiples for tw telecom, Level 3 and Cogent were calculated using the closing price of their respective common stock on the Unaffected Date and were based on, and derived from, publicly available information, including publicly available research estimates published by independent equity research analysts associated with various Wall Street firms.

        The mean and median trading multiples are set forth below.

TEV / Adjusted EBITDA
2014
Mean	11.3x
Median	10.7x

        Evercore applied a 10.0x to 13.0x 2014 Adjusted EBITDA multiple to determine an implied equity value range, under the tw telecom management case, of $29.13 to $41.27 per share of tw telecom common stock. For the definition of Adjusted EBITDA, please see "Certain tw telecom Prospective Financial Information" beginning on page 76. Evercore compared the results of this analysis to the $39.56 implied per share merger consideration as of the Unaffected Date, noting that the implied merger consideration is within the range of implied peer trading. Evercore also compared the results of this analysis to the $32.33 per share price of tw telecom common stock on the Unaffected Date. Evercore selected the range of multiples reflected above based on Evercore's professional judgment and experience in the enterprise telecommunications industry.

Discounted Cash Flow Analysis

        Evercore performed a discounted cash flow analysis of tw telecom in order to derive implied per share equity reference ranges for tw telecom common stock as of June 30, 2014. Evercore performed a discounted cash flow analysis for tw telecom by adding (1) the present value of tw telecom's projected after-tax unlevered free cash flows from June 30, 2014 through 2019 to (2) the present value of certain net operating losses of tw telecom to (3) the present value of the terminal value of tw telecom as of the end of fiscal year 2019. For each period, unlevered free cash flow was derived as follows: Adjusted EBITDA plus certain non-cash adjustments less taxes less capital expenditures less changes in working capital, where changes in working capital can either be positive or negative. Evercore used a discount rate range of 7.5% to 8.5% (which was selected by Evercore based upon an analysis of the weighted average cost of capital of tw telecom) and terminal value range based on applying an 8.0x to 10.0x Adjusted EBITDA multiple (which was selected by Evercore based upon its professional judgment and experience in the enterprise telecommunications industry) to tw telecom's 2019 projected Adjusted EBITDA. This analysis was performed using the analysis from the tw telecom management case. Using this analysis and assuming 7.5% discount rate and a range of terminal Adjusted EBITDA multiples of 8.0x to 10.0x, Evercore derived a per share range of implied equity value for tw telecom of $32.59 to $41.78. Evercore compared the results of this analysis to the $39.56 implied per share merger consideration as of the Unaffected Date, noting that the implied merger consideration is within the range of implied discounted cash flows. Evercore also compared the results of this analysis to the $32.33 per share price of tw telecom common stock on the Unaffected Date.

Net Present Value of Future Share Price Analysis

        Evercore calculated illustrative future stock prices of tw telecom by applying a forward multiple range of 8.5x to 10.7x (Evercore selected this range based on forward Adjusted EBITDA multiple of tw telecom of 10.7x on the Unaffected Date and an average historical Forward Adjusted EBITDA multiple of tw telecom 8.5x), to estimated calendar years 2015 to 2018 Forward Adjusted EBITDA of tw telecom based on the tw telecom management case, and adjusting the resulting TEV by the estimated net debt based on the tw telecom management case to derive future Equity Value and dividing it by fully-diluted shares outstanding to derive future stock prices. These illustrative future stock prices were discounted back to June 30, 2014, using a discount rate of 10.0%, taking into consideration, among other things, a cost of equity calculation. Using this analysis, Evercore derived an approximate per share range of implied equity value for tw telecom of $26.00 to $44.00. Evercore compared the results of this analysis to the $39.56 implied per share merger consideration as of the Unaffected Date, noting that the implied merger consideration is within the range of implied future stock prices. Evercore also compared the results of this analysis to the $32.33 per share price of tw telecom common stock on the Unaffected Date.

Implied Exchange Ratio Analysis

        Evercore analyzed the implied exchange ratios from the valuation techniques utilized for the valuation of tw telecom and Level 3. These valuation techniques included Analyst Price Targets Range Analysis, Premiums Paid Analysis, Precedent Transactions Analysis, Peer Trading Analysis, Discounted Cash Flow Analysis and Net Present Value of Future Share Price Analysis. The Analyst Price Targets Range and Premiums Paid analyses were included for informational and reference purposes only. For the Analyst Price Targets Range Analysis, Evercore compared the high value for Level 3 to the high value for tw telecom, and the low value for Level 3 to the low value for tw telecom. For the Premiums Paid Analysis and Precedent Transactions Analysis, Evercore compared the high value for tw telecom to Level 3's share price on the Unaffected Date, and the low value of tw telecom to Level 3's share price on the Unaffected Date. For the Peer Trading Analysis, Evercore compared the high value for Level 3 to the low value for tw telecom, and the low value for Level 3 to the high value for tw telecom. For the Discounted Cash Flow Analysis and Net Present Value of Future Share Price Analysis, Evercore compared the high value for tw telecom to the midpoint value for Level 3, and the low value for tw telecom to the midpoint value for Level 3. Evercore selected these comparisons based on its professional judgment and experience in the enterprise telecommunications industry. All of the exchange ratios below are calculated on the basis of $10.00 per share of tw telecom common stock in cash consideration. The resulting exchange ratios were as follows:

	Low Value Exchange Ratio	High Value Exchange Ratio
Analyst Price Targets Range Analysis	0.541x	0.588x
Premiums Paid Analysis	0.621x	0.774x
Precedent Transactions Analysis	0.357x	0.645x
Peer Trading Analysis	0.333x	0.724x
Discounted Cash Flow Analysis
tw telecom management case / Research Derived Projections	0.472x	0.665x
tw telecom management case / Level 3 management case	0.401x	0.563x
Net Present Value of Future Share Price Analysis
tw telecom management case / Research Derived Projections	0.376x	0.800x
tw telecom management case / Level 3 management case	0.333x	0.708x

        Evercore compared the results of the foregoing analyses to the proposed exchange ratio of 0.7000 of a share of Level 3 common stock for each issued and outstanding share of tw telecom common stock, other than dissenting shares, noting that the proposed exchange ratio was within or above the range of the implied exchange ratios for each of the valuation techniques reviewed by Evercore.

Has/Gets Analysis

        Evercore also reviewed the following metrics for tw telecom both on a stand-alone and pro forma (for the mergers) basis:

  •
  Implied per share equity value based on market value analysis

  •
  Implied per share equity value based on discounted cash flow analysis

  •
  Implied per share equity value based on net present value of future share price analysis

        With respect to the implied per share equity value based on the market value analysis, the stand-alone value was based on tw telecom's share price as of the Unaffected Date. The pro forma implied equity value per share was equal to the quotient obtained by dividing (A) the sum of (1) 27.5% (tw telecom's stockholders' pro forma ownership of the combined company) multiplied by an amount equal to the sum of (i) the pro forma equity value calculated by adding tw telecom's market value to Level 3's market value as of Unaffected Date plus (ii) the present value of the estimated tw management synergies, plus (iii) the net present value of the value of accelerated use of certain net operating losses as a result of the business combination, less (iv) the estimated transaction expenses, less (v) the cash payment to tw telecom's stockholders, and (2) the cash payment to tw telecom's stockholders by (B) the fully diluted shares outstanding of tw telecom common stock.

        With respect to the implied per share equity value based on the discounted cash flow analysis, Evercore assumed an 8.0% weighted average cost of capital and 9.0x terminal multiple for Level 3 and a 7.5% weighted average cost of capital and 9.0x terminal multiple for tw telecom, which were based on Evercore's professional judgment and experience in the enterprise telecommunications industry. The pro forma implied equity value per share was equal to the quotient obtained by dividing (A) the sum of (1) 27.5% (tw telecom's stockholders' pro forma ownership of the combined company) multiplied by an amount equal to the sum of (i) tw telecom's stand-alone discounted cash flow implied equity value, plus (ii) Level 3's stand-alone discounted cash flow implied equity value using the Level 3 management case or the Research Derived Projections as the case may be, plus (iii) the present value of the estimated tw management synergies, plus (iv) the net present value of the value of accelerated use of certain net operating losses as a result of the business combination, less (v) estimated transaction expenses, less (vi) the cash payment to tw telecom's stockholders, and (2) the cash payment by (B) the fully diluted shares outstanding of tw telecom common stock.

        With respect to the implied per share equity value based on the net present value of future share price analysis, Evercore assumed a 10.7x Forward Adjusted EBITDA multiple for tw telecom (based on tw telecom's Forward Adjusted EBITDA multiple as of the Unaffected Date) and a 10.1x Forward Adjusted EBITDA multiple for the combined company (based on weighted blended Forward Adjusted EBITDA multiple of Level 3 and tw telecom as of the Unaffected Date). For purposes of this analysis, Evercore compared the net present value of future share prices of tw telecom at the end of 2015 and at the end of 2017 to the net present value of the pro forma future equity value per share at the end of 2015 and 2017. The pro forma net present value of future share price was obtained by dividing (A) the sum of (1) 27.5% (tw telecom's stockholders' pro forma ownership of the combined company) multiplied by the pro forma future equity value discounted to June 30, 2014 by 10% (taking into consideration, among other things, a cost of equity calculation) and (2) the cash payment to tw telecom's stockholders by (B) the fully diluted shares outstanding of tw telecom common stock. Pro forma future equity value was derived by applying a 10.1x Forward Adjusted EBITDA multiple to the pro forma Forward Adjusted EBITDA of the combined company which included tw management synergies as realized and adjusting the resulting TEV by the estimated net debt.

        The comparison of tw telecom's stand-alone implied per share equity values to the pro forma implied equity values using market based analysis, discounted cash flow analysis, and net present value of future share price analysis indicated that pro forma implied per share values were higher than stand-alone implied per share values.

        The results of this analysis are provided in the table below:

Has/Gets Analysis

Valuation Methodology	Stand-Alone	Pro Forma
Market Based Analysis	$32.33	$40.97

Valuation Methodology	Stand-Alone	Pro Forma using Research Derived Projections for Level 3	Pro Forma using Level 3 management case for Level 3
Discounted Cash Flow Analysis	$37.19	$44.90	$49.18

Valuation Methodology	Stand-Alone	Pro Forma using Research Derived Projections for Level 3	Pro Forma using Level 3 management case for Level 3
NPV of Future Share Price 2015	$37.94	$44.72	$46.09
NPV of Future Share Price 2017	$43.63	$47.56	$52.34

General

        In connection with the review of the mergers by the tw Board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore's opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have considered various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Evercore's view of the value of tw telecom or Level 3. No company used in the above analyses as a comparison is directly comparable to tw telecom, and no transaction used is directly comparable to the mergers. Further, Evercore's analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of tw telecom or Level 3 or their advisors.

        Evercore prepared these analyses solely for the purpose of providing an opinion to the tw Board as to the fairness, from a financial point of view, of the merger consideration to be received by tw telecom's stockholders entitled to receive such consideration. These analyses do not purport to be appraisals of tw telecom or Level 3 or to necessarily reflect the prices at which tw telecom or its securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore's analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The issuance of the fairness opinion was approved by an opinion committee of Evercore.

        The merger consideration was determined through arm's-length negotiations between tw telecom and Level 3. Evercore provided advice to the tw Board during these negotiations. Evercore did not, however, recommend any specific consideration to the tw Board or recommend that any specific consideration constituted the only appropriate consideration for the mergers.

        Under the terms of Evercore's engagement, Evercore provided the tw Board with financial advisory services and a fairness opinion in connection with the mergers. Pursuant to the terms of its engagement letter, tw telecom has agreed to pay Evercore fees for its services in connection with its engagement, including an opinion fee and a success fee. Evercore is entitled to receive an opinion fee of $4 million, which Evercore earned upon delivery of its fairness opinion to the tw Board. In addition, Evercore is entitled to receive a success fee currently estimated to be approximately $42.9 million, which Evercore will earn upon the consummation of the mergers and which fee may vary based on the stock consideration issued in the merger. In addition, the tw Board has agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including reasonable legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore and any of its members, partners, officers, directors, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of its engagement and any related transaction.

        Prior to its engagement, Evercore and its affiliates provided financial advisory services to tw telecom and its affiliates and has received customary fees for rendering such services. During the two-year period prior to the date of its opinion, no material relationship existed between Evercore and its affiliates and Level 3 pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship. Evercore may provide financial or other services to tw telecom or Level 3 in the future and in connection with any such services or their respective affiliates Evercore may receive compensation.

        In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of tw telecom and its affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

        The tw Board engaged Evercore to act as a financial advisor based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Certain tw telecom Prospective Financial Information

        tw telecom does not as a matter of course make public long-term forecasts as to future performance or other prospective financial information beyond the current fiscal year, and tw telecom is especially wary of making forecasts or projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, as part of the due diligence review of tw telecom in connection with the mergers, tw telecom's management prepared and provided to Level 3, as well as to Evercore and Rothschild in connection with their respective evaluation of the fairness of the merger consideration, non-public, internal financial forecasts regarding tw telecom's projected future operations for the 2014 through 2018 fiscal years. tw telecom has included below a summary of these forecasts for the purpose of providing stockholders and investors access to certain non-public information that was furnished to third parties and such information may not be appropriate for other purposes. These forecasts were also considered by the tw Board for purposes of evaluating the mergers. The tw Board also considered non-public, financial forecasts prepared by Level 3 regarding Level 3's anticipated future operations for the 2014 through 2018 fiscal years for purposes of evaluating Level 3 and the mergers. See "The Mergers—Certain Level 3 Prospective Financial Information" beginning on page 93 for more information about the forecasts prepared by Level 3.

        The tw telecom internal financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles in the United States. Ernst & Young LLP has not examined, compiled or performed any procedures with respect to the accompanying prospective financial information and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP reports incorporated by reference in this joint proxy statement/prospectus relate to tw telecom's historical financial information. They do not extend to the prospective financial information and should not be read to do so. The summary of these internal financial forecasts included below is not being included to influence your decision whether to vote for the mergers and the transactions contemplated in connection with the mergers, but because these internal financial forecasts were provided by tw telecom to Level 3 and Evercore and Rothschild.

        While presented with numeric specificity, these internal financial forecasts were based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, economic, market and financial conditions and additional matters specific to tw telecom's businesses) that are inherently subjective and uncertain and are beyond the control of tw telecom's management. Important factors that may affect actual results and cause these internal financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to tw telecom's business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the "Risk Factors" section of tw telecom's Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. These internal financial forecasts also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial forecasts. Accordingly, there can be no assurance that the forecasted results summarized below will be realized.

        The inclusion of a summary of these internal financial forecasts in this joint proxy statement/prospectus should not be regarded as an indication that any of tw telecom, Level 3 or their respective affiliates, advisors or representatives considered these internal financial forecasts to be predictive of actual future events, and these internal financial forecasts should not be relied upon as such nor should the information contained in these internal financial forecasts be considered appropriate for other purposes. None of tw telecom, Level 3 or their respective affiliates, advisors, officers, directors or representatives can give you any assurance that actual results will not differ materially from these internal financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile these internal financial forecasts to reflect circumstances existing after the date these internal financial forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying these forecasts are shown to be in error. Since the forecasts cover multiple years, such information by its nature becomes less meaningful and predictive with each successive year. tw telecom does not intend to make publicly available any update or other revision to these internal financial forecasts. None of tw telecom or its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding tw telecom's ultimate performance compared to the information contained in these internal financial forecasts or that the forecasted results will be achieved. tw telecom has made no representation to Level 3, in the merger agreement or otherwise, concerning these internal financial forecasts. The below forecasts do not give effect to the mergers. tw telecom urges all stockholders to review tw telecom's reported financial results in its most recent SEC filings.

tw telecom management case

	Fiscal Year
($ in millions)	2014E	2015E	2016E	2017E	2018E
Revenue	$1,687	$1,837	$2,003	$2,189	$2,398
% growth	7.9%	8.9%	9.0%	9.3%	9.6%
Adjusted EBITDA(1)	$566	$633	$705	$787	$879
% growth	2.4%	11.8%	11.4%	11.6%	11.7%
% margin	33.6%	34.5%	35.2%	36.0%	36.7%

(1)
Adjusted EBITDA as used with reference to tw telecom has the same definition as Modified EBITDA as set forth in the section titled "Selected Historical Consolidated Financial Data" beginning on page 26.

Adjustments

The tw telecom sensitivity case

        Level 3's management made adjustments to the financial forecasts provided by tw telecom (which we refer to as the tw telecom sensitivity case). The tw telecom sensitivity case was created by Level 3's management to reflect more conservative future performance by tw telecom. Both the financial forecasts provided by tw telecom and this adjusted forecast were presented by Level 3's management to its board of directors and to Rothschild.

 tw telecom sensitivity case

	Fiscal Year
($ in millions)	2014E	2015E	2016E	2017E	2018E
Revenue	$1,687	$1,771	$1,867	$1,979	$2,103
% growth	7.9%	5.0%	5.4%	6.0%	6.2%
Adjusted EBITDA(1)	$566	$610	$657	$712	$771
% growth	2.4%	7.8%	7.7%	8.3%	8.3%
% margin	33.6%	34.4%	35.2%	35.9%	36.6%

(1)
Adjusted EBITDA as used with reference to tw telecom has the same definition as Modified EBITDA as set forth in the section titled "Selected Historical Consolidated Financial Data" beginning on page 26.

Interests of tw telecom Directors and Executive Officers in the Mergers

        Certain members of the board of directors and executive officers of tw telecom may be deemed to have interests in the mergers that are in addition to, or different from, the interests of other tw telecom stockholders generally. The tw Board was aware of these interests and considered them, among other matters, in approving the mergers and the merger agreement and in making the recommendations that tw telecom's stockholders approve and adopt the merger agreement and approve the mergers and the other transactions contemplated by the merger agreement. For purposes of the plans and agreements described below, to the extent applicable, the completion of the transactions contemplated by the merger agreement will constitute a change of control or term of similar meaning. These interests are described in further detail below, and certain of them are quantified in the narrative and table below.

  Treatment of tw telecom Equity-Based Awards

        Options.    At the effective time of the mergers, each outstanding option to purchase shares of tw telecom common stock, whether vested or unvested, will be cancelled and converted into the right to receive the merger consideration in respect of each tw telecom share subject to the option, net of the aggregate per share exercise price and less applicable required withholding taxes. Any fractional shares of Level 3 common stock will be rounded down to the nearest whole share. Applicable tax withholdings will first reduce the amount of shares of Level 3 common stock payable in respect of the outstanding options.

        Restricted Stock Units.    At the effective time of the mergers, each restricted stock unit award that is outstanding immediately prior to the effective time, whether vested or unvested, will be cancelled and converted into the right to receive the merger consideration (less applicable required withholding taxes) in respect of each tw telecom share subject to the award. Any fractional shares of Level 3 common stock will be rounded up to the nearest whole share. Applicable tax withholdings will first reduce the amount shares of Level 3 common stock payable in respect of the outstanding restricted stock units.

        Restricted Stock Awards.    At the effective time of the mergers, each restricted stock award that is outstanding immediately prior to the effective time will vest in full and be cancelled and converted into the right to receive the merger consideration (less applicable required withholding taxes) in respect of each tw telecom share subject to the award. Any fractional shares of Level 3 common stock will be rounded up to the nearest whole share. Applicable tax withholdings will first reduce the amount of shares of Level 3 common stock payable in respect of the outstanding shares of restricted stock.

        The treatment described above would apply to all holders of tw telecom equity awards, including tw telecom's executive officers and non-employee directors. For an estimate of the amounts that would become payable to each of tw telecom's executive officers on settlement of their unvested equity-based awards, see "—Quantification of Payments and Benefits to tw telecom's Named Executive Officers" below. We estimate that the aggregate amount that would be payable to tw telecom's six non-employee directors for their unvested equity-based awards (all of which are restricted stock awards) if the effective time of the merger were July 18, 2014 is approximately $5.23 million.

  Change of Control Employment Agreements

        tw telecom is party to change of control employment agreements with each of its executive officers, including its named executive officers, that provide for the severance benefits described below upon a termination of employment without cause or for good reason within 18 months following the consummation of the mergers (which we refer to as a qualifying termination). In consideration for the severance benefits under the change of control employment agreements, the executive officers have agreed to comply with restrictive covenants concerning noncompetition for six months following the applicable date of termination and restrictive covenants concerning nonsolicitation of employees, customers and business partners for twelve months following the applicable date of termination.

        If a qualifying termination occurs, the change of control employment agreements provide that the tw telecom executive officer's severance benefits would be comprised of the following:

        Severance Payment.    The executive officer would be entitled to a lump sum cash payment in an amount equal to the product of (a) 2.99 for Ms. Herda, 2.5 for Mr. Blount, and 2 for the other executive officers, multiplied by (b) the sum of the executive officer's annual base salary and target bonus under tw telecom's annual incentive plan.

        Short-Term Incentive Payment.    The executive officer would be entitled to a lump sum cash payment in an amount equal to the executive officer's target incentive under tw telecom's annual incentive plan, prorated for the number of days that have elapsed in the performance period through the date of termination. Notwithstanding this provision, under a retention program approved in connection with the execution of the merger agreement (described in further detail below), if the mergers close in 2014 and thereafter the executive officer's employment is terminated in 2014 prior to payment of the annual incentive, the executive officer would be entitled to a full (rather than prorated) annual incentive payment in respect of the 2014 payout under tw telecom's annual incentive plan.

        Insurance Continuation Payment.    The executive officer would be entitled to a lump sum cash payment in an amount equal to 18 months of insurance premiums based on the premium rate charged by tw telecom as of the date of termination for health care continuation coverage under COBRA for the type of coverage in which the executive officer was enrolled as of the date of termination. Under the change of control employment agreement with Ms. Herda, the amount of this payment has been fixed at $42,900.

        Outplacement Benefits.    Ms. Herda would be entitled to outplacement benefits or secretarial and administrative support for up to one year following the date of termination in an amount not to exceed $75,000. The other executive officers would be entitled to $25,000 in lieu of outplacement benefits.

        For an estimate of the amounts that would become payable to each of tw telecom's named executive officers under their change of control employment agreements upon a qualifying termination, see "—Quantification of Payments and Benefits to tw telecom's Named Executive Officers" below.

  Retention Program

        In connection with the execution of the merger agreement, tw telecom adopted a retention program. Certain components of this retention program under which the executive officers are eligible to receive benefits are described below. In addition to the components described below, the executive officers would be entitled to a full (rather than prorated) annual incentive payment under the retention program upon a qualifying termination under the circumstances described above under "—Change of Control Employment Agreements." Any payments under the retention program that become due upon a qualifying termination are contingent upon the execution of a release of claims in favor of tw telecom and its affiliates.

        Supplemental Incentive.    In order to promote retention and company performance, the retention program provides for a supplemental incentive pool of up to $14 million in the aggregate under which the tw Board may make additional incentive awards under the annual incentive plan to employees. For the executive officers, any such additional incentives would be payable, subject to continued employment through the payment date or an earlier qualifying termination. As of the date of this filing, no supplemental incentives had been allocated to the executive officers.

        Transaction Bonus Pool.    In order to promote retention and incentivize employees to consummate the mergers, the retention program provides for a transaction bonus pool of up to $2 million in the aggregate under which tw telecom's chief executive officer may make cash awards to employees. Any such transaction bonuses would be payable, subject to the employee's continued employment, on the closing of the mergers or an earlier qualifying termination. As of the date of this filing, no transaction bonuses had been allocated to the executive officers.

        Reimbursement of Excise Taxes.    In the event that it is determined that any of the compensation or benefits payable in connection with the mergers would subject employees to excise taxes under Section 4999 of the Internal Revenue Code, tw telecom may make payments of up to $3 million in the aggregate to all such employees in order to mitigate the impact of such excise taxes. As of the date of this filing, no amounts have been allocated from this pool to the executive officers.

  Indemnification and Insurance

        Pursuant to the terms of the merger agreement, tw telecom's directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors' and officers' liability insurance policies from the surviving corporation following the mergers. Such indemnification and insurance coverage is further described in the section entitled "The Merger Agreement—Indemnification and Insurance" beginning on page 114.

  Quantification of Potential Payments to tw telecom's Named Executive Officers in Connection with the Mergers

        The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosures of information about certain compensation for each of tw telecom's named executive officers that is based on or otherwise relates to the mergers and assumes, among other things, that the named executive officers will experience a qualifying termination of employment immediately following the consummation of the mergers. All of tw telecom's executive officers are also named executive officers.

        Please note that the amounts described below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date and do not reflect certain compensation actions that may occur before the completion of the mergers. For purposes of calculating such amounts, we have assumed:

  •
  July 18, 2014 as the closing date of the mergers, and

  •
  a termination of each named executive officer's employment on July 18, 2014 by the combined company that constitutes a qualifying termination.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)	Tax Reimbursement ($)(3)	Total ($)
Named Executive Officers(4)
Larissa L. Herda	9,571,920	28,773,029	—	—	38,344,949
Mark A. Peters	2,278,673	12,888,711	—	—	15,167,384
John T. Blount	3,344,014	17,204,647	—	—	20,548,661
Tina A. Davis	1,190,811	2,905,852	—	—	4,096,662
Jill R. Stuart	1,157,342	4,003,382	—	—	5,160,724

(1)
The cash amount payable to each of the named executive officers is a lump sum cash payment consisting of the following components:

(a)
a severance payment equal to the product of (i) 2.99 for Ms. Herda, 2.5 for Mr. Blount, and 2 for the other executive officers, multiplied by (ii) the sum of the named executive officer's annual base salary and target bonus under tw telecom's annual incentive plan;

(b)
an amount equal to the named executive officer's target short term incentive under tw telecom's annual incentive plan;

(c)
an amount equal to 18 months of premiums based on the premium rate charged by tw telecom as of the date of termination for health care continuation coverage under COBRA for the type of coverage in which the named executive officer was enrolled as of the date of termination, provided that under the change of control employment agreement with Ms. Herda, the amount of this payment has been fixed at $42,900; and

(d)
for all of the executive officers other than Ms. Herda, an amount equal to $25,000 in lieu of outplacement benefits. Ms. Herda would be entitled to outplacement benefits or secretarial and administrative support for up to one year following the date of termination in an amount not to exceed $75,000.

          All components of the cash severance payment are "double-trigger" (i.e., they are contingent upon a qualifying termination following the consummation of the mergers). In consideration for the severance benefits under the change of control employment agreements, the executive officers have agreed to comply with restrictive covenants concerning noncompetition for six months following the applicable date of termination and restrictive covenants concerning nonsolicitation of employees, customers and business partners for twelve months following the applicable date of termination. The estimated amount of each component of the cash payment is set forth in the table below.

Name	Severance Payment ($)	Annual Bonus ($)	COBRA Payment ($)	Outplacement Payment ($)
Named Executive Officers
Larissa L. Herda	7,795,004	1,659,016	42,900	75,000
Mark A. Peters	1,788,124	447,031	18,518	25,000
John T. Blount	2,750,145	550,029	18,840	25,000
Tina A. Davis	955,511	204,752	5,548	25,000
Jill R. Stuart	917,004	196,501	18,838	25,000
(2)
As described in more detail above in "—Treatment of tw telecom Equity-Based Awards," upon the consummation of the mergers, (a) options in respect of tw telecom common stock held by the named executive officers would vest (to the extent unvested) and be converted into the right to receive the merger consideration in respect of each net share subject to the option, after taking into account the per share exercise price and applicable required withholding taxes, and (b) unvested restricted shares of tw telecom common stock and restricted stock units in respect of tw telecom common stock held by the named executive officers would vest and be converted into the right to receive an amount (less applicable required withholding taxes) equal to the merger consideration in respect of each share subject to the award. The amounts above and in the table below assume a price per share of tw telecom common stock of $40.34 (the average closing price of shares of tw telecom common stock on the five days following the announcement of the mergers). The vesting of the equity awards is "single-trigger" (i.e., they are payable automatically as a result of the consummation of the mergers). The estimated value of each type of equity-based award held by the named executive officers that would become vested in connection with the consummation of the mergers is set forth in the table below. No value is included for options because all options are currently vested.

Name	Options ($)	Restricted Shares ($)	Restricted Stock Units ($)
Named Executive Officers
Larissa L. Herda	0	19,052,985	9,720,044
Mark A. Peters	0	8,050,089	4,838,622
John T. Blount	0	10,292,348	6,912,299
Tina A. Davis	0	1,523,359	1,382,492
Jill R. Stuart	0	2,644,408	1,358,974
(3)
The estimated excise tax reimbursements are subject to change based on the actual closing date of the mergers, date of termination of employment (if any) of the named executive officer, interest rates then in effect and certain other assumptions used in the calculations. The amount payable may depend on the value of any non-competition covenants with a named executive officer or certain amounts that may be reasonable compensation provided to the named executive officer, either before or after the closing of the mergers, each of which may, in some cases, significantly reduce the amount of the potential excise tax reimbursements. Excise tax reimbursements are "single-trigger," although the amount actually paid may fluctuate depending upon whether certain "double trigger" payments and benefits become due.

(4)
Paul B. Jones, tw telecom's former executive vice president, general counsel and regulatory policy, is a named executive officer for purposes of Item 402 of Regulation S-K; however, he is not entitled to any compensation or benefits in connection with the consummation of the mergers, other than any benefits he might be entitled to as a stockholder of tw telecom generally. Mr. Jones retired from tw telecom in September 2013.

Advisory Vote on Compensation Proposal

          Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, tw telecom is required to submit a proposal to its stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to tw telecom's named executive officers in connection with the completion of the mergers. This proposal, which we refer to as the "compensation proposal", gives tw telecom's stockholders the opportunity to vote, on an advisory (non-binding) basis, on the compensation that may be paid or become payable to tw telecom's named executive officers in connection with the mergers and the agreements and understandings pursuant to which such compensation may be paid or become payable. This compensation is summarized above in the table in the section entitled "The Mergers—Interests of tw telecom Directors and Executive Officers in the Mergers—Quantification of Potential Payments and Benefits to tw telecom's Named Executive Officers in Connection with the Mergers" beginning on page 78, including the footnotes to the table.

          The tw Board unanimously recommends that tw telecom's stockholders approve the following resolution:

          "RESOLVED, that the compensation that may be paid or become payable to the named executive officers of tw telecom, inc. in connection with the mergers, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the joint proxy statement/prospectus entitled "The Mergers—Interests of tw telecom Directors and Executive Officers in the Mergers—Quantification of Potential Payments and Benefits to tw telecom's Named Executive Officers in Connection with the Mergers" including the associated narrative discussion, and the agreements and understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED."

          The vote on the compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the compensation proposal and vice versa. Because the vote on the compensation proposal is advisory only, it will not be binding on either tw telecom or Level 3. Accordingly, if the merger agreement is approved and adopted and the mergers are completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the compensation proposal.

          Approval of the compensation proposal requires the affirmative vote of holders of a majority of the issued and outstanding shares of tw telecom common stock present in person or represented by proxy at the tw telecom special meeting and entitled to vote at the meeting.

          Abstentions, failures to submit a proxy card or vote in person, by telephone, or through the internet and broker non-votes will be treated in the following manner with respect to determining the votes received for each of the proposals:

  •
  an abstention will be treated as a vote "AGAINST" the compensation proposal;

  •
  a failure to submit a proxy card or vote in person, by telephone, or through the internet or a failure to instruct your broker or nominee to vote will, assuming a quorum is present, have no effect on the compensation proposal.

        The tw Board recommends a Vote "FOR" this proposal.

 Level 3's Reasons for the Mergers; Recommendation of Level 3's Board of Directors

        In reaching its decision to approve the merger agreement and recommend approval of the Level 3 stock issuance and the adoption of the Level 3 charter amendment, the Level 3 Board consulted with Level 3's management, as well as with Level 3's legal and financial advisors, and also considered a number of factors that it viewed as supporting its decisions, including, but not limited to, the following:

  •
  the attractiveness of tw telecom's North American-centered business which, when combined with Level 3's existing business, would be expected to expand the scope of the combined business and allow Level 3 to improve its business opportunities and competitiveness in a consolidating telecommunications industry;

  •
  the potential for additional scale created by tw telecom's extensive metro network and on-net buildings, which are complementary to Level 3's footprint;

  •
  the financial analysis presented by Rothschild to the Level 3 Board and the opinion of Rothschild rendered to the Level 3 Board to the effect that, as of June 15, 2014, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Rothschild, the merger consideration provided for in the merger agreement was fair, from a financial point of view, to Level 3, as described below under "The Mergers—Opinion of Level 3's Financial Advisor";

  •
  its knowledge of Level 3's business, operations, financial condition, earnings and prospects and of tw telecom's business, operations, financial condition, earnings and prospects, taking into account the results of Level 3's due diligence review of tw telecom;

  •
  the anticipated market capitalization, liquidity and capital structure of the combined business as well as the effect of the transaction on Level 3's credit profile;

  •
  the fact that the exchange ratio is fixed, which the Level 3 Board believed was consistent with market practice for combinations of this type and with the strategic purpose of the mergers; and

  •
  the terms and conditions of the merger agreement and the likelihood of completing the mergers on the anticipated schedule.

        The Level 3 Board weighed the foregoing against a number of potentially negative factors, including:

  •
  the risk that anticipated benefits of the mergers may not be realized as a result of difficulties integrating the two companies;

  •
  the restrictions on the conduct of Level 3's business during the period between execution of the merger agreement and the consummation of the mergers;

  •
  the risk that, despite the combined efforts of Level 3 and tw telecom prior to the consummation of the mergers, the combined business may lose key personnel;

  •
  the risk that if tw telecom terminates the merger agreement because Level 3 is unable to obtain proceeds under the commitment letter (or any alternative financing arrangements) sufficient to pay the merger consideration and other amounts pursuant to the merger agreement, then Level 3 will be obligated to pay a termination fee of $450 million and reimbursement for expenses up to $10 million to tw telecom;

  •
  the risk that the terms of the merger agreement, including provisions relating to the payment of a termination fee under specified circumstances, could have the effect of discouraging other parties that would otherwise be interested in a transaction with Level 3 from proposing such a transaction; and

  •
  the risks of the type and nature described under the heading "Risk Factors" beginning on page 39 and the matters described under the heading "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 37.

        In view of the wide variety of factors considered in connection with its evaluation of the mergers and the complexity of these matters, the Level 3 Board did not find it useful and did not attempt to assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and the transactions contemplated by it, including the Level 3 stock issuance and the Level 3 charter amendment, and to recommend that Level 3 stockholders vote "FOR" the proposal to approve the Level 3 stock issuance and "FOR" the proposal to approve the adoption of the Level 3 charter amendment. In addition, individual members of the Level 3 Board may have assigned different weights to different factors. The Level 3 Board conducted an overall analysis of the factors described above, including through discussions with, and questioning of, Level 3's management and outside legal and financial advisors.

        The Level 3 Board unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the Level 3 stock issuance and the Level 3 charter amendment, are in the best interests of Level 3 and its stockholders. The Level 3 Board unanimously recommends that the Level 3 stockholders vote "FOR" the proposal to approve the Level 3 stock issuance, "FOR" the proposal to approve the adoption of the Level 3 charter amendment and "FOR" the proposal to adjourn the Level 3 special meeting, if necessary, to solicit additional proxies.

 Opinion of Level 3's Financial Advisor

  Opinion of Rothschild Inc.

        Level 3 retained Rothschild to act as its financial advisor solely for the purpose of undertaking a study to enable Rothschild to render an opinion to the Level 3 Board, and if requested by the Level 3 Board, to render to the Level 3 Board, in its capacity as such, an opinion with respect to the fairness to Level 3, from a financial point of view, of the merger consideration to be paid by Level 3 in the mergers. Level 3 selected Rothschild based on its reputation and experience and because Rothschild would not be involved in providing financing under the commitment letter. As part of its investment banking business, Rothschild regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, private placements and other matters.

        On June 15, 2014, at the request of the Level 3 Board, Rothschild rendered an oral opinion to the Level 3 Board, which was subsequently confirmed in a written opinion as of the same date, to the effect that as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Rothschild, the merger consideration to be paid by Level 3 in the mergers was fair, from a financial point of view, to Level 3.

        The full text of Rothschild's written opinion dated June 15, 2014, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Annex C and is available for inspection and copying at Level 3's principal executive offices. We encourage Level 3 shareholders to read this opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of such opinion. Rothschild's opinion was provided for the benefit of the Level 3 Board, in its capacity as such, in connection with its evaluation of the mergers. Rothschild's opinion should not be construed as creating any fiduciary duty on Rothschild's part to any party. Rothschild's opinion was limited to the fairness from a financial point of view, to Level 3, on the date of the opinion, of the merger consideration to be paid by Level 3 in the mergers, and Rothschild expressed no opinion as to the merits of the underlying decision by Level 3 to engage in the mergers or as to any aspect of the mergers other than the amount of the merger consideration. Rothschild's opinion did not constitute a recommendation to the Level 3 Board as to whether to approve the mergers or a recommendation to any shareholder as to how to vote or otherwise act with respect to the mergers or any other matter. In addition, Rothschild did not express any opinion or view with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the mergers or any class of such persons.

        In arriving at its opinion, Rothschild, among other things:

  •
  reviewed the financial terms and conditions of the merger agreement and execution copies of related financing commitment letters;

  •
  reviewed certain publicly available business and financial information that Rothschild deemed to be generally relevant relating to Level 3 and tw telecom, including certain research analyst reports and estimates, and to the industry in which they operate;

  •
  reviewed certain audited and unaudited financial statements relating to each of Level 3 and tw telecom;

  •
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of tw telecom furnished to or discussed with Rothschild by the management of tw telecom, including certain financial forecasts relating to tw telecom prepared by the management of tw telecom (we refer to such forecasts as the tw telecom management case) and discussed with management of tw telecom its assessments as to the likelihood of achieving the future financial results reflected in the tw telecom management case;

  •
  reviewed an alternative version of the tw telecom management case incorporating certain adjustments thereto made by the management of Level 3 (which we refer to as the tw telecom sensitivity case) and discussed with the management of Level 3 its assessments as to the relative likelihood of achieving the future financial results reflected in the tw telecom management case and the tw telecom sensitivity case;

  •
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of Level 3 furnished to or discussed with Rothschild by the management of Level 3, including certain financial forecasts relating to Level 3 prepared by the management of Level 3 (we refer to such forecasts as the Level 3 management case and to such forecasts together with the tw telecom management case as the management case) and an alternative version of the Level 3 management case adjusted by the management of Level 3 (which we refer to as the Level 3 sensitivity case and, together with the tw telecom sensitivity case, as the sensitivity case);

  •
  reviewed pro forma financial forecasts for Level 3 and tw telecom on a combined basis giving effect to the mergers, prepared by the management of Level 3 based on the sensitivity case, the Level 3 management synergies (as referenced in the next paragraph below) and financing adjustments (which we refer to as the pro forma sensitivity case);

  •
  reviewed certain estimates as to the amount and timing of cost savings, operating synergies and integration expenses (which we refer to as the Level 3 management synergies) anticipated by the management of Level 3 to result from the mergers;

  •
  held discussions with the management of each of Level 3 and tw telecom regarding the past and current operations and financial condition and prospects of the respective companies;

  •
  reviewed the potential pro forma financial impact of the mergers on the future financial performance of Level 3;

  •
  reviewed the reported price and trading activity for shares of tw telecom common stock and shares of Level 3 common stock and compared such trading histories with each other and with the trading histories of other companies that Rothschild deemed generally relevant;

  •
  compared certain financial performance information for each of Level 3 and tw telecom with similar information for certain publicly traded companies that Rothschild deemed to be generally relevant;

  •
  compared certain financial terms of the mergers to the financial terms of certain transactions, to the extent publicly available, that Rothschild deemed to be generally relevant; and

  •
  considered such other factors and information as Rothschild deemed appropriate.

        For the purposes of its opinion, Rothschild assumed, with the consent of the Level 3 Board, that the per share value of Level 3 common stock comprising the stock consideration was equal to the closing price for a share of Level 3 common stock as of June 12, 2014, the last trading day before media reports of the possibility of a transaction appeared.

        In the course of its analysis and in rendering its opinion, Rothschild, with the consent of the Level 3 Board, relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to it by Level 3, tw telecom or their respective associates, affiliates and advisors, or otherwise reviewed by or for Rothschild, and Rothschild did not assume any responsibility or liability therefor. With respect to the tw telecom management case, Rothschild was advised by tw telecom, and has assumed, with the consent of the Level 3 Board, that it had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of tw telecom as to the future financial performance of tw telecom. With respect to the tw telecom sensitivity case, the Level 3 management case, the Level 3 sensitivity case, the pro forma sensitivity case and the Level 3 management synergies, Rothschild assumed, at the direction of the Level 3 Board, that they had been prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Level 3 as to the future financial performance of tw telecom and Level 3 and the other matters covered thereby and, at the instruction of the management of Level 3, Rothschild used and relied upon the management case, as well as the sensitivity case and the pro forma sensitivity case for purposes of its opinion. Rothschild relied, at the direction of the Level 3 Board, on the assessments of the management of Level 3 as to Level 3's ability to achieve the Level 3 management synergies and was advised by Level 3, and assumed, that the Level 3 management synergies would be realized in the amounts and at the times projected. Rothschild expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they were based. Rothschild did not conduct any valuation or appraisal of any of the assets or liabilities of Level 3 or tw telecom, nor were any such valuations or appraisals provided to Rothschild, and Rothschild did not express any opinion as to the value of such assets or liabilities. In addition, Rothschild did not evaluate the solvency or fair value of tw telecom under any state, federal or foreign laws relating to bankruptcy, insolvency or similar matters.

        Rothschild assumed that the transactions contemplated by the merger agreement would be consummated in accordance with the terms and conditions described in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the parties would comply with all material terms of the merger agreement and that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the mergers, no material delays, limitations, conditions or restrictions would be imposed. Rothschild also assumed, at the direction of the Level 3 Board, that the mergers would qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. For purposes of rendering its opinion, Rothschild assumed that there had not occurred any material change in the assets, financial condition, results of operations, business or prospects of Level 3 or tw telecom since the date of the most recent financial statements and other information, financial or otherwise, relating to Level 3 or tw telecom made available to Rothschild. Rothschild did not express any opinion as to any tax or other consequences that may result from the mergers, nor did its opinion address any legal, tax, regulatory or accounting matters. Rothschild relied as to all legal, tax, regulatory and accounting matters relevant to rendering its opinion upon the assessments made by Level 3 and tw telecom and their respective other advisors with respect to such issues.

        Rothschild's opinion was necessarily based on securities markets, economic, monetary, financial and other general business and financial conditions as they existed and could be evaluated on, and the information made available to Rothschild as of, the date of its opinion and the conditions, prospects, financial and otherwise, of Level 3 and tw telecom, as they were reflected in the information provided to Rothschild and as they were represented to it in discussions with the managements of Level 3 and tw telecom. Rothschild expressed no opinion as to the price at which the shares of Level 3 common stock or tw telecom common stock will trade at any future time. Rothschild's opinion was limited to the fairness, from a financial point of view, to Level 3 of the merger consideration to be paid by Level 3 in the mergers, and Rothschild expressed no opinion as to any underlying decision which Level 3 may have made to engage in the mergers or any alternative transaction. Rothschild was not asked to, nor did it, offer any opinion as to the terms, other than the merger consideration to be paid by Level 3 in the mergers to the extent expressly set forth in its opinion, of the merger agreement or the mergers.

        Described below is a brief summary of the material financial analyses performed by Rothschild. The summary of these analyses is not a comprehensive description of all analyses and factors considered by Rothschild. The preparation of a fairness opinion is a complex analytical process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Rothschild believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

        Rothschild employed several analytical methodologies and no one method of analysis should be regarded as critical to the overall conclusion reached by Rothschild. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Rothschild is based on all analyses and factors taken as a whole and also on application of Rothschild's experience and judgment, which conclusion may involve significant elements of subjective judgment and qualitative analysis. In its analyses, Rothschild considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Level 3, tw telecom and Rothschild. No company, transaction or business used in those analyses as a comparison is identical to Level 3 or tw telecom or the mergers, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

        The estimates contained in Rothschild's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Rothschild's analyses and estimates are inherently subject to substantial uncertainty.

        Rothschild's opinion was given and speaks only as of its date. Subsequent developments may affect the opinion and the assumptions used in preparing it, and Rothschild does not have any obligation to update, revise or reaffirm the opinion. Rothschild's opinion was approved by the Global Financial Advisory Commitment Committee of Rothschild.

        Rothschild's engagement was limited to furnishing its opinion, and accordingly, Rothschild did not participate in the negotiation of, or provide advice with respect to, the terms of the mergers or the merger agreement. The merger consideration was determined through negotiation between Level 3 and tw telecom and the decision by Level 3 to enter into the mergers was solely that of the Level 3 Board. Rothschild's opinion and analyses were only one of many factors considered by the Level 3 Board in its evaluation of the mergers and should not be viewed as determinative of the views of the Level 3 Board or management with respect to the merger consideration, the mergers or any related transactions.

Summary of financial analyses of Rothschild

        The financial analyses summarized below include information presented in tabular format. In order to fully understand Rothschild's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Rothschild's financial analyses. The order of analyses described below does not represent the relative importance or weight given to the analysis by Rothschild.

        For purposes of its analysis, based upon the closing price per share of Level 3 common stock on June 12, 2014 of $42.23, the share consideration of 0.7 of a share of Level 3 common stock and the cash consideration of $10.00, Rothschild noted that the implied value of the merger consideration to be paid in the mergers for each share of tw telecom common stock as of that date was $39.56, which amount we refer to as the implied consideration value.

        Rothschild calculated the net present value of the Level 3 management synergies assuming a discount rate of 8.0%-8.5%, based on Rothschild's estimate of Level 3's then weighted average cost of capital assuming a value date of June 30, 2014. In addition, Rothschild assumed a 35% tax rate on such cash flows distributed to Level 3 and calculated a terminal value assuming a perpetual growth rate on after-tax run-rate synergies of 0%. Based on the foregoing, Rothschild calculated a net present value estimate of the Level 3 management synergies on an after-tax basis to range from $1,576 million to $1,689 million. The midpoint net present value calculated was $1,631 million and represents $11.62 per share of tw telecom common stock.

Selected Public Companies Analysis

        Rothschild analyzed the market values and trading multiples of Level 3, tw telecom and the following publicly traded alternative telecommunication carriers, which were selected based upon the experience and judgment of Rothschild and were deemed by Rothschild to be generally relevant to Level 3 and tw telecom from a business and financial perspective:

  •
  Cogent Communications Group, Inc.

  •
  EarthLink Holdings Corp.

  •
  Lumos Networks Corp.

  •
  Cbeyond, Inc.

        None of the companies listed above is either identical or directly comparable to Level 3 or tw telecom. In evaluating the group, Rothschild made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Level 3 and tw telecom, such as the impact of competition on the business of Level 3, tw telecom or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Level 3, tw telecom or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

        For purposes of this analysis, for each of the selected companies, Rothschild used information obtained from SEC filings for historical information and publicly available research analyst estimates (and in the case of Level 3 and tw telecom, the respective management case). For each company, Rothschild reviewed enterprise value (EV), calculated as fully-diluted market value based on closing stock prices on June 12, 2014, plus debt, less cash and other adjustments, as a multiple of estimated adjusted EBITDA (defined as EBITDA before non-cash stock consideration) for fiscal year 2014. This ratio is referred to below as "EV/2014E adjusted EBITDA."

        Rothschild noted that the EV/2014E adjusted EBITDA of Level 3 was 10.0x, and that the EV/2014E adjusted EBITDA of tw telecom was 10.8x based on Wall Street consensus estimates, and compared these to the same metrics for the other selected companies, which are summarized in the chart below:

Publicly Traded Companies
Benchmark	High	Low	Mean (excluding tw telecom)	Median (excluding tw telecom)
EV/2014E adjusted EBITDA	13.3x	4.0x	7.8x	7.2x

        Rothschild's analyses and judgment of the foregoing adjusted EBITDA metrics for the selected companies indicated a range of implied multiples of calendar year 2014 estimated adjusted EBITDA of 9.5x to 10.5x for tw telecom. Rothschild then calculated an implied share price for tw telecom by applying the implied multiple range to calendar year 2014 estimated adjusted EBITDA estimates for tw telecom in the tw telecom management case, and then subtracting net debt to reach an implied equity value. Based on the implied per share equity reference range for tw telecom, as well as a midpoint estimated net present value of the Level 3 management synergies of $11.62 per share of tw telecom common stock, Rothschild calculated the following range of implied values per share of tw telecom common stock, as compared to the implied consideration value:

	Implied Per Share Price Reference Range for tw telecom	Implied Consideration Value
Excluding Level 3 management synergies	$26.55 - $30.58	$39.56
Including Level 3 management synergies	$38.18 - $42.20	$39.56

Selected Precedent Transactions Analysis

        Using publicly available information and research analyst estimates, Rothschild analyzed the transaction value multiples paid in selected transactions involving companies in the alternative telecommunication carrier industry.

        Rothschild analyzed the transaction value multiples paid in the following seventeen transactions announced since January 2009, with values greater than $100 million and for which transaction information was publicly disclosed:

Target	Acquiror	Announcement Date
Cbeyond, Inc.	Birch Communications, Inc.	April 2014
FiberGate, Inc.	Zayo Group, LLC	June 2012
AboveNet, Inc.	Zayo Group, LLC	March 2012
360networks holdings (USA) inc.	Zayo Group, LLC	October 2011
PAETEC Holding Corp.	Windstream Corp.	August 2011
XO Holdings, Inc.	ACF Industries Holding	July 2011
Global Crossing Limited	Level 3 Communications, Inc.	April 2011
One Communications Corp.	EarthLink, Inc.	December 2010
ITC^DeltaCom, Inc.	EarthLink, Inc.	October 2010
Cavalier Telecom Corporation	PAETEC Holding Corp.	September 2010
Q-Comm Corporation	Windstream Corp.	August 2010
FiberNet	NTELOS Holding Corp.	July 2010
American Fiber Systems Holding Corporation	Zayo Group, LLC	June 2010
JetBroadband Holdings, LLC	Shenandoah Telecommunications Company	April 2010
Lexcom, Inc.	Windstream Corporation	September 2009
NuVox, Inc.	Windstream Corporation	August 2009
D&E Communications Inc.	Windstream Corporation	May 2009

        For each of these transactions, Rothschild calculated the resulting enterprise value in the transaction as a multiple of last-twelve-months (which we refer to as LTM) EBITDA. This analysis indicated the following:

Precedent Transaction Multiples
	High*	Low*	Mean*	Median*
Last 3 years	12.2x	6.0x	9.5x	10.1x
Since 2009	12.9x	4.7x	7.8x	7.0x

*
In Rothschild's judgment, the circumstances and financial terms of the Cbeyond sale were sufficiently different from those of the other transactions analyzed as to merit its exclusion from this analysis.

        Based on the multiples calculated above and Rothschild's analyses of the various selected transactions and on judgments made by it, Rothschild calculated a reference range of 9.0x to 12.0x LTM EBITDA, which Rothschild then applied to corresponding financial data of tw telecom's business based on tw telecom's EBITDA for the twelve-month period ending March 31, 2014 in order to derive the following implied value for each share of tw telecom common stock, as compared to the implied consideration value:

Implied Per Share Price Reference Range	Implied Consideration Value
$23.73 - $35.54	$39.56

Discounted Cash Flow Analysis

        Rothschild calculated the estimated present value of the stand-alone, unlevered, after-tax free cash flows that tw telecom is forecast to generate over fiscal years 2014 through 2018 under each of the tw telecom management case, the tw telecom sensitivity case and the consensus forecasts by equity research analysts for tw telecom (which we refer to as the tw telecom research case). In each case, in calculating the terminal value of tw telecom, Rothschild applied a range of terminal exit multiples of 9.5x to 10.5x to the projected adjusted EBITDA for 2018. The present value of the cash flows and terminal values in each case were calculated using a discount rate range of 7.25% to 8.25%, which was based on the estimated weighted average cost of capital for tw telecom. In its analysis based on the tw telecom research case, and based on guidance provided by Level 3 management, Rothschild considered the effect of an assumed 40% blended tax rate on free cash flows distributed to tw telecom. As part of the total implied equity value calculated for tw telecom in the tw telecom research case, Rothschild calculated approximately $229 million present value of the estimated net operating loss carryforward balance as of March 31, 2014. In its analysis based on the tw telecom management case and the tw telecom sensitivity case, Rothschild utilized cash tax estimates provided within these forecasts. This analysis, as well as a midpoint estimated net present value of the Level 3 management synergies of $11.62 per share of tw telecom common stock, indicated the following implied per share equity reference range for tw telecom common stock, as compared to the implied consideration value:

	Implied Per Share Price Reference Range
	tw telecom management case	tw telecom sensitivity case	tw telecom research case	Implied consideration value
Excluding Level 3 management synergies	$34.61 - $41.07	$30.56 - $36.26	$34.30 - $40.69	$39.56
Including Level 3 management synergies	$46.23 - $52.69	$42.18 - $47.89	$45.93 - $52.32	$39.56

Other Factors

        In rendering its opinion, Rothschild also reviewed and considered other factors, including:

  •
  closing prices of tw telecom's common stock during the 52-week period ended June 12, 2014, noting, as reference points, that during such period, tw telecom's stock prices ranged from $25.83 to $33.70;

  •
  the future public market trading price targets of eight analysts that have provided a price target and rating since tw telecom's Q1 2014 earnings release, noting, as reference points, that such price targets ranged from $30.00 to $40.00, with a median of $34.00 and a mean of $34.25;

  •
  the premiums paid in selected public transactions involving U.S.-based targets announced between January 1, 2007 and June 12, 2014 with implied enterprise values greater than $5 billion. Rothschild reviewed the average premium paid in these selected transactions relative to the target company's closing stock prices one day, one week and one month prior to the public announcement of the transaction. This analysis indicated the following:

	All-cash transactions	All-stock transactions	Cash and stock transactions	All transactions
Mean 1-day premium	40%	28%	30%	36%
Mean 1-week premium	42%	28%	32%	38%
Mean 1-month premium	44%	28%	34%	40%

        Based on the foregoing, Rothschild selected a premium reference range of 25% - 35%, which Rothschild applied to the closing price of $32.33 of tw telecom common stock as of June 12, 2014 to derive a range of implied prices for each share of tw telecom common stock of approximately $40.41 to $43.65.

Miscellaneous

        Under the terms of its engagement, Level 3 agreed to pay Rothschild a fee of $3 million in connection with the delivery of its opinion. Level 3 also has agreed to reimburse Rothschild for reasonable expenses incurred by Rothschild in performing its services, including fees and expenses of its legal counsel, and to indemnify Rothschild and related persons against any liabilities arising out of its engagement. As noted in its opinion, as of the date of the opinion, Rothschild or its affiliates had in the past provided financial advisory services to Level 3 and an affiliate of a major shareholder of Level 3 unrelated to the mergers, and received compensation for such services. In addition, Rothschild and its affiliates may in the future provide financial services to tw telecom, Level 3 and/or their respective affiliates and third parties in the ordinary course of its businesses from time to time and may receive fees for the rendering of such services.

Certain Level 3 Prospective Financial Information

        Level 3 does not as a matter of course make public long-term forecasts as to future performance or other prospective financial information beyond the current fiscal year, and Level 3 is especially wary of making forecasts or projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, as part of the due diligence review of Level 3 in connection with the mergers, Level 3's management prepared and provided to tw telecom, as well as to Evercore and Rothschild, in connection with their respective evaluation of the fairness of the merger consideration, non-public, internal financial forecasts regarding Level 3's projected future operations for the 2014 through 2018 fiscal years. Level 3 has included below a summary of these forecasts for the purpose of providing stockholders and investors access to certain non-public information that was furnished to third parties and such information may not be appropriate for other purposes. These forecasts were also considered by the Level 3 Board for purposes of evaluating the mergers. The Level 3 Board also considered non-public, financial forecasts prepared by tw telecom regarding tw telecom's anticipated future operations for the 2014 through 2018 fiscal years for purposes of evaluating tw telecom and the mergers. See "The Mergers—Certain tw telecom Prospective Financial Information" beginning on page 76 for more information about the forecasts prepared by tw telecom.

        The Level 3 internal financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or generally accepted accounting principles in the United States. KPMG LLP has not examined, compiled or performed any procedures with respect to the accompanying prospective financial information and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The KPMG LLP reports incorporated by reference in this joint proxy statement/prospectus relate only to Level 3's historical financial information. They do not extend to the prospective financial information and should not be read to do so. The summary of these internal financial forecasts included below is not being included to influence your decision whether to vote for the mergers and the transactions contemplated in connection with the mergers, but because these internal financial forecasts were provided by Level 3 to tw telecom and Evercore and Rothschild.

        While presented with numeric specificity, these internal financial forecasts were based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, economic, market and financial conditions and additional matters specific to Level 3's businesses) that are inherently subjective and uncertain and are beyond the control of Level 3's management. Important factors that may affect actual results and cause these internal financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to Level 3's business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the "Risk Factors" section of Level 3's Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. These internal financial forecasts also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial forecasts. Accordingly, there can be no assurance that the forecasted results summarized below will be realized.

        The inclusion of a summary of these internal financial forecasts in this joint proxy statement/prospectus should not be regarded as an indication that any of Level 3, tw telecom or their respective affiliates, advisors or representatives considered these internal financial forecasts to be predictive of actual future events, and these internal financial forecasts should not be relied upon as such nor should the information contained in these internal financial forecasts be considered appropriate for other purposes. None of Level 3, tw telecom or their respective affiliates, advisors, officers, directors or representatives can give you any assurance that actual results will not differ materially from these internal financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile these internal financial forecasts to reflect circumstances existing after the date these internal financial forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying these forecasts are shown to be in error. Since the forecasts cover multiple years, such information by its nature becomes less meaningful and predictive with each successive year. Level 3 does not intend to make publicly available any update or other revision to these internal financial forecasts. None of Level 3 or its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding Level 3's ultimate performance compared to the information contained in these internal financial forecasts or that the forecasted results will be achieved. Level 3 has made no representation to tw telecom, in the merger agreement or otherwise, concerning these internal financial forecasts. The below forecasts do not give effect to the mergers. Level 3 urges all stockholders to review Level 3's most recent SEC filings for a description of Level 3's reported financial results.

Level 3 management case

	Fiscal Year
($ in millions)	2014E	2015E	2016E	2017E	2018E
Revenue	$6,475	$6,728	$7,026	$7,379	$7,779
% growth	2.6%	3.9%	4.4%	5.0%	5.4%
Adjusted EBITDA(1)	$1,846	$2,036	$2,232	$2,447	$2,685
% growth	18.0%	10.3%	9.6%	9.6%	9.7%
% margin	28.5%	30.3%	31.8%	33.2%	34.5%

(1)
Adjusted EBITDA excludes non-cash stock based compensation.

Adjustments

The Level 3 sensitivity case

        Level 3's management made adjustments to the financial forecasts for Level 3 (which we refer to as the Level 3 sensitivity case). The Level 3 sensitivity case was created by Level 3's management to reflect more conservative future performance by Level 3. Both the Level 3 management case and this adjusted forecast were presented by Level 3's management to its board of directors and to Rothschild.

Level 3 sensitivity case

	Fiscal Year
($ in millions)	2014E	2015E	2016E	2017E	2018E
Revenue	$6,474	$6,641	$6,878	$7,158	$7,463
% growth	2.6%	2.6%	3.6%	4.1%	4.3%
Adjusted EBITDA(1)	$1,845	$1,979	$2,117	$2,266	$2,426
% growth	17.9%	7.3%	7.0%	7.0%	7.1%
% margin	28.5%	29.8%	30.8%	31.7%	32.5%

(1)
Adjusted EBITDA excludes non-cash stock based compensation.

Board of Directors Following the Mergers

        On or prior to the effective time of the merger, Level 3 will appoint to the Level 3 Board three members of the tw Board selected by tw telecom from any of the directors elected at the 2014 annual meeting of stockholders of tw telecom and approved by Level 3.

Regulatory Clearances Required for the Mergers

        tw telecom and Level 3 have each agreed to use reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval from or notices to the DOJ, the FTC, the FCC, and various other federal, and local and state regulatory authorities and self-regulatory organizations. tw telecom and Level 3 have completed, or will shortly complete, the filing of applications and notifications to obtain the required regulatory approvals.

        Antitrust Clearance.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the HSR Act) and the rules promulgated thereunder by the FTC, the mergers may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the DOJ and specified waiting periods have expired or have been terminated. tw telecom and Level 3 filed the requisite notification forms under the HSR Act with the Antitrust Division of the DOJ and the FTC on July 7, 2014, and the HSR Act waiting period is scheduled to expire at 11:59 p.m. on August 6, 2014, unless the waiting period is terminated earlier, or extended before that time. Both before and after the expiration of the waiting period, the FTC and the DOJ retain the authority to challenge the mergers on antitrust grounds.

        In addition, the mergers may be reviewed by the state attorneys general in the various states in which tw telecom and Level 3 operate. While tw telecom and Level 3 believe there are substantial arguments to the contrary, these authorities may claim that there is authority, under the applicable state and federal antitrust laws and regulations, to investigate and/or disapprove the mergers under the circumstances and based on the standards set forth in applicable state laws and regulations. There can be no assurance that one or more state attorneys general will not attempt to file an antitrust action to challenge the mergers. As of the date of this document, neither Level 3 nor tw telecom has been notified by any state attorney general indicating any plan to review the mergers.

        Other Requisite U.S. Approvals, Notices and Consents.    Notifications and/or applications requesting approval must be submitted to various federal and state regulatory and self-regulatory organizations in connection with the mergers, including applications and notices to the DOJ, the FTC, the FCC and certain state public utility commissions. tw telecom and Level 3 have filed or submitted all the applications and notices required to be submitted to obtain these approvals and provide these notices.

        Timing.    There can be no assurances that all of the regulatory approvals described above will be obtained and, if obtained, there can be no assurances as to the timing of any approvals, Level 3's and tw telecom's ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.

        tw telecom and Level 3 believe that the mergers do not raise substantial antitrust or other significant regulatory concerns. Although tw telecom and Level 3 believe that all required regulatory approvals necessary to complete the transactions contemplated by the merger agreement can be obtained, tw telecom and Level 3 cannot be certain when or if these approvals will be obtained, or whether these approvals can be obtained without the imposition of any condition or restriction that would have a material adverse effect on tw telecom or Level 3. The parties' obligation to complete the mergers is conditioned on the receipt or waiver of all the necessary governmental or regulatory approvals required to complete the transactions contemplated by the merger agreement.

        It is presently contemplated that if any governmental approvals or actions are deemed by Level 3 or tw telecom to be necessary or appropriate, such approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained. The parties are required to use their commercially reasonable efforts to file all the necessary documentation and obtain all consents of third parties that are necessary to complete the mergers and to comply with the terms and conditions of all consents, approvals and authorizations of any third party or governmental entity.

Exchange of Shares in the Mergers

        Prior to the effective time of the merger, Level 3 will appoint an exchange agent to handle the exchange of shares of tw telecom common stock for shares of Level 3 common stock and the related cash consideration. At the effective time of the merger, each issued and outstanding share of tw telecom common stock (other than those shares held by wholly owned subsidiaries of tw telecom and those shares as to which appraisal rights have been exercised pursuant to Delaware law) will be exchanged for 0.7 shares of Level 3 common stock, and the associated rights under the rights agreement, and the right to receive $10.00 in cash without the need for any action by the holders of tw telecom common stock.

        As promptly as practicable after the effective time of the merger, Level 3 will cause the exchange agent to send a letter of transmittal specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates representing tw telecom shares shall pass, upon proper delivery of such certificates to the exchange agent. The letter will also include instructions explaining the procedure for surrendering tw telecom share certificates, if any, in exchange for shares of Level 3 common stock and the related cash consideration.

        tw telecom stockholders will not receive any fractional shares of Level 3 common stock pursuant to the merger. Instead of any fractional shares, each tw telecom stockholder who would otherwise receive a fractional share will receive, in exchange for such fractional share, one share of Level 3 common stock, as provided in the merger agreement.

        After the effective time of the merger, shares of tw telecom common stock (other than such shares the holders of which have exercised their statutory rights of appraisal) will no longer be issued and outstanding, will be canceled and will cease to exist, and each certificate, if any, that previously represented tw telecom common stock will represent only the right to receive the merger consideration as described above. With respect to such shares of Level 3 common stock deliverable upon the surrender of tw telecom share certificates, until holders of such tw telecom share certificates have surrendered such stock certificates to the exchange agent for exchange, those holders will not receive dividends or distributions with respect to such shares of Level 3 common stock with a record date after the effective time of the merger.

        Level 3 stockholders need not take any action with respect to their stock certificates.

Treatment of tw telecom Share Options and Other Stock Awards

  Options

        At the effective time of the mergers, each outstanding option to purchase shares of tw telecom common stock, whether vested or unvested, will be cancelled and converted into the right to receive the merger consideration in respect of each tw telecom share subject to the option, net of the aggregate per share exercise price and less applicable required withholding taxes. Any fractional shares of Level 3 common stock will be rounded down to the nearest whole share. Applicable tax withholdings will first reduce the amount of shares of Level 3 common stock payable in respect of the outstanding options.

  Restricted Stock Units

        At the effective time of the mergers, each restricted stock unit award that is outstanding immediately prior to the effective time, whether vested or unvested, will be cancelled and converted into the right to receive the merger consideration (less applicable required withholding taxes) in respect of each tw telecom share subject to the award. Any fractional shares of Level 3 common stock will be rounded up to the nearest whole share. Applicable tax withholdings will first reduce the amount shares of Level 3 common stock payable in respect of the outstanding restricted stock units.

  Restricted Stock Awards

        At the effective time of the mergers, each restricted stock award that is outstanding immediately prior to the effective time will vest in full and be cancelled and converted into the right to receive the merger consideration (less applicable required withholding taxes) in respect of each tw telecom share subject to the award. Any fractional shares of Level 3 common stock will be rounded up to the nearest whole share. Applicable tax withholdings will first reduce the amount of shares of Level 3 common stock payable in respect of the outstanding shares of restricted stock.

  Termination of the tw telecom Stock Incentive Plans and Qualified Stock Purchase Plan

        Prior to the effective time of the mergers, tw telecom will take all actions necessary to terminate tw telecom's stock incentive plans, to ensure that no person will have any rights under the plans except for the payments in respect of outstanding award described above. Level 3 will take all action necessary to reserve for issuance a sufficient number of shares of Level 3 common stock to satisfy its obligations in respect of tw telecom equity awards. In addition, tw telecom has agreed to refrain from commencing any new offering periods under the tw telecom 2004 Qualified Stock Purchase Plan following the date of the merger agreement.

Dividend Policy

        tw telecom did not pay any dividends in 2011, 2012 or 2013. tw telecom may consider paying dividends in the future to the extent permitted by its debt covenants. Any decision to pay dividends will be made by the tw Board in light of conditions then existing, including its results of operations, financial condition and requirements, business conditions, covenants under debt agreements and other contractual arrangements, and other factors, including certain restrictions on paying dividends in the merger agreement.

        Level 3 did not pay any dividends in 2011, 2012 or 2013. Level 3's current dividend policy, in effect since April 1, 1998, is to retain future earnings for use in its business. As a result, Level 3's directors and management do not anticipate paying any cash dividends on shares of Level 3 common stock in the foreseeable future. In addition, Level 3 is effectively restricted under certain debt covenants from paying cash dividends on shares of Level 3 common stock.

Listing of Level 3 Common Stock

        It is a condition to the completion of the mergers that the shares of Level 3 common stock to be issued pursuant to the merger be approved for listing on the New York Stock Exchange (or any successor inter-dealer quotation system or stock exchange thereto), subject to official notice of issuance.

Financing Related to the Mergers

        To finance the cash consideration and to refinance certain existing indebtedness of tw telecom, Level 3 has entered into a financing commitment letter, described below, pursuant to which the commitment parties have committed, subject to customary conditions, to provide the financing.

        Level 3 has entered into a commitment letter with the commitment parties, pursuant to which the commitment parties have committed, subject to customary conditions as further described below, to provide senior credit facilities in an aggregate amount of up to $3 billion, consisting of a senior secured term loan facility of up to $2.4 billion and a senior unsecured bridge loan facility of up to $600 million, if up to $600 million of senior notes or certain other securities are not issued by Level 3 Financing or Level 3 to finance the mergers on or prior to the closing of the mergers. The $2.4 billion senior secured facility will be reduced by the amount of debt securities issued in excess of $600 million to finance the mergers. Under certain circumstances, the committed amounts can be allocated from the senior secured facility to the bridge facility at the option of Level 3. The financing will be used, in addition to existing cash balances, to consummate the mergers and to refinance certain existing indebtedness of tw telecom. A copy of the amended and restated commitment letter was filed as an exhibit to the Registration Statement on Form S-4 filed by Level 3 on July 18, 2014, which is incorporated by reference herein. This summary of terms and conditions of the debt financing commitments is qualified in its entirety by reference to the full text of the commitment letter.

        The term of the senior secured facility is seven years. The unsecured bridge facility, if drawn, will mature initially on the first anniversary of the closing of the mergers, at which time the maturity of any outstanding loans thereunder will be extended, subject to usual and customary conditions, to the seventh anniversary of the initial maturity date of the bridge facility. The loans may be exchanged by the lenders for notes due on such seventh anniversary.

        The financing commitments are subject to:

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  the non-occurrence of a material adverse effect regarding tw telecom and its subsidiaries;

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  a 20 consecutive day period following the delivery to the commitment parties of certain information required for commencement of the general syndication of the financing and prior to the completion of the mergers to syndicate the facilities;

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  the payment of applicable fees that are due and payable on or prior to the completion of the mergers;

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  the repayment of certain indebtedness of tw telecom and the termination of commitments thereunder; and

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  other customary financing conditions more fully set forth in the commitment letter.

        In the merger agreement, Level 3 has agreed to use reasonable best efforts to obtain financing on the terms and conditions described in the commitment letter (or on revised terms that are not materially adverse to Level 3 as compared to the terms and conditions described in the commitment letter and that do not contain any provisions which would reasonably be expected to prevent, materially delay or materially impede the consummation of the financing or the mergers, including any modified or additional conditions to the closing of such financing that are materially less favorable to Level 3 than the conditions to closing in the commitment letter). Level 3 may amend, replace or otherwise modify, or waive any provision of the commitment letter that does not (i) add new (or adversely modify any existing) conditions to the consummation of the financing as compared to those in the commitment letter, (ii) adversely affect the ability of Level 3 to enforce its rights against the other parties to the commitment letter, (iii) reduce the aggregate amount of the financing contemplated in the commitment letter or (iv) contain any provisions that otherwise would reasonably be expected to prevent, materially delay or materially impede the consummation of the financing or the mergers.

        In addition, under certain conditions, Level 3 may be required to pay a termination fee to tw telecom if Level 3 fails to obtain proceeds pursuant to the commitment letter (or any alternative financing arrangement(s)) sufficient to consummate the mergers and to refinance certain existing indebtedness of tw telecom, as described under "The Merger Agreement—Termination Fees and Expenses; Liability for Breach" beginning on page 122.

De-Listing and Deregistration of tw telecom Shares

        Upon completion of the mergers, the tw telecom common stock currently listed on the NASDAQ Global Select Market will cease to be listed on the NASDAQ Global Select Market and be subsequently deregistered under the Exchange Act.

Appraisal Rights

        tw telecom stockholders will have the right to demand appraisal of their shares of tw telecom common stock and obtain payment in cash for the fair value of their shares, but only if they perfect their appraisal rights and comply with the applicable provisions of Delaware law. A copy of the Delaware statutory provisions related to appraisal rights is attached as Annex E to this document, and a summary of these provisions can be found under "Appraisal Rights" beginning on page 154. Failure to strictly comply with the applicable Delaware law provisions will result in the loss of the right of appraisal.

        Under Delaware law, holders of Level 3 common stock are not entitled to appraisal rights in connection with the mergers. See the section entitled "Appraisal Rights" beginning on page 154.

Litigation Relating to the Mergers

        Level 3 is aware that, since the announcement of the mergers, three putative shareholder class action complaints, which we refer to as the "Class Action Complaints," have been filed in the Court of Chancery of the State of Delaware against tw telecom, tw telecom's board of directors, Level 3, Merger Sub 1 and Merger Sub 2 challenging the proposed transaction: Veneros v. tw telecom, et al., Case No. 9835 (filed on or about June 27, 2014), Litman v. tw telecom, et al., Case No. 9838 (filed on or about June 27, 2014), and Carter v. tw telecom, et al., Case No. 9845 (filed on or about June 30, 2014).

        The Class Action Complaints generally allege, among other things, that the individual members of the tw Board breached their fiduciary duties owed to the public shareholders of tw telecom by approving tw telecom's entry into the merger agreement and failing to take steps to maximize the value of tw telecom to its public shareholders, and that tw telecom, Level 3, Saturn Merger Sub 1, and Saturn Merger Sub 2 aided and abetted such breaches of fiduciary duties. In addition, the Class Action Complaints allege, among other things, that the merger proposal undervalues tw telecom, that the process leading up to the merger agreement was flawed, and that certain provisions of the merger agreement improperly favor Level 3 and impede a potential alternative transaction. The Class Action Complaints generally seek, among other things, declaratory and injunctive relief concerning the alleged fiduciary breaches, injunctive relief prohibiting the defendants from consummating the proposed transaction, and other forms of equitable relief.

        The ultimate outcome of these lawsuits is uncertain and unknown, and the granting of relief delaying or enjoining the proposed transaction may have adverse consequences to tw telecom and/or Level 3.

THE MERGER AGREEMENT

        The following section summarizes material provisions of the merger agreement, which is included in this joint proxy statement/prospectus as Annex A and is incorporated herein by reference in its entirety. The rights and obligations of tw telecom and Level 3 are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. tw telecom and Level 3 stockholders are urged to read the merger agreement carefully and in its entirety as well as this joint proxy statement/prospectus before making any decisions regarding the mergers, including the approval and adoption of the merger agreement and approval of the mergers or the approval of the Level 3 stock issuance and the adoption of the Level 3 charter amendment, as applicable. This summary is qualified in its entirety by reference to the merger agreement.

        The merger agreement is included in this joint proxy statement/prospectus to provide you with information regarding its terms and is not intended to provide any factual information about tw telecom or Level 3. The merger agreement contains representations and warranties that the parties made to each other as of the date of the merger agreement or other specific dates, solely for purposes of the contract between the parties, and those representations and warranties should not be relied upon by any other person. The assertions embodied in those representations and warranties are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the merger agreement. You should not rely upon the representations and warranties as accurate or complete or characterizations of the actual state of facts as of any specified date since the representations and warranties:

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  may not be intended to establish matters of fact, but rather to allocate the risk between the parties in the event the statements therein prove to be inaccurate;

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  have been modified in important part by certain underlying disclosures that were made between the parties in connection with the negotiation of the merger agreement, which are not reflected in the merger agreement itself or publicly filed; and

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  such disclosures are subject to contractual standards of materiality different from what is generally applicable to you or other investors.

        Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 160.

Terms of the Mergers; Merger Consideration

        The merger agreement provides that, on the terms and subject to the conditions set forth in the merger agreement, Merger Sub 1 will merge into tw telecom, with tw telecom continuing as the surviving corporation, a wholly owned subsidiary of Level 3. Immediately after the effective time of the merger, tw telecom will merge with Merger Sub 2, with Merger Sub 2 continuing as the surviving company, a wholly owned subsidiary of Level 3. At the effective time of the merger, each share of tw telecom common stock issued and outstanding immediately prior thereto (excluding shares held by Level 3, tw telecom and their respective subsidiaries and stockholders exercising their appraisal rights) will be exchanged for 0.7 shares of Level 3 common stock (and the rights associated therewith under the rights agreement) plus the right to receive $10.00 in cash.

        Level 3 will not issue fractional shares of Level 3 common stock pursuant to the merger agreement. Instead, each tw telecom stockholder who otherwise would have been entitled to receive a fraction of a share of Level 3 common stock will receive, in lieu thereof, one share of Level 3 common stock for the fractional share interest to which such holder would otherwise be entitled, as provided in the merger agreement.

        The exchange ratio will be appropriately and proportionately adjusted to reflect the effect of any stock split, subdivision, consolidation, combination, reclassification, dividend or distribution of shares or other change with respect to the shares of Level 3 common stock or shares of tw telecom common stock prior to the effective time of the merger.

Completion of the Mergers

        Unless the parties agree otherwise, the closing of the mergers will take place on the date that is the later of (i) the third business day after the satisfaction or waiver (subject to applicable law) of the conditions to the closing of the mergers have been satisfied or waived (excluding conditions that, by their terms, cannot be satisfied until the closing of the mergers, but subject to the satisfaction or, where permitted, waiver of those conditions as of the closing of the mergers) and (ii) the final day of the marketing period or such earlier date as may be specified by Level 3 upon notice to tw telecom. However, in no event will the closing take place prior to October 4, 2014. The mergers will be effective on the date shown on the certificates of merger filed with the Secretary of State of the State of Delaware, in accordance with the laws of Delaware.

Representations and Warranties

        The merger agreement contains representations and warranties made by each of tw telecom and Level 3. tw telecom has made representations and warranties regarding, among other things:

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  corporate organization and power;

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  qualification to do business;

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  absence of conflict or violation;

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  consents and approvals;

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  authorization and validity of agreement;

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  capitalization and related matters;

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  subsidiaries and equity investments;

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  SEC reports;

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  absence of certain changes or events;

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  tax matters;

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  absence of undisclosed liabilities;

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  property;

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  intellectual property;

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  licenses and permits;

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  compliance with law;

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  litigation;

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  contracts;

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  employee benefit plans;

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  insurance;

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  affiliate transactions;

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  vendors and customers;

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  labor matters;

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  environmental matters;

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  no brokers;

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  network operations and building access;

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  state takeover statutes;

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  opinion of financial advisor;

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  board approval;

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  requisite stockholder vote;

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  illegal or unauthorized payments, political contributions and exports; and

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  absence of illegal or unauthorized payments or political contributions to foreign officials.

        Level 3 has made representations and warranties regarding, among other things:

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  organization;

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  qualification to do business;

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  no conflicts or violation;

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  consents and approvals;

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  authorization and validity of agreement;

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  capitalization and related matters;

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  subsidiaries and equity investments;

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  SEC filings;

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  absence of certain changes or events;

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  tax matters;

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  absence of undisclosed liabilities;

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  intellectual property;

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  licenses and permits;

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  compliance with law;

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  litigation;

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  contracts;

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  employee benefit plans;

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  affiliate transactions;

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  labor matters;

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  environmental matters;

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  no brokers;

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  financing;

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  network operations;

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  state takeover statutes;

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  board approval;

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  requisite stockholder vote;

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  illegal or unauthorized payments, political contributions and exports;

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  absence of illegal or unauthorized payments or political contributions to foreign officials;

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  opinion of financial advisor; and

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  solvency.

        The merger agreement also contains certain representations and warranties of Level 3 with respect to its direct wholly owned subsidiaries, Merger Sub 1 and Merger Sub 2, including corporate organization, qualification to do business, no conflicts or violation, capitalization and authority with respect to the execution and delivery of the merger agreement.

        Many of the representations and warranties in the merger agreement are qualified by a "materiality" or "material adverse effect" standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). For purposes of the merger agreement, a "material adverse effect" means, with respect to a party, any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (i) is, or is reasonably likely to become, materially adverse to the business, assets, financial condition, liabilities or results of operations of a party and its subsidiaries, taken as a whole, or (ii) would prevent or materially impair or materially delay the ability of a party to perform its obligations under the merger agreement or to consummate the mergers, except that, with respect to clause (i) above, the definition of "material adverse effect" excludes any event, change, circumstance, effect, development or state of facts arising out of or attributable to:

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  general economic or political conditions (including results of elections) or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction;

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  changes or conditions generally affecting the industries in which such party and its subsidiaries operate (except to the extent such event, change, circumstance, effect, development or state of facts affects such party and its subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other persons in the industry in which such party and its subsidiaries operate);

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  changes in applicable laws or regulations;

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  changes in GAAP;

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  the negotiation, execution, announcement, pendency or performance of the merger agreement or the mergers, or the consummation of the mergers;

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  acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts threatened or underway as of June 15, 2014;

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  earthquakes, hurricanes, floods, or other natural disasters;

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  any failure, in and of itself, by a party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period; and

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  any change, in and of itself, in the market price or trading volume of a party's securities.

        As described directly under "The Merger Agreement" beginning on page 101 above, the parties to the merger agreement made the representations and warranties contained therein solely for purposes of the contract between the parties, and those representations and warranties are intended to be and should not be relied upon by any other person. Further, the assertions embodied in those representations and warranties are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the merger agreement, and you should not rely upon the representations and warranties as accurate or complete or characterizations of the actual state of facts as of any specified date.

Conduct of Business

        Each of tw telecom and Level 3 has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time of the merger. In general, tw telecom has agreed to (i) conduct in all material respects its and its subsidiaries' business in the ordinary course of business and in a manner consistent with past practice and, in all material respects, in compliance with applicable laws, (ii) use commercially reasonable efforts to maintain in all material respects its and its subsidiaries' assets, properties, rights and operations in accordance with then-present practice in a condition suitable for their then-current use and (iii) use commercially reasonable efforts, consistent with the foregoing, to preserve substantially intact the business organization of tw telecom and its subsidiaries, to keep available the services of the then-present officers and key employees of tw telecom and its subsidiaries and to preserve, in all material respects, the present relationships of tw telecom with all persons with whom it has significant business relationships.

        In addition, tw telecom has agreed to specific restrictions relating to the conduct of its business between the date of the merger agreement and the effective time of the merger, including not to do any of the following (subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement) without Level 3's prior written consent:

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  make any change in any of its organizational documents; issue any additional shares of capital stock (other than upon the exercise of options to purchase tw telecom common shares or pursuant to the terms of restricted stock units covering tw telecom common shares, in each case outstanding on the date of the merger agreement) or other equity securities (or other securities exchangeable or convertible into equity securities) or grant any option, warrant or right to acquire any capital stock or other equity interests; or alter in any way its outstanding securities or its capitalization;

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  make any sale, assignment or other conveyance of any material asset or property that has a fair market value in excess of $1 million individually or $5 million in the aggregate;

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  subject any of its assets, properties or rights to any lien, other than certain permitted liens;

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  (i) redeem, retire, purchase or otherwise acquire any shares of the capital stock, membership interests or partnership interests or other ownership interests of it or its subsidiaries, (ii) declare, set aside or pay any dividends or other distribution in respect of such shares or interests, (iii) repurchase or retire any of tw telecom's indebtedness, or (iv) prepay or otherwise satisfy any obligations outstanding under any capital leases; in the case of (i) and (ii), other than for the purpose of satisfying tax obligations, the purchase, redemption or other acquisition of tw telecom common shares or restricted stock units covering tw telecom common shares from current or former employees or directors of tw telecom pursuant to the terms of any employment or option agreement or tw telecom employee benefit plan;

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  acquire, lease or sublease any material assets or properties (including any real property), other than in the ordinary course of business (or as permitted as described above);

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  except as required by the terms of existing tw telecom employee benefit plans, as required by law or as contemplated pursuant to the merger agreement, (i) increase the compensation or benefits payable or to become payable to any current or former employee, officer, director or consultant of tw telecom or any of its subsidiaries, other than increases in base compensation or wages in the ordinary course of business for an employee who is not party to a change in control employment agreement or who is not a senior vice president or above, (ii) establish, adopt, enter into or amend (except certain immaterial amendments) any tw telecom employee benefit plan (or any such plan, agreement, program, policy commitment or arrangement that would be a tw telecom employee benefit plan if it were in existence on the date of the merger agreement) or other collective bargaining, bonus, retention, profit sharing, thrift, compensation, employment, termination, change in control, severance, stock incentive or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer, consultant or employee, (iii) increase the compensation or benefits payable under any existing severance, termination, change in control, or retention pay policy or employment or other agreements, (iv) take any affirmative action to accelerate the vesting of any stock or stock-based compensation (except for certain administrative actions), (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement (except for certain administrative actions), (vi) fund or secure the payment of compensation or benefits under any existing benefit plan (except for certain administrative actions), (vii) grant or promise any tax offset payment award under any existing benefit plan, (viii) make any loan or cash advance to any current or former director, officer, employee or independent contractor, (ix) hire, or promote any employee who would qualify as a senior vice president or above or any employee or consultant whose annual cash compensation is expected to be in excess of $350,000; (x) hire, promise to hire or promote any consultant or employee not covered in clause (ix), other than in the ordinary course of business consistent with past practice, to fill open positions or in accordance with tw telecom's forecast; (xi) terminate without cause any employee director or consultant with aggregate annual cash compensation in excess of $350,000; or (xii) implement any facility closings or employee layoffs that does not comply with the WARN Act;

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  enter into any agreement, contract, or commitment (or series of such similar transactions), that would require capital expenditures in the aggregate in excess of tw telecom's capital expenditure forecast, other than as may be necessary in connection with any unexpected repair, maintenance or replacement;

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  pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates (other than wholly owned subsidiaries);

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  fail to keep in full force and effect insurance comparable in amount and scope to coverage currently maintained;

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  make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP;

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  (i) make or change any material tax election, (ii) change an annual accounting period, (iii) file any amended material tax return, (iv) enter into any closing agreement with respect to a material amount of tax, (v) settle any material tax claim or assessment or (vi) surrender any right to claim a refund of material taxes, other than as required by law or in the ordinary course of business consistent with past practice;

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  settle, release or forgive any claim requiring payments to be made by tw telecom or any of its subsidiaries in excess of $750,000 individually, or $4 million in the aggregate, other than intercompany claims, or waive any right with respect to any material claim held by tw telecom or any of its subsidiaries other than in the ordinary course of business and consistent with past practice, or settle or resolve any claim against tw telecom or any of its subsidiaries on terms that require tw telecom or any of its subsidiaries to materially alter its existing business practices;

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  lend money to any person (other than to tw telecom or its wholly owned subsidiaries) or incur or guarantee any indebtedness for borrowed money (other than from tw telecom or its wholly owned subsidiaries); or

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  commit to any of the foregoing.

        In general, Level 3 has agreed to (i) conduct in all material respects its and its subsidiaries' business in the ordinary course of business and in a manner consistent with past practice and, in all material respects, in compliance with applicable laws and (ii) use commercially reasonable efforts to maintain in all material respects its and its subsidiaries' assets, properties, rights and operations in accordance with then-present practice in a condition suitable for their then-current use.

        In addition, Level 3 has agreed to specific restrictions relating to the conduct of its business between the date of the merger agreement and the effective time of the merger, including not to do any of the following (subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement) without tw telecom's prior written consent:

  •
  make any change in any of its organizational documents; issue any additional shares of capital stock or other equity securities or grant any option, warrant or right to acquire any capital stock or other equity securities, other than with respect to (i) grants of options to purchase Level 3 common stock or Level 3 restricted stock units in the ordinary course of business; (ii) shares of Level 3 common stock issuable upon exercise of outperform stock options or settlement of restricted stock units; (iii) shares of Level 3 common stock issuable upon conversion of outstanding convertible notes; or (iv) shares of Level 3 common stock issuable to directors of Level 3 in accordance with Level 3's director compensation plans;

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  other than in connection with the financing of the mergers, subject any of its assets, properties or rights to any lien in excess of $85 million, other than certain permitted liens;

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  redeem, retire, purchase or otherwise acquire any shares of capital stock or other ownership interests of Level 3 and its subsidiaries or declare, set aside or pay any dividends or other distributions in respect of such shares or interests other than (i) the purchase, redemption or other acquisition of Level 3 common stock or Level 3 restricted stock units from current or former employees of Level 3 as permitted or contemplated by the terms of any employment or option agreement or Level 3 employee benefit plan or (ii) the distribution of rights pursuant to the terms of the rights agreement;

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  acquire, lease or sublease any material assets, or properties (including any real property), or enter into any other transaction, other than in the ordinary course of business and consistent with past practice, or in connection with transactions that are not reasonably expected to (i) prevent, materially hinder or materially delay the receipt of the necessary or required waiting period expirations or terminations, consents, approvals and authorizations for the transactions, under the HSR Act and similar laws of other jurisdictions, and certain other regulatory laws; (ii) materially impair Level 3's ability to obtain financing; (iii) result in an ownership change of Level 3 pursuant to the internal revenue code; or (iv) otherwise prevent or materially delay or materially impair the consummation of the mergers;

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  make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or write off as uncollectible any material accounts receivable except in the ordinary course of business and consistent with past practice;

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  (i) make or change any material tax election, (ii) change an annual accounting period, (iii) file any amended material tax return, (iv) enter into any closing agreement with respect to a material amount of tax, (v) settle any material tax claim or assessment or (vi) surrender any right to claim a refund of material taxes, other than as required by law or in the ordinary course of business consistent with past practice;

  •
  lend money to any person (other than wholly owned subsidiaries of Level 3) or incur or guarantee any indebtedness for borrowed money or enter into any capital lease obligation other than as permitted under the commitment letter as of the date hereof or in connection with the repayment of tw telecom's debt required to be repaid in the mergers; provided that (i) Level 3, or Level 3 Financing as applicable, may conduct a registered exchange offer with respect to each of (A) Level 3's Floating Rate Senior Notes and (B) Level 3 Financing's 6.125% Senior Notes, in connection with which it may issue new Floating Rate Senior Notes and 6.3125% Senior Notes, respectively, in exchange for Floating Rate Senior Notes and 6.125% Senior Notes, respectively, (ii) Level 3 and its subsidiaries may guarantee any indebtedness of Level 3 and its subsidiaries in existence on the date hereof or permitted to be incurred in compliance with the terms hereof prior to the termination date, to the extent required under the terms of the agreement or indenture governing such indebtedness, and (iii) Level 3 and its subsidiaries may incur certain other additional indebtedness; or

  •
  commit to any of the foregoing.

No Solicitation of Alternative Proposals

        Each of tw telecom and Level 3 has agreed that, from the time of the execution of the merger agreement until the earlier of the termination of the merger agreement or the completion of the mergers, it and its subsidiaries will not and will not authorize or permit its controlled affiliates, directors, officers, employees, representatives, advisors or other intermediaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of inquiries, proposals or offers relating to an acquisition proposal, (ii) enter into any agreement to consummate any acquisition proposal, or approve or endorse any acquisition proposal or abandon, terminate or fail to consummate the mergers, (iii) enter into or participate in any discussions or negotiations in connection with any acquisition proposal, or furnish any non-public information with respect to its business, properties or assets in connection with any acquisition proposal, or (iv) agree to resolve or take, or take, any of the actions prohibited in clauses (i)-(iii). The merger agreement also requires both tw telecom and Level 3 to immediately cease any and all existing activities, discussions or negotiations with any parties conducted prior to the execution of the merger agreement with respect to any acquisition proposal.

        An "acquisition proposal" with respect to tw telecom means any offer or proposal for a merger, amalgamation, reorganization, recapitalization, consolidation, scheme of arrangement, share exchange, business combination or other similar transaction involving tw telecom or any of its subsidiaries or any proposal or offer to acquire, directly or indirectly, securities representing more than 20% of the voting power of tw telecom or more than 20% of the assets of tw telecom and its subsidiaries taken as a whole.

        An "acquisition proposal" with respect to Level 3 means any offer or proposal for a merger, amalgamation, reorganization, recapitalization, consolidation, scheme of arrangement, share exchange, business combination or other similar transaction involving Level 3 or any of its subsidiaries or any proposal or offer to acquire, directly or indirectly, securities representing more than 20% of the voting power of Level 3 or more than 20% of the assets of Level 3 and its subsidiaries taken as a whole.

        Notwithstanding the restrictions described above, prior to the applicable stockholder meeting, the board of directors of each of tw telecom and Level 3 is permitted to furnish information with respect to tw telecom or Level 3, as applicable, and enter into negotiations or discussions with a person who has made an acquisition proposal if the board of directors of such party determines in good faith after consultation with its financial advisors and outside legal counsel that such acquisition proposal constitutes, or would reasonably be expected to result in, a superior proposal.

        A "superior proposal" with respect to tw telecom means any proposal made by a third party to enter into any transaction involving an "acquisition proposal" with respect to tw telecom that the tw Board determines in its good faith judgment (after consultation with tw telecom's financial advisors and outside legal counsel) would be, if consummated, more favorable to tw telecom's stockholders than the merger agreement and the mergers, taking into account all terms and conditions of such transaction (including any break-up fees, expense reimbursement provisions and financial terms) and the anticipated timing and prospects for completion of such transaction, including the prospects for obtaining regulatory approvals, financing and third party approvals, except that the reference to "20%" in the definition of "acquisition proposal" with respect to tw telecom shall be deemed to be a reference to "50%."

        A "superior proposal" with respect to Level 3 means any proposal made by a third party to enter into any transaction involving an "acquisition proposal" with respect to Level 3 that the Level 3 Board determines in its good faith judgment (after consultation with Level 3's financial advisors and outside legal counsel) would be, if consummated, more favorable to Level 3's stockholders than the merger agreement and the mergers, taking into account all terms and conditions of such transaction (including any break-up fees, expense reimbursement provisions and financial terms) and the anticipated timing and prospects for completion of such transaction, including the prospects for obtaining regulatory approvals, financing and third party approvals, except that the reference to "20%" in the definition of "acquisition proposal" with respect to Level 3 shall be deemed to be a reference to "50%."

        However, tw telecom may enter into an agreement (other than a confidentiality agreement) with respect to an acquisition proposal upon a good faith determination by the tw Board, after consultation with its financial advisors and outside legal counsel, that the proposal is a superior proposal and concurrently tw telecom pays to Level 3 a termination fee of $200 million and reimburses Level 3 for up to $10 million of its actual and reasonably documented out-of-pocket expenses incurred in pursuing the mergers; provided that the tw Board has determined in good faith, in consultation with its financial advisors and outside legal counsel, that the failure to take such action is inconsistent with the fiduciary duties of the tw Board to tw telecom's stockholders. Similarly, Level 3 may enter into an agreement (other than a confidentiality agreement) with respect to an acquisition proposal upon a good faith determination by the Level 3 Board, after consultation with its financial advisors and outside legal counsel, that the proposal is a superior proposal and concurrently Level 3 pays to tw telecom a termination fee of $350 million and reimburses tw telecom for up to $10 million of its actual and reasonably documented out-of-pocket expenses incurred by tw telecom and its affiliates in pursuing the mergers; provided that the Level 3 Board has determined in good faith, in consultation with its financial advisors and outside legal counsel, that the failure to take such action is inconsistent with the fiduciary duties of the Level 3 Board to Level 3's stockholders.

        The merger agreement requires that the parties notify each other within 24 hours of, among other things, the receipt of or occurrence of any acquisition proposal and the material terms and conditions of any such acquisition proposal and the identity of the person making such proposal. Any such notification shall include the material terms and conditions of any such acquisition proposal, request, inquiry or discussion. In addition, the merger agreement requires the parties to continue to inform each other of material changes to any acquisition proposal and provide to each other, within 24 hours of receipt, all correspondence and other written material received from any third party in connection with an acquisition proposal that is material to understanding such acquisition proposal.

Changes in Board Recommendations

        The board of directors of each of tw telecom and Level 3 has agreed that it will not (i) withdraw, modify or amend in any manner adverse to the other party the recommendation by such board with respect to the transactions contemplated by the merger agreement, as applicable, (ii) recommend the approval or adoption of any acquisition proposal or (iii) propose publicly to recommend any agreement regarding an acquisition proposal.

        Notwithstanding the restrictions described above, prior to obtaining the relevant stockholder approval, the board of directors of each of tw telecom and Level 3 is permitted to withdraw or modify its recommendation of the merger agreement or the mergers in response to (i) an intervening event or development that affects the business, assets or operations of tw telecom or Level 3, respectively, to the extent such event or development was not known by such party's board of directors as of the date of the merger agreement or (ii) an acquisition proposal that was unsolicited and did not result from a breach of the restrictions described above, if the board of directors of tw telecom or Level 3, as applicable, has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (x), in the case of (ii) above, such acquisition proposal is a superior proposal and (y) in the case of (i) and (ii) above, the failure to take such action would be inconsistent with its fiduciary duties under applicable law to the stockholders of tw telecom or Level 3, as applicable. Prior to taking any such action, such board of directors must inform the other party in writing of its decision to change its recommendation, provide the material terms and conditions of any acquisition proposal to the other party if an acquisition proposal has been made prior to such action and, in any event, allow five business days to elapse following the other party's receipt of such written notice, during which time the other party may negotiate changes to the merger agreement. Upon any amendment to the amount or form of consideration of an acquisition proposal, an additional two business days must be provided during which time the other party may negotiate changes to the merger agreement.

        If the Level 3 Board withdraws (or amends or modifies in a manner adverse to tw telecom) its recommendation, Level 3 will nonetheless continue to be obligated to hold its stockholders meeting and submit the Level 3 stock issuance and the Level 3 charter amendment to its stockholders unless the merger agreement has been terminated by either party pursuant to the terms of the merger agreement, including if Level 3 terminates the merger agreement, after having complied with its non-solicitation obligations and, concurrently with such termination, and enters into a definitive agreement with respect to a superior proposal and pays tw telecom a termination fee of $350 million and reimburses tw telecom for up to $10 million of its actual and reasonably documented out-of-pocket expenses incurred by tw telecom and its affiliates in pursuing the mergers.

        If the tw Board withdraws (or amends or modifies in a manner adverse to Level 3) its recommendation, tw telecom will nonetheless continue to be obligated to hold its stockholders meeting and submit the merger agreement to its stockholders unless the merger agreement has been terminated by either party pursuant to the terms of the merger agreement, including if tw telecom terminates the merger agreement, after having complied with its non-solicitation obligations and, concurrently with such termination, and enters into a definitive agreement with respect to a superior proposal and pays Level 3 a termination fee of $200 million and reimburses Level 3 for up to $10 million of its actual and reasonably documented out-of-pocket expenses incurred in pursuing the mergers.

Efforts to Obtain Required Stockholder Votes

        tw telecom has also agreed to hold its special stockholders meeting and, subject to the qualifications described above, to use its reasonable best efforts to obtain stockholder approval and adoption of the merger agreement and approval of the mergers. The tw Board has approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the mergers, advisable and in the best interests of tw telecom and its stockholders, and has adopted resolutions directing that the merger agreement be submitted to the tw telecom stockholders for their consideration. If, on the date the tw telecom special stockholder meeting is scheduled to be held, tw telecom has not received proxies representing a sufficient number of shares of tw telecom common stock to approve and adopt the merger agreement and the transactions contemplated thereby, tw telecom shall have the right on one or more occasions to postpone or adjourn the meeting for not more than an aggregate 40 days solely for the purpose of soliciting shares of tw telecom common stock.

        Level 3 has agreed to hold its special stockholders meeting and, subject to the qualifications described above, to use its reasonable best efforts to obtain stockholder approval of the Level 3 stock issuance. The Level 3 Board has approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the Level 3 stock issuance and the Level 3 charter amendment, advisable and in the best interests of Level 3 and its stockholders, and has adopted resolutions directing that the Level 3 stock issuance and the Level 3 charter amendment be submitted to the Level 3 stockholders for their consideration. If, on the date the Level 3 special stockholder meeting is scheduled to be held, Level 3 has not received proxies representing a sufficient number of shares of Level 3 common stock to approve and adopt the Level 3 charter amendment and approve the Level 3 stock issuance and the transactions contemplated thereby, Level 3 shall have the right on one or more occasions to postpone or adjourn the meeting for not more than an aggregate 40 days solely for the purpose of soliciting shares of Level 3 common stock.

Efforts to Complete the Mergers

        tw telecom and Level 3 have each agreed to:

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  promptly prepare, review and file all necessary documentation, effect all applications, notices, petitions and filings, obtain all permits, consents, approvals, clearances and authorizations of all third parties, governmental entities and regulatory agencies that are necessary or advisable to consummate the transactions contemplated by the merger agreement, including the mergers and the Level 3 stock issuance;

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  promptly inform each other of any communication received from, or given to, the Antitrust Division of the DOJ, the FTC, the FCC or any other governmental entity, by promptly providing copies to the other party of such written communications (subject to redaction of information as necessary to comply with contractual arrangements or to address reasonable privilege or confidentiality concerns, or where such information relates to valuation of tw telecom, Level 3 or any of either party's subsidiaries); and

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  permit the other party, as applicable, to review any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC, the FCC or any other governmental entity (subject to redaction of information as necessary to comply with contractual arrangements or to address reasonable privilege or confidentiality concerns, or where such information relates to valuation of tw telecom, Level 3 or any of either party's subsidiaries).

        Notwithstanding the foregoing, Level 3 is not required under the merger agreement to agree to any terms, conditions or modifications (including Level 3, tw telecom or any of their respective subsidiaries having to cease, sell or otherwise dispose of any assets or business (including the requirement that any such assets or businesses be held separate)) with respect to obtaining the expiration or termination of any waiting period or any consents, permits, waiver, approvals, authorizations or orders in connection with the mergers or the consummation of the transactions contemplated by the merger agreement that would result in, or would be reasonably expected to result in, either individually or in the aggregate, a material adverse effect on Level 3 and its subsidiaries, taken as a whole after giving effect to the mergers (assuming Level 3 and its subsidiaries, taken as a whole, after giving effect to the mergers, are the size of tw telecom and its subsidiaries, taken as a whole, prior to giving effect to the mergers).

        Additionally, each party has agreed to use its reasonable best efforts to obtain the expiration or termination of all waiting periods and all consents, waivers, authorizations and approvals of all third parties, including any governmental entities, necessary, proper or advisable for the consummation of the mergers and to provide any notices to third parties required to be provided prior to the mergers. However, without the prior written consent of Level 3, tw telecom may not incur any significant expense or liability, enter into any significant new commitment or agreement or agree to any significant modification to any contractual arrangement to obtain such consents or certificates, in each case, that would have a material adverse effect on its, or its subsidiaries', business or operations taken as a whole.

Governance Matters After the Mergers

        On or prior to the effective time of the merger, Level 3 will appoint three members of the tw Board, selected by tw telecom and approved by Level 3, to the Level 3 Board. Level 3 will not exercise its approval rights to such an extent that it fails to approve at least three of the tw telecom's current directors and, if any of such tw telecom-selected directors that have been approved by Level 3 are unable or unwilling to serve on the Level 3 Board , then the number of tw telecom-selected directors shall be decreased by the number of candidates unable or unwilling to serve. Level 3 will cause all such appointed directors to be nominated for re-election to the Level 3 Board at the first annual meeting following the closing of the mergers.

Employee Benefits Matters

        tw telecom and Level 3 have agreed that, from the effective time of the mergers and thereafter, Level 3 will honor all tw telecom compensation arrangements, agreements and employee benefit plans and programs, in accordance with their terms as in effect immediately before the effective time, provided that nothing will prohibit Level 3 from amending or terminating any such arrangements, agreements, plans and programs in accordance with their terms.

        tw telecom and Level 3 have agreed that, from the effective time of the mergers and for one year thereafter, Level 3 will provide to each employee of tw telecom or its subsidiaries (each of whom we refer to as a continuing employee), for so long as such continuing employee remains employed by Level 3 or any subsidiary of Level 3, eligibility either, at the sole discretion of Level 3, (i) to participate in Level 3's employee benefit plans and programs, including any pension plan, defined benefit plan, defined contribution plan, bonus plan, profit sharing plan, severance plan, medical plan, dental plan, life insurance plan, time off programs and disability plan, in each case to the same extent and on the same terms as similarly situated employees of Level 3 or its subsidiaries or (ii) to continue to participate in employee benefit plans, programs and policies of tw telecom and its subsidiaries, which provide benefits that are no less favorable in the aggregate to the benefits provided to such continuing employee immediately before the date of completion of the mergers.

        Any continuing employee (other than any employee who is a party to an individual employment agreement, contract or benefit plan that provides for the payment of severance) whose employment is terminated without "cause" within the one-year period commencing upon the date of completion of the mergers will be entitled (i) to cash severance benefits that are no less favorable and (ii) to welfare benefits that are no less favorable in the aggregate, than, in each case, the cash severance benefits and welfare benefits, respectively, if any, determined in accordance with the terms of the applicable tw telecom employee benefit plan providing for severance benefits to such continuing employee in effect on the date of the merger agreement, subject to such continuing employee providing a timely and effective release of claims in favor of Level 3 and its affiliates (to the extent not otherwise required).

        Additionally, with respect to any tw telecom employee benefit plan or Level 3 employee benefit plan in which any continuing employee first becomes eligible to participate on or after the date of completion of the mergers (which we refer to as the new employee benefit plans), each continuing employee will, to the extent permitted by applicable law, receive full credit for the years of continuous service recognized by tw telecom or its subsidiaries prior to the completion of the mergers to the same extent as if it were service with Level 3 for all purposes other than benefit accrual under defined benefit pension plans, to the extent it would result in duplication of benefits or where such service was not recognized under the corresponding tw telecom benefit plan or no corresponding tw telecom benefit plan existed.

        With respect to any new employee benefit plan that is a welfare benefit plan in which any continuing employees first become eligible to participate on or after the date of completion of the mergers, Level 3 shall use commercially reasonable efforts to (i) cause to be waived any eligibility requirements or pre-existing condition limitations except to the extent such eligibility requirements or pre-existing conditions would apply under the analogous tw telecom employee benefit plan in which such continuing employee was a participant or eligible to participate as of immediately prior to the completion of the mergers, and (ii) give effect, in determining any deductibles, co-insurance or maximum out-of-pocket limitations, to amounts paid by such continuing employees, prior to the completion of the mergers, under a tw telecom employee benefit plan in which any such continuing employee was a participant as of immediately prior to the completion of the mergers (to the same extent that such credit was given under such tw telecom employee benefit plan prior to the completion of the mergers) in satisfying such requirements during the plan year in which the completion of the mergers occurs.

        tw telecom and Level 3 each acknowledged that a "change of control" (or similar phrase) within the meaning of the tw telecom benefit plans will, only for purposes of the tw telecom benefit plans, occur at or prior to the effective time of the mergers.

        In connection with the execution of the merger agreement, tw telecom adopted a retention program with an aggregate value not to exceed $30 million in an effort to retain key employees between signing of the merger agreement and closing. Additionally, in the event that it is determined that any of the compensation or benefits payable in connection with the mergers would subject employees to excise taxes under Section 4999 of the Internal Revenue Code, tw telecom may make payments of up to $3 million in the aggregate to all such employees in order to mitigate the impact of such excise taxes. Furthermore, pursuant to the merger agreement and subject to the agreed upon terms, tw telecom is permitted to grant awards under certain existing short-term incentive and bonus programs for 2014 in an aggregate amount equal to $25 million. Subject to the terms of the programs, the actual amounts payable under such programs will be based on tw telecom performance for the portion of the performance period occurring prior to the closing of the mergers and, if the mergers close in 2014, Level 3 performance for the remaining portion of the performance period occurring in 2014.

Indemnification and Insurance

        The merger agreement requires Level 3 to indemnify, to the fullest extent permitted by law, any person who is now an officer or director of tw telecom or any of its subsidiaries, has been at any time prior to completion of the mergers an officer or director of tw telecom or any of its subsidiaries or who was serving at the request of tw telecom as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust, in connection with any claim, action, suit, proceeding or investigation based directly or indirectly (in whole or in part) on, or arising directly or indirectly (in whole or in part) out of, the fact that such person was an officer or director of tw telecom or any of its subsidiaries, or is or was serving at the request of tw telecom as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust, whether pertaining to any matter arising before or after the effective time.

        The surviving company (i) may not amend, repeal or otherwise modify the exculpation, indemnification and advancement of expenses provisions of tw telecom's and any of its subsidiaries' organizational documents as in effect immediately prior to the effective time in any manner that would adversely affect the rights thereunder of any individuals who at the effective time were directors, officers or employees of tw telecom or any of its subsidiaries and (ii) may comply with and shall not amend without the consent of the other parties thereto, any indemnification contracts of tw telecom or its subsidiaries with any of their respective current or former directors, officers or employees as in effect immediately prior to the effective time.

        The merger agreement requires Level 3 to cause the surviving company to maintain for a period of six years after completion of the mergers tw telecom's current directors' and officers' liability insurance policies. However, the surviving company is not required to incur an annual premium expense greater than 300% of the annual premiums currently paid by tw telecom. If the surviving company is unable to maintain a policy because the annual premium expense is greater than 300% of tw telecom's current annual directors' and officers' liability insurance premiums, the surviving company is obligated to obtain as much insurance as is available for the amount that is 300% of tw telecom's annual premiums. tw telecom may purchase a six-year "tail" prepaid officers' and directors' liability insurance policy prior to the completion of the mergers. If such a "tail" policy is purchased, Level 3 will not terminate such policy and will cause all obligations thereunder to be honored by it and the surviving company.

Treatment of tw telecom Stock Options and Other Stock Awards

  Options

        At the effective time of the mergers, each outstanding option to purchase shares of tw telecom common stock, whether vested or unvested, will be cancelled and converted into the right to receive the merger consideration in respect of each tw telecom share subject to the option, net of the aggregate per share exercise price and less applicable required withholding taxes. Any fractional shares of Level 3 common stock will be rounded down to the nearest whole share. Applicable tax withholdings will first reduce the amount of shares of Level 3 common stock payable in respect of the outstanding options.

  Restricted Stock Units

        At the effective time of the mergers, each restricted stock unit award that is outstanding immediately prior to the effective time, whether vested or unvested, will be cancelled and converted into the right to receive the merger consideration (less applicable required withholding taxes) in respect of each tw telecom share subject to the award. Any fractional shares of Level 3 common stock will be rounded up to the nearest whole share. Applicable tax withholdings will first reduce the amount shares of Level 3 common stock payable in respect of the outstanding restricted stock units.

  Restricted Stock Awards

        At the effective time of the mergers, each restricted stock award that is outstanding immediately prior to the effective time will vest in full and be cancelled and converted into the right to receive the merger consideration (less applicable required withholding taxes) in respect of each tw telecom share subject to the award. Any fractional shares of Level 3 common stock will be rounded up to the nearest whole share. Applicable tax withholdings will first reduce the amount of shares of Level 3 common stock payable in respect of the outstanding shares of restricted stock.

  Termination of the tw telecom Stock Incentive Plans and Qualified Stock Purchase Plan

        Prior to the effective time of the mergers, tw telecom will take all actions necessary to terminate tw telecom's stock incentive plans, to ensure that no person will have any rights under the plans except for the payments in respect of outstanding award described above. Level 3 will take all action necessary to reserve for issuance a sufficient number of shares of Level 3 common stock to satisfy its obligations in respect of tw telecom equity awards. In addition, tw telecom has agreed to refrain from commencing any new offering periods under the tw telecom 2004 Qualified Stock Purchase Plan following the date of the merger agreement.

Other Covenants and Agreements

        The merger agreement contains certain other covenants and agreements, including covenants relating to:

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  cooperation between tw telecom and Level 3 in the preparation of this joint proxy statement/prospectus;

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  confidentiality and access by each party to certain information about the other party during the period prior to the effective time of the merger;

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  cooperation between tw telecom and Level 3 in the defense or settlement of any stockholder litigation relating to the mergers;

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  maintenance of adequate insurance by each of tw telecom and Level 3;

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  cooperation between tw telecom and Level 3 in connection with public announcements;

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  tw telecom's agreement not to adopt or approve a stockholder rights plan, "poison pill" or other similar agreement or arrangement or any anti-takeover provision in its organizational documents that is, as of the consummation of the mergers, applicable to tw telecom, its common stock, the mergers or the other transactions;

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  Level 3's agreement to effect resolutions by its board of directors causing any dispositions of shares of tw telecom common stock resulting from the mergers, and any acquisitions of Level 3 common stock resulting from the mergers, by certain officers and directors of tw telecom who are subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from Section 16(b) of the Exchange Act, subject to the receipt of information related thereto from tw telecom;

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  neither party's knowingly taking any action or failing to take any action, which action or failure to act would cause the mergers to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code; and

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  tw telecom's and Level 3's use of their respective commercially reasonable efforts to (i) provide the representations of their respective officers required in connection with the issuance of the opinions of, respectively, Wachtell, Lipton, Rosen & Katz, special counsel to tw telecom, and Willkie Farr & Gallagher LLP, counsel to Level 3, that the mergers will be treated as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) obtain the respective opinions referred to in clause (i) of this bullet.

        Additionally, the merger agreement provides that Level 3 is obligated to use its reasonable best efforts to obtain the financing on the terms and conditions contemplated by the commitment letter and the fee letter, including:

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  maintaining the effectiveness of the commitment letter;

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  satisfying, on a timely basis, all conditions to the funding of the financing set forth in the commitment letter, the fee letter and any definitive agreements executed in connection therewith;

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  negotiating and entering into agreements with respect to the funding of the financing on the terms and conditions contemplated by the commitment letter and the fee letter (including after giving effect to any "market flex" provisions);

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  in the event that all conditions contained in the commitment letter and the fee letter have been satisfied and Level 3, Merger Sub 1 and Merger Sub 2 are required to consummate the closing pursuant to the terms of the merger agreement, drawing a sufficient amount of the financing or alternative financing to enable Level 3, Merger Sub 1 and Merger Sub 2 to consummate the merger; and

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  enforcing the counterparties' obligations and its rights under the commitment letter in the event of a breach or repudiation by any party to the commitment letter, that would reasonably be expected to materially delay or impede the completion of the mergers.

        Additionally, in the event any portion of the financing becomes unavailable on the terms and conditions described in or contemplated by the commitment letter, for any reason, Level 3 must consult with tw telecom and use its reasonable best efforts to arrange to obtain, as promptly as practicable following the occurrence of such event, alternative financing from the same or alternative sources (which we refer to as the alternative financing arrangement(s)) in an amount sufficient to fund the cash consideration owing under the merger agreement and the repayment of tw telecom's debt required to be repaid in the mergers, including premiums and fees incurred in connection therewith, and which would not contain any provisions that would reasonably be expected to prevent, materially delay or materially impede the consummation of the financing or the transactions contemplated by the merger agreement, including any conditions to the closing of such financing that are materially less favorable to Level 3 than the conditions to closing in the commitment letter.

        Subject to certain specified exceptions and conditions, tw telecom is obligated to provide, and to use its reasonable best efforts to cause its subsidiaries and representatives to provide, all cooperation reasonably requested by Level 3 in connection with the debt financing, including:

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  using reasonable best efforts to make tw telecom's, and its subsidiaries', senior management and other representatives available to participate in a reasonable number of meetings and calls, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies, investors and prospective lenders on reasonable advance notice;

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  assisting with the preparation of appropriate and customary materials for rating agency presentations, offering and syndication documents, bank information memoranda, business projections, other marketing documentation and similar documents reasonably required in connection with the financing (and executing customary representation letters in connection therewith);

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  executing and delivering definitive financing documents (and assisting in the preparation of applicable schedules and other information necessary in connection therewith), including any pledge and security documents, any loan agreements, currency or interest hedging agreements, certificates, and other definitive financing documents usual and customary for transactions of the type contemplated by the commitment letter on terms reasonably requested by Level 3;

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  using reasonable best efforts to facilitate the pledging of collateral;

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  using reasonable best efforts to furnish (on a confidential basis) to Level 3, Merger Sub 1 and Merger Sub 2 and the commitment parties, as promptly as reasonably practicable, financial and other pertinent information regarding tw telecom as may be reasonably requested by Level 3, including all financial statements and other financial data reasonably required by the commitment letter;

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  executing and delivering (or using reasonable best efforts to obtain from its advisors), and causing its subsidiaries to execute and deliver (or use reasonable best efforts to obtain from its advisors), customary certificates, accounting comfort letters (including consents of accountants for use of their audit reports in any financial statements relating to the financing) or other documents and instruments relating to guarantees and other matters ancillary to the financing as may be reasonably requested by Level 3 as necessary and customary in connection with the financing;

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  providing audited consolidated financial statements covering the three fiscal years immediately preceding the completion of the mergers for which audited consolidated financial statements are required to have been filed pursuant to the Exchange Act and unaudited financial statements (excluding footnotes) for any regular quarterly interim fiscal period or periods ended after the date of the most recent audited financial statements and at least 45 days prior to the completion of the mergers;

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  requesting that its independent accountants cooperate with and assist Level 3 in preparing customary and appropriate information packages and offering materials as the parties to the commitment letter may reasonably request for use in connection with the offering and/or syndication of debt securities;

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  using reasonable best efforts to assist in obtaining third party consents in connection with the financing, and in extinguishing existing indebtedness of tw telecom and its subsidiaries and releasing liens securing such indebtedness;

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  furnishing all documentation and other information required by governmental entities under applicable "know your customer" and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001; and

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  taking such other customary actions as are reasonably requested by Level 3 or the commitment parties to facilitate the satisfaction of all conditions precedent to obtaining the financing set forth in the commitment letter to the extent within the control of tw telecom (including delivery of the stock and other equity certificates of tw telecom's subsidiaries to Level 3).

        Level 3 is obligated to reimburse tw telecom for reasonable out-of-pocket costs it incurs in connection with such cooperation.

        Additionally, Level 3, Merger Sub 1, Merger Sub 2 or an affiliate may commence an offer to purchase with respect to any and all of the outstanding aggregate principal amount of tw telecom's 5 3/8% Senior Notes due 2022 and 6 3/8% Senior Notes due 2023. Any such offer to purchase must be for cash and may be on price terms that are determined by Level 3, and would be consummated simultaneously with the completion of the mergers. Level 3, Merger Sub 1 and Merger Sub 2 may also solicit the consent of holders of the notes described in this paragraph in connection with amendments to the indentures governing such notes, which amendments may eliminate all or substantially all of the restrictive covenants and certain other provisions in the indentures which may be eliminated upon the approval of a majority of holders of such notes.

Conditions to Completion of the Mergers

        The obligations of each of tw telecom and Level 3 to effect the mergers are subject to the satisfaction, or waiver, of the following conditions:

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  the approval and adoption of the merger agreement and approval of the mergers by the affirmative vote of the holders of a majority of the outstanding shares of tw telecom common stock entitled to vote thereon;

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  the approval of the Level 3 stock issuance by holders of a majority of the outstanding shares of Level 3 common stock present in person or represented by proxy and entitled to vote thereon at the Level 3 special meeting, and the approval of the adoption of the Level 3 charter amendment by holders of a majority of the outstanding shares of Level 3 common stock;

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  the absence of any order, injunction or regulation by a court or other governmental entity that makes illegal or prohibits the consummation of the mergers;

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  the waiting period (and any extension thereof) applicable to the mergers under the HSR Act, having expired or been earlier terminated;

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  the authorization required to be obtained from the FCC shall have been obtained, and remaining in full force and effect;

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  the consents required to be obtained from state regulators or other governmental entities in connection with the consummation of the mergers shall have been obtained, except to the extent the failure to obtain such consents would not have a material adverse effect or prevent Level 3 and its subsidiaries from operating in the relevant state after the mergers;

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  the shares of Level 3 common stock to be issued pursuant to the merger having been approved for listing on the New York Stock Exchange; and

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  the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose.

        In addition, the obligations of tw telecom to effect the mergers are subject to the satisfaction, or waiver, of the following additional conditions:

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  the representations and warranties of Level 3, Merger Sub 1 and Merger Sub 2 relating to (i) organization, (ii) authorization and validity of the merger agreement, (iii) certain capitalization and related matters, (iv) no brokers, (v) board approval and (vi) the requisite stockholder vote needed by Level 3, with respect to the approval and adoption of the Level 3 stock issuance and the Level 3 charter amendment, being true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the mergers (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

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  the representations and warranties of Level 3 relating to certain capitalization and related matters being true and correct in all respects (except for such inaccuracies as are de minimis in the aggregate), as of the date of the merger agreement and as of the date of the closing of the mergers (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

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  the representations and warranties of Level 3, Merger Sub 1 and Merger Sub 2 relating to the absence of a material adverse effect since December 31, 2013 being true and correct in all respects, as of the date of the merger agreement and as of the date of the closing of the mergers;

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  all other representations and warranties of Level 3, Merger Sub 1 and Merger Sub 2 being true and correct both as of the date of the merger agreement and as of the date of the closing of the mergers (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date), other than where the failure of these representations and warranties to be true and correct (without giving effect to any materiality qualifications contained in such representations and warranties) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Level 3 and its subsidiaries, taken as a whole;

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  Level 3's having performed or complied with, in all material respects, all of its agreements and covenants under the merger agreement at or prior to the consummation of the mergers;

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  tw telecom's receipt of a certificate executed by an executive officer of Level 3 certifying as to the satisfaction of the conditions described in the preceding five bullets; and

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  tw telecom's receipt of a written opinion from Wachtell, Lipton, Rosen & Katz to the effect that the mergers will be treated as a "reorganization" within the meaning of Section 368(a) of the Code, provided that this condition may not be waived after receipt of the approval of the mergers by the stockholders of tw telecom without further stockholder approval.

        In addition, the obligations of Level 3 to effect the mergers are subject to the satisfaction, or waiver, of the following additional conditions:

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  the representations and warranties of tw telecom relating to (i) organization, (ii) authorization and validity of the merger agreement, (iii) certain capitalization and related matters, (iv) no brokers, (v) board approval and (vi) the requisite stockholder vote needed by Level 3, with respect to the approval and adoption of the Level 3 stock issuance and the Level 3 charter amendment, being true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the mergers (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

  •
  the representations and warranties of tw telecom relating to certain capitalization and related matters being true and correct in all respects (except for such inaccuracies as are de minimis in the aggregate), as of the date of the merger agreement and as of the date of the closing of the mergers (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date);

  •
  the representations and warranties of tw telecom relating to the absence of a material adverse effect since December 31, 2013 being true and correct in all respects, as of the date of the merger agreement and as of the date of the closing of the mergers;

  •
  all other representations and warranties of tw telecom being true and correct both as of the date of the merger agreement and as of the date of the closing of the mergers (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date), other than where the failure of these representations and warranties to be true and correct (without giving effect to any materiality qualifications contained in such representations and warranties) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Level 3 and its subsidiaries, taken as a whole;

  •
  tw telecom's having performed or complied with, in all material respects, all of its agreements and covenants under the merger agreement at or prior to the consummation of the mergers;

  •
  Level 3's receipt of a certificate executed by an executive officer of tw telecom certifying as to the satisfaction of the conditions described in the preceding five bullets; and

  •
  Level 3's receipt of a written opinion from Willkie Farr & Gallagher LLP to the effect that the mergers will be treated as a "reorganization" within the meaning of Section 368(a) of the Code, provided that this condition may not be waived after receipt of the approval of the mergers by the stockholders of Level 3 without further stockholder approval.

Termination of the Merger Agreement

        The merger agreement may be terminated and the mergers abandoned at any time prior to the effective time of the merger, and, except as described below, whether before or after the receipt of the required stockholder approvals, under the following circumstances:

  •
  by mutual written consent of tw telecom and Level 3;

  •
  by either tw telecom or Level 3:

  •
  if the mergers are not consummated by the termination date; provided, however, that this right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the primary cause of the failure to close by the termination date;

  •
  if any governmental entity issues a final and nonappealable order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the mergers or any other transaction contemplated by the merger agreement, provided, that the party seeking to terminate pursuant to this right used its reasonable best efforts to remove such restraint or prohibition; and that this right to terminate the merger agreement will not be available to any party whose breach of any provision of the merger agreement results in the imposition of such order, decree or ruling or the failure of such order, decree or ruling to be resisted, resolved or lifted;

  •
  if the tw telecom stockholders fail to approve and adopt the merger agreement and the mergers at the tw telecom special meeting; or

  •
  if the Level 3 stockholders fail to approve the Level 3 stock issuance or the adoption of the Level 3 charter amendment at the Level 3 special meeting.

  •
  by Level 3 if (i) prior to the tw telecom special meeting, the tw Board withdraws or adversely changes its recommendation of the merger agreement or the mergers, (ii) tw telecom fails to call or hold the tw telecom special meeting, or (iii) tw telecom commits an intentional breach of any of its material obligations under the merger agreement regarding third-party acquisition proposals as described under the section titled "The Merger Agreement—No Solicitation of Alternative Proposals";

  •
  by tw telecom if (i) prior to the Level 3 special meeting, the Level 3 Board withdraws or adversely changes its recommendation of the Level 3 stock issuance or the Level 3 charter amendment, (ii) Level 3 fails to call or hold the Level 3 special meeting, or (iii) Level 3 commits an intentional breach of any of its obligations under the merger agreement regarding third-party acquisition proposals as described under the section titled "The Merger Agreement—No Solicitation of Alternative Proposals";

  •
  by tw telecom if, concurrently, it (i) enters into a definitive agreement with respect to a superior proposal after complying with its applicable obligations under the merger agreement regarding third-party acquisition proposals as described under the section titled "The Merger Agreement—No Solicitation of Alternative Proposals," and (ii) pays Level 3 a termination fee of $200 million and reimburses Level 3 for up to $10 million of its actual and reasonably documented out-of-pocket expenses incurred in pursuing the mergers;

  •
  by Level 3 if, concurrently, it (i) enters into a definitive agreement with respect to a superior proposal after complying with its applicable obligations under the merger agreement regarding third-party acquisition proposals as described under the section titled "The Merger Agreement—No Solicitation of Alternative Proposals," and (ii) pays tw telecom a termination fee of $350 million and reimburses tw telecom for up to $10 million of its actual and reasonably documented out-of-pocket expenses incurred by tw telecom and its affiliates in pursuing the mergers;

  •
  by tw telecom if, following the satisfaction of all mutual conditions to closing as well as those applicable to tw telecom, Level 3 fails to obtain proceeds under the commitment letter (or any alternative financing arrangement(s)) sufficient to pay the merger consideration, the cash payable to holders of tw telecom equity awards, the debt of tw telecom required to be repaid as a result of the mergers, and all other fees and expenses necessary to consummate the mergers by the completion of the marketing period;

  •
  by tw telecom upon a breach of any representation, warranty, covenant or agreement on the part of Level 3, Merger Sub 1 or Merger Sub 2 contained in the merger agreement such that the conditions to tw telecom's obligations to complete the mergers are not satisfied and that either (i) the breach is not reasonably capable of being cured or (ii) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach has not been cured prior to the earlier of (a) 40 days following notice of such breach or (b) the termination date. However, tw telecom does not have this right to terminate the merger agreement if it is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement; or

  •
  by Level 3 upon a breach of any representation, warranty, covenant or agreement on the part of tw telecom contained in the merger agreement such that the conditions to Level 3's obligations to complete the mergers are not satisfied and that either (i) the breach is not reasonably capable of being cured or (ii) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach has not been cured prior to the earlier of (a) 40 days following notice of such breach or (b) the termination date. However, Level 3 does not have this right to terminate the merger agreement if it is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement.

 Termination Fees and Expenses; Liability for Breach

        tw telecom will be obligated to pay a termination fee of $200 million and reimbursement for expenses up to $10 million to Level 3 if:

  •
  Level 3 terminates the merger agreement because, prior to the tw telecom special meeting, the tw Board withdraws, or modifies or amends in an adverse manner, its approval or recommendation of the merger agreement or the mergers;

  •
  Level 3 terminates the merger agreement because tw telecom fails to call or hold the tw telecom special meeting in accordance with the terms of the merger agreement;

  •
  Level 3 terminates the merger agreement because tw telecom intentionally breaches any of its material obligations with respect to the non-solicitation provisions of the merger agreement;

  •
  Level 3 or tw telecom terminates the merger agreement because (i) the mergers are not consummated by the termination date or (ii) the tw telecom stockholders fail to approve and adopt the merger agreement and the mergers at the tw telecom special meeting, and (x) at or prior to the time of the tw telecom special meeting an acquisition proposal has been made with respect to tw telecom and not publicly withdrawn prior to such meeting and (y) within nine months following the termination of the merger agreement, tw telecom enters into a definitive agreement with respect to, or consummates, an acquisition proposal; or

  •
  tw telecom terminates the merger agreement to concurrently enter into a definitive agreement with respect to a superior proposal.

        In addition, tw telecom will be obligated to reimburse Level 3 for up to $10 million in expenses if Level 3 or tw telecom terminates the merger agreement because the tw telecom stockholders fail to approve and adopt the merger agreement and the mergers at the tw telecom special meeting.

        Level 3 will be obligated to pay a termination fee of $350 million and reimbursement for expenses up to $10 million to tw telecom if:

  •
  tw telecom terminates the merger agreement because, prior to the Level 3 special meeting, the Level 3 Board withdraws, or modifies or amends in an adverse manner, its approval or recommendation of the merger agreement or the mergers;

  •
  tw telecom terminates the merger agreement because Level 3 fails to call or hold the Level 3 special meeting in accordance with the terms of the merger agreement;

  •
  tw telecom terminates the merger agreement because Level 3 intentionally breaches any of its material obligations with respect to the non-solicitation provisions of the merger agreement;

  •
  Level 3 or tw telecom terminates the merger agreement because (i) the mergers are not consummated by the termination date or (ii) the Level 3 stockholders fail to approve the Level 3 stock issuance and approve the adoption of the Level 3 charter amendment at the Level 3 special meeting, and (x) at or prior to the time of the Level 3 special meeting an acquisition proposal has been made with respect to Level 3 and not publicly withdrawn prior to such meeting and (y) within nine months following the termination of the merger agreement, Level 3 enters into a definitive agreement with respect to, or consummates, an acquisition proposal; or

  •
  tw telecom terminates the merger agreement to concurrently enter into a definitive agreement with respect to a superior proposal.

        Additionally, Level 3 will be obligated to pay a termination fee of $450, million and reimbursement for expenses up to $10 million to tw telecom if tw telecom terminates because, following the satisfaction of all mutual conditions to closing as well as those applicable to tw telecom,

Level 3 fails to obtain proceeds under the commitment letter (or any alternative financing arrangement(s)) sufficient to pay the merger consideration, the cash payable to holders of tw telecom equity awards, the debt of tw telecom required to be repaid as a result of the mergers, and all other fees and expenses necessary to consummate the mergers by the completion of the marketing period.

        In addition, Level 3 will be obligated to reimburse tw telecom for up to $10 million in expenses if Level 3 or tw telecom terminates the merger agreement because the Level 3 stockholders fail to approve the Level 3 stock issuance and approve the adoption of the Level 3 charter amendment at the Level 3 special meeting.

        Except as discussed above, each party shall pay all fees and expenses incurred by it in connection with the mergers and the other transactions contemplated by the merger agreement; provided, however that tw telecom and Level 3 will share equally all fees and expenses in relation to the printing, filing and distribution of this joint proxy statement/prospectus.

        Each party will have the right to pursue damages and other relief for the other party's fraud, intentional breach of any covenant or agreement in the merger agreement. Damages may include, to the extent proven and recoverable under applicable law, other damages suffered by the party, and the calculation of damages suffered by the party may include, to the extent proven, loss suffered by the party's shareholders (including the benefit of the bargain lost by the party's shareholders).

Amendments, Extensions and Waivers

        The merger agreement may be amended by the parties at any time before or after the receipt of the approvals of the tw telecom or Level 3 stockholders required to consummate the mergers. However, after any such stockholder approval, there may not be, without further approval of Level 3's stockholders or tw telecom's stockholders, as applicable, any amendment of the merger agreement for which applicable law requires further stockholder approval or which reduces the merger consideration or adversely affects the holders of shares of tw telecom common stock.

        At any time prior to the effective time of the merger, any party may (i) extend the time for performance of any obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement and (iii) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

No Third Party Beneficiaries

        While the merger agreement is not intended to confer upon you or any person other than tw telecom, Level 3, Merger Sub 1 and Merger Sub 2 any rights or remedies, it provides limited exceptions, including, following the closing of the mergers, the right of tw telecom's stockholders to receive the merger consideration and the rights of holders of tw telecom equity awards to receive certain consideration. tw telecom's directors and officers will continue to have indemnification and liability insurance coverage after the completion of the mergers. Additionally, the merger agreement confers upon the commitment parties certain rights, including the rights to enforce (i) the limitation on either tw telecom or Level 3, as the case may be, to recover or seek additional damages in excess of any termination fee and expenses paid in accordance with the terms of the merger agreement; (ii) the agreement by tw telecom and Level 3 to submit to the jurisdiction of the courts of the State of Delaware and the Delaware Court of Chancery and in certain situations the Federal courts of the United States of America located in the State of Delaware in respect of the interpretation and enforcement of the provisions of the merger agreement and the documents referred to therein; and (iii) the waiver by each of tw telecom, Level 3, Merger Sub 1 and Merger Sub 2 of a jury trial in any dispute arising out of or relating to the commitment letter or the financing.

 Specific Performance

        The parties agreed in the merger agreement that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached, and that no adequate remedy at law would exist for such occurrence. The parties agreed that they shall be entitled to seek an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the performance of terms and provisions of the merger agreement without proof of actual damages. The parties further agreed not to assert that a remedy at law would be adequate.

        However, tw telecom and Level 3 agreed in the merger agreement that tw telecom will be entitled to seek specific performance of Level 3's obligation to consummate the mergers only where all of the mutual conditions to closing, and those applicable to tw telecom, have been satisfied or waived and tw telecom has irrevocably confirmed to Level 3 that it is ready to close, the marketing period has expired, and the proceeds from the financing are then available in full pursuant to the commitment letter (or any alternative financing arrangement(s)); In addition, tw telecom is, in all events, entitled to seek specific performance of Level 3's obligations under the merger agreement to seek to obtain the financing or the alternative financing in full.

STT CROSSING VOTING AGREEMENT

        In connection with the merger agreement, on June 15, 2014, STT Crossing a stockholder of Level 3, entered into the voting agreement with tw telecom and, solely with respect to certain covenants contained therein, Level 3, pursuant to which STT Crossing agreed, among other things, subject to certain exceptions as set forth in the voting agreement, (i) to vote the Level 3 common shares held by it in favor of the approval of the Level 3 charter amendment and the Level 3 stock issuance and (ii) to refrain from transferring, selling or otherwise disposing of, granting proxy with respect to or pledging such Level 3 common shares.

        As of June 17, 2014, STT Crossing beneficially owns Level 3 common shares which, in the aggregate, represent approximately 23% of Level 3's voting shares. The voting agreement will terminate upon the earliest of (i) mutual agreement between the parties, (ii) the effective time of the merger and (iii) the termination of the merger agreement.

        The foregoing discussion of the voting agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the voting agreement, a copy of which is included as Annex D to the joint proxy statement/prospectus of which this notice forms a part.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a general summary of the material U.S. federal income tax consequences of the exchange by U.S. holders (as defined below) of tw telecom common shares for shares of Level 3 common stock in the mergers.

        The following discussion does not address any aspects of U.S. taxation other than federal income taxation, nor does it address any Medicare contribution tax, non-income or other taxes or any foreign, state or local tax consequences of the mergers.

        WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGERS, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

        This discussion addresses only holders of tw telecom common shares who hold that stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).

        For these purposes a "U.S. holder" is any beneficial owner of tw telecom common shares that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of tw telecom common shares in light of that holder's particular circumstances or to a holder subject to special rules (including, for example, a controlled foreign corporation, passive foreign investment company, company that accumulates earnings to avoid U.S. federal income tax, tax-exempt organization, financial institution, broker or dealer in securities, insurance company, mutual fund, person who exercised dissenter's rights, person subject to the alternative minimum tax, regulated investment company, real estate investment trust, partnership or other pass-through entity, person who holds 5% or more of the tw telecom common shares, person who holds tw telecom common shares as part of a hedging or conversion transaction or as part of a short-sale or straddle or through a partnership or other pass-through entity for U.S. federal income tax purposes or a person who acquired tw telecom common shares pursuant to the exercise of an option or otherwise as compensation). This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. This discussion is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the tax treatment discussed below. If the IRS were to successfully challenge the tax consequences of the mergers, the tax consequences could be different from those set forth in this discussion.

        If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds tw telecom common shares, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding tw telecom common shares should consult their own tax advisors.

  General

        Level 3 and tw telecom intend for the mergers to be treated as a "reorganization" within the meaning of Section 368(a) of the Code. It is a condition to Level 3's obligation to complete the mergers that Level 3 receive an opinion from Willkie Farr & Gallagher LLP, counsel to Level 3, to the effect that the mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to tw telecom's obligation to complete the mergers that tw telecom receive an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to tw telecom, to the effect that the mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. These conditions may not be waived by tw telecom or Level 3 after receipt of the approval of the mergers by the stockholders of tw telecom and Level 3, respectively, without further stockholder approval.

        These opinions will be based on customary assumptions and representations from tw telecom and Level 3, as well as certain covenants and undertakings by tw telecom and Level 3. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated, the validity of the opinions described above may be affected and the tax consequences of the mergers could differ materially from those described in this joint proxy statement/prospectus. Neither tw telecom nor Level 3 is currently aware of any facts or circumstances that would cause the assumptions, representations, covenants and undertakings to be incorrect, incomplete, inaccurate or violated.

        An opinion of counsel represents counsel's legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge. Neither tw telecom nor Level 3 intends to obtain a ruling from the IRS on the tax consequences of the mergers. If the IRS were to successfully challenge the "reorganization" status of the mergers, the tax consequences would be different from those set forth in this joint proxy statement/prospectus.

  U.S. Federal Income Tax Consequences to U.S. Holders

        Assuming the receipt and accuracy of these opinions, a U.S. holder of tw telecom common shares will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess, if any, of the sum of the amount of cash and the fair market value, as of the effective time of the merger, of the Level 3 shares received in the mergers over that stockholder's adjusted tax basis in its tw telecom shares surrendered) and (2) the amount of cash received in the mergers.

        Notwithstanding the above, in certain circumstances, if a U.S. holder of tw telecom common shares actually or constructively owns Level 3 shares other than Level 3 shares received pursuant to the mergers, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends upon each holder's particular circumstances, including the application of constructive ownership rules, U.S. holders of tw telecom common shares should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

        The aggregate tax basis of any Level 3 shares received in the mergers by a U.S. holder of tw telecom common shares will be equal to the aggregate adjusted basis of the tw telecom common shares surrendered in the mergers, reduced by the amount of any cash received by the stockholder in the mergers and increased by the amount of any gain recognized by the stockholder on the exchange (including any portion of the gain that is treated as a dividend as described above). The holding period of any Level 3 shares received in the mergers by a U.S. holder of tw telecom common shares will include the holding period of the tw telecom common shares surrendered in the merger.

        If a holder of tw telecom common shares acquired different blocks of tw telecom shares at different times or at different prices, any gain or loss will be determined separately with respect to each block of tw telecom common shares and such holders' basis and holding period in its shares of Level 3 shares may be determined by reference to each block of tw telecom common shares. Any such holder should consult its tax advisors regarding the manner in which cash and Level 3 shares received in the mergers should be allocated among different blocks of tw telecom common shares and with respect to identifying the bases or holding periods of the particular shares of Level 3 common stock received in the mergers.

        Any recognized gain will generally be long-term capital gain if the stockholder's holding period of the tw telecom shares surrendered is more than one year at the effective time of the merger. Long term capital gain of certain non-corporate U.S. holders of tw telecom common shares, including individuals, is generally taxed at preferential rates.

  Information Reporting and Backup Withholding

        Payments of cash to a U.S. holder of tw telecom common shares may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder's United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

ACCOUNTING TREATMENT

        Level 3 prepares its financial statements in accordance with GAAP. The mergers will be accounted for using the acquisition method of accounting. Level 3 will allocate the purchase price to the fair value of tw telecom's tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill. Under GAAP, goodwill is not amortized but is tested for impairment at least annually.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2014 and the Unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2014 and the fiscal year ended December 31, 2013 of Level 3 Communications, Inc. ("Level 3") have been prepared as if Level 3's merger with tw telecom inc. ("tw telecom"), and the assumptions and adjustments described in the accompanying notes herein had occurred on the dates specified below. On June 15, 2014, Level 3 and tw telecom entered into an agreement and plan of merger (the "merger agreement") pursuant to which a direct wholly-owned subsidiary of Level 3 will merge with tw telecom, with tw telecom continuing as the surviving corporation and immediately following such merger, the surviving corporation will merge with another direct wholly-owned subsidiary of Level 3, with such subsidiary continuing as the surviving company (collectively, the "mergers").

        Under the terms of the merger agreement, tw telecom shareholders will receive $10 cash and 0.7 shares of Level 3 common stock for each share of tw telecom common stock that is owned at closing. On June 15, 2014, the date the merger agreement was signed, tw telecom had approximately 139 million shares outstanding, including approximately 1 million shares reserved for outstanding share based compensation awards, net of estimated shares withheld for employee tax obligations. The unaudited pro forma financial information reflects aggregate consideration of approximately $7.6 billion for the tw telecom mergers, calculated as follows (in millions):

Number of tw telecom common shares eligible for merger consideration*	139
Multiplied by exchange ratio per merger agreement	0.7

Number of Level 3 shares to be issued*	97.3
Multiplied by price of Level 3 common stock*	$44.09

Estimated equity consideration	$4,290
Estimated cash consideration ($10 cash for each share of tw telecom's common stock)	$1,390
Assumption of debt	$1,924

Estimated aggregate consideration*	$7,604

*
The estimated purchase price has been determined based on the closing price of Level 3's common stock on June 13, 2014. Pursuant to the acquisition method of accounting, the final purchase price will be based on the number of tw telecom shares outstanding and the price of Level 3's common stock as of the closing date. Subject to shareholder and regulatory approvals, as well as the other closing conditions described herein, the mergers are expected to be completed before the end of 2014.

        Based on current information, it is expected that the current Level 3 shareholders will own approximately 71% and the former tw telecom shareholders will own approximately 29% of the Level 3 common shares outstanding after consummation of the mergers. After consideration of all applicable factors pursuant to the accounting rules for business combinations, the parties consider Level 3 to be the "accounting acquirer" for purposes of the preparation of the unaudited pro forma financial information included below because Level 3 is issuing its common stock to acquire tw telecom (at a premium), the board of directors of the combined company will be composed principally of former Level 3 directors and the executive management team of the combined company will largely be led by current Level 3 executives, among other factors. Therefore, for accounting purposes, the mergers will be considered an acquisition of tw telecom by Level 3.

        In order to consummate the mergers and to refinance certain existing indebtedness of tw telecom, Level 3 has entered into a financing commitment letter, described below, pursuant to which the lenders have committed, subject to customary conditions, to provide the financing to allow

Level 3 to consummate the mergers and to replace certain existing indebtedness of tw telecom in connection with the consummation of the mergers.

        The following unaudited pro forma financial information related to the tw telecom mergers was prepared using the acquisition method of accounting for business combinations, and is based on the assumption that the mergers took place as of March 31, 2014 for the purpose of the Unaudited Pro Forma Condensed Combined Balance Sheet. The Unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2014 and for the year ended December 31, 2013 are presented as if the mergers occurred on January 1, 2013. Unaudited pro forma adjustments, and the assumptions on which they are based, are described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are referred to in this section as the notes. Certain reclassifications have been made relative to tw telecom's historical financial statements in order to present them on a basis consistent with Level 3.

        In accordance with the acquisition method of accounting, the actual consolidated financial statements of Level 3 will reflect the mergers only from and after the completion date of the mergers. Level 3 has not yet undertaken a detailed analysis of the fair value of tw telecom's assets and liabilities and will not finalize the purchase price allocation related to the mergers until after the mergers are consummated. Thus, the provisional measurements of fair value reflected are subject to change once the valuations are completed. The final valuation will change the allocation of the purchase price, which could significantly affect the fair value assigned to the assets acquired and liabilities assumed, with a corresponding adjustment to goodwill.

        Merger-related costs include transaction costs such as legal, accounting, valuation and other professional services and financing costs. Total merger-related transaction and financing costs expected to be incurred by Level 3 and tw telecom are approximately $329 million, which includes $39 million of debt issuance costs incurred in connection with the new financing arrangement. The costs associated with these non-recurring activities do not represent ongoing costs of the combined organization and are therefore, not included in the Unaudited Pro Forma Condensed Combined Statements of Operations, but are included in the Unaudited Pro Forma Condensed Combined Balance Sheet as a reduction of cash and stockholders' equity, except for the portion related to capitalizable debt issuance costs. Level 3 expects to incur additional merger-related expenses associated with the transaction, including integration activities. Based on current plans and information, Level 3 expects to incur approximately $170 million of integration costs associated with this transaction, however, the ultimate costs incurred may vary from these estimates. For the purpose of the pro forma information, the estimated integration costs have been excluded as the timing and effects of these actions are too uncertain to meet the criteria for pro forma adjustments.

        The unaudited pro forma information presented below has been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission. The Unaudited Pro Forma Condensed Combined Financial Statements are not intended to represent or be indicative of the consolidated results of operations or financial position of Level 3 that would have been reported had the mergers been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Level 3. The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to combining the companies. Synergies have been excluded from consideration because they are not considered to be factually supportable, which is a required condition for pro forma adjustments.

        The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Level 3 and tw telecom incorporated by reference in this filing.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Balance Sheet at March 31, 2014

(dollars in millions)	Historical Level 3	Historical tw telecom	Pro Forma Adjustments		Pro Forma Financing Adjustments		Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$607	$179	$(1,680	)(a)	$1,126	(a)	$232
Investments	—	176	—		—		176
Restricted cash and securities	7	1	—		—		8
Receivables, net	699	99	—		—		798
Other	159	77	(54	)(e)	5	(a)	187

Total Current Assets	1,472	532	(1,734)		1,131		1,401
Property, Plant and Equipment, net	8,260	1,726	10	(c)	—		9,996
Restricted Cash and Securities	22	—	—		—		22
Goodwill	2,575	413	4,492	(c)(e)	—		7,480
Other Intangibles, net	186	10	1,134	(c)	—		1,330
Other Assets, net	374	131	(128	)(b)(c)(e)	34	(a)	411

Total Assets	$12,889	$2,812	$3,774		$1,165		$20,640

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$561	$83	$—		$—		$644
Current portion of long-term debt	503	9	—		(5	)(b)	507
Accrued payroll and employee benefits	114	43	—		—		157
Accrued interest	174	29	—		(27	)(b)	176
Current portion of deferred revenue	262	48	(1	)(d)	—		309
Other	142	90	—		—		232

Total Current Liabilities	1,756	302	(1)		(32)		2,025
Long-Term Debt, less current portion	7,856	1,915	—		1,197	(b)	10,968
Deferred Revenue, less current portion	901	20	(8	)(d)	—		913
Other Liabilities	778	42	(2	)(e)(i)	—		818

Total Liabilities	11,291	2,279	(11)		1,165		14,724
Stockholders' Equity:
Preferred stock	—	—	—		—		—
Common stock	2	2	(1	)(g)	—		3
Additional paid-in capital	14,408	1,692	2,597	(g)	—		18,697
Treasury stock	—	(459)	459	(h)	—		—
Accumulated other comprehensive income	42	—	—		—		42
Accumulated deficit	(12,854)	(702)	730	(i)	—		(12,826)

Total Stockholders' Equity	1,598	533	3,785		—		5,916

Total Liabilities and Stockholders' Equity	$12,889	$2,812	$3,774		$1,165		$20,640

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

For the twelve months ended December 31, 2013

(dollars in millions, except per share data)	Historical Level 3	Historical tw telecom	Pro Forma Adjustments		Pro Forma Combined
Revenue	$6,313	$1,564	$(27	)(k)	$7,850
Costs and Expenses (exclusive of depreciation and amortization shown separately below)
Cost of Revenue	2,471	432	(24	)(k)	2,879
Depreciation and Amortization	800	306	121	(c)	1,227
Selling, General and Administrative	2,376	621	—		2,997

Total Costs and Expenses	5,647	1,359	97		7,103

Operating Income	666	205	(124)		747
Other Income (Expense):
Interest expense	(649)	(96)	(39	)(b)	(784)
Loss on modification and extinguishment of debt, net	(84)	(39)	—		(123)
Other, net	(4)	—	—		(4)

Total Other Expense	(737)	(135)	(39)		(911)

(Loss) Income Before Income Taxes	(71)	70	(163)		(164)
Income Tax Expense	(38)	(34)	23	(j)	(49)

Net (Loss) Income	$(109)	$36	$(140)		$(213)

Basic Earnings per Common Share
Net (Loss) Income Per Share	$(0.49)	$0.25			$(0.67)
Shares Used to Compute Basic Net (Loss) Income per Share (in thousands)	222,368	144,920	97,300		319,668
Diluted Earnings per Common Share
Net (Loss) Income Per Share	$(0.49)	$0.24			$(0.67)
Shares Used to Compute Diluted Net (Loss) Income per Share (in thousands)	222,368	146,480	97,300		319,668

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

For the three months ended March 31, 2014

(dollars in millions, except per share data)	Historical Level 3	Historical tw telecom	Pro Forma Adjustments		Pro Forma Combined
Revenue	$1,609	$408	(7	)(k)	$2,010
Costs and Expenses (exclusive of depreciation and amortization shown separately below)
Cost of Revenue	614	115	(6	)(k)	723
Depreciation and Amortization	184	82	25	(c)	291
Selling, General and Administrative	547	166	—		713

Total Costs and Expenses	1,345	363	19		1,727

Operating Income	264	45	(26)		283
Other Income (Expense):
Interest expense	(151)	(26)	(9	)(b)	(186)
Loss on modification and extinguishment of debt, net	—	(1)	—		(1)
Other, net	6	—	—		6

Total Other Expense	(145)	(27)	(9)		(181)

Income Before Income Taxes	119	18	(35)		102
Income Tax Expense	(7)	(8)	5	(j)	(10)

Net Income	$112	$10	$(30)		$92

Basic Earnings per Common Share
Net Income Per Share	$0.48	$0.07			$0.28
Shares Used to Compute Basic Net Income per Share (in thousands)	235,635	138,088	97,300		332,935
Diluted Earnings per Common Share
Net Income Per Share	$0.47	$0.07			$0.27
Shares Used to Compute Diluted Net Income per Share (in thousands)	239,294	140,097	97,300		336,594

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(1)   Basis of Presentation

        The accompanying Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Level 3 would have been had the mergers occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect cost savings, operating synergies or revenue enhancements anticipated to result from the mergers, the costs to integrate the operations of Level 3 and tw telecom, or the costs necessary to achieve these cost savings, operating synergies or revenue enhancements. The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Level 3 and tw telecom that are incorporated by reference herein. Certain reclassifications have been made to the historical presentation of tw telecom's financial statements to conform to the presentation used in the Unaudited Pro Forma Condensed Combined Balance Sheet and relate primarily to other current assets, other current liabilities and other noncurrent liabilities. Certain reclassifications have been made to the historical presentation of tw telecom's financial statements to conform to the presentation used in the Unaudited Pro Forma Condensed Combined Statement of Operations primarily related to cost of revenue, depreciation and amortization and selling, general and administrative expenses.

        The following unaudited pro forma adjustments have been reflected in the Unaudited Pro Forma Condensed Combined Financial Statements. These adjustments give effect to pro forma events that are (i) directly attributable to the mergers, (ii) factually supportable and (iii) with respect to the condensed combined statements of operations, expected to have a continuing effect on the combined company. As of the date of this filing, Level 3 has not performed the detailed valuation studies necessary to arrive at the required estimates of the fair market value of tw telecom's assets to be acquired and liabilities to be assumed and the related allocations of purchase price, nor has it identified the adjustments necessary, if any, to conform tw telecom's accounting policies to Level 3's accounting policies. However, as indicated in Note 2 to the Unaudited Pro Forma Condensed Combined Financial Statements, Level 3 has made certain adjustments to the March 31, 2014 historical book values of tw telecom's assets and liabilities to reflect certain preliminary estimates of the fair values necessary to reflect adjustments required by the application of the acquisition method of accounting for business combinations. Any excess purchase price over the estimated fair value of tw telecom's net assets has been recorded as goodwill. Actual results will differ from these Unaudited Pro Forma Condensed Combined Financial Statements once Level 3 has determined the final purchase price for tw telecom, has completed the valuation studies necessary to finalize the required purchase price allocations based on the tangible and intangible assets and liabilities of tw telecom at the completion of the mergers, and has finalized any necessary adjustments from conforming accounting policies and further classification changes. The determination of the final purchase price allocations can be highly subjective and it is possible that other professionals applying reasonable judgment to the same facts and circumstances could develop and support a range of alternative estimated amounts. Level 3 is still in the process of completing the detailed valuation studies and other analysis necessary to finalize the necessary purchase price allocation and identifying any related effect there may be on the Unaudited Pro Forma Condensed Combined Financial Statements. There can be no assurance that the finalization of Level 3's review will not result in material changes.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(2)   Basis of Preliminary Purchase Price Allocation

        The mergers with tw telecom will be accounted for in accordance with the acquisition method of accounting. The following preliminary purchase price is based on Level 3's preliminary estimates and is allocated to tw telecom's tangible and intangible assets and liabilities based on their estimated fair value as of March 31, 2014. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of the actual consummation date of the mergers and will be completed after the mergers are consummated. Such final determination of the purchase price allocation may be significantly different from the preliminary estimates used in these pro forma financial statements. Based on the closing price of Level 3's common stock on June 13, 2014, the purchase price would be approximately $7.6 billion, including the assumption of debt. The requirement to base the final purchase price on the number of tw telecom shares outstanding and the price of Level 3's common stock as of the closing date will likely result in a per share equity component different from the $44.09 assumed in these Unaudited Pro Forma Condensed Combined Financial Statements, and that difference may be material. Therefore, the estimated consideration expected to be transferred reflected in these Unaudited Pro Forma Condensed Combined Financial Statements does not purport to represent what the actual consideration transferred will be when the mergers are completed. For example, an increase or decrease by 10% in the Level 3 common stock price as of the close of business on June 13, 2014 ($44.09 per share) would increase or decrease the consideration expected to be transferred by approximately $429 million, which would be reflected in these Unaudited Pro Forma Condensed Combined Financial Statements as an increase or decrease to goodwill.

        Based upon a preliminary valuation, the total purchase price (as calculated in the manner described above) was allocated to tw telecom's assets and liabilities as follows:

(dollars in millions)	March 31, 2014
Assets:
Cash and cash equivalents	$179
Investments	176
Restricted cash and securities	1
Receivables	99
Other current assets	77
Property, plant and equipment	1,736
Goodwill	4,905
Other intangibles	1,144
Other assets	91

Total Assets	8,408
Liabilities:
Accounts payable	(83)
Current portion of long-term debt	(9)
Accrued payroll and employee benefits	(43)
Accrued interest	(29)
Current portion of deferred revenue	(47)
Other current liabilities	(90)
Long-term Debt, less current portion	(1,915)
Deferred revenue, less current portion	(12)
Other noncurrent liabilities	(500)

Total Liabilities	(2,728)
Total Estimated Consideration	$5,680

Notes to Unaudited Pro Forma Condensed Combined Financial Information

        Upon completion of the final fair value assessment after the mergers, Level 3 anticipates that the ultimate purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the acquired assets and assumed liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

        The guidance related to business combinations outlines the methodologies for calculating merger consideration and for determining fair values. It also requires that all transaction and restructuring costs related to business combinations be expensed as incurred, and it requires that changes in deferred tax asset valuation allowances and liabilities for tax uncertainties subsequent to the merger date that do not meet certain re-measurement criteria be recorded in the statement of operations. Total merger-related transaction and financing costs expected to be incurred by Level 3 and tw telecom are estimated to be approximately $329 million and as they are non-recurring, are reflected only in the Unaudited Pro Forma Condensed Combined Balance Sheet as a reduction of cash, of which $39 million is attributable to debt issuance costs and the remainder will reduce stockholders' equity.

        The Unaudited Pro Forma Condensed Combined Financial Information does not reflect ongoing cost savings, operating synergies or revenue enhancements that Level 3 expects to achieve as a result of the mergers, the costs to integrate the operations of Level 3 and tw telecom and to achieve these cost savings, operating synergies or revenue enhancements. Level 3 expects to incur approximately $170 million of integration costs associated with this transaction. The mergers are expected to create approximately $200 million in annualized operating cost synergies and approximately $40 million in annualized capital expenditure savings. Level 3 expects to recognize the operating cost savings from network expense savings and operating expense savings, primarily from the reduction in back office areas, public company costs, supplier savings, management overlap and the combination of network platforms. The synergy and cost savings estimates are forward looking statements and are qualified by reference to the important disclosures set forth under "Forward-Looking Statements." Level 3 cannot assure that these estimated synergies or cost savings will be achieved.

(3)   Accounting Policies

        Upon completion of the mergers, Level 3 will continue its review of tw telecom's accounting policies. As a result of that review, Level 3 may identify differences between the accounting policies of the two companies that, when conformed, could have a material effect on the combined financial statements. At this time, Level 3 is not aware of any differences that would have a material effect on the combined financial statements. The Unaudited Pro Forma Condensed Combined Financial Statements do not assume any differences in accounting policies.

(4)   Pro Forma Adjustments

  (a)
  Adjustment to record the cash received from merger-related financing as of March 31, 2014 discussed further below, net of $1,796 million to retire tw telecom's short term and long term debt excluding capital lease obligations and debt discount and issuance costs and $27 million of accrued interest on retirement of tw telecom's debt.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Dollars in millions	Financing Adjustments
Proceeds from Level 3 merger-related financing	$3,000
Discount on merger-related financing	(12)
Debt issuance costs of Level 3 merger-related financing (Note 4b), short term	(5)
Debt issuance costs of Level 3 merger-related financing (Note 4b), long term	(34)
Repayment of certain of tw telecom's debt	(1,796)
Payment of accrued interest on retirement of tw telecom's debt	(27)

Net proceeds from financing activities	$1,126

    Cash of $1,731 million was assumed to be used for the cash portion of the merger consideration of $1,390 million and for $329 million of Level 3's estimated financing and transaction costs, which includes $39 million of pro forma financing adjustments for debt issuance costs.

  (b)
  For the purpose of the Unaudited Pro Forma Condensed Combined Balance Sheet, Level 3 has assumed it would borrow through the capital markets transactions an aggregate of $3.0 billion, comprised of $2.4 billion aggregate principal amount in a senior secured term loan and $600 million aggregate principal amount of unsecured senior notes, to fund the cash portion of the merger consideration, the refinancing of tw telecom's short term and long term debt, transaction costs related to the mergers and the refinancings and for general corporate purposes. Level 3 expects to seek this financing ahead of the closing of the mergers. The allocation of the debt financing between the senior secured term loan and unsecured senior notes may vary from the amounts assumed for purposes of the Unaudited Pro Forma Condensed Combined Financial Information.

    On June 15, 2014, concurrent with the execution of the merger agreement, Level 3 Financing, Inc. and Level 3 entered into a financing commitment letter (the "Commitment Letter") with the Commitment Parties, as separately defined in the Commitment Letter. The Commitment Letter provides for a senior secured term loan facility in an aggregate amount of up to $2.4 billion (the "senior secured facility"). The Commitment Letter also provides for a senior unsecured facility bridge financing of $600 million (the "unsecured facility"). The unsecured facility portion of the Commitment Letter is reduced by the amount of any senior notes or certain other securities ("debt securities") that are issued in relation to the mergers on or prior to the closing of the mergers. Under certain circumstances, the committed amounts can be allocated from the senior secured facility to the unsecured facility at the option of Level 3. Unless Level 3 or Level 3 Financing, Inc. has obtained an aggregate of $3.0 billion in the capital markets prior to closing, Level 3 and Level 3 Financing retain the ability to draw on the commitments contained in the Commitment Letter pursuant to the terms and conditions as specified in the Commitment Letter.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

    The adjustments to account for these financing adjustments are as follows:

	As of March 31, 2014
Dollars in millions	Current Portion of Long Term Debt	Long Term Debt, less Current Portion
Level 3's historical debt balance	$503	$7,856
tw telecom's historical debt balance	9	1,915
New debt incurred by Level 3, net of discount of $12 million	—	2,988
Repayment of certain of tw telecom's debt	(5)	(1,791)

Total Debt Balance	$507	$10,968

    For pro forma purposes, Level 3 assumes that tw telecom debt, except for capital lease obligations, has been replaced with the senior secured facility and $600 million aggregate principal amount of unsecured senior notes. Level 3 estimates an increase in interest expense of approximately $39 million in 2013 and an increase of $9 million in the first three months of 2014 associated with the incremental debt Level 3 will issue in connection with the mergers after retiring tw telecom's existing debt. The change in interest expense for such periods is based on a $2.4 billion senior secured facility, with an assumed annual interest rate of 4.00% and $600 million aggregate principal amount of unsecured senior notes with an assumed annual interest rate of 5.25%. The assumed term of the term loan facility is seven years and the assumed term of the unsecured senior notes is eight years. For the purpose of the Unaudited Pro Forma Condensed Combined Statement of Operations, it has been assumed that Level 3 drew down the senior secured facility and issued the unsecured senior notes on January 1, 2013 and therefore incurred interest expense of approximately $134 million in 2013 and $33 million in the first three months of 2014. This interest expense was offset by the elimination of tw telecom's interest expense due to the retirement of tw telecom's outstanding debt of $1,821 million for the year ended December 31, 2013 and $1,796 million for the three months ended March 31, 2014, which corresponds to $95 million in interest expense in 2013 and $24 million in the first three months of 2014.

Dollars in millions	Twelve months ended December 31, 2013	Three months ended March 31, 2014
tw telecom's historical interest expense	$(95)	$(24)
Interest expense resulting from debt Level 3 will issue in connection with the Merger	134	33

Increase in interest expense	$39	$9

    The assumed interest rate of 4.00% for the senior secured facility is based on a LIBOR floor of 1.00% plus 3.00%. Based on the LIBOR Rate of 0.23% on June 15, 2014, a decrease of 1% from the base LIBOR rate assumed on the senior secured facility would not change the pro forma interest expense reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve months ended December 31, 2013 or the first three months of 2014. An increase of 1% from the base LIBOR rate assumed on the senior secured facility would increase interest expense on the debt by $6 million and $1 million for the twelve months ended December 31, 2013 and the three months ended March 31, 2014, respectively.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

    An increase or decrease of 1% from the assumed interest rate on the unsecured senior notes would affect interest expense on the debt by $6 million for the twelve months ended December 31, 2013 and $2 million for the three months ended March 31, 2014.

    Included in the incremental interest expense is additional interest expense of approximately $6 million for the twelve months ended December 31, 2013 and $2 million for the first three months of 2014 for the amortization of debt issuance costs associated with the senior secured facility and the unsecured senior notes. Debt issuance costs associated with the senior secured facility and unsecured senior notes were assumed to be approximately $39 million ($30 million of costs associated with the senior secured facility amortized over seven years and $9 million associated with the unsecured senior notes amortized over eight years). The Unaudited Pro Forma Condensed Combined Balance Sheet also includes an adjustment to reduce other noncurrent assets by $32 million for the elimination of net deferred financing fees upon retirement of tw telecom's existing debt.

    The interest that Level 3 expects to ultimately pay can vary greatly from what is assumed in these Unaudited Pro Forma Condensed Combined Financial Statements and will depend on the actual timing and maturity profile of any permanent debt financing issued and the actual fixed/floating interest rate mix of any permanent debt financing and Level 3's credit rating, amongst other factors.

  (c)
  Adjustments to reflect the components of the preliminary estimates of the fair value of assets to be acquired by Level 3 at the completion of the mergers.

Dollars in millions	March 31, 2014	Estimated Fair Value	Increase	Estimated Remaining Useful Lives (Years)
Property, Plant and Equipment	$1,726	$1,736	$10	1-33 years
Customer Relationships	10	1,040	1,030	9-10 years
Trademark and trade names	—	104	104	5 years
Goodwill	413	4,447	4,034	Indefinite

    Adjustments to reflect fair values were estimated by Level 3 management based on a market approach, considering factors such as asset utilization and estimated useful lives, amongst others. An additional adjustment of $8 million was recorded to reduce the value of Other Assets.

    As of the effective date of the mergers, identifiable intangible assets are required to be measured at fair value and these acquired identifiable intangible assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, it is assumed that all identifiable intangible assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they do not meet the required criteria for being considered a pro forma adjustment. For purposes of the preliminary allocation, Level 3 has estimated a fair value for tw telecom's intangible assets related to trademark and trade names and customer relationships based on the net present value of the projected income stream of those intangible assets. Goodwill is not amortized.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

    The Unaudited Pro Forma Condensed Combined Statements of Operations have been adjusted to reflect the corresponding adjustments to tw telecom's acquired tangible and intangible assets.

Dollars in millions	Twelve months ended December 31, 2013	Three months ended March 31, 2014
tw telecom's historical depreciation and amortization	$(306)	$(82)
Depreciation and amortization after fair value adjustments and changes in the estimated useful lives associated with acquired assets	427	107

Increase in depreciation and amortization expense	$121	$25

    A 10% change in the allocation between the acquired tangible and intangible assets and goodwill would result in a change in annual depreciation and amortization expense of approximately $43 million and would cause Level 3's pro forma basic and diluted loss from continuing operations per common share to change by $0.13 per share, assuming the 10% change is applied pro rata to the assets.

  (d)
  Adjustment to record the differences between the estimated fair values and the historical carrying amounts of tw telecom's deferred revenues including the elimination of deferred revenue balances where no future performance obligation exists and deferred revenue attributable to tw telecom contracts with Level 3 existing prior to the mergers. tw telecom had certain deferred revenues on its balance sheet associated with sales of capacity leases, prepaid services and installation activities. These deferred balances arise from tw telecom receiving up-front payments while recognizing the related revenue over the estimated life of the associated contract. The estimated fair value of deferred revenue represents amounts equivalent to the estimated costs to complete plus an appropriate profit margin to fulfill the obligations assumed in the transaction. The estimated amounts presented for purposes of the Unaudited Pro Forma Condensed Combined Balance Sheet are based upon the deferred revenue of tw telecom as of March 31, 2014.

Dollars in millions	March 31, 2014	Estimated Fair Value	Decrease
Current portion of deferred revenue	$48	$47	$1
Deferred Revenue, less current portion	20	12	8
  (e)
  As of the completion date of the mergers, tw telecom will be consolidated with Level 3 for U.S. federal income tax purposes. Therefore, Level 3 has presented the unaudited pro forma financial statements accordingly to reflect the effect of the consolidation.

    As part of the accounting for the mergers, Level 3 will record the acquired assets and liabilities on its books at their estimated fair value as of the date of the mergers. For tax purposes, due to the nature of the acquisition being treated as a non-taxable transaction, Level 3 will assume carryover tax basis of tw telecom's assets and liabilities. This will create material deferred tax liabilities primarily for the book versus tax basis differences of tangible and intangible assets. Based on the preliminary valuation of the intangible and tangible assets, an adjustment of $458 million was made to the Unaudited Pro Forma Condensed Combined Balance Sheet to record a deferred tax liability for book versus tax differences of the intangible and tangible assets. In the event the valuation of the intangible

Notes to Unaudited Pro Forma Condensed Combined Financial Information

    and tangible assets changes materially in the future, the amount of the recorded deferred tax liability would materially change as well.

    Level 3 anticipates that upon consolidation, the portion of the tax provision attributable to tw telecom will be limited to the income tax expense related to indefinite-lived assets due to the substantial net operating losses and full valuation allowance on Level 3's net deferred tax assets. For purposes of the Unaudited Pro Forma Condensed Combined Balanced Sheet, Level 3 has reduced tw telecom's net deferred tax assets by $140 million.

  (f)
  On the date of completion of the mergers, all outstanding employee stock option awards, restricted stock and restricted stock units of tw telecom will be canceled and exchanged for Level 3 shares and cash in accordance with the terms of the merger agreement. All other tw telecom employee stock plans will be terminated. The employees of tw telecom will participate in Level 3's stock-based compensation programs after completion of the mergers.

  (g)
  Adjustment to reflect the elimination of tw telecom's common shares outstanding, net of the assumed issuance of common shares as a result of the mergers calculated by multiplying tw telecom's common shares outstanding by the 0.7 share exchange ratio.

Dollars in millions	Adjustments as of March 31, 2014
Issue 97.3 million shares of Level 3 common stock @ $0.01 par value	$1
Eliminate tw telecom common stock	(2)

Adjustment to common stock	$(1)

    The related adjustment to additional paid-in capital for the aforementioned changes in common is as follows:

Dollars in millions	Adjustments as of March 31, 2014
Total estimated equity consideration	$4,290
Elimination of tw telecom additional paid-in capital	(1,692)
Common stock	(1)

Adjustment to additional paid-in capital	$2,597

  (h)
  Adjustment to eliminate tw telecom's treasury stock, which will be canceled upon completion of the mergers.

  (i)
  Adjustment to eliminate tw telecom's accumulated deficit, and to record estimated non-recurring financing and merger-related costs of Level 3, as follows:

Dollars in millions	Adjustment as of March 31, 2014
Eliminate tw telecom's accumulated deficit	$702
Estimated financing and merger-related expenses	(290)
Net adjustments to deferred taxes	318

Adjustment to accumulated deficit	$730

    The newly created deferred tax liabilities as a result of acquisition accounting will offset tw telecom's deferred tax assets as well as a portion of Level 3's deferred tax assets. As a

Notes to Unaudited Pro Forma Condensed Combined Financial Information

    result, Level 3 has included an adjustment to the Unaudited Pro Forma Condensed Combined Balance Sheet to reflect a one-time release of valuation allowance. In the event of a change to the valuation of tw telecom's assets and liabilities, the amount of the newly created deferred tax liability could change materially, along with the amount of the one-time release of the valuation allowance.

  (j)
  As of December 31, 2013, Level 3 had net operating loss carry forwards of approximately $9.1 billion for U.S. federal income tax purposes. tw telecom's net operating loss carry forwards for U.S. federal income tax purposes were $800 million. Given Level 3's net operating loss carry forward position and full valuation allowance against its net deferred tax assets, income tax expense is primarily related to state and foreign income taxes in the Unaudited Pro Forma Condensed Combined Statements of Operations. With the exception of income tax expense related to indefinite-lived assets, the historical tax provision for tw telecom has been reversed as Level 3 anticipates that upon consolidation with Level 3, tw telecom will not generate other current or deferred tax expense or benefit for U.S. federal and state income tax purposes.

    Level 3 is still in the process of completing the detailed valuation studies and other analysis necessary to finalize the necessary adjustments related to income taxes, and related deferred tax assets and liabilities. There can be no assurance that the finalization of Level 3's review will not result in material changes.

  (k)
  Adjustment to eliminate the historical intercompany transactions between Level 3 and tw telecom.

COMPARATIVE STOCK PRICE DATA AND DIVIDENDS

Stock Prices

        Level 3 common stock is listed on the New York Stock Exchange under the trading symbol "LVLT." tw telecom common stock is listed on the NASDAQ Global Select Market under the trading symbol "TWTC." The following table sets forth the closing sales prices per share of Level 3 common stock and tw telecom common stock, on an actual and equivalent per share basis on the New York Stock Exchange and the NASDAQ Global Select Market respectively on the following dates:

  •
  June 12, 2014, the last full trading day prior to media reports of the possibility of the merger becoming public, and

  •
                        , 2014, the last trading day for which this information could be calculated prior to the filing of this joint proxy statement/prospectus.

        You are encouraged to obtain current market quotations of shares of Level 3 common stock and tw telecom common stock.

	Level 3 Common Stock		tw telecom Common Stock		tw telecom Equivalent Per Share(1)
June 12, 2014		$42.23		$32.33		$39.56
, 2014	$		$		$

(1)
The equivalent per share data for tw telecom common stock has been determined by multiplying the market price of one share of Level 3 common stock on each of the dates by the exchange ratio of 0.7 and adding $10.00.

        The following table sets forth, for the periods indicated, the high and low sales prices per share of Level 3 common stock and tw telecom common stock as reported on the New York Stock Exchange and NASDAQ Global Select Market, respectively.

	Level 3				tw telecom
Calendar Period	High		Low		High		Low
Year ended December 31, 2011
First Quarter		$24.75		$14.70		$19.92		$16.70
Second Quarter		$36.90		$21.00		$22.87		$18.93
Third Quarter		$40.05		$20.55		$21.66		$16.04
Fourth Quarter		$36.00		$16.51		$19.75		$15.42
Year ended December 31, 2012
First Quarter		$27.53		$16.87		$23.00		$19.08
Second Quarter		$26.72		$19.72		$25.97		$20.91
Third Quarter		$24.75		$18.12		$26.56		$23.26
Fourth Quarter		$23.22		$18.19		$27.86		$23.65
Year ended December 31, 2013
First Quarter		$24.83		$19.67		$28.02		$24.16
Second Quarter		$23.99		$19.34		$29.51		$24.87
Third Quarter		$27.36		$20.34		$30.70		$28.09
Fourth Quarter		$33.19		$26.36		$31.89		$25.83
Year ended December 31, 2014
First Quarter		$39.21		$31.01		$31.55		$28.00
Second Quarter		$45.60		$36.37		$41.67		$29.24
Third Quarter (through , 2014)	$		$		$		$

        The following table sets forth certain historical per share financial information for Level 3's common stock and tw telecom's common stock, and certain pro forma per share data for Level 3 common stock.

        The unaudited pro forma data was derived by combining the historical consolidated financial information of tw telecom and Level 3 using the acquisition method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The comparative per share data for the year ended December 31, 2013 and for the three months ended March 31, 2014 combine the historical consolidated financial information of tw telecom and Level 3, giving effect to the mergers as if the mergers had become effective on January 1, 2013. The comparative book value per share data as of December 31, 2013 and March 31, 2014 give effect to the mergers as if the mergers had become effective on those dates. The information below should be read in conjunction with the historical financial statements and related notes contained in the annual reports and other information that tw telecom and Level 3 have filed with the SEC and incorporated by reference in this document and with the unaudited pro forma condensed combined financial statements and related notes included in this document. See the sections titled "Where You Can Find More Information" beginning on page 160 and "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 128.

        The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible business model changes as a result of current market conditions which may impact revenues, cost savings, asset dispositions and other factors. It also does not necessarily reflect what the historical results of Level 3 would have been had Level 3 and tw telecom been combined during these periods, nor is it indicative of the results of operations in future periods or the future financial position of Level 3 following the mergers. The pro forma adjustments are based upon available information and certain assumptions that tw telecom and Level 3 management believe are reasonable. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the mergers.

	tw telecom Historical	Level 3 Historical	Level 3 Pro Forma	tw telecom Equivalent Pro Forma(1)
	Three Months Ended March 31, 2014	Three Months Ended March 31, 2014	Three Months Ended March 31, 2014	Three Months Ended March 31, 2014
	(in millions, except per share data)
Numerator:
Net income from continuing operations	$10	$112	$92	$10
Denominator:
Weighted Average shares outstanding for Basic EPS	138.1	235.6	332.9	96.7
Weighted Average shares outstanding for Diluted EPS	140.1	239.3	336.6	98.1
Net income per common share:
Basic	$0.07	$0.48	$0.28	$0.10
Diluted	$0.07	$0.47	$0.27	$0.10

Book Value per common share(2)	$3.86	$6.74	$17.70	$4.95

(1)
Represents tw telecom Historical as adjusted by the exchange ratio of 0.7.

(2)
Common shares outstanding excludes 1 million shares reserved for share-based awards that would be converted into the right to receive merger consideration in the merger in accordance with the terms of the merger agreement.

	tw telecom Historical	Level 3 Historical	Level 3 Pro Forma	tw telecom Equivalent Pro Forma(1)
	Year Ended December 31, 2013	Year Ended December 31, 2013	Year Ended December 31, 2013	Year Ended December 31, 2013
	(in millions, except per share data)
Numerator:
Net income (loss) from continuing operations	$36	$(109)	$(213)	$36
Denominator:
Weighted Average shares outstanding for Basic EPS	144.9	222.4	319.7	101.4
Weighted Average shares outstanding for Diluted EPS	146.5	222.4	319.7	102.5
Net income (loss) per common share:
Basic	$0.25	$(0.49)	$(0.67)	$0.35
Diluted	$0.24	$(0.49)	$(0.67)	$0.35

Book Value per common share(2)	$4.51	$6.00	$17.57	$5.91

(1)
Represents tw telecom Historical as adjusted by the exchange ratio of 0.7.

(2)
Common shares outstanding excludes 1 million shares reserved for share-based awards that would be converted into the right to receive merger consideration in the merger in accordance with the terms of the merger agreement.

Dividends

        tw telecom did not pay any dividends in 2011, 2012 or 2013 with respect to its common stock. tw telecom may consider paying dividends in the future to the extent permitted by its debt covenants. Any decision to pay dividends will be made by the tw Board in light of conditions then existing, including our results of operations, financial condition and requirements, business conditions, covenants under debt agreements and other contractual arrangements, and other factors, including certain restrictions on paying dividends in the merger agreement.

        Level 3 did not pay any dividends in 2011, 2012 or 2013. Level 3's current dividend policy, in effect since April 1, 1998, is to retain future earnings for use in its business. As a result, Level 3's directors and management do not anticipate paying any cash dividends on shares of Level 3 common stock in the foreseeable future. In addition, Level 3 is effectively restricted under certain debt covenants from paying cash dividends on shares of Level 3 common stock.

DIRECTORS OF LEVEL 3 FOLLOWING THE MERGERS

        On or prior to the effective time of the merger, Level 3 will appoint to the Level 3 Board three members of the tw Board selected by tw telecom from any of the directors elected at the 2014 annual meeting of stockholders of tw telecom and approved by Level 3.

 DESCRIPTION OF LEVEL 3 CAPITAL STOCK

        The following description of the material terms of the capital stock of Level 3 includes a summary of specified provisions of Level 3's restated certificate of incorporation. This description is subject to the relevant provisions of Delaware law and is qualified by reference to Level 3's restated certificate of incorporation.

 Authorized Capital Stock

        Level 3 is authorized to issue 343,333,333 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Subject to the rights of holders of any outstanding preferred stock, the number of authorized shares of common stock or preferred stock may be increased or decreased by the affirmative vote of the holders of a majority of the shares entitled to vote on such matters, but in no instance can the number of authorized shares be reduced below the number of shares then outstanding. In connection with the mergers, Level 3 is seeking stockholder approval of the adoption of an amendment to Level 3's Restated Certificate of Incorporation increasing the number of authorized shares of Level 3's capital stock to 443,333,333 shares.

        As of                      , 2014, Level 3 has outstanding                      shares of common stock and no shares of preferred stock.

Common Stock

  Voting Rights

        Each holder of common stock is entitled to one vote per share in connection with the election of directors and on all other matters submitted to a stockholder vote. No holder of common stock may cumulate votes in voting for Level 3 directors.

        Stockholders may only take action at an annual or special meeting of stockholders and are not authorized to take action by written consent or electronic transmission.

  Dividend Rights

        Subject to the preferences of the holders of any Level 3 preferred stock that may be outstanding from time to time, each share of common stock will have an equal and ratable right to receive dividends and other distributions in cash, property or shares of stock as may be declared by the Level 3 Board out of assets or funds legally available for the payment of dividends and other distributions.

  Liquidation Rights

        In the event of the liquidation, dissolution or winding-up of Level 3, subject to the preferences of the holders of any Level 3 preferred stock that may be outstanding from time to time, holders of common stock will be entitled to share equally and ratably in the assets available for distribution to Level 3 stockholders.

  Redemption and Sinking Fund

        There are no redemption or sinking fund provisions applicable to Level 3's common stock.

  Exchange Listing

        Level 3's common stock is currently listed on the New York Stock Exchange under the symbol "LVLT."

  Transfer Agent and Registrar

        The transfer agent and registrar for Level 3's common stock is Wells Fargo Shareowner Services.

Preferred Stock

        Level 3's restated certificate of incorporation permits Level 3 to issue up to 10 million shares of Level 3 preferred stock in one or more series with such designations, titles, voting powers, preferences and rights and such qualifications, limitations and restrictions as may be fixed by the Level 3 Board without any further action by Level 3 stockholders. The Level 3 Board may, from time to time before the issuance thereof, fix the number of shares in each series and all designations, related rights, preferences and limitations of the shares in each series of preferred stock.

Stock Incentive and Other Compensation Plans

        Level 3 currently maintains two equity compensation plans—the Level 3 Communications, Inc. Stock Plan (which we refer to as the Level 3 stock plan) and the 2003 Global Crossing Limited Stock Incentive Plan (which we refer to as the Global Crossing stock plan)—under which Level 3 may issue shares of its common stock to employees, officers, directors and consultants. The Level 3 stock plan is a continuation, amendment and restatement of the Level 3 Communications, Inc. 1995 Stock Plan (amended and restated as of April 1, 1998, and which was last amended on December 14, 2007). Under the Level 3 stock plan, Level 3 may issue awards to eligible individuals in the form of stock options, stock appreciation rights, awards of restricted stock, restricted stock units, outperform stock options (as defined in the Level 3 stock plan), other stock-based awards or other cash-based awards (which we refer to as Level 3 stock plan awards). Under the Level 3 stock plan, Level 3 may not issue Level 3 stock plan awards with respect to more than 29,833,333 shares of Level 3 common stock during the term of the Level 3 stock plan, which is currently scheduled to expire on May 20, 2020. Level 3 assumed sponsorship of the Global Crossing stock plan in connection with the acquisition of Global Crossing. Options outstanding under the Global Crossing stock plan at the closing of the Global Crossing acquisition were automatically exchanged for options to purchase shares of Level 3's common stock and the plan was amended to provide for the issuance of shares of Level 3's common stock.

Antitakeover Effects of Delaware Law and Level 3's Organizational Documents

        Level 3's restated certificate of incorporation and amended and restated by-laws contain provisions that may delay, defer or discourage another party from acquiring control of Level 3. Level 3 expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Level 3 to first negotiate with the Level 3 Board, which Level 3 believes may result in an improvement of the terms of any such acquisition in favor of Level 3's stockholders. However, they also give the Level 3 Board the power to discourage acquisitions that some stockholders may favor.

  Rights Agreement

        On April 10, 2011, Level 3 entered into the rights agreement (which may be amended from time to time and we refer to as the rights agreement) in an effort to deter acquisitions of Level 3 common stock to preserve its ability to use NOL carryforwards, which may be negatively affected if there is an "ownership change," as defined under Section 382 of the Code. Under the rights agreement, from and after the record date of April 21, 2011, each share of Level 3 common stock will carry with it one preferred share purchase right until the date when the preferred share purchase rights become exercisable, or the earlier expiration of the preferred share purchase rights. The rights agreement and the preferred share purchase rights issuable thereunder may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of Level 3. The preferred share purchase rights will impose a significant penalty upon any person that, together with all "affiliates" and "associates" (as defined in the rights agreement) of such person, acquires 4.9% or more of the outstanding Level 3 common stock after April 10, 2011. The preferred share purchase rights will expire on the earliest of (i) the day following the third anniversary of October 4, 2011, (ii) the time at which the preferred share purchase rights are redeemed, (iii) the time at which the preferred share purchase rights are exchanged, (iv) the time at which the Level 3 Board determines that the NOLs are utilized in all material respects or that an ownership change under Section 382 of the Code would not adversely impact in any material respect the time period in which Level 3 could use the NOLs, or materially impair the amount of the NOLs that could be sued by Level 3 in any particular time period, for applicable tax periods or (v) a determination by the Level 3 Board, prior to the distribution date, that the rights agreement and the preferred share purchase rights are no longer in the best interests of Level 3 and its stockholders.

        The foregoing description of the rights agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the rights agreement, a copy of which is attached as Exhibit 4.1 of Level 3's Form 8-A12B filed with the SEC on April 11, 2011 and the full text of an amendment to the rights agreement, a copy of which is attached as Exhibit 10.3 to Level 3's Current Report on Form 8-K filed with the SEC on March 15, 2012, both of which are incorporated herein by reference.

  Undesignated Preferred Stock

        The ability to authorize undesignated preferred stock will make it possible for the Level 3 Board to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire Level 3. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of Level 3.

  Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

        Level 3's restated certificate of incorporation and amended and restated by-laws provide that special meetings of the stockholders may be called at the exclusive request of the board of directors, of the chairman of the board of directors, the chief executive officer or the president of Level 3. Level 3's restated certificate of incorporation and amended and restated by-laws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting at the exclusive request of the board of directors, of the chairman of the board of directors, the chief executive officer or the president of Level 3. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of Level 3.

        Level 3's amended and restated by-laws have established advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide Level 3 with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Level 3's amended and restated by-laws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror's own slate of directors or otherwise attempting to obtain control of Level 3.

  Stockholder Action by Written Consent

        Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Level 3's stock entitled to vote thereon were present and voted, unless Level 3's restated certificate of incorporation provides otherwise. Level 3's restated certificate of incorporation provides that any action required or permitted to be taken by Level 3's stockholders may be effected at a duly called annual or special meeting of Level 3's stockholders and may not be effected by consent in writing or electronic transmission by such stockholders.

COMPARISON OF RIGHTS OF LEVEL 3 STOCKHOLDERS AND TW TELECOM STOCKHOLDERS

	LEVEL 3	TW TELECOM
Authorized Capital	Level 3 is authorized to issue 353,333,333 shares, of which 343,333,333 are shares of common stock, $0.01 par value per share, and 10,000,000 of which are shares of preferred stock, $0.01 par value per share. In connection with the mergers, Level 3 is seeking stockholder approval of an amendment to its amended and restated certificate of incorporation to increase the authorized number of shares to 443,333,333 shares of which 433,333,333 will be shares of common stock.	tw telecom is authorized to issue 439,800,000 shares of common stock, par value of $0.01 per share, and 20,000,000 shares of preferred stock, par value of $0.01 per share.
Outstanding Capital Stock

Level 3 has two classes of stock issuable, its common stock, par value $0.01 per share, and its preferred stock, par value $0.01 per share. Level 3 has one class of stock issued and outstanding, Level 3 common stock. Holders of Level 3 common stock are entitled to all of the rights and obligations provided to common stockholders under the DGCL and Level 3's restated certificate of incorporation and amended and restated by-laws. Holders of Level 3 preferred stock are entitled to all the rights and obligations provided to preferred stockholders under the DGCL and Level 3's restated certificate of incorporation and amended and restated by-laws.

tw telecom has two classes of shares issuable, its common stock, par value $0.01 per share, and its preferred stock, par value $0.01 per share. tw telecom has one class of stock issued and outstanding, tw telecom common stock. Holders of tw telecom common stock are entitled to all the rights and obligations provided to common stockholders under the DGCL and tw telecom's restated certificate of incorporation and amended and restated by-laws. Holders of tw telecom preferred stock are entitled to all the rights and obligations provided to preferred stockholders under the DGCL and tw telecom's restated certificate of incorporation and amended and restated by-laws.

	As of the date of this joint proxy statement/prospectus, Level 3 does not have outstanding any shares of preferred stock.	As of the date of this joint proxy statement/prospectus, tw telecom does not have outstanding any shares of preferred stock.
Voting Rights	Each holder of Level 3 common stock is entitled to one vote per share.	Each holder of tw telecom common stock is entitled to one vote per share.
Stock Transfer Restrictions	Not applicable.	Not applicable.

	LEVEL 3	TW TELECOM
Dividends

Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of Level 3 common stock will have a ratable right to receive dividends as may be declared out of assets or funds legally-available for the payment of dividends by the Level 3 Board in its sole business judgment.

Subject to preferences that may be applicable to any preferred stock issued and outstanding at the time, the holders of issued and outstanding shares of tw telecom common stock are entitled to receive dividends out of assets legally-available therefor at such times and in such amounts as the tw Board from time to time may determine.

Number of Directors	Level 3's amended and restated by-laws provide that the number of directors will be fixed by the board of directors from time to time, but shall not be less than six and not more than 15.	tw telecom's amended and restated by-laws provide that the number of directors will be fixed by the board of directors from time to time, but shall not be less than three.
	There are currently 11 directors serving on the Level 3 Board.	There are currently seven directors serving on the tw Board.
Election of Directors

Level 3's amended and restated by-laws are silent on the stockholder vote required to elect directors. The DGCL provides that, in the absence of specification in the certificate of incorporation or by-laws, directors will be elected by a plurality of the votes cast by holders of Level 3's stock present in person or by proxy and entitled to vote on the election of directors.

tw telecom's amended and restated by-laws provide that the directors are elected by a plurality of the votes cast at a meeting of stockholders, unless otherwise required by statute or the restated certificate of incorporation.

Pursuant to Level 3's amended and restated by-laws, each director holds office for a term of one year and until his or her successor is elected and qualified, or until such director's earlier death, resignation or removal.

Pursuant to tw telecom's amended and restated by-laws, each director holds office for a term of one year and until his or her successor is elected and qualified, or until such director's earlier death, resignation or removal.

Removal of Directors

Under Level 3's restated certificate of incorporation, any director may be removed from office only for cause, and only by the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

Under tw telecom's amended and restated by-laws, any director may be removed from office with or without cause, but only upon the affirmative vote of the holders of a majority of the combined voting power of the voting stock, voting together as a single class.

Action by Written Consent

Level 3's amended and restated by-laws provide that any action required or permitted to be taken at a stockholders' meeting may be taken only upon the vote of the stockholders at such meeting, and may not be taken by written consent of the stockholders.

tw telecom's amended and restated by-laws provide that any action required or permitted to be taken at a stockholders' meeting may be taken only upon the vote of the stockholders at such meeting, and may not be taken by written consent of the stockholders.

	LEVEL 3	TW TELECOM
Advance Notice Requirements for Stockholder Nominations and Other Proposals	For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in proper written form to the Secretary of Level 3.	For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in proper written form to the Secretary of tw telecom.

To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of Level 3 not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of the stockholders; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be delivered to or mailed and received at the principal executive offices of Level 3 no later than the close of business on the tenth day following the earlier of (i) the date on which notice of the date of the meeting was mailed and (ii) the date on which public disclosure of the meeting date was made.

To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of tw telecom not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of the stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder to be timely must be delivered to or mailed and received at the principal executive offices of tw telecom not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

To be in proper written form, a stockholder's notice to the Secretary with respect to business to be brought at an annual meeting shall set forth (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of Level 3 capital stock owned, beneficially or of record, by that stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names and addresses) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

To be in proper written form, a stockholder's notice to the Secretary with respect to business to be brought at an annual meeting shall set forth (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of tw telecom capital stock owned, beneficially or of record, by that stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names and addresses) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, (v) a representation that such stockholder is a stockholder of record and intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (vi) if the stockholder intends to solicit proxies in support of such stockholder's proposal, a representation to that effect.

	LEVEL 3	TW TELECOM
Amendments to the Certificate of Incorporation

Level 3's restated certificate of incorporation provides that any provision contained therein may be amended, altered, changed or repealed by the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

tw telecom's restated certificate of incorporation is silent on amendments to the certificate of incorporation. Section 242 of the DGCL provides that an amendment to a certificate of incorporation requires the adoption of the holders of a majority of the outstanding stock entitled to vote thereon.

Amendments to Bylaws

Level 3's amended and restated by-laws provide that the by-laws may be repealed, altered, amended or rescinded, and new by-laws adopted, by the majority vote of the board of directors, or by the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

tw telecom's restated certificate of incorporation provides that the board of directors may adopt, repeal, alter or amend the by-laws by a vote of a majority of the entire board of directors. The restated certificate of incorporation also provides that the by-laws may be amended, altered or repealed by the affirmative vote of the holders of a majority of the combined voting power of the voting stock, voting together as a single class.

Special Meeting of Stockholders

Level 3's restated certificate of incorporation and amended and restated by-laws provide that special meetings of the stockholders for any purpose or purposes may be called by the chairman of the Level 3 Board, the chief executive officer, the president, or by a majority of the directors.

tw telecom's restated certificate of incorporation provides that only the board of directors may call special meetings of the stockholders.
	Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice of the meeting.	Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice of the meeting.
	Special meetings shall be held at such place or places within or without the State of Delaware as shall from time to time be designated by those calling the meeting.	Special meetings shall be held at such place or places within or without the State of Delaware, as shall from time to time be designated by the board of directors and stated in the notice the meeting.
Limitation of Personal Liability of Directors

Level 3's restated certificate of incorporation provides that a director of Level 3 shall not be personally liable to Level 3 or its stockholders for monetary damages for breach of fiduciary duties as a director except for liability:

(a) for any breach of the director's duty of loyalty to Level 3 or its stockholders;

(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(c) under Section 174 of the DGCL; or

(d) for any transaction from which the director derived an improper personal benefit.

tw telecom's restated certificate of incorporation provides that to the fullest extent permitted by Delaware law, no director shall be liable to tw telecom or its stockholders for monetary damages for breach of fiduciary duty as a director.

	LEVEL 3	TW TELECOM
Indemnification of Directors and Officers

Level 3's certificate of incorporation requires Level 3 to indemnify each person who is or was a director, officer or employee, or is or was serving at Level 3's request as a director, officer or employee of any corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under applicable law.

Level 3's amended and restated by-laws require Level 3 to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Level 3), by reason of the fact that he is or was a director, officer or employee or agent of Level 3, or is or was serving at Level 3's request as a director, officer or employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in the best interests of Level 3.

Level 3's amended and restated by-laws also require Level 3 to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Level 3 to procure a judgment in its favor by reason of the fact that he is or was a director, officer or employee or agent of Level 3, or is or was serving at Level 3's request as a director, officer or employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in the best interests of Level 3, except that no indemnification shall be made in respect of any claim as to which such person has been adjudged liable to Level 3 unless and to the extent that the Court of Chancery determines that such person is reasonably and fairly entitled to such indemnity.

tw telecom's amended and restated by-laws require tw telecom to indemnify and hold harmless, to the fullest extent permitted under applicable law as it presently exists or may hereafter be amended, any person that was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director or officer of tw telecom or, while a director of tw telecom, is or was serving at tw telecom's request as a director, officer or employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person in connection with such proceeding or any claim made in connection therewith.

tw telecom's amended and restated by-laws require tw telecom to pay the expenses (including legal fees) incurred by each person that is or was a director or officer of tw telecom or, while a director or officer of tw telecom, is or was serving at the request of tw telecom as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity, in defending any proceeding in advance of its final disposition.

	LEVEL 3	TW TELECOM
Stockholder Rights Agreement

Under Level 3's rights agreement (as amended), from and after the record date of April 21, 2011, each share of Level 3 common stock will carry with it one preferred share purchase right until the date when the preferred share purchase rights become exercisable, or the earlier expiration of the preferred share purchase rights.

Not applicable.

APPRAISAL RIGHTS

        Under Delaware law, holders of tw telecom common stock are entitled to dissenters' rights of appraisal in connection with the mergers, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL (which we refer to as Section 262). Pursuant to Section 262, tw telecom stockholders who do not vote in favor of the mergers and who comply with the applicable requirements of Section 262 will have the right to seek appraisal of the fair value of such shares as determined by the Delaware Chancery Court if the mergers are completed. It is possible that the fair value as determined by the Court may be more or less than, or the same as, the merger consideration. Stockholders should note that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the mergers, are not opinions as to, and do not in any manner address, fair value under the DGCL. tw telecom stockholders electing to exercise appraisal rights must comply with the strict procedures set forth in Section 262 in order to demand and perfect their rights. Any tw telecom stockholder wishing to preserve their rights to appraisal must make a demand for appraisal as described below.

        The following is intended as a brief summary of the material provisions of Section 262 required to be followed by dissenting tw telecom stockholders wishing to demand and perfect their appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is subject to and qualified in its entirety by reference to Section 262, the full text of which appears in Annex E to this document.

        Under Section 262, tw telecom is required to notify stockholders not less than 20 days before the special meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with that notice. The tw telecom special meeting will be held on                      , 2014.

        This document constitutes tw telecom's notice to its stockholders of the availability of appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware.

        If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 set forth in Annex E to this document and consult your legal advisor. If you fail to timely and properly comply with the requirements of Section 262, your appraisal rights may be lost. To exercise appraisal rights with respect to your shares of tw telecom common stock, you must:

  •
  NOT vote your shares of tw telecom common stock in favor of the merger agreement;

  •
  deliver to tw telecom a written demand for appraisal of your shares before the date of the special meeting, as described further below under "—Written Demand and Notice";

  •
  continuously hold your shares of tw telecom common stock through the date the mergers are consummated; and

  •
  otherwise comply with the procedures set forth in Section 262.

        If you sign and return a proxy card, or submit a proxy by telephone or through the internet, that does not contain voting instructions, you will effectively waive your appraisal rights because such shares represented by the proxy, unless the proxy is revoked, will be voted for the adoption of the merger agreement. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement.

        Only a holder of record of shares of tw telecom common stock, or a person duly authorized and explicitly purporting to act on that stockholder's behalf, is entitled to assert appraisal rights for the shares of common stock registered in that stockholder's name. To be effective, a demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on their stock certificates, and must state that such person intends thereby to demand appraisal of his or her shares of tw telecom common stock in connection with the mergers. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to tw telecom. The beneficial owner must, in such cases, have the registered stockholder submit the required demand in respect of those shares.

        If the shares of tw telecom common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares of tw telecom common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. Stockholders who hold their shares of tw telecom common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

        Failure to strictly follow the procedures set forth in Section 262 may result in the loss, termination or waiver of appraisal rights. Stockholders who vote in favor of the adoption and approval of the merger agreement will not have a right to have the fair market value of their shares of tw telecom common stock determined. However, failure to vote in favor of the merger agreement is not sufficient to perfect appraisal rights. If you desire to exercise your appraisal rights, you must also submit to tw telecom a written demand for payment of the fair value of the tw telecom common stock held by you. In order to assist stockholders in determining whether to exercise appraisal rights, copies of tw telecom audited consolidated financial statements as of and for the year ended December 31, 2013 and unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2014 are incorporated by reference in this document.

Written Demand and Notice

        A written demand for appraisal should be filed with tw telecom before the tw telecom special meeting. The demand notice shall be sufficient if it reasonably informs tw telecom of your identity and that you wish to seek appraisal with respect to your shares of tw telecom common stock. All demands should be delivered to: tw telecom, 10475 Park Meadows Drive, Littleton, Colorado 80124.

        The combined company, within 10 days after the effective date of the merger, will notify each stockholder who has complied with Section 262 and who has not voted in favor of the merger of the effective date of the merger.

Judicial Appraisal

        Within 120 days after the effective date of the merger, the surviving company or any stockholder who is entitled to appraisal rights and has otherwise complied with Section 262 may file a petition with the Delaware Court of Chancery demanding a determination of the value of the common stock of tw telecom held by all such stockholders. The surviving company is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving company will file a petition. Accordingly, it is the obligation of the holders of common stock to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving company, the surviving company will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of tw telecom common stock and with whom agreements as to the value of their shares of tw telecom common stock have not been reached by the surviving company. After notice to the surviving company and dissenting stockholders who demanded payment of their shares of tw telecom common stock, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares of tw telecom common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

        After the Delaware Court of Chancery determines the holders of common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Delaware Court of Chancery shall determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the mergers, together with interest, to be paid, if any, upon the amount determined to be "fair value" in an appraisal proceeding. In determining the fair value of the shares the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor,  Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective time and the date of payment of the judgment.

        Stockholders who consider seeking appraisal should consider that the fair value of their shares under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the merger agreement without the exercise of appraisal rights. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court of Chancery may determine the cost of the appraisal proceeding and assess it against the parties as the Court deems equitable. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of tw telecom common stock entitled to appraisal. In the absence of a court determination or assessment, each party will bear its own expenses.

        Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the effective time, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the tw telecom common stock, except for dividends or distributions, if any, payable to stockholders of record at a date before the merger.

Request for Appraisal Data

        If you submit a written demand for appraisal of your shares of tw telecom common stock and otherwise properly perfect your appraisal rights, you may, upon written request mailed to the combined company within 120 days after the effective date of the mergers, receive a written statement identifying (1) the aggregate number of shares of tw telecom common stock which were not voted in favor of the adoption and approval of the merger agreement and with respect to which tw telecom has received written demands for appraisal; and (2) the aggregate number of holders of such shares. The combined company will mail this statement to you within 10 days after receiving your written request. If no petition is filed by either the combined company or any dissenting stockholder within the 120-day period after the effective date of the merger, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the combined company will file a petition with respect to the appraisal of the fair value of their shares or that the combined company will initiate any negotiations with respect to the fair value of those shares. The combined company will be under no obligation to take any action in this regard and Level 3 and tw telecom have no present intention to do so. Accordingly, it is the obligation of stockholders who wish to seek appraisal of their shares of tw telecom common stock to initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Failure to file the petition on a timely basis will cause the stockholder's right to an appraisal to cease.

Withdrawal

        Even if you submit a written demand for appraisal of your shares of tw telecom common stock and otherwise properly perfect your appraisal rights, you may withdraw your demand at any time after the effective date of the merger, except that any such attempt to withdraw made more than 60 days after the effective date of the mergers will require the written approval of the combined company and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval. The foregoing, however, will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered under the merger agreement within 60 days after the effective date of the mergers. If you withdraw your demand, you will be deemed to have accepted the terms of the merger agreement, which are summarized in this document and which is attached in its entirety as Annex A.

        The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under Section 262 and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached as Annex E to this document. tw telecom urges any stockholder wishing to exercise appraisal rights, if any, to read this summary and Section 262 carefully, and to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of your statutory appraisal rights.

 LEGAL MATTERS

        The validity of the shares of Level 3 common stock to be issued pursuant to the merger will be passed upon by Willkie Farr & Gallagher LLP. Certain U.S. federal income tax consequences relating to the mergers will be passed upon for Level 3 by Willkie Farr & Gallagher LLP and for tw telecom by Wachtell, Lipton, Rosen & Katz.

EXPERTS

Level 3

        The consolidated financial statements of Level 3 as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein and in the registration statement in reliance on the reports of KPMG LLP, independent registered accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

tw telecom

        The consolidated financial statements of tw telecom appearing in tw telecom's Annual Report on Form 10-K for the year ended December 31, 2013 (including schedules appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements (including schedules appearing therein) have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

Level 3

        Level 3 held its regular annual meeting on May 22, 2014.

        A Level 3 stockholder who would like to have a proposal considered for inclusion in Level 3's 2015 Proxy Statement must submit the proposal so that it is received by Level 3 no later than December 12, 2014. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to the Secretary, Level 3 Communications, Inc., 1025 Eldorado Blvd., Broomfield, Colorado 80021.

        If a Level 3 stockholder does not submit a proposal for inclusion in Level 3's 2015 Proxy Statement, but instead wishes to present it directly at Level 3's 2015 Annual Meeting of Stockholders, Level 3's amended and restated by-laws require that such stockholder notify Level 3 in writing on or before March 23, 2015, but no earlier than February 20, 2015, for the proposal to be included in Level 3's proxy material relating to such meeting. Proposals received after March 23, 2015 will not be voted on at Level 3's 2015 Annual Meeting of Stockholders. In addition, such proposal must also include a brief description of the business to be brought before Level 3's 2015 Annual Meeting of Stockholders, the stockholder's name and record address, the number of shares of Level 3 common stock that are owned beneficially or of record by such stockholder, a description of any arrangements or understandings between the stockholder and any other person in connection with such proposal and any material interest of such stockholder in such proposal, and a representation that the stockholder intends to appear in person or by proxy at Level 3's 2015 Annual Meeting of Stockholders. If such stockholder wishes to nominate one or more persons for election as a director of Level 3, such stockholder's notice must comply with additional provisions as set forth in Level 3's amended and restated by-laws, including certain information with respect to the persons nominated for election as directors and any information relating to such stockholder that would be required to be disclosed in a proxy statement filing. Any such proposals should be directed to the Secretary, Level 3 Communications, Inc., 1025 Eldorado Blvd., Broomfield, Colorado 80021.

tw telecom

        tw telecom held its 2014 annual meeting of stockholders on June 5, 2014.

        It is not expected that tw telecom will hold an annual meeting of stockholders for 2015 unless the mergers are not completed. All proposals of stockholders who wish to bring business before the tw telecom 2015 Annual Meeting of Stockholders, should one be held, must be received by tw telecom at its principal executive offices at 10475 Park Meadows Drive, Littleton, Colorado 80124, not later than December 29, 2014, for inclusion in the tw telecom proxy statement and form of proxy relating to such annual meeting. Upon timely receipt of any such proposal, tw telecom will determine whether or not to include such proposal in the annual meeting proxy statement and form of proxy in accordance with applicable law. For a matter that a stockholder wishes to propose for consideration at tw telecom's 2015 annual meeting to be properly considered at the meeting, tw telecom must receive notice of the matter, in the form and including the content specified in its by-laws, no earlier than February 5, 2015 and no later than March 9, 2015, unless it holds the meeting more than 30 days earlier or 60 days later than June 5, 2015.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to stockholders residing at the same address, unless stockholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies.

        If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact the company whose shares you hold at its address identified below. Each of tw telecom and Level 3 will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Level 3 Communications, Inc., Attention: Investor Relations, 1025 Eldorado Blvd., Broomfield, Colorado 80021, (720) 888-1000 or to tw telecom inc., Attention: Investor Relations, 10475 Park Meadows Drive, Littleton, Colorado 80124, (303) 542-6894.

OTHER MATTERS

Other Matters Presented at the Special Meetings

        As of the date of this joint proxy statement/prospectus, neither the Level 3 Board nor the tw Board knows of any other matters that may be presented for consideration at either the Level 3 special meeting or the tw telecom special meeting. If any other business does properly come before either the Level 3 special meeting or the tw telecom special meeting or any adjournment or postponement thereof, the persons named as proxies on the enclosed proxy cards of tw telecom and Level 3 will vote as they deem in the best interests of tw telecom and Level 3, as applicable.

 WHERE YOU CAN FIND MORE INFORMATION

        tw telecom and Level 3 each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including tw telecom and Level 3, who file electronically with the SEC. The address of that site is www.sec.gov.

        Investors may also consult tw telecom's or Level 3's website for more information about tw telecom or Level 3, respectively. tw telecom's website is www.twtelecom.com. Level 3's website is www.level3.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

        Level 3 has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Level 3 common stock to be issued pursuant to the merger. The registration statement, including the attached exhibits, contains additional relevant information about Level 3 and Level 3 common stock. The rules and regulations of the SEC allow tw telecom and Level 3 to omit certain information included in the registration statement from this joint proxy statement/prospectus.

        In addition, the SEC allows tw telecom and Level 3 to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus.

        This joint proxy statement/prospectus incorporates by reference the documents listed below that Level 3 has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Level 3, its financial condition or other matters.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed February 27, 2014.

  •
  Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014 filed May 8, 2014.

  •
  Definitive Proxy Statement on Schedule 14A filed April 11, 2014, as amended on April 11, 2014.

  •
  Current Reports on Form 8-K, filed March 17, 2014, April 7, 2014, May 6, 2014, May 23, 2014, June 3, 2014, June 16, 2014 and June 17, 2014.

  •
  The description of Level 3's common stock contained in Level 3's Registration Statements on Form 8-A/A (SEC File No. 000-15658) filed on April 1, 1998, including any amendments or reports filed for the purpose of updating such description.

  •
  The description of the preferred share purchase rights contained in Level 3's Registration Statement on Form 8-A12B (SEC File No. 001-35134) filed on April 11, 2011.

        In addition, Level 3 incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Level 3 special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

        You can obtain any of these documents from the SEC, through the SEC's website at the address described above, or Level 3 will provide you with copies of these documents, without charge, upon written or oral request to:

  Level 3 Communications, Inc.
  1025 Eldorado Blvd.
  Broomfield, Colorado 80021
  (720) 888-1000
  Attn: Investor Relations

        This joint proxy statement/prospectus incorporates by reference the documents listed below that tw telecom has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about tw telecom, its financial condition or other matters.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed February 14, 2014.

  •
  Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014, filed May 8, 2014.

  •
  Definitive Proxy Statement on Schedule 14A filed April 28, 2014.

  •
  Current Reports on Form 8-K, filed January 30, 2014, June 11, 2014, June 16, 2014 and June 17, 2014.

        In addition, tw telecom incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the tw telecom special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

        You can obtain any of these documents from the SEC, through the SEC's website at the address described above, or tw telecom will provide you with copies of these documents, without charge, upon written or oral request to:

  tw telecom inc.
  10475 Park Meadows Drive
  Littleton, Colorado 80124
  (303) 542-6894
  Attn: Investor Relations

        In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

        You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated             , 2014. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this joint proxy statement/prospectus to Level 3 stockholders or tw telecom stockholders nor the issuance by Level 3 of shares of common stock pursuant to the merger will create any implication to the contrary.

        This document contains a description of the representations and warranties that each of tw telecom and Level 3 made to the other in the merger agreement. Representations and warranties made by tw telecom, Level 3 and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding tw telecom, Level 3 or their businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

LEVEL 3 COMMUNICATIONS, INC,

SATURN MERGER SUB 1, LLC

SATURN MERGER SUB 2, LLC

and

TW TELECOM INC.

Dated as of June 15, 2014

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of June 15, 2014 (this "Agreement"), among LEVEL 3 COMMUNICATIONS, INC., a Delaware corporation ("Parent"), SATURN MERGER SUB 1, LLC, a Delaware limited liability company and a direct Wholly Owned Subsidiary of Parent ("Merger Sub 1"), SATURN MERGER SUB 2, LLC, a Delaware limited liability company and a direct Wholly Owned Subsidiary of Parent ("Merger Sub 2"), and TW TELECOM INC., a Delaware corporation (the "Company").

W I T N E S S E T H:

        WHEREAS, the respective Boards of Directors of Parent and the Company and the respective Boards of Managers of Merger Sub 1 and Merger Sub 2 have each approved and declared advisable the merger of Merger Sub 1 with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL") and the Delaware Limited Liability Company Act (the "DLLCA"), pursuant to which each outstanding share of common stock, par value $0.01 per share, of the Company ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, will be converted into the right to receive a combination of cash and shares of common stock, par value $0.01 per share, of Parent ("Parent Common Stock"); and

        WHEREAS, immediately following the Merger, the Surviving Corporation will then merge with and into Merger Sub 2 (the "Subsequent Merger" and together with the Merger, the "Combination") in accordance with the applicable provisions of the DGCL and the DLLCA and upon the terms and subject to the conditions set forth in this Agreement; and

        WHEREAS, the respective Boards of Directors of Parent and the Company, and the respective Boards of Managers of Merger Sub 1 and Merger Sub 2 deem it fair to, advisable to and in the best interests of their respective company to enter into this Agreement and to consummate the Combination and the other transactions contemplated hereby;

        WHEREAS, as a condition to the Company entering into this Agreement, and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, the Company is entering into a voting agreement with a certain stockholder (the "Stockholder") of Parent pursuant to which, among other things, the Stockholder has agreed, subject to the terms thereof, to vote all shares of Parent Common Stock it owns in accordance with the terms of such voting agreement;

        WHEREAS, for U.S. federal income Tax purposes, Parent, Merger Sub 1, Merger Sub 2 and the Company intend that the Combination shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder ("Treasury Regulations"), and, by approving resolutions authorizing this Agreement, to adopt this Agreement as a "plan of reorganization" within the meaning of Section 368(a) of the Code and the Treasury Regulations; and

        WHEREAS, Parent, Merger Sub 1, Merger Sub 2 and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

THE COMBINATION

        Section 1.1.    The Merger and the Subsequent Merger.     Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA, at the Effective Time, Merger Sub 1 will merge with and into the Company, and the separate existence of Merger Sub 1 shall cease. The Company shall continue as the surviving corporation and as a Wholly Owned Subsidiary of Parent and shall continue to be governed by the laws of the State of Delaware (as such, the "Surviving Corporation"). Immediately after the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA, the Surviving Corporation will merge with and into Merger Sub 2, and the separate existence of the Surviving Corporation shall cease. Merger Sub 2 shall continue as the surviving limited liability company and as a Wholly Owned Subsidiary of Parent and shall continue to be governed by the laws of the State of Delaware (as such, the "Surviving Company").

        Section 1.2.    Closing.     Unless this Agreement shall have been terminated pursuant to the provisions of Section 9.1, the closing of the Combination (the "Closing") will take place on the date that is the later of (i) the third Business Day after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing) set forth in Article VIII and (ii) the final day of the Marketing Period or such earlier date as may be specified by Parent on no less than three Business Days' prior written notice to the Company, unless another time or date is agreed to in writing by the parties hereto; provided, however, that in no event shall the Closing take place prior to October 4, 2014 (the date of the Closing, the "Closing Date"). The Closing shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, unless another place is agreed to in writing by the parties hereto.

        Section 1.3.    Effective Time.     Subject to the provisions of this Agreement, on the Closing Date, Parent and the Company shall file a certificate of merger relating to the Merger as contemplated by the DGCL and the DLLCA (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Secretary of State"), in such form as required by, and executed in accordance with, the DGCL and the DLLCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State on the Closing Date, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger. As used herein, the "Effective Time" shall mean the time at which the Merger shall become effective. Immediately following the Effective Time, Parent and the Surviving Corporation shall file a certificate of merger relating to the Subsequent Merger as contemplated by the DGCL and the DLLCA (the "Subsequent Certificate of Merger") with the Secretary of State, in such form as required by, and executed in accordance with, the DGCL and the DLLCA. The Subsequent Merger shall become effective at such time as the Subsequent Certificate of Merger is duly filed with the Secretary of State on the Closing Date or at such other time as Parent and the Company shall agree and specify in the Subsequent Certificate of Merger. As used herein, the "Subsequent Effective Time" shall mean the time at which the Subsequent Merger shall become effective.

        Section 1.4.    Effects of the Combination.     At the Effective Time, the effects of the Merger and, at the Subsequent Effective Time, the effects of the Combination, shall be as provided in this Agreement, the Certificate of Merger, the Subsequent Certificate of Merger, and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, (i) at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub 1 shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub 1 shall become the debts, liabilities and duties of the Surviving Corporation, and (ii) at the Subsequent Effective Time, all of the property, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub 2 shall vest in the Surviving Company, and all debts, liabilities and duties of the Surviving Corporation and Merger Sub 2 shall become the debts, liabilities and duties of the Surviving Company.

        Section 1.5.    Surviving Company Constituent Documents.

        (a)   The certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except as otherwise contemplated by this Agreement.

        (b)   The certificate of formation and limited liability company agreement of Merger Sub 2, as in effect immediately prior to the Subsequent Effective Time, shall be the certificate of formation and limited liability company agreement, respectively, of the Surviving Company, until thereafter changed or amended as provided therein or by applicable law, except as otherwise contemplated by this Agreement and except that Article I of the certificate of formation of the Surviving Company shall be amended to provide that "The name of the limited liability company is tw telecom, llc".

        Section 1.6.    Surviving Company Managers and Officers.

        From and after the Subsequent Effective Time, the managers of Merger Sub 2 in office immediately prior to the Subsequent Effective Time shall be the initial managers of the Surviving Company and the officers of the Company immediately prior to the Subsequent Effective Time shall be the initial officers of the Surviving Company and, in each case, shall hold office from the Subsequent Effective Time until his or her respective successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the Surviving Company or otherwise as provided by applicable law.

        Section 1.7.    Capital Stock.

        (a)   At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof:

            (i)  Each share of Company Common Stock (excluding any share underlying any unvested portion of any Company Restricted Stock Award) issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares), shall be converted into (A) 0.70 (the "Exchange Ratio") fully paid and nonassessable shares of Parent Common Stock, subject to Section 2.5 with respect to fractional shares, (the "Stock Consideration") and (B) the right to receive $10.00 in cash (the "Cash Consideration" and, together with the Stock Consideration, the "Merger Consideration").

            (ii)  All shares of Company Common Stock (other than shares referred to in Section 1.7(c)) shall cease to be issued and outstanding and shall be canceled and retired and shall cease to exist, and each holder of a valid certificate or certificates which immediately prior to the Effective Time represented any such shares of Common Stock (a "Certificate") or evidenced by way of book-entry in the register of stockholders of the Company immediately prior to the Effective Time ("Uncertificated Company Stock") shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the applicable Merger

  Consideration and any dividends or other distributions to which holders become entitled all in accordance with Article II.

           (iii)  Each share of common stock, par value $0.01 per share, of Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

        (b)   At the Subsequent Effective Time, all limited liability company interests of Merger Sub 2 issued and outstanding immediately prior to the Subsequent Effective Time shall be cancelled and retired and shall cease to exist. At the Subsequent Effective Time, each share of Surviving Corporation Common Stock issued and outstanding immediately prior to the Subsequent Effective Time shall be converted into one limited liability company interest of the Surviving Company.

        (c)   Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders that have properly perfected their rights of appraisal within the meaning of Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect any available right of appraisal under applicable law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, the shares of Company Common Stock held by such stockholder shall not be deemed Dissenting Shares for purposes of this Agreement and shall thereupon be deemed to have been converted into the Merger Consideration at the Effective Time in accordance with Section 1.7(a). The Company shall give Parent (A) prompt notice of any demands for appraisal filed pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by the Company and (B) the opportunity and right to participate in all negotiations and proceedings with respect to demands made pursuant to Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent, (x) make any payment with respect to any such demand, (y) offer to settle or settle any such demand or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

        (d)   If prior to the Effective Time, Parent or the Company, as the case may be, should split, subdivide, consolidate, combine or otherwise reclassify the Parent Common Stock or the Company Common Stock, or pay a stock dividend or other stock distribution in Parent Common Stock or Company Common Stock, as applicable, or otherwise change the Parent Common Stock or Company Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of Parent or the Company in respect of the Parent Common Stock or the Company Common Stock, respectively, then any number or amount contained herein which is based upon the price of the Parent Common Stock or the number or fraction of shares of Company Common Stock or Parent Common Stock, as the case may be, will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

        Section 1.8.    Treatment of Options, RSU Awards, Restricted Stock Awards and Employee Stock Purchase Plan.

        (a)    Company Options.     Each outstanding stock option to purchase Company Common Stock granted under any Company Benefit Plan (including, for the avoidance of doubt, the Company's 1998 Employee Stock Option Plan, as amended, or the Company's Amended and Restated 2000 Employee Stock Plan, as amended (collectively, the "Company Stock Plans")) that is outstanding immediately prior to the Effective Time (collectively, the "Company Options"), whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each holder of such Company Option shall receive from Parent or the Surviving Company:

            (i)  within five Business Days following the Closing Date, an amount in cash in respect thereof, if any, equal to the product obtained by multiplying (A) the Cash Percentage by (B) the excess, if any, of the Deemed Value of Merger Consideration over the per share exercise price thereof by (C) the number of shares of Company Common Stock subject to such Company Option; and

            (ii)  within three Business Days following the Closing Date, a number of shares of Parent Common Stock in respect thereof, if any, equal to the quotient of (A) the product obtained by multiplying (1) the Stock Percentage by (2) the excess, if any, of the Deemed Value of Merger Consideration over the per share exercise price thereof by (3) the number of shares of Company Common Stock subject to such Company Option, divided by (B) the Parent Common Stock Price, provided, that, with respect to the aggregate number of shares of Company Common Stock that the holder of Company Options is eligible to receive pursuant to this Section 1.8(a) when taking into account all Company Options held by such holder, any fractional shares that would otherwise be issuable pursuant to this Section 1.8(a) shall be rounded down to the nearest whole number.

Applicable Tax withholdings with respect to the consideration payable pursuant to this Section 1.8(a) first shall reduce the shares of Parent Common Stock payable pursuant to this Section 1.8(a) (based on the Parent Closing Price).

        (b)    Restricted Stock Units.     Each outstanding award of restricted stock units granted under any Company Benefit Plan (including, for the avoidance of doubt, the Company Stock Plans) that is outstanding immediately prior to the Effective Time (collectively, "Company RSU Awards"), whether or not then vested, shall be cancelled and, in exchange therefor, each holder of such Company RSU Award shall receive from Parent or the Surviving Company within three Business Days following the Closing Date, the Merger Consideration in respect of each share of Company Common Stock covered by the Company RSU Award, provided, that any fractional shares that would otherwise be issuable pursuant to this Section 1.8(b) shall be rounded up to the nearest whole number. Applicable Tax withholdings with respect to the consideration payable pursuant to this Section 1.8(b) first shall reduce the shares of Parent Common Stock payable pursuant to this Section 1.8(b) (based on the Parent Closing Price).

        (c)    Restricted Stock.     Each outstanding award of shares of restricted Company Common Stock granted under any Company Benefit Plan (including, for the avoidance of doubt, the Company Stock Plans) that is outstanding immediately prior to the Effective Time (collectively, the "Company Restricted Stock Awards") shall vest in full immediately prior to the Effective Time and shall be cancelled and, in exchange therefor, each holder of such Company Restricted Stock Award shall receive from Parent or the Surviving Company within three Business Days following the Closing Date, the Merger Consideration in respect of each share of Company Common Stock covered by the Company Restricted Stock Award, provided, that any fractional shares that would otherwise be issuable pursuant to this Section 1.8(c) shall be rounded up to the nearest whole number. Applicable Tax withholdings with respect to the consideration payable pursuant to this Section 1.8(c) first shall reduce the shares of Parent Common Stock payable pursuant to this Section 1.8(c) (based on the Parent Closing Price).

        (d)    ESPP.     With respect to the Company's Employee Stock Purchase Plan (the "ESPP"), the Company shall take all actions necessary to (i) cause the current Offering Period (within the meaning of the ESPP) to terminate at the Effective Time (if the Effective Time is earlier than the date the current Offering Period would otherwise terminate); (ii) prevent any further contributions to the current Offering Period after the date hereof, and (iii) refrain from commencing any new Offering Periods under the ESPP thereafter.

        (e)    Company and Parent Actions.     Prior to the Effective Time, the Company shall take all actions necessary (including adopting such resolutions of the Company's Board of Directors (or any committee of the Company's Board of Directors) to terminate, effective as of the Effective Time, each of the Company Stock Plans and to ensure that, as of the Effective Time, no Person shall have any right under any Company Stock Plan except for the right to receive the payments, if any, contemplated in this Section 1.8. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery with respect to the settlement of Company Equity Awards contemplated by this Section 1.8, and include in the Registration Statement a sufficient number of shares for such purposes.

        Section 1.9.    Reorganization.     This Agreement is intended to constitute a "plan of reorganization" for U.S. federal income Tax purposes pursuant to which, for such purposes, the Combination is to be treated as a "reorganization" under Section 368(a) of the Code (to which each of Parent and the Company are to be parties under Section 368(b) of the Code).

ARTICLE II.

EXCHANGE OF CERTIFICATES

        Section 2.1.    Exchange Fund.     At or prior to the Effective Time, Parent shall deposit with Wells Fargo Bank, N.A. or such other bank or trust company as Parent shall determine and who shall be reasonably satisfactory to the Company (the "Exchange Agent"), in trust for the benefit of holders of shares of Company Common Stock, for exchange in accordance with Section 1.8, (i) uncertificated, book-entry shares representing the number of shares of Parent Common Stock sufficient to deliver, and Parent shall instruct the Exchange Agent to timely deliver, in accordance with the terms of Section 2.2 of this Agreement, the aggregate Stock Consideration, provided, that, if the Rights Agreement (or a successor plan) is in effect at the time of the Closing, Parent shall also deposit such number of Rights equal to the number of shares of Parent Common Stock delivered pursuant to this clause (i) and Parent shall instruct the Exchange Agent to timely deliver, in accordance with the terms of Section 2.2 of this Agreement, one Right per share of Parent Common Stock, and (ii) immediately available funds equal to the aggregate Cash Consideration and Parent shall instruct the Exchange Agent to timely pay the Cash Consideration subject to and in accordance with the terms of Section 2.2 of this Agreement. Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.3. Any cash and uncertificated, book-entry shares of Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund." Any amounts payable in respect of Company Equity Awards shall not be deposited with the Exchange Agent but shall instead be paid through the payroll of the Company and its Affiliates in accordance with Section 1.8.

        Section 2.2.    Exchange Procedures.

        (a)   As promptly as practicable after the Effective Time, the Exchange Agent will send to each record holder of a Certificate or holder of shares of Uncertificated Company Stock other than Certificates in respect of Dissenting Shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Uncertificated Company Stock in exchange for the Merger Consideration. As soon as reasonably practicable after the Effective Time, each holder of a Certificate, upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor the number of full shares of Parent Common Stock (which shall be in uncertificated, book-entry form), along with one Right per such share of Parent Common Stock, and the amount of cash (including amounts to be paid pursuant to Section 1.8(a) and in respect of any dividends or other distributions to which holders are entitled pursuant to Section 2.3, if any), into which the aggregate number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

        (b)   No interest will be paid or will accrue on any cash payable pursuant to Section 1.8(a) or 2.3.

        (c)   In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, one or more shares of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock, a check in the proper amount of cash pursuant to Section 1.8(a) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such Company Common Stock to such a transferee only if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.

        Section 2.3.    Distributions with Respect to Unexchanged Shares.     No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate. Following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

        Section 2.4.    No Further Ownership Rights in Company Common Stock.     All shares of Parent Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

        Section 2.5.    No Fractional Shares of Parent Common Stock.     No certificates or scrip representing less than one share of Parent Common Stock shall be issued upon the surrender for exchange of Certificates representing Company Common Stock pursuant to Section 1.9 hereof. Any fractional shares that would otherwise be issuable pursuant to Section 1.9 hereof shall be rounded up to the nearest whole number.

        Section 2.6.    Termination of Exchange Fund.     Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to the Surviving Company or otherwise on the instruction of the Surviving Company, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company and Parent (subject to abandoned property, escheat or other similar laws) for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.9 and any dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.3.

        Section 2.7.    No Liability.     None of Parent, Merger Sub 1, Merger Sub 2, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        Section 2.8.    Investment of the Exchange Fund.     Any funds included in the Exchange Fund may be invested by the Exchange Agent, as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively. Any interest and other income resulting from such investments shall promptly be paid to Parent. Any loss of any of the funds included in the Exchange Fund shall be for the account of Parent and shall not alter Parent's obligation to pay the Merger Consideration.

        Section 2.9.    Lost Certificates.     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate or other documentation (including an indemnity in customary form) reasonably requested by Parent, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, and any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

        Section 2.10.    Withholding Rights.     Each of the Surviving Company, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any holder of a Company Equity Award such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by the Surviving Company, Parent or the Exchange Agent, as the case may be, and paid over to the relevant taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

        Section 2.11.    Further Assurances.     At and after the Effective Time, the officers and directors of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of the Company, Merger Sub 1 or Merger Sub 2, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, Merger Sub 1 or Merger Sub 2, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

        Section 2.12.    Stock Transfer Books.     At the close of business, New York time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

 ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as otherwise expressly disclosed in the Company SEC Reports filed prior to the date hereof (other than (i) any information that is contained solely in the "Risk Factors" section of such Company SEC Reports and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Company SEC Reports) or as set forth in the corresponding sections or subsections of the Company Disclosure Schedule (or, pursuant to Section 10.2(b), as set forth in any section or subsection of the Company Disclosure Schedule to the extent the applicability thereof is readily apparent from the face of the Company Disclosure Schedule), the Company hereby represents and warrants to Parent, Merger Sub 1 and Merger Sub 2 as follows:

        Section 3.1.    Organization.

        (a)   The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to own its properties and assets and to conduct its business as now conducted, except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, have a Company Material Adverse Effect. Copies of the Company Organizational Documents, with all amendments thereto to the date hereof, have been made available to Parent or its representatives, and such copies are accurate and complete as of the date hereof.

        (b)   Each of the Subsidiaries of the Company is duly organized, validly existing and in good standing or similar concept under the laws of the jurisdiction of its organization and has all requisite corporate, limited liability company or limited partnership power (as the case may be) to own its properties and assets and to conduct its business as now conducted, except where the failure thereof would not, individually or in the aggregate, have a Company Material Adverse Effect. Copies of the organizational documents of each material Subsidiary of the Company, with all amendments thereto to the date hereof, have been made available to Parent or its representatives, and such copies are accurate and complete as of the date hereof.

        Section 3.2.    Qualification to Do Business.     Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or partnership (as the case may be) and is in good standing or similar concept in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

        Section 3.3.    No Conflict or Violation.     The execution, delivery and, subject to the receipt of the Required Company Vote, performance by the Company of this Agreement do not and will not (i) violate or conflict with any provision of any Company Organizational Document or any of the organizational documents of the Subsidiaries of the Company, (ii) subject to the receipt of any consents set forth in Section 3.4 (including Schedule 3.4), violate any provision of law, or any order, judgment or decree of any Governmental Entity, (iii) subject to the receipt of any consents set forth in Section 3.4 (including Schedule 3.4), result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of either of the Company or any of its Subsidiaries or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of the Company Licenses and Permits or (iv) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under or result in or give to others any rights of cancellation, modification, amendment, or acceleration under, any contract, agreement, lease or instrument to which the Company or any of its Subsidiaries is a party or by which it is bound or to which any of its properties or assets is subject, except in each case for any of the foregoing arising as a result of the Financing and except with respect to clauses (iii) and (iv), for any such violations, breaches or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Debt Tender Offer would not violate or conflict with any contract of the Company or its Subsidiaries, except for such violations or conflicts as would not have a Company Material Adverse Effect.

        Section 3.4.    Consents and Approvals.     No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is necessary or required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company or its Subsidiaries of their obligations hereunder, except for: (i) the filing of the Certificate of Merger with the Secretary of State in accordance with the DGCL; (ii) the filing of the Subsequent Certificate of Merger with the Secretary of State in accordance with the DGCL and the DLLCA; (iii) the filing of a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (iv) the filing of applications jointly by the parties with the FCC and U.S. state public utility commissions for approval of the transfer of control of the Company, and receipt of such approvals; (v) applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"); (vi) such consents, waivers, authorizations or approvals of any Governmental Entity set forth on Schedule 3.4; and (vii) such other consents, waivers, authorizations, approvals, declarations, notices, filings or registrations as will be obtained or made prior to the Closing or which, if not obtained or made, would not have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

        Section 3.5.    Authorization and Validity of Agreement.     The Company has all requisite corporate power and authority to execute, deliver and, subject to receipt of the Required Company Vote, perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Company and all other necessary corporate action on the part of the Company, other than the Required Company Vote, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by Parent, Merger Sub 1 and Merger Sub 2, shall constitute a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

        Section 3.6.    Capitalization and Related Matters.

        (a)   The authorized capital stock of the Company consists of 439,800,000 shares of Company Common Stock and 20,000,000 shares of Company's preferred stock (the "Company Preferred Stock"). As of May 31, 2014, 137,965,604 shares of Company Common Stock were issued and outstanding (comprised of 153,760,350 shares of common stock less 15,794,746 of treasury shares not retired), and there are no shares of Company Preferred Stock issued or outstanding. As of May 31, 2014, there were (i) Company Options to purchase an aggregate of 426,581 shares of Company Common Stock, with a weighted average exercise price of $12.54 per share, issued and outstanding, (ii) 1,629,730 shares of Company Common Stock underlying outstanding and unvested Company Restricted Stock Awards, (iii) 2,098,926 shares of Company Common Stock underlying unvested Company RSU Awards, and (iv) 12,415,604 shares of Company Common Stock available for issuance under the Company Benefit Plans (comprised of 11,811,746 shares of Company Common Stock available for issuance under the Company Stock Plans and 603,858 shares of Common Stock available for issuance under the ESPP).

        (b)   The issued and outstanding shares of Company Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable U.S. federal and state securities laws. Except as set forth above in Section 3.6(a), and except for (x) shares of Company Common Stock issued since May 31, 2014 pursuant to Company Options or Company RSU Awards or Company Restricted Stock Awards outstanding as of May 31, 2014 and (y) a Company Restricted Stock Award granted on June 5, 2014 with respect to 3,938 shares of Company Common Stock and shares that may be issued pursuant to such Company Restricted Stock Award, no shares of capital stock of the Company are issued and outstanding and the Company does not have outstanding any securities convertible into or exchangeable for any shares of capital stock of the Company, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or known claims of any other character relating to the issuance of, any capital stock of the Company, or any stock or securities convertible into or exchangeable for any capital stock of the Company; and, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock of the Company. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except as set forth above in Section 3.6(a) or in clause (y) of the second sentence of this Section 3.6(b), there are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, "phantom" stock rights, performance units, or other compensatory rights or awards (in each case, issued by the Company or any of its Subsidiaries), that are convertible into or exercisable for a share of Company Common Stock on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of Company Common Stock. All Company Equity Awards are evidenced by award agreements in the forms previously made available to Parent.

        (c)   The Company has no rights plan, "poison-pill" or, other similar agreement or arrangement or any anti-takeover provision in the Company Organizational Documents that is, or at the Effective Time shall be, applicable to the Company, the Company Common Stock, the Combination or the other transactions contemplated by this Agreement.

        (d)   All of the outstanding shares of capital stock, or membership interests or other ownership interests of, each Subsidiary of the Company, as applicable, are validly issued, fully paid and nonassessable and are owned of record and beneficially by the Company, directly or indirectly. The Company has, as of the date hereof and shall have on the Closing Date, valid and marketable title to all of the shares of capital stock of, or membership interests or other ownership interests in, each Subsidiary of the Company, free and clear of any Liens other than Permitted Liens. Such outstanding shares of capital stock of, or membership interests or other ownership interests in, the Subsidiaries of the Company, as applicable, are the sole outstanding securities of such Subsidiaries; the Subsidiaries of the Company do not have outstanding any securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, or any stock or securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries; and neither the Company or any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any capital stock of, or membership interests or other ownership interests in, any Subsidiary of the Company.

        Section 3.7.    Subsidiaries and Equity Investments.     The Company and its Subsidiaries do not directly or indirectly own, or hold any rights to acquire, any material capital stock or any other material securities, interests or investments in any other Person other than investments that constitute cash or cash equivalents. No Subsidiary of the Company owns any shares of capital stock of the Company. There are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, "phantom" stock rights, performance units, or other compensatory rights or awards (in each case, issued by the Company or any of its Subsidiaries) that are convertible into or exercisable for any capital stock of, or membership interests or other ownership interests in, any Subsidiary of the Company, on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of any capital stock of, or membership interests or other ownership interests in, any Subsidiary of the Company.

        Section 3.8.    Company SEC Reports.

        (a)   The Company and its Subsidiaries have filed each report and definitive proxy statement (together with all amendments thereof and supplements thereto) required to be filed by the Company or any of its Subsidiaries pursuant to the Exchange Act with the SEC since January 1, 2011 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"). As of their respective dates, after giving effect to any amendments or supplements thereto filed prior to the date hereof, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

        Section 3.9.    Absence of Certain Changes or Events.

        (a)   Since December 31, 2013, there has not been any Company Material Adverse Effect.

        (b)   Since December 31, 2013 through the date hereof, there has not been:

            (i)  any material loss, damage, destruction or other casualty to the assets or properties of either of the Company or any of its Subsidiaries (other than (x) any for which insurance awards have been received or guaranteed and (y) for such failures as would not individually or in the aggregate have a Company Material Adverse Effect);

            (ii)  any change in any method of financial accounting or financial accounting practice of either of the Company or any of its Subsidiaries except for any such change required by reason of a concurrent change in GAAP; or

           (iii)  any loss of the employment, services or benefits of the chief executive officer of the Company or members of the Company's senior management.

        (c)   Since December 31, 2013 through the date hereof, each of the Company and each of its Subsidiaries has operated in the ordinary course of business and has not:

            (i)  (A) lent money to any Person (other than to the Company or any of its Wholly Owned Subsidiaries) or incurred or guaranteed any Indebtedness for borrowed money or (B) entered into any capital lease obligation, in each case, in excess of $500,000 in the aggregate, other than among the Company or any of its Wholly Owned Subsidiaries;

            (ii)  failed to discharge or satisfy any material Lien or pay or satisfy any obligation or liability or accounts payable (whether absolute, accrued, contingent or otherwise) in excess of $1,000,000, other than Permitted Liens and obligations and liabilities being contested in good faith and for which adequate reserves have been provided in accordance with GAAP;

           (iii)  mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of its assets, properties or rights in excess of $1,000,000;

          (iv)  sold or transferred any of its material assets or cancelled any material debts or claims or waived any material rights in excess of $1,000,000;

           (v)  other than increases in accordance with past practice not exceeding 5% of the annual base compensation then in effect of a Senior Vice President or above of the Company (a "Company Key Employee"), a director of the Company or an executive officer of the Company, granted a material increase in the compensation or benefits of any Company Key Employee, director of the Company or executive officer of the Company;

          (vi)  entered into, adopted or amended any change of control, retention or severance agreement or arrangement with respect to any Company Key Employee, director of the Company or executive officer of the Company, other than, in each case, in accordance with past practice;

          (vii)  in the case of the Company and any Subsidiary that is not a Wholly Owned Subsidiary, declared, paid, or set aside for payment any dividend or other distribution in respect of shares of its capital stock, membership interests or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock, membership interests or other securities, or agreed to do so;

         (viii)  (A) changed any of its material accounting methods, principles or practices, except as required by GAAP or by the SEC, or (B) changed its material Tax elections, or entered into any material closing agreement or settled or compromised any material claim or assessment, in each case in respect of material Taxes;

          (ix)  entered into any agreement or made any commitment to do any of the foregoing; or

           (x)  been notified in writing of any change, cancellation or modification to any Customer Contract or Vendor Contract that would materially and adversely affect the Company's relationship with the applicable Customer or Vendor.

        Section 3.10.    Tax Matters.

        (a)   Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

            (i)  (A) the Company and each of its Subsidiaries have filed when due all Tax Returns required by applicable law to be filed with respect to the Company and each of its Subsidiaries, (B) all such Tax Returns were true, correct and complete in all respects as of the time of such filing, and (C) all Taxes owed by the Company and each of its Subsidiaries (including any Taxes that are required to be deducted and withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party), if required to have been paid, have been paid, except, in each case of clauses (A) through (C), for Taxes or Tax matters contested in good faith or that have been adequately provided for, in accordance with GAAP, in the Company SEC Reports filed prior to the date hereof;

            (ii)  there is no action, suit, proceeding, investigation or audit now pending with respect to the Company or any of its Subsidiaries in respect of any Tax, nor has any claim for additional Tax been asserted in writing by any taxing authority;

           (iii)  since January 1, 2011, no claim has been made in writing by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries has not filed income or franchise Tax Returns that it is or may be subject to income or franchise Tax by such jurisdiction;

          (iv)  (A) there is no outstanding request for any extension of time for the Company or any of its Subsidiaries to pay any Taxes or file any Tax Returns, other than any such request made in the ordinary course of business; (B) there is no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or any of its Subsidiaries that is currently in force; and (C) neither the Company nor any of its Subsidiaries is a party to or bound by any agreement (other than (1) any commercial contract entered into in the ordinary course and not primarily related to Taxes or (2) any agreement solely among the Company and/or its Subsidiaries) providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters;

           (v)  neither the Company nor any of its Subsidiaries has participated in any "listed transaction" as defined in Treasury Regulations Section 1.6011-4(b)(2);

          (vi)  within the last two years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code;

          (vii)  there is no Lien, other than a Permitted Lien, on any of the assets or properties of the Company and its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax;

         (viii)  neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. law), or as a transferee or successor; and

          (ix)  the Company and its Subsidiaries are not bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code) or other written agreement with a taxing authority.

        (b)   Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, or is aware of the existence of any fact or circumstance, that would prevent the Combination from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (c)   As of December 31, 2013, the consolidated federal income Tax Return group of which the Company is the common parent had federal net operating loss carryforwards of at least $800 million. As of the date hereof, such net operating loss carryforwards are not subject to limitation under Section 382 of the Code or any similar provision of applicable law.

        Section 3.11.    Absence of Undisclosed Liabilities.     There are no liabilities or obligations of the Company or any Subsidiary thereof of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (A) liabilities or obligations disclosed, reflected or reserved against and provided for in the consolidated balance sheet of the Company as of December 31, 2013 included in the Company SEC Reports filed prior to the date hereof or referred to in the notes thereto, (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2013, (C) liabilities or obligations that would not, individually or in the aggregate, have a Company Material Adverse Effect, or (D) liabilities or obligations incurred pursuant to this Agreement.

        Section 3.12.    Company Property.

        (a)   All material real property (other than repeater or amplifier sites) owned by the Company and its Subsidiaries as of the date hereof is hereinafter referred to as the "Company Owned Real Property". The Company and its Subsidiaries have good and valid title to all of the Company Owned Real Property free and clear of Liens other than Permitted Liens. All leases, site leases, subleases and occupancy agreements, together with all material amendments thereto, in which either of the Company or its Subsidiaries has a leasehold interest, license or similar occupancy rights, whether as lessor or lessee, and which involve payments by the Company or its Subsidiaries in excess of $500,000 per year are hereinafter each referred to as a "Company Lease" and collectively as the "Company Leases; the property covered by Company Leases under which either of the Company or its Subsidiaries is a lessee is referred to herein as the "Company Leased Real Property"; the Company Leased Real Property, together with the Company Owned Real Property, collectively being the "Company Property".

        (b)   Since December 31, 2013, no Company Lease has been modified or amended in writing in any way materially adverse to the business of the Company and its Subsidiaries and no party to any Company Lease has given either of the Company or its Subsidiaries written notice of or, to the Knowledge of the Company, made a claim with respect to any breach or default, except for such defaults or breaches that, individually or in the aggregate, would not have a Company Material Adverse Effect.

        (c)   Other than with respect to IRUs, co-location, cross-connection, interconnection, entrance facilities or other rights incidental to the provision of services established in the ordinary course of business, none of the material Company Owned Real Property is subject to any option or other agreement granting to any Person or entity any right to obtain title to all or any portion of such property.

        Section 3.13.    Intellectual Property.

        (a)   Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries own all right, title and interest in and to, or have valid and enforceable licenses to use, all the Company Intellectual Property; (ii) to the Knowledge of the Company, no third party is infringing any Company Owned Intellectual Property; (iii) to the Knowledge of the Company, the Company and its Subsidiaries are not infringing, misappropriating or violating any Intellectual Property right of any third party; and (iv) as of the date hereof, there is no claim, suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries: (a) alleging any such violation, misappropriation or infringement of a third party's Intellectual Property rights; or (b) challenging the Company's or its Subsidiaries' ownership or use of, or the validity or enforceability of, any Company Owned Intellectual Property.

        (b)   All material issued Patents, registered trademarks and service marks, registered copyrights, and applications for any of the foregoing, in each case issued by, filed with, or recorded by, any Governmental Entity and constituting Company Owned Intellectual Property are hereinafter referred to as the "Company Registered Intellectual Property." All Company Registered Intellectual Property is owned by the Company and/or its Subsidiaries, free and clear of all Liens other than Permitted Liens.

        Section 3.14.    Licenses and Permits.

        (a)   The Company and its Subsidiaries own or possess all right, title and interest in and to each of their respective material licenses, permits, franchises, registrations, authorizations and approvals issued or granted to any of the Company or its Subsidiaries by any Governmental Entity as of the date hereof (the "Company Licenses and Permits"). The Company has taken all necessary action to maintain such Company Licenses and Permits, except for such failures that would not, individually or in the aggregate, have a Company Material Adverse Effect. Each Company License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of the Company, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Company License and Permit invalid in any respect, except, in each case, as would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the business of the Company and its Subsidiaries as presently conducted, and none of the operations of the Company or its Subsidiaries is being conducted in a manner that violates in any material respects any of the terms or conditions under which any Company License and Permit was granted, except for such failures that would not, individually or in the aggregate, have a Company Material Adverse Effect.

        (b)   The operations of the Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of the Communications Act of 1934, as amended by the Telecommunications Act of 1996 (the "Communications Act"), applicable U.S. state or non-U.S. law and the published rules, regulations, and policies promulgated by any Governmental Entity, and neither the Company nor its Subsidiaries have done anything or failed to do anything which reasonably could be expected to cause the loss of any of the material Company Licenses and Permits.

        (c)   No petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint, or proceeding seeking to revoke, reconsider the grant of, cancel, suspend, or modify any of the material Company Licenses and Permits is pending or, to the Knowledge of the Company, threatened before any Governmental Entity except for such failures that would not, individually or in the aggregate have a Company Material Adverse Effect. No notices have been received by and, no claims have been filed against, the Company or its Subsidiaries alleging a failure to hold any material requisite permits, regulatory approvals, licenses or other authorizations.

        Section 3.15.    Compliance with Law.

        (a)   Since January 1, 2011, the operations of the business of the Company and its Subsidiaries have been conducted in accordance in all material respects with all applicable laws, regulations, orders and other requirements of all Governmental Entities having jurisdiction over such entity and its assets, properties and operations. Since January 1, 2011, none of the Company or its Subsidiaries has received notice of any violation (or any investigation with respect thereto) of any such law, regulation, order or other legal requirement, and none of the Company or its Subsidiaries is in default with respect to any order, writ, judgment, award, injunction or decree of any national, federal, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to any of its assets, properties or operations, except for any of the foregoing that would not, individually or in the aggregate, have a Company Material Adverse Effect.

        (b)   The Company and each of its officers are in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act (the "Sarbanes-Oxley Act") and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq Global Select Market. Except as permitted by the Exchange Act, including, without limitation, Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of the Company.

        (c)   The management of the Company has (i) implemented (x) disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities and (y) a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to the Company's auditors and the audit committee of the Company's Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data and has identified for the Company's auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls.

        Section 3.16.    Litigation.     Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, there are no claims, actions, suits, proceedings, subpoenas or investigations pending or, to the Knowledge of the Company, threatened, before any Governmental Entity, or before any arbitrator of any nature, brought by or against any of the Company or its Subsidiaries or any of their officers or directors involving or relating to the Company or its Subsidiaries, the assets, properties or rights of any of the Company and its Subsidiaries or the transactions contemplated by this Agreement. There is no material judgment, decree, injunction, ruling or order of any Governmental Entity or before any arbitrator of any nature outstanding, or to the Knowledge of the Company, threatened, against either of the Company or any of its Subsidiaries.

        Section 3.17.    Contracts.

        (a)   Schedule 3.17(a) sets forth a complete and correct list in all material respects of all Contracts as of the date hereof.

        (b)   Each Contract is valid, binding and enforceable against the Company or its Subsidiaries and, to the Knowledge of the Company, against the other parties thereto in accordance with its terms, and in full force and effect subject to the rights of creditors generally and the availability of equitable remedies, except to the extent the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has performed all obligations required to be performed by it to date under, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Contract, and no event has occurred which, with due notice or lapse of time or both, would, individually or in the aggregate, constitute such a default except as would not have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date hereof, no other party to any Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would, individually or in the aggregate, constitute such a default except as would not have a Company Material Adverse Effect.

        (c)   A "Contract" means any written agreement, contract or commitment (provided, that in the case of Customer Contracts and Vendor Contracts, all such written agreements, contracts or commitments relating to such customer or vendor shall be deemed one Contract) to which either of the Company or any of its Subsidiaries is a party or by which it or any of its assets are bound constituting:

            (i)  a contract or agreement with one of the top 20 customers (each, a "Customer") by revenue derived by the Company and its Subsidiaries (taken together), for the year ended December 31, 2013, pursuant to which the Company or any of its Subsidiaries has sold goods and/or services (the "Customer Contracts");

            (ii)  a contract or agreement with one of the top 20 vendors that provide the Company or any of its Subsidiaries with equipment, telecommunications access services or fiber IRUs (each, a "Vendor") by dollar amount paid to such vendors by the Company and its Subsidiaries (taken together), for the year ended December 31, 2013 (the "Vendor Contracts");

           (iii)  a material peering agreement of the Company and its Subsidiaries;

          (iv)  a mortgage, indenture, security agreement, guaranty, pledge or other agreement or instrument relating to the borrowing of money or extension of credit (other than accounts receivable or accounts payable in the ordinary course of business and consistent with past practice) in an amount in excess of $500,000;

           (v)  a contract or agreement creating a capital lease obligation in excess of $1,000,000;

          (vi)  a joint venture, partnership or limited liability company agreement with third parties;

          (vii)  other than Company permits restricting operations to a specific geographical territory, a non-competition agreement or any other agreement or obligation (other than customary agency, sales representative and distribution agreements entered into in the ordinary course) which purports to limit in any material respect (i) the manner in which, or the localities in which, the business of the Company or its Subsidiaries may be conducted or (ii) the ability of either of the Company or its Subsidiaries to provide any type of service;

         (viii)  an agreement limiting or restricting the ability of either of the Company or its Subsidiaries to make distributions or declare or pay dividends in respect of its capital stock or membership interests, as the case may be;

          (ix)  an agreement (other than capital leases) requiring capital expenditures (other than capital lease obligations) in excess of $500,000, provided that this clause (ix) shall not include customer agreements, purchase orders or statements of work for software development entered into in the ordinary course of business consistent with the Company's capital expenditure forecast;

           (x)  an agreement or offer to acquire all or a substantial portion of the capital stock, business, property or assets of any other Person in each case that would be material to the Company; or

          (xi)  an agreement pursuant to which the Company or its Subsidiaries uses or has the right to use material network infrastructure, including fiber, conduit, space, power and other associated property necessary to operate a fiber optic network requiring payments by the Company in excess of $1,000,000 in a fiscal year.

        Section 3.18.    Employee Plans.

        (a)   Schedule 3.18(a) contains a correct and complete list of each Company Benefit Plan pursuant to which the Company or any of its Subsidiaries would reasonably be expected to have aggregate obligations or liabilities in excess of $250,000 per year.

        (b)   The Company has provided or made available to Parent or its counsel with respect to each and every material Company Benefit Plan a true and complete copy of all plan documents, if any, including related trust agreements, funding arrangements, and insurance contracts and all amendments thereto; and, to the extent applicable, (i) the most recent determination letter received by the Company or any of its Subsidiaries from the IRS regarding the tax-qualified status of such Company Benefit Plan; (ii) the most recent financial statements for such Company Benefit Plan; (iii) the most recent actuarial valuation report; (iv) the current summary plan description and any summaries of material modifications; and (v) Form 5500 Annual Returns/Reports, together with all schedules thereto, for the most recent plan year.

        (c)   No Company Benefit Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a "multiemployer plan" as defined in Section 3(37) of ERISA, or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of the Company or any of its ERISA Affiliates has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that would reasonably be expected to result in any such liability to the Company or any of its Subsidiaries.

        (d)   With respect to each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, such plan, and its related trust, has received, has an application pending or remains within the remedial amendment period for obtaining, a determination letter from the IRS that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such plan which would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.

        (e)   There are no pending or, to the Knowledge of the Company, threatened material actions, claims or lawsuits against or relating to any Company Benefit Plan or against any fiduciary of any Company Benefit Plan with respect to the operation of such plan (other than routine benefits claims).

        (f)    Each Company Benefit Plan has been established and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws, and all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made or have been accrued and reported on the Company's financial statements.

        (g)   None of the Company Benefit Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable law or at the expense of the participant or the participant's beneficiary. There has been no material violation of the "continuation coverage requirement" of "group health plans" as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Company Benefit Plan to which such continuation coverage requirements apply.

        (h)   Except as provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

        (i)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, not be deductible as a result of Section 280G of the Code.

        (j)    Except as would not reasonably be expected to result in a material liability to the Company or its Subsidiaries, each Company Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with, and has been administered (i) in good faith compliance with Section 409A of the Code for the period beginning October 1, 2004 through December 31, 2008, and (ii) in compliance with Section 409A of the Code since January 1, 2009.

        (k)   With respect to any Company Equity Award, (i) each grant of a Company Equity Award was duly authorized no later than the date on which the grant of such Company Equity Award was by its terms to be effective (the "Grant Date") by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the stockholders of the Company by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (ii) each such grant was made in accordance with the terms of the applicable Company Benefit Plan (including the applicable Company Stock Plan), the Exchange Act and all other applicable Law, including the rules of NASDAQ, and (iii) the per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date.

        (l)    Except as would not reasonably be expected to result in a material liability to the Company or its Subsidiaries, all Company Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) that are intended to qualify for special Tax treatment, meet all requirements for such treatment, and (iii) that are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

        Section 3.19.    Insurance.     All material policies of title, liability, fire, casualty, business interruption, workers' compensation and other forms of insurance and bonds insuring each of the Company and its Subsidiaries and their assets, properties and operations are in full force and effect. None of the Company or its Subsidiaries is in material default under any provisions of any such policy of insurance nor has any of the Company or its Subsidiaries received notice of cancellation of or cancelled any such material insurance.

        Section 3.20.    Affiliate Transactions.     There are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any director or executive officer of the Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act other than ordinary course of business employment agreements and similar employee arrangements otherwise set forth on Schedule 3.20.

        Section 3.21.    Vendors and Customers.

        (a)   Schedule 3.21(a) sets forth a list of the Vendors that are parties to the Vendor Contracts. Since December 31, 2013 and prior to the date hereof, no such Vendor has expressed in writing to the Company or any of its Subsidiaries its intention to cancel or otherwise terminate, or materially reduce or modify, its relationship with the Company or any of its Subsidiaries, except for any of the foregoing as would not, individually or in the aggregate, have a Company Material Adverse Effect.

        (b)   Schedule 3.21(b) sets forth a list of the Customers that are parties to the Customer Contracts. Since December 31, 2013 and prior to the date hereof, no Customer that is party to any Customer Contract has expressed in writing to the Company or any of its Subsidiaries its intention to cancel or otherwise terminate, or materially reduce or adversely modify, its relationship with the Company or any of its Subsidiaries, except for any of the foregoing as would not, individually or in the aggregate, have a Company Material Adverse Effect.

        Section 3.22.    Labor Matters.

        (a)   Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract applicable to its employees or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of the Company or any of its Subsidiaries nor does the Company have Knowledge of any activities or proceedings of any labor union, works council, labor organization or employee association to organize any such employees.

        (b)   As of the date hereof, there are no strikes or lockouts pending with respect to any employees of the Company or any of its Subsidiaries, there is no union organizing effort pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, there is no unfair labor practice, labor dispute (other than routine individual grievances), or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened, with respect to the employees of the Company or any of its Subsidiaries, and there is no slowdown or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to the employees of the Company or any of its Subsidiaries, except, in each case, as would not have, or would not reasonably be expected to have, a Company Material Adverse Effect.

        (c)   Except as would not have, or would not reasonably be expected to have, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries are, and have been, in compliance in all respects with all applicable laws relating to employment and employment practices, the classification of employees, wages, overtime, hours, collective bargaining, unlawful discrimination, civil rights, safety and health, workers' compensation and terms and conditions of employment, (ii) there are no charges with respect to or relating to either of the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any national, federal, state or local agency, domestic or foreign, responsible for the prevention of unlawful employment practices, and (iii) since January 1, 2011, neither the Company nor any of its Subsidiaries has received any written notice from any national, federal, state or local agency, domestic or foreign, responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of either of the Company or its Subsidiaries and no such investigation is in progress.

        (d)   Except as would not have, or would not reasonably be expected to have, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any liability or obligations with respect to any "mass layoff" or "plant closing" as defined by, and pursuant to, the Worker Adjustment and Retraining Notification Act or any similar U.S. state or local or non-U.S. "plant closing" law ("WARN") with respect to the current or former employees of the Company or its Subsidiaries.

        (e)   Except as would not have, or would not reasonably be expected to have, a Company Material Adverse Effect, (i) all independent contractors of the Company and its Subsidiaries (and any other independent contractor who previously rendered services for the Company or its Subsidiaries, at any time) have been, and currently are, properly classified and treated by the Company and its Subsidiaries, as applicable, as independent contractors and not as employees, (ii) all such independent contractors have in the past been, and continue to be, properly and appropriately treated as non-employees for all U.S. federal, state, and local and non-U.S. Tax purposes, (iii) the Company and its Subsidiaries have fully and accurately reported their independent contractors' compensation on IRS Forms 1099 (or otherwise in accordance with applicable law) when required to do so, and the Company and its Subsidiaries do not have any liability to provide benefits with respect to their independent contractors under the Company Benefit Plans or otherwise, and (iv) at no time within the preceding two years has any independent contractor brought a claim against the Company or its Subsidiaries challenging his or her status as an independent contractor or made a claim for additional compensation or any benefits under any Company Benefit Plan or otherwise.

        Section 3.23.    Environmental Matters.

        (a)   Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries is, and has been, in compliance in all material respects with all applicable laws, regulations, common law and other requirements of Governmental Entities relating to pollution, to the protection of the environment or to natural resources ("Environmental Laws").

        (b)   To the Knowledge of the Company, since January 1, 2011:

            (i)  the Company and its Subsidiaries have not received any notice of violation or potential liability under any Environmental Laws from any Person or any Governmental Entity inquiry, request for information, or demand letter under any Environmental Law relating to operations or properties of the Company or its Subsidiaries which would be reasonably expected to result in the Company or any of its Subsidiaries incurring material liability under Environmental Laws;

            (ii)  none of the Company or its Subsidiaries is subject to any orders arising under Environmental Laws nor are there any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened, against the Company or its Subsidiaries under any Environmental Law which would reasonably be expected to result in a Company Material Adverse Effect;

           (iii)  none of the Company or its Subsidiaries has entered into any agreement pursuant to which the Company or its Subsidiaries has assumed or will assume any liability under Environmental Laws, including without limitation, any obligation for costs of remediation, of any other Person that would reasonably be expected to result in a Company Material Adverse Effect; and

          (iv)  there has been no release or threatened release of a hazardous substance, hazardous waste, contaminant, pollutant, toxic substance or petroleum and its fractions, the presence of which requires investigation or remediation under any applicable Environmental Law ("Hazardous Material"), on, at or beneath any of the Company Property or other properties currently or previously owned or operated by the Company or its Subsidiaries or any surface waters or groundwaters thereon or thereunder which requires any material disclosure, investigation, cleanup, remediation, monitoring, abatement, deed or use restriction by the Company, or which would be expected to give rise to any other material liability or damages to the Company or its Subsidiaries under any Environmental Laws.

        (c)   Except as would not have a Company Material Adverse Effect, none of the Company or its Subsidiaries has arranged for the disposal of any Hazardous Material, or transported any Hazardous Material, in a manner that has given, or reasonably would be expected to give rise to any liability for any damages or costs of remediation.

        Section 3.24.    No Brokers.     No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from the Company or its Subsidiaries in connection with this Agreement or the transactions contemplated hereby other than Evercore Group L.L.C. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Evercore Group L.L.C. pursuant to which Evercore Group L.L.C. would be entitled to any payment relating to the transactions contemplated hereby.

        Section 3.25.    Network Operations and Building Access.

        (a)   The network of the Company and its Subsidiaries, taken as a whole, is in good working condition and is without any material defects for purposes of operating the business of the Company and its Subsidiaries as operated by the Company and its Subsidiaries.

        (b)   The Company and its Subsidiaries have good and valid title to or otherwise have the right to use all items and equipment necessary to operate and maintain the network of the Company and its Subsidiaries and such items and equipment are in good operating condition and repair, free from all material defects, subject only to normal wear and tear, except for any of the foregoing as would not, individually or in the aggregate, have a Company Material Adverse Effect.

        (c)   The Company and its Subsidiaries have rights of access to the buildings served by its metropolitan fiber facilities that are consistent with reasonable industry standards.

        Section 3.26.    State Takeover Statutes.     No "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company Organizational Documents is, or at the Effective Time will be, applicable to the Company, the Company Common Stock, the Combination or the other transactions contemplated by this Agreement.

        Section 3.27.    Opinion of Financial Advisor.     The Board of Directors of the Company has received the opinion of Evercore Group L.L.C., dated as of the date hereof, to the effect that, as of such date, and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger is fair from a financial point of view to the holders of such Company Common Stock. A written copy of such opinion has been made available to Parent.

        Section 3.28.    Board Approval.     The Board of Directors of the Company, at a meeting duly called and held, by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby and thereby, including the Merger, and (iii) resolved, subject to Section 7.4, to recommend that the holders of the shares of Company Common Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger. The Company hereby agrees to the inclusion in the joint proxy statement/prospectus relating to the matters to be submitted to the holders of Company Common Stock at the Company stockholders meeting to approve and adopt this Agreement and the Merger (the "Company Stockholders Meeting") and to the holders of the shares of Parent Common Stock at the Parent stockholders meeting (the "Parent Stockholders Meeting") to approve the issuance of shares of Parent Common Stock in the Merger for purposes of the rules of the NYSE (the "Parent Share Issuance") and to approve and adopt the Parent Charter Amendment (such joint proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus"), of the recommendation of the Board of Directors of the Company described in this Section 3.28 (subject to the right of the Board of Directors of the Company to withdraw, amend or modify such recommendation in accordance with Section 7.4).

        Section 3.29.    Vote Required.     The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the "Required Company Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

        Section 3.30.    No Improper Payments to Foreign Officials; Trade Laws.

        (a)   Since January 1, 2011, (i) the Company and its Subsidiaries, directors, officers and employees have complied in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)) and any other material applicable foreign or domestic anticorruption or antibribery Laws (collectively, the "Fraud and Bribery Laws"), and (ii) neither the Company, any Subsidiary of the Company nor, to the Knowledge of the Company, any of the Company's directors, officers, employees, agents or other representatives acting on the Company's behalf have, directly or indirectly, in each case, in violation in any material respects of the Fraud and Bribery Laws (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, (C) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent or (E) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.

        (b)   The United States government has not notified the Company or any of its Subsidiaries of any actual or alleged violation or breach of the Fraud and Bribery Laws. Other than the United States government, no Person has notified the Company or any of its Subsidiaries of any actual or, to the Knowledge of the Company, alleged violation or breach of the Fraud and Bribery Laws. To the Knowledge of the Company, none of the Company or any of its Subsidiaries is under investigation by any government for alleged violation(s) of the Fraud and Bribery Laws.

        Section 3.31.    No Other Representations or Warranties.     Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company with respect to the Company and its Subsidiaries.

 ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB 1 AND MERGER SUB 2

        Except as otherwise expressly disclosed in the Parent SEC Reports filed prior to the date hereof (other than (i) any information that is contained solely in the "Risk Factors" section of such Parent SEC Reports and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Parent SEC Reports) or as set forth in the corresponding sections or subsections of the Parent Disclosure Schedule (or, pursuant to Section 10.2(b), as set forth in any section or subsection of the Parent Disclosure Schedule to the extent the applicability thereof is readily apparent from the face of the Parent Disclosure Schedule), Parent, Merger Sub 1 and Merger Sub 2 hereby represent and warrant to the Company as follows:

        Section 4.1.    Organization.

        (a)   Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power to own its properties and assets and to conduct its businesses as now conducted except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, have a Parent Material Adverse Effect. Copies of the Parent Organizational Documents, with all amendments thereto to the date hereof, have been made available to the Company or its representatives, and such copies are accurate and complete as of the date hereof.

        (b)   Each of Merger Sub 1, Merger Sub 2 and Parent's other Subsidiaries is duly organized, validly existing and in good standing or similar concept under the laws of the jurisdiction of its organization, and has all requisite corporate, limited liability company or limited partnership power (as the case may be) to own its properties and assets and to conduct its businesses as now conducted except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, have a Parent Material Adverse Effect. Copies of the organizational documents of Merger Sub 1, Merger Sub 2 and each material Subsidiary of Parent, with all amendments thereto to the date hereof, have been made available to the Company or its representatives, and such copies are accurate and complete as of the date hereof.

        Section 4.2.    Qualification to Do Business.     Each of Parent, Merger Sub 1, Merger Sub 2 and Parent's other Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or partnership (as the case may be) and is in good standing or similar concept in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

        Section 4.3.    No Conflict or Violation.     The execution, delivery and, subject to the receipt of the Required Parent Vote, performance by Parent, Merger Sub 1 and Merger Sub 2 of this Agreement do not and will not (i) violate or conflict with any provision of any Parent Organizational Document or any of the organizational documents of Merger Sub 1, Merger Sub 2, or any of Parent's other Subsidiaries, (ii) subject to the receipt of any consents set forth in Section 4.4 (including Schedule 4.4), violate any provision of law, or any order, judgment or decree of any Governmental Entity, (iii) subject to the receipt of any consents set forth in Section 4.4 (including Schedule 4.4) result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of any of Parent, Merger Sub 1 or Merger Sub 2 or any of Parent's other Subsidiaries or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of the Parent Licenses and Permits or (iv) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under or result in or give to others any rights of cancellation, modification, amendment, or acceleration under, any contract, agreement, lease or instrument to which Parent, Merger Sub 1 or Merger Sub 2 or any of Parent's other Subsidiaries is a party or by which it is bound or to which any of its properties or assets is subject, except in each case with respect to clauses (iii) and (iv), for any such violations, breaches or defaults that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

        Section 4.4.    Consents and Approvals.     No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is necessary or required in connection with the execution and delivery of this Agreement by Parent or the performance by Parent or its Subsidiaries of their obligations hereunder, except for: (i) the filing of the Certificate of Merger with the Secretary of State in accordance with the DGCL; (ii) the filing of the Subsequent Certificate of Merger with the Secretary of State in accordance with the DGCL and the DLLCA; (iii) the filing of a Notification and Report Form under the HSR Act; (iv) the filing of applications jointly by the parties with the FCC and U.S. state public utility commissions for approval of the transfer of control of the Company, and receipt of such approvals; (v) applicable requirements of the Securities Act and of the Exchange Act; (vi) such consents, waivers, authorizations or approvals of any Governmental Entity set forth on Schedule 4.4; and (vii) such consents, waivers, authorizations, approvals, declarations, notices, filings or registrations as will be obtained or made prior to the Closing or which, if not obtained or made, would not have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

        Section 4.5.    Authorization and Validity of Agreement.     Parent, Merger Sub 1 and Merger Sub 2 have all requisite corporate or limited liability power and authority to execute, deliver and, subject to receipt of the Required Parent Vote, perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Parent, Merger Sub 1 and Merger Sub 2 and the performance by Parent, Merger Sub 1 and Merger Sub 2 of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of each of Parent and Merger Sub 1 and the Board of Managers of Merger Sub 2 and all other necessary corporate or limited liability company action on the part of Parent, Merger Sub 1 and Merger Sub 2, other than the Required Parent Vote, and no other corporate proceedings on the part of either Parent, Merger Sub 1 or Merger Sub 2 are necessary to authorize this Agreement and the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Parent, Merger Sub 1 and Merger Sub 2 and, assuming due execution and delivery by the Company, shall constitute a legal, valid and binding obligation of each of Parent, Merger Sub 1 and Merger Sub 2, enforceable against each of Parent, Merger Sub 1 and Merger Sub 2 in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

        Section 4.6.    Capitalization and Related Matters.

        (a)   The authorized capital stock of Parent consists of 343,333,333 authorized shares of Parent Common Stock and 10,000,000 authorized shares of preferred stock, par value $0.01 per share ("Parent Preferred Stock"). As of June 12, 2014, 237,435,229 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued and outstanding. As of May 31, 2014, there were (i) Parent Options to purchase an aggregate of 10,665 shares of Parent Common Stock, with a weighted average exercise price of $14.55 per share, issued and outstanding, (ii) 4,997,343 shares of Parent Common Stock underlying Parent SARs, assuming maximum achievement of any applicable performance goals, (iii) 0 shares of Parent Common Stock underlying Parent Restricted Stock Awards, and (iv) 3,906,420 shares of Parent Common Stock underlying Parent RSU Awards, assuming maximum achievement of any applicable performance goals. As of December 31, 2013, 15,278,650 shares of Parent Common Stock were available for grant under the Parent Benefit Plans (all of which is issuable under the Parent Stock Plan).

        (b)   The outstanding shares of Parent Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable U.S. federal and state securities laws and any non-U.S. securities laws. Except as set forth above in Section 4.6(a) and except for (x) equity- or equity-based awards granted under a Parent Benefit Plan and (y) shares of Parent Common Stock issued since May 31, 2014 pursuant to Parent Options or Parent SARs or Parent Restricted Stock Awards, no shares of capital stock of Parent are outstanding and Parent does not have outstanding any securities convertible into or exchangeable for any shares of capital stock of Parent, including Parent Equity Awards, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or known claims of any other character relating to the issuance of, any capital stock of Parent, or any stock or securities convertible into or exchangeable for any capital stock of Parent; and Parent is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock of Parent. Except as set forth above in Section 4.6(a), Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Except as set forth above in Section 4.6(a) or clause (x) of the second sentence of this Section 4.6(b), there are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, "phantom" stock rights, performance units, or other compensatory rights or awards (in each case, issued by Parent or any of its Subsidiaries), that are convertible into or exercisable for a share of Parent Common Stock on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of Parent Common Stock. All Parent Equity Awards are evidenced by award agreements in the forms previously made available to the Company.

        (c)   Except for the Rights Agreement, Parent has no rights plan, "poison-pill" or other similar agreement or arrangement or any anti-takeover provision in the Parent Organizational Documents that is, or at the Effective Time shall be, applicable to Parent, the Parent Common Stock, the Combination or the other transactions contemplated by this Agreement.

        (d)   All of the outstanding shares of capital stock, or membership interests or other ownership interests of, Merger Sub 1 and Merger Sub 2 and each other Subsidiary of Parent, as applicable, are validly issued, fully paid and nonassessable and are owned of record and beneficially by Parent, directly or indirectly. Parent has, as of the date hereof and shall have on the Closing Date, valid and marketable title to all of the shares of capital stock of, or membership interests or other ownership interests in, Merger Sub 1 and Merger Sub 2 and each other Subsidiary of Parent, free and clear of any Liens other than Permitted Liens. Such outstanding shares of capital stock of, or membership interests or other ownership interests in, Merger Sub 1 and Merger Sub 2 and each other Subsidiary of Parent, as applicable, are the sole outstanding securities of such Subsidiaries; the Subsidiaries of Parent do not have outstanding any securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, or any stock or securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries; and neither Parent or any of its Subsidiaries are subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any capital stock of, or membership interests or other ownership interests in, any Subsidiary of Parent.

        Section 4.7.    Subsidiaries and Equity Investments.     Parent, Merger Sub 1, Merger Sub 2 and Parent's other Subsidiaries do not directly or indirectly own, or hold any rights to acquire, any material capital stock or any other material securities, interests or investments in any other Person other than investments that constitute cash or cash equivalents. Parent, Merger Sub 1, Merger Sub 2 and Parent's other Subsidiaries do not directly or indirectly own, or hold any rights to acquire, in any material amounts any cash equivalents consisting of auction-rate securities. There are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, "phantom" stock rights, performance units, or other compensatory rights or awards (in each case, issued by Parent or any of its Subsidiaries) that are convertible into or exercisable for any capital stock of, or membership interests or other ownership interests in, any Subsidiary of Parent, on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of any capital stock of, or membership interests or other ownership interests in, any Subsidiary of Parent.

        Section 4.8.    Parent SEC Reports.

        (a)   Parent and its Subsidiaries have filed each report and definitive proxy statement (together with all amendments thereof and supplements thereto) required to be filed by Parent or any of its Subsidiaries pursuant to the Exchange Act with the SEC since January 1, 2011 (as such documents have since the time of their filing been amended or supplemented, the "Parent SEC Reports"). As of their respective dates, after giving effect to any amendments or supplements thereto filed prior to the date hereof, the Parent SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

        Section 4.9.    Absence of Certain Changes or Events.

        (a)   Since December 31, 2013, there has not been any Parent Material Adverse Effect.

        (b)   Since December 31, 2013, through the date hereof, there has not been:

            (i)  any material loss, damage, destruction or other casualty to the assets or properties of either of Parent or any of its Subsidiaries (other than (x) any for which insurance awards have been received or guaranteed and (y) for such failures as would not individually or in the aggregate have a Parent Material Adverse Effect);

            (ii)  any change in any method of financial accounting or financial accounting practice of either of Parent or any of its Subsidiaries except for any such change required by reason of a concurrent change in GAAP; or

           (iii)  any loss of the employment, services or benefits of the chief executive officer of Parent and members of Parent's senior management.

        (c)   Since December 31, 2013 through the date hereof, each of Parent and each of its Subsidiaries has operated in the ordinary course of business and has not :

            (i)  (A) lent money to any Person (other than to Parent or any of its Wholly Owned Subsidiaries) or incurred or guaranteed any Indebtedness for borrowed money in excess of $2,500,000 in the aggregate, or (B) entered into any capital lease obligation, other than among Parent or any of its Wholly Owned Subsidiaries;

            (ii)  failed to discharge or satisfy any material Lien or pay or satisfy any obligation or liability or accounts payable (whether absolute, accrued, contingent or otherwise) in excess of $5,000,000, other than Permitted Liens and obligations and liabilities being contested in good faith and for which adequate reserves have been provided in accordance with GAAP;

           (iii)  mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of its assets, properties or rights in excess of $5,000,000;

          (iv)  sold or transferred any of its material assets or cancelled any material debts or claims or waived any material rights in excess of $5,000,000;

           (v)  in the case of Parent and any Subsidiary that is not a Wholly Owned Subsidiary, declared, paid, or set aside for payment any dividend or other distribution in respect of shares of its capital stock, membership interests or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock, membership interests or other securities, or agreed to do so;

          (vi)  (A) changed any of its material accounting methods, principles or practices, except as required by GAAP or by the SEC, or (B) changed its material Tax elections, or entered into any material closing agreement or settled or compromised any material claim or assessment, in each case in respect of material Taxes; or

          (vii)  entered into any agreement or made any commitment to do any of the foregoing.

        Section 4.10.    Tax Matters.

        (a)   Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

            (i)  (A) Parent and each of its Subsidiaries have filed when due all Tax Returns required by applicable law to be filed with respect to Parent and each of its Subsidiaries, (B) all such Tax Returns were true, correct and complete in all respects as of the time of such filing, and (C) all Taxes owed by Parent and each of its Subsidiaries (including any Taxes that are required to be deducted and withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party), if required to have been paid, have been paid, except, in each case of clauses (A) through (C), for Taxes or Tax matters contested in good faith or that have been adequately provided for, in accordance with GAAP, in the Parent SEC Reports filed prior to the date hereof;

            (ii)  there is no action, suit, proceeding, investigation or audit now pending with respect to Parent or any of its Subsidiaries in respect of any Tax, nor has any claim for additional Tax been asserted in writing by any taxing authority;

           (iii)  since January 1, 2011, no claim has been made in writing by any taxing authority in a jurisdiction where Parent or any of its Subsidiaries has not filed income or franchise Tax Returns that it is or may be subject to income or franchise Tax by such jurisdiction;

          (iv)  (A) there is no outstanding request for any extension of time for Parent or any of its Subsidiaries to pay any Taxes or file any Tax Returns, other than any such request made in the ordinary course of business; (B) there is no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of Parent or any of its Subsidiaries that is currently in force; and (C) neither Parent nor any of its Subsidiaries is a party to or bound by any agreement (other than (1) any commercial contract entered into in the ordinary course and not primarily related to Taxes or (2) any agreement solely among the Company and/or its Subsidiaries) providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters;

           (v)  neither Parent nor any of its Subsidiaries has participated in any "listed transaction" as defined in Treasury Regulations Section 1.6011-4(b)(2);

          (vi)  within the last two years, neither Parent nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code;

          (vii)  there is no Lien, other than a Permitted Lien, on any of the assets or properties of Parent and its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax;

         (viii)  neither Parent nor any of its Subsidiaries has any liability for the Taxes of any Person (other than any of Parent and its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. law), or as a transferee or successor; and

          (ix)  Parent and its Subsidiaries are not bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code) or other written agreement with a taxing authority.

        (b)   Neither Parent nor any of its Subsidiaries, including Merger Sub 1 and Merger Sub 2, has taken or agreed to take any action, or is aware of the existence of any fact or circumstance, that would prevent the Combination from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (c)   As of December 31, 2013, the consolidated federal income Tax Return group of which Parent is the common parent had federal net operating loss carryforwards of at least $9 billion. As of immediately after the Effective Time, such net operating loss carryforwards will not be subject to limitation under Section 382 of the Code or any similar provision of applicable law.

        Section 4.11.    Absence of Undisclosed Liabilities.     There are no liabilities or obligations of Parent or any Subsidiary thereof of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (A) liabilities or obligations disclosed, reflected or reserved against and provided for in the consolidated balance sheet of Parent as of December 31, 2013 included in the Parent SEC Reports filed prior to the date hereof or referred to in the notes thereto, (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2013, (C) liabilities or obligations that would not, individually or in the aggregate, have a Parent Material Adverse Effect, or (D) liabilities or obligations incurred pursuant to this Agreement.

        Section 4.12.    Intellectual Property.

        (a)   Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (i) Parent and its Subsidiaries own all right, title and interest in and to, or have valid and enforceable licenses to use, all the Parent Intellectual Property; (ii) to the Knowledge of Parent, no third party is infringing any Parent Owned Intellectual Property; (iii) to the Knowledge of Parent, Parent and its Subsidiaries are not infringing, misappropriating or violating any Intellectual Property right of any third party; and (iv) as of the date hereof, there is no claim, suit, action or proceeding pending or, to the Knowledge of Parent, threatened against Parent or its Subsidiaries: (a) alleging any such violation, misappropriation or infringement of a third party's Intellectual Property rights; or (b) challenging Parent's or its Subsidiaries' ownership or use of, or the validity or enforceability of, any Parent Owned Intellectual Property.

        (b)   All Parent Registered Intellectual Property is owned by Parent and/or its Subsidiaries, free and clear of all Liens other than Permitted Liens.

        Section 4.13.    Licenses and Permits.

        (a)   Parent and its Subsidiaries own or possess all right, title and interest in and to each of their respective material licenses, permits, franchises, registrations, authorizations and approvals issued or granted to any of Parent or its Subsidiaries by any Governmental Entity as of the date hereof (the "Parent Licenses and Permits"). Parent has taken all necessary action to maintain such Parent Licenses and Permits, except for such failures that would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each Parent License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of Parent, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Parent License and Permit invalid in any respect, except, in each case, as would not, individually or in the aggregate, have a Parent Material Adverse Effect. The Parent Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the business of Parent and its Subsidiaries as presently conducted, and none of the operations of Parent or its Subsidiaries is being conducted in a manner that violates in any material respects any of the terms or conditions under which any Parent License and Permit was granted, except for such failures that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

        (b)   The operations of Parent and its Subsidiaries are in compliance in all material respects with the terms and conditions of the Communications Act, applicable U.S. state or non-U.S. law and the published rules, regulations, and policies promulgated by any Governmental Entity, and neither Parent nor its Subsidiaries have done anything or failed to do anything which reasonably could be expected to cause the loss of any of the material Parent Licenses and Permits.

        (c)   No petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint, or proceeding seeking to revoke, reconsider the grant of, cancel, suspend, or modify any of the material Parent Licenses and Permits is pending or, to the Knowledge of Parent, threatened before any Governmental Entity except for such failures that would not, individually or in the aggregate, have a Company Material Adverse Effect. No notices have been received by and, no claims have been filed against, Parent or its Subsidiaries alleging a failure to hold any material requisite permits, regulatory approvals, licenses or other authorizations.

        Section 4.14.    Compliance with Law.

        (a)   Since January 1, 2011, the operations of the business of Parent and its Subsidiaries have been conducted in accordance in all material respects with all applicable laws, regulations, orders and other requirements of all Governmental Entities having jurisdiction over such entity and its assets, properties and operations. Since January 1, 2011, none of Parent or its Subsidiaries has received notice of any violation (or any investigation with respect thereto) of any such law, regulation, order or other legal requirement, and none of Parent or its Subsidiaries is in default with respect to any order, writ, judgment, award, injunction or decree of any national, federal, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to any of its assets, properties or operations, except for any of the foregoing that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

        (b)   Parent and each of its officers are in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including, without limitation, Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither Parent nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of Parent.

        (c)   The management of Parent has (i) implemented (x) disclosure controls and procedures to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities and (y) a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to Parent's auditors and the audit committee of Parent's Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect Parent's ability to record, process, summarize and report financial data and has identified for Parent's auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls.

        Section 4.15.    Litigation.    Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, there are no claims, actions, suits, proceedings, subpoenas or, to the Knowledge of Parent, investigations pending or, to the Knowledge of Parent, threatened, before any Governmental Entity, or before any arbitrator of any nature, brought by or against any of Parent or its Subsidiaries or any of their officers or directors involving or relating to Parent or its Subsidiaries, the assets, properties or rights of any of Parent and its Subsidiaries or the transactions contemplated by this Agreement. There is no material judgment, decree, injunction, ruling or order of any Governmental Entity or before any arbitrator of any nature outstanding, or to the Knowledge of Parent, threatened, against either of Parent or its Subsidiaries.

        Section 4.16.    Contracts.    Each contract between Parent and any of its Subsidiaries that is a "material contract" within the meaning of Item 601(b)(4), (9) and (10) of Regulation S-K of the SEC to be performed after the date hereof (each such Contract, a "Parent Material Contract") is valid, binding and enforceable against Parent or its Subsidiaries and, to the Knowledge of Parent, against the other parties thereto in accordance with its terms, and in full force and effect, subject to the rights of creditors generally and the availability of equitable remedies, except to the extent the failure to be in full force and effect would not have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries has performed all obligations required to be performed by it to date under, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Parent Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except as would not have a Parent Material Adverse Effect. To the Knowledge of Parent, as of the date hereof, no other party to any Parent Material Contract is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except as would not have a Parent Material Adverse Effect.

        Section 4.17.    Employee Plans.

        (a)   Parent has provided or made available to the Company or its counsel with respect to each and every material Parent Benefit Plan a true and complete copy of all plan documents, if any, including related trust agreements, funding arrangements, and insurance contracts and all amendments thereto; and, to the extent applicable, (i) the most recent determination letter received by Parent or any of its Subsidiaries from the IRS regarding the tax-qualified status of such Parent Benefit Plan; (ii) the most recent financial statements for such Parent Benefit Plan; (iii) the most recent actuarial valuation report; (iv) the current summary plan description and any summaries of material modifications; and (v) Form 5500 Annual Returns/Reports, together with all schedules thereto, for the most recent plan year.

        (b)   With respect to each Parent Benefit Plan that is a "single-employer plan" (within the meaning of Section 3(41) of ERISA) and is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (each, a "Title IV Plan"): (i) the minimum funding standards (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) are satisfied, whether or not waived, and no application for a waiver of the minimum funding standard has been submitted to the IRS; (ii) no "reportable event" (within the meaning of Section 4043(c) of ERISA) for which the 30-day notice requirement has not been waived has occurred; (iii) no liability other than for premiums to the Pension Benefit Guarantee Corporation ("PBGC") under Title IV of ERISA has been or is reasonably expected to be incurred by Parent or any of its ERISA Affiliates, and all premiums to the PBGC have been timely paid in full; (iv) the PBGC has not instituted proceedings to terminate any such plan, and, to the Knowledge of Parent, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; (v) no such plan is currently, or is reasonably expected to be, in "at-risk" status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (vi) the fair market value of the assets and liabilities of such plan has been reported in accordance with GAAP by Parent on the most recent financial statements of Parent; and (vii) neither Parent nor its Subsidiaries have engaged in a "substantial cessation of operations" within the meaning of Section 4062(e) of ERISA, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such event. No Parent Benefit Plan is (i) a "multiemployer plan" as defined in Section 3(37) of ERISA or (ii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of Parent or any of its ERISA Affiliates has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that would reasonably be expected to result in any such liability to the Parent or any of its Subsidiaries.

        (c)   With respect to each Parent Benefit Plan that is intended to qualify under Section 401(a) of the Code, such plan, and its related trust, has received, has an application pending or remains within the remedial amendment period for obtaining, a determination letter from the IRS that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such plan which would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.

        (d)   There are no pending or, to the Knowledge of Parent, threatened material actions, claims or lawsuits against or relating to any Parent Benefit Plan or against any fiduciary of any Parent Benefit Plan with respect to the operation of such plan (other than routine benefits claims).

        (e)   Each Parent Benefit Plan has been established and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws, and all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Parent Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made or have been accrued and reported on Parent's financial statements.

        (f)    None of the Parent Benefit Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable law or at the expense of the participant or the participant's beneficiary. There has been no material violation of the "continuation coverage requirement" of "group health plans" as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Parent Benefit Plan to which such continuation coverage requirements apply.

        (g)   Except as provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of Parent and its Subsidiaries or with respect to any Parent Benefit Plan; (ii) increase any benefits otherwise payable under any Parent Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

        (h)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, not be deductible as a result of Section 280G of the Code.

        (i)    Except as would not reasonably be expected to result in a material liability to Parent or its Subsidiaries, each Parent Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with, and has been administered (i) in good faith compliance with Section 409A of the Code for the period beginning October 1, 2004 through December 31, 2008, and (ii) in compliance with Section 409A of the Code since January 1, 2009.

        (j)    With respect to any Parent Equity Award, (a) each grant of a Parent Equity Award was duly authorized no later than the Grant Date by all necessary corporate action, including, as applicable, approval by the Board of Directors of Parent, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the stockholders of Parent by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (b) each such grant was made in accordance with the terms of the applicable Parent Benefit Plan (including the applicable Parent Stock Plan), the Exchange Act and all other applicable Law, including the rules of the NYSE, and (c) the per share exercise price of each Parent Option and Parent SAR was not less than the fair market value of a share of Parent Common Stock on the applicable Grant Date.

        (k)   Except as would not result in a material liability to Parent or its Subsidiaries, all Parent Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) that are intended to qualify for special Tax treatment, meet all requirements for such treatment, and (iii) that are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

        Section 4.18.    Affiliate Transactions.    There are no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and any director or executive officer of Parent or any of its Subsidiaries, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act other than ordinary course of business employment agreements and similar employee arrangements otherwise set forth on Schedule 4.18.

        Section 4.19.    Labor Matters.

        (a)   Neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract applicable to its employees or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of Parent or any of its Subsidiaries nor does Parent have Knowledge of any activities or proceedings of any labor union, works council, labor organization or employee association to organize any such employees; except, in the case of employees of Parent or any of its Subsidiaries who are employed outside of the United States, as would not have, or would not reasonably be expected to have, a Parent Material Adverse Effect.

        (b)   As of the date hereof, there are no strikes or lockouts pending with respect to any employees of Parent or any of its Subsidiaries, there is no union organizing effort pending or, to the

Knowledge of Parent, threatened against Parent or any of its Subsidiaries, there is no unfair labor practice, labor dispute (other than routine individual grievances), or labor arbitration proceeding pending or, to the Knowledge of Parent, threatened, with respect to the employees of Parent or any of its Subsidiaries, and there is no slowdown or work stoppage in effect or, to the Knowledge of Parent, threatened with respect to the employees of Parent or any of its Subsidiaries, except, in each case, as would not have, or would not reasonably be expected to have, a Parent Material Adverse Effect.

        (c)   Except as would not have, or would not reasonably be expected to have, a Parent Material Adverse Effect, (i) each of Parent and its Subsidiaries are, and have been, in compliance in all respects with all applicable laws relating to employment and employment practices, the classification of employees, wages, overtime, hours, collective bargaining, unlawful discrimination, civil rights, safety and health, workers' compensation and terms and conditions of employment, (ii) there are no charges with respect to or relating to either of Parent or its Subsidiaries pending or, to the Knowledge of Parent, threatened before the Equal Employment Opportunity Commission or any national, federal, state or local agency, domestic or foreign, responsible for the prevention of unlawful employment practices, and (iii) since January 1, 2011, neither Parent nor any of its Subsidiaries has received any written notice from any national, federal, state or local agency, domestic or foreign, responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of either of Parent or its Subsidiaries and no such investigation is in progress.

        (d)   Except as would not have, or would not reasonably be expected to have, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has incurred any liability or obligations with respect to any "mass layoff" or "plant closing" as defined by, and pursuant to, WARN with respect to the current or former employees of Parent or its Subsidiaries.

        (e)   Except as would not have, or would not reasonably be expected to have, a Parent Material Adverse Effect, (i) all independent contractors of Parent and its Subsidiaries (and any other independent contractor who previously rendered services for Parent or its Subsidiaries, at any time) have been, and currently are, properly classified and treated by Parent and its Subsidiaries, as applicable, as independent contractors and not as employees, (ii) all such independent contractors have in the past been, and continue to be, properly and appropriately treated as non-employees for all U.S. federal, state, and local and non-U.S. Tax purposes, (iii) Parent and its Subsidiaries have fully and accurately reported their independent contractors' compensation on IRS Forms 1099 (or otherwise in accordance with applicable law) when required to do so, and Parent and its Subsidiaries do not have any liability to provide benefits with respect to their independent contractors under the Parent Benefit Plans or otherwise, and (iv) at no time within the preceding two years has any independent contractor brought a claim against Parent or its Subsidiaries challenging his or her status as an independent contractor or made a claim for additional compensation or any benefits under any Parent Benefit Plan or otherwise.

        Section 4.20.    Environmental Matters.

        (a)   Except as would not have a Parent Material Adverse Effect, each of Parent and its Subsidiaries is, and has been, in compliance in all material respects with all applicable Environmental Laws.

        (b)   To the Knowledge of Parent, since January 1, 2011:

            (i)  Parent and its Subsidiaries have not received any notice of violation or potential liability under any Environmental Laws from any Person or any Governmental Entity inquiry, request for information, or demand letter under any Environmental Law relating to operations or properties of Parent or its Subsidiaries which would be reasonably expected to result in Parent or any of its Subsidiaries incurring material liability under Environmental Laws;

            (ii)  none of Parent or its Subsidiaries is subject to any orders arising under Environmental Laws nor are there any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to the Knowledge of Parent, threatened, against Parent or its Subsidiaries under any Environmental Law which would reasonably be expected to result in a Parent Material Adverse Effect;

           (iii)  none of Parent or its Subsidiaries has entered into any agreement pursuant to which Parent or its Subsidiaries has assumed or will assume any liability under Environmental Laws, including without limitation, any obligation for costs of remediation, of any other Person that would reasonably be expected to result in a Parent Material Adverse Effect; and

          (iv)  there has been no release or threatened release of any Hazardous Material, on, at or beneath any of the Parent Property or other properties currently or previously owned or operated by Parent or its Subsidiaries or any surface waters or groundwaters thereon or thereunder which requires any material disclosure, investigation, cleanup, remediation, monitoring, abatement, deed or use restriction by Parent, or which would be expected to give rise to any other material liability or damages to Parent or its Subsidiaries under any Environmental Laws.

        (c)   Except as would not have a Parent Material Adverse Effect, none of Parent or its Subsidiaries has arranged for the disposal of any Hazardous Material, or transported any Hazardous Material, in a manner that has given, or reasonably would be expected to give rise to any liability for any damages or costs of remediation.

        Section 4.21.    No Brokers.    The Company will not be liable for any brokerage, finder's or other fee or commission to any consultant, broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub 1 or Merger Sub 2.

        Section 4.22.    Financing.    As of the date of this Agreement, Parent has delivered to the Company true, complete and correct copies of the fully executed Commitment Letter and the fully executed Fee Letter executed in connection with the Financing (with only fee amounts, dates and certain other economic terms, including in respect of the "market flex" and "securities demand" provisions, redacted) (none of which would adversely affect the amount or availability of the Financing other than through original issue discount). As of the date hereof, the Commitment Letter is in full force and effect and constitutes the legal, valid, binding and enforceable obligations of Parent and, to the Knowledge of Parent, the other parties thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity). As of the date hereof, the Commitment Letter and Fee Letter have not been amended or modified in any respect and, to the Knowledge of Parent, the commitments in the Commitment Letter have not been withdrawn or terminated. There are no conditions precedent to the funding of the full amount of the Financing on the terms set forth in the Commitment Letter (as such terms may be altered in accordance with the "market flex" provisions set forth in the Fee Letter executed in connection with the Financing) other than as expressly set forth as of the date hereof in the Commitment Letter. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a breach by Parent or any other party thereto under the Commitment Letter. Subject to the terms and conditions of the Commitment Letter, as of the date hereof, assuming satisfaction of the conditions set forth in Section 8.1 and Section 8.2, the aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Commitment Letter, together with other financial resources of Parent, including its cash on hand and marketable securities, and cash on hand of the Company, will, in the aggregate, be sufficient to fund the Cash Consideration, the cash payable to holders of Company Equity Awards, pursuant to Section 1.8, the payment of any debt required to be repaid, redeemed, retired, canceled, terminated or otherwise satisfied or discharged in connection with the Merger as of the date hereof (including all Indebtedness of the Company and its Subsidiaries required to be repaid, redeemed, retired, canceled, terminated or otherwise satisfied or discharged in connection with the Merger, including premiums and fees incurred in connection therewith (the "Required Indebtedness")), and all other fees and expenses incurred by Parent, Merger Sub 1 and Merger Sub 2 in connection with the Merger and the other transactions contemplated hereby. As of the date hereof, assuming satisfaction of the conditions set forth in Section 8.2, Parent has no reason to believe that either it or any other party will be unable to satisfy on a timely basis any condition of the Financing under the Commitment Letter or any related Fee Letter or that the Financing contemplated by the Commitment Letter will not be made available to Parent on the Closing Date. Assuming satisfaction of the conditions set forth in Sections 8.1 and 8.2, if the Closing were to occur on the date hereof, the incurrence of the indebtedness contemplated by the Commitment Letter, including the liens and guarantees provided in connection therewith as set forth in the Commitment Letter, and the consummation of the transactions contemplated by this Agreement, would not result in a default or event of default under the Parent Existing Credit Agreement, the Parent Existing Notes and the indentures governing the Parent Existing Notes. There are no other letters, agreements or understandings (other than customary non-disclosure agreements and diligence non-reliance letters) between Parent, on the one hand, and the Financing Sources, on the other hand, in connection with the Financing. Parent has fully paid all fees and expenses and other amounts required to be paid on or prior to the date of this Agreement pursuant to the Commitment Letter.

        Section 4.23.    Network Operations.

        (a)   The network of Parent and its Subsidiaries, taken as a whole, is in good working condition and is without any material defects for purposes of operating the business of Parent and its Subsidiaries as operated by Parent and its Subsidiaries.

        (b)   Parent and its Subsidiaries have good and valid title to or otherwise have the right to use all items and equipment necessary to operate and maintain the network of Parent and its Subsidiaries and such items and equipment are in good operating condition and repair, free from all material defects, subject only to normal wear and tear.

        Section 4.24.    State Takeover Statutes.    No "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation or any anti-takeover provision in Parent Organizational Documents is, or at the Effective Time will be, applicable to Parent, Parent Common Stock, the Merger or the other transactions contemplated by this Agreement.

        Section 4.25.    Board Approval.    The Board of Directors of Parent, at a meeting duly called and held, by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby and thereby, including the Merger, are advisable and fair to, and in the best interests of, Parent, (ii) approved this Agreement and the transactions contemplated hereby, including the Combination, and (iii) resolved to recommend that the holders of the shares of Parent Common Stock approve the Parent Share Issuance and adopt the Parent Charter Amendment and directed that such matters be submitted for consideration by Parent stockholders at the Parent Stockholders Meeting. Parent hereby agrees to the inclusion in the Joint Proxy Statement/Prospectus of the recommendation of the Board of Directors of Parent described in this Section 4.25 (subject to the right of the Board of Directors of Parent to withdraw, amend or modify such recommendation in accordance with Section 7.4).

        Section 4.26.    Vote Required.    The affirmative vote (i) to approve the Parent Share Issuance by the holders of Parent Common Stock representing a majority of the votes cast by such holders at a meeting of stockholders of Parent called for such purpose and entitled to vote thereon (provided that the total vote cast on the proposal represents over 50% in interest of all Parent Common Stock entitled to vote thereon) and (ii) to approve and adopt the Parent Charter Amendment by the holders of Parent Common Stock representing at least a majority of the outstanding shares of Parent Common Stock (together, the "Required Parent Vote") is the only vote or consent of the holders of any class or series of Parent's capital stock necessary in connection with the transactions contemplated by this Agreement and the transactions contemplated hereby and thereby, including the Merger.

        Section 4.27.    No Improper Payments to Foreign Officials; Trade Laws.

        (a)   Since January 1, 2011, (i) Parent and its Subsidiaries, directors, officers and employees have complied in all material respects with the Fraud and Bribery Laws, and (ii) neither Parent, any Subsidiary of the Company nor, to the Knowledge of Parent, any of the Company's directors, officers, employees, agents or other representatives acting on Parent's behalf have, directly or indirectly, in each case, in violation in any material respects of the Fraud and Bribery Laws (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, (C) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent or (E) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.

        (b)   The United States government has not notified Parent or any of its Subsidiaries of any actual or alleged violation or breach of the Fraud and Bribery Laws. Other than the United States government, no Person has notified Parent or any of its Subsidiaries of any actual or, to the Knowledge of Parent, alleged violation or breach of the Fraud and Bribery Laws. To the Knowledge of Parent, none of Parent or any of its Subsidiaries is under investigation by any government for alleged violation(s) of the Fraud and Bribery Laws.

        Section 4.28.    Opinion of Financial Advisor.    The Board of Directors of the Parent has received the opinion of Rothschild Inc., dated as of the date hereof, to the effect that, as of its date, and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid by Parent pursuant to the Merger is fair from a financial point of view to Parent.

        Section 4.29.    No Other Representations or Warranties.    Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub 1, Merger Sub 2 or any other Person makes any other express or implied representation or warranty on behalf of Parent, Merger Sub 1 or Merger Sub 2 with respect to Parent and its Subsidiaries.

        Section 4.30.    Solvency.    None of Parent, Merger Sub 1 or Merger Sub 2 is entering into this Agreement with the intent to hinder, delay or defraud creditors. Immediately after giving effect to all of the transactions contemplated by this Agreement (including the Financing), the payment of aggregate Cash Consideration and any other repayment or refinancing of debt that may be contemplated, and payment of all related fees and expenses, assuming (i) the satisfaction of the conditions to Parent's obligation to consummate the Merger set forth in Section 8.1 and Section 8.2 and (ii) the accuracy of the representations and warranties of the Company contained in Article III, the Parent and its Subsidiaries, taken as a whole, will be Solvent on the Closing Date. For purposes of this Section 4.30, the term "Solvent" with respect to Parent and its Subsidiaries, taken as a whole, means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of Parent and its Subsidiaries, taken as a whole, exceeds, as of such date, the amount that will be required to pay the liabilities of Parent and its Subsidiaries, taken as a whole, on its existing debts (including a reasonable estimate of contingent liabilities), (b) Parent and its Subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged on such date, and (c) Parent and its Subsidiaries, taken as a whole, will be able to pay its liabilities as they mature.

ARTICLE V.

COVENANTS OF THE COMPANY

        The Company hereby covenants as follows:

        Section 5.1.    Conduct of Business Before the Closing Date.

        (a)   The Company covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), unless Parent shall otherwise consent in writing: (i) the businesses of the Company and its Subsidiaries shall be conducted, in all material respects, in the ordinary course of business and in a manner consistent with past practice and, in all material respects, in compliance with applicable laws, including without limitation the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as well as the timely filing of all reports, forms and other documents, and payment of all applicable regulatory fees and assessments, under applicable state and federal law; (ii) the Company shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use their commercially reasonable efforts to, continue to maintain, in all material respects, its assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use; and (iii) the Company shall use its commercially reasonable efforts consistent with the foregoing to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers and the Company Key Employees and to preserve, in all material respects, the present relationships of the Company and its Subsidiaries with persons with which the Company or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries shall (except as specifically contemplated by the terms of this Agreement or as set forth on Schedule 5.1(a)), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Parent (which shall not be unreasonably delayed, withheld or conditioned other than with respect to clauses (ii), (iii), (iv), (v) with respect to acquisitions of any businesses, or (xiii)):

            (i)  make any change in any of its organizational documents; issue any additional shares of capital stock (other than upon the exercise of options to purchase shares of Company Common Stock or pursuant to the terms of Company RSU Awards, in each case outstanding on the date hereof), membership interests or partnership interests or other equity securities or grant any option, warrant or right to acquire any capital stock, membership interests or partnership interests or other equity securities or issue any security convertible into or exchangeable for such securities or alter in any way any of its outstanding securities or make any change in outstanding shares of capital stock, membership interests or partnership interests or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

            (ii)  make any sale, assignment, transfer, abandonment, sublease or other conveyance of any material asset or Company Property that have a fair market value in excess of $1,000,000 individually and $5,000,000 in the aggregate;

           (iii)  subject any of its assets, properties or rights or any part thereof, to any Lien or suffer such to exist other than Permitted Liens;

           (iv)  (A) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock (including restricted stock), membership interests or partnership interests or other ownership interests of the Company, other than in connection with (i) the payment of the exercise price of Company Options with Company Common Stock (including but not limited to in connection with "net exercises"), (ii) required Tax withholding in connection with the exercise of Company Options, the vesting of Company Restricted Stock Awards and the vesting of Company RSU Awards, and (iii) forfeitures of Company Options, Company Restricted Stock Awards and Company RSU Awards, pursuant to their terms as in effect on the date of this Agreement; (B) declare, set aside or pay any dividends or other distribution in respect of such shares or interests, other than for the purpose of satisfying withholding Tax obligations or the purchase, redemption or other acquisition of shares of Company Common Stock from current or former employees or directors of the Company pursuant to the terms of any employment or option agreement or Company Benefit Plan, (C) repurchase or retire any of the Company's Indebtedness, or (D) prepay or otherwise satisfy any obligations outstanding under any of the Company's capital leases, other than pursuant to the applicable scheduled payments provided for under the corresponding capital leases;

            (v)  acquire, lease or sublease any material assets or properties (including any real property) other than in the ordinary course of business consistent with the Company's capital expenditure forecast as set forth on Schedule 5.1(a)(vii);

           (vi)  except, in each case, (x) as required by the terms of any Company Benefit Plan, (y) as required by law or (z) as contemplated by this Agreement, (A) increase the compensation or benefits payable or to become payable to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries, other than increases in base compensation or wages in the ordinary course of business for employees who are not party to a Change of Control Employment Agreement or a Company Key Employee, (B) establish, adopt, enter into or amend (except in the case of immaterial amendments that do not increase liabilities of the Company or its Subsidiaries) any Company Benefit Plan (or any benefit plan, agreement, program, policy, commitment or other arrangement that would be a Company Benefit Plan if it were in existence on the date of this Agreement) or other collective bargaining, bonus, retention, profit sharing, thrift, compensation, employment, termination, change in control, severance, stock incentive or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer, consultant or employee, (C) increase the compensation or benefits payable under any existing severance, termination, change in control or retention pay policy or employment or other agreement, (D) take any affirmative action to accelerate the vesting of any stock or stock-based compensation except for administrative actions required under any applicable agreement, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units, restricted stock, or other equity-based compensation, or the removal of existing restrictions in any outstanding agreement) except for administrative actions required under any applicable agreement, (F) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan except for administrative actions required under any applicable agreement, (G) grant or promise any Tax offset payment award under any Company Benefit Plan, (H) make any loan or cash advance to any current or former director, officer, employee or independent contractor, (I) hire, or promote any employee who would qualify as a Company Key Employee or whose annual cash compensation is expected to be in excess of $350,000 or any consultant with annual cash compensation that is expected to be in excess of $350,000, (J) hire, promise to hire or promote any consultant or employee who is not covered by clause (I), other than (1) in the ordinary course of business consistent with past practice, (2) to fill open positions or (3) in accordance with the Company's forecast, (K) terminate without "cause" any employee, director or consultant with aggregate annual cash compensation that is in excess of $350,000, or (L) implement any facility closings or employee layoffs that do not comply with WARN;

          (vii)  enter into any agreement, contract, or commitment (or series of such similar transactions), that would require capital expenditures in the aggregate in excess of the Company's capital expenditure forecast as set forth on Schedule 5.1(a)(vii), other than as may be necessary in connection with any unexpected repair, maintenance or replacement;

         (viii)  pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates (other than Wholly Owned Subsidiaries);

           (ix)  fail to keep in full force and effect insurance comparable in amount and scope to coverage currently maintained;

            (x)  make any change in any method of financial accounting or financial accounting principle, method, estimate or practice except for any such change required by GAAP;

           (xi)  except as required by law or in the ordinary course of business consistent with past practice (A) make or change any material Tax election, (B) change an annual accounting period, (C) file any amended material Tax Return, (D) enter into any closing agreement with respect to a material amount of Tax, (E) settle any material Tax claim or assessment relating to the Company or any of its Subsidiaries, or (F) surrender any right to claim a refund of material Taxes;

          (xii)  settle, release or forgive any claim requiring net payments to be made by the Company or any of its Subsidiaries in excess of $750,000 individually or $4,000,000 in the aggregate, other than intercompany claims or billing disputes or intercarrier compensation disputes with carriers in the ordinary course of business, or waive any right with respect to any material claim held by the Company or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice, or settle or resolve any claim against the Company or any of its Subsidiaries on terms that require the Company or any of its Subsidiaries to materially alter its existing business practices, in each case other than any claim with respect to Taxes, which shall be governed by Section 5.1(a)(xi);

         (xiii)  lend money to any Person (other than to the Company or to Wholly Owned Subsidiaries) or incur or guarantee any Indebtedness for borrowed money (other than from the Company or its Wholly Owned Subsidiaries; or

         (xiv)  commit to do any of the foregoing.

        (b)   Nothing contained in this Agreement shall give to Parent, Merger Sub 1 or Merger Sub 2, directly or indirectly, rights to control or direct the operations of the Company or its Subsidiaries prior to the Closing Date. Prior to the Closing Date, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries' operations.

        Section 5.2.    Notice of Breach.    From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, the Company shall promptly give written notice with particularity upon having Knowledge of (i) any matter that would constitute a material breach of any representation, warranty, agreement or covenant of the Company contained in this Agreement or (ii) the existence of any event or circumstance that would reasonably be expected to cause any condition to the obligations of any party hereto to effect the transactions contemplated by this Agreement not to be satisfied; provided, however that a failure to give notice pursuant to this Section 5.2) shall be excluded for purposes of the condition set forth in Section 8.2.

ARTICLE VI.

COVENANTS OF PARENT, MERGER SUB 1 AND MERGER SUB 2

        Parent, Merger Sub 1 and Merger Sub 2 hereby covenant as follows:

        Section 6.1.    Conduct of the Business Before the Closing Date.

        (a)   Parent covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), unless the Company shall otherwise consent in writing: (i) the businesses of Parent and its Subsidiaries shall be conducted, in all material respects, in the ordinary course of business and in a manner consistent with past practice and, in all material respects, in compliance with applicable laws, including without limitation the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as well as the timely filing of all reports, forms and other documents, and payment of all applicable regulatory fees and assessments, under applicable state and federal law; and (ii) Parent shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use their commercially reasonable efforts to, continue to maintain, in all material respects, its assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use. Without limiting the generality of the foregoing, neither Parent nor any of its Subsidiaries shall (except as specifically contemplated by the terms of this Agreement or as set forth on Schedule 6.1(a)), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly do, any of the following without the prior written consent of the Company (which shall not be unreasonably delayed, withheld or conditioned other than with respect to clauses (i), (iii), (iv) with respect to acquisitions of any businesses and (vii)):

            (i)  make, in the case of Parent, any change in any of its organizational documents; issue any additional shares of capital stock, membership interests or partnership interests or other equity securities or grant any option, warrant or right to acquire any capital stock, membership interests or partnership interests or other equity securities or issue any security convertible into or exchangeable for such securities or alter in any way any of its outstanding securities or make any change in outstanding shares of capital stock, membership interests or partnership interests or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise; except, in each case, for (A) grants of stock options or restricted stock units (including performance restricted stock units) under the Parent Benefit Plans in the ordinary course of business consistent with past practice, (B) shares of Parent Common Stock issuable upon exercise of outperform stock appreciation rights or settlement of restricted stock units, (C) shares of Parent Common Stock issuable upon conversion of outstanding convertible notes, (D) shares of Parent Common Stock issuable to directors of Parent in accordance with Parent's director compensation plans or (E) as provided on Schedule 6.1(a);

            (ii)  subject any of its assets, properties or rights or any part thereof, to any Lien or suffer such to exist other than Permitted Liens in excess of $85 million in the aggregate or in connection with the Financing or any Alternative Financing;

           (iii)  redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or partnership interests or other ownership interests of Parent and its Subsidiaries or declare, set aside or pay any dividends or other distribution in respect of such shares or interests of Parent other than (A) the purchase, redemption or other acquisition of Parent Common Stock or Parent RSU Awards from current or former employees of Parent as permitted or contemplated by the terms of any employment or option agreement or Parent Benefit Plan or (B) the distribution of rights pursuant to the terms of the Rights Agreement;

           (iv)  acquire any material assets, or properties (including any real property), or enter into any other transaction, other than in the ordinary course of business and consistent with past practice, or in connection with transactions that would not reasonably be expected to (A) prevent, materially hinder or materially delay the receipt of the necessary or required waiting period expirations or terminations, consents, approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or the Communications Act, or the consents set forth on Schedule 8.1(e), (B) materially impair Parent's ability to obtain the Financing, (C) result in an ownership change of Parent pursuant to Section 382(g) of the Code prior to or upon the Closing or (D) otherwise prevent or materially delay or materially impair the consummation of the Merger;

            (v)  make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or write off as uncollectible any material accounts receivable except in the ordinary course of business and consistent with past practice;

           (vi)  except as required by law or in the ordinary course of business consistent with past practice, (A) make or change any material Tax election, (B) change an annual accounting period, (C) file any amended material Tax Return, (D) enter into any closing agreement with respect to a material amount of Tax, (E) settle any material Tax claim or assessment relating to Parent or any of its Subsidiaries, or (F) surrender any right to claim a refund of material Taxes;

          (vii)  lend money to any Person (other than Wholly Owned Subsidiaries) or incur or guarantee any Indebtedness for borrowed money or enter into any capital lease obligation other than as permitted under the Commitment Letter as of the date hereof or in connection with the Required Indebtedness; provided that (A) Level 3 Financing may conduct a registered exchange offer with respect to each of the Floating Rate Senior Notes due 2018 and the Senior Notes due 2021 in connection with which it may issue new Floating Rate Senior Notes due 2018 and new Senior Notes due 2021, in exchange for outstanding Floating Rate Senior Notes due 2018 and outstanding Senior Notes due 2021, respectively, (B) Parent and its Subsidiaries may guarantee any Indebtedness of Parent and its Subsidiaries in existence on the date hereof or permitted to be incurred in compliance with the terms hereof prior to the Termination Date, to the extent required under the terms of the agreement or indenture governing such Indebtedness; and (C) Parent and its Subsidiaries may incur additional Indebtedness as set forth on Schedule 6.1(a)(vii)(C); or

         (viii)  commit to do any of the foregoing.

        (b)   Nothing contained in this Agreement shall give to the Company, directly or indirectly, rights to control or direct the operations of Parent or its Subsidiaries prior to the Closing Date. Prior to the

Closing Date, Parent and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries' operations.

        Section 6.2.    Employee Benefits.

        (a)   From and after the Effective Time, Parent shall, and Parent shall cause the Surviving Company to, honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, provided that, for the avoidance of doubt, the foregoing shall not prohibit Parent from amending or terminating the Company Benefit Plans in accordance with their terms. For the period commencing on the Effective Time and ending on the one (1) year anniversary of the Effective Time, Parent agrees that each employee of the Company or its Subsidiaries who shall have been an employee of the Company or its Subsidiaries as of the Effective Time (each, a "Continuing Company Employee"), while such Continuing Company Employee remains employed by Parent or any of its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries), shall be eligible to either, at the sole discretion of Parent: (i) participate in Parent's employee benefit plans and programs, including any pension plan, defined benefit plan, defined contribution plan, bonus plan, profit sharing plan, severance plan, medical plan, dental plan, life insurance plan, time off programs and disability plan, in each case to the same extent and on the same terms (for the avoidance of doubt, including with respect to level of benefits) as similarly situated employees of Parent or its Subsidiaries; or (ii) continue to participate in employee benefit plans, programs and policies of the Company and its Subsidiaries, which provide benefits that are no less favorable in the aggregate to the benefits provided to such Continuing Company Employee under the Company Benefit Plans immediately before the Closing Date.

        (b)   Parent agrees that any Continuing Company Employee whose employment is terminated by the Surviving Corporation without "cause" within the one (1) year period commencing on the Effective Time, other than an employee who is party to an individual employment agreement or other Contract or other Company Benefit Plan which provides for the payment of severance, will be entitled to cash severance benefits that are no less favorable, and welfare benefits that are no less favorable in the aggregate, in each case than the cash severance benefits and welfare benefits, respectively, if any, determined in accordance with the terms of the applicable Company Benefit Plan providing for severance benefits to such Continuing Company Employee in effect as of the date of this Agreement, subject to such employee providing a timely and effective release of claims in favor of Parent, the Surviving Corporation and their respective Affiliates to the extent not otherwise required.

        (c)   With respect to any Company Benefit Plan or Parent Benefit Plan in which any Continuing Company Employee first become eligible to participate on or after the Effective Time (collectively, the "New Plans"), each Continuing Company Employee shall, to the extent permitted by applicable law, receive full credit for the years of continuous service by such Continuing Company Employee recognized by the Company or its Subsidiaries prior to the Effective Time pursuant to a Company Benefit Plan to the same extent as if it were service with Parent for all purposes other than benefit accrual under defined benefit pension plans, where such credit would result in a duplication of benefits or where such services were not recognized under the corresponding Company Benefit Plan or no corresponding Company Benefit Plan existed. With respect to any New Plan that is a welfare benefit plan in which any Continuing Company Employees first become eligible to participate on or after the Effective Time, Parent shall use commercially reasonable efforts to, (i) cause to be waived any eligibility requirements or pre-existing condition limitations except to the extent such eligibility requirements or pre-existing conditions would apply under the analogous Company Benefit Plan in which any such Continuing Company Employee was a participant or eligible to participate as of immediately prior to the Effective Time, and (ii) give effect, in determining any deductibles, co-insurance or maximum out of pocket limitations, to amounts paid by such Continuing Company

Employees prior to the Effective Time under a Company Benefit Plan in which any such Continuing Company Employee was a participant as of immediately prior to the Effective Time (to the same extent that such credit was given under such Company Benefit Plan prior to the Effective Time) in satisfying such requirements during the plan year in which the Effective Time occurs.

        (d)   Each of the Company and Parent hereby acknowledges that a "change of control" (or similar phrase) within the meaning of the Company Benefit Plans will, for purposes of the Company Benefit Plans only, occur at or prior to the Effective Time, as applicable.

        (e)   If requested by Parent at least ten Business Days prior to the Closing Date, the Company shall take (or cause to be taken) all actions reasonably necessary or appropriate to terminate, effective no later than the day immediately prior to the Closing Date, any defined contribution Company Benefit Plan that contains a cash or deferred arrangement intended to meet the requirements of Section 401(k) of the Code (a "Company Defined Contribution Plan"); provided, however, that the effectiveness of such termination may be conditioned on the consummation of the Merger. If the Company is required to terminate any Company Defined Contribution Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Board of Directors of the Company of resolutions authorizing the termination of such Company Defined Contribution Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld or delayed). In the event that Parent requests that the Company Defined Contribution Plan be terminated in accordance with this Section 6.2(e), Parent shall, or shall cause one of its Affiliates to, designate a tax-qualified defined contribution plan of Parent or one of its Affiliates (the "Parent Defined Contribution Plan") that either (i) currently allows for the receipt from participants in the Company Defined Contribution Plan of "eligible rollover distributions" (as such term is defined under Section 402 of the Code), including loans, or (ii) shall be amended prior to the Effective Time to allow for the receipt from such participants of eligible rollover distributions, including loans. In the event that Parent requests that the Company Defined Contribution Plan be terminated in accordance with this Section 6.2(e), each participant in the Company Defined Contribution Plan shall immediately as of the Closing Date be eligible to commence participation in the Parent Defined Contribution Plan and be given the opportunity to receive a distribution of his or her account balance under the Company Defined Contribution Plan, and shall be given the opportunity to elect to "roll over" such account balance (including any outstanding loan) to the Parent Defined Contribution Plan.

        (f)    Parent and the Company agree to the additional provisions set forth in Schedule 6.2(f) of the Company Disclosure Letter.

        (g)   Prior to making any broad-based communication or written communications that would reasonably be interpreted to create a legally binding right to any future compensation on the part of a Continuing Employee, in each case, pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement (including any schedules hereto), the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

        (h)   Nothing contained in this Section 6.2 or any other provision of this Agreement, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, including without limitation, any Company Benefit Plan or any Parent Benefit Plan, (ii) shall alter or limit the ability of any of Parent, the Surviving Company, or any of their respective Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iv) is intended to confer upon any Person (including for the avoidance of doubt any current or former employee, director, officer or other service provider or any participant in a Company Benefit Plan or other employee benefit plan, agreement or other arrangement) any right as a third-party beneficiary of this Agreement.

        Section 6.3.    Indemnification Continuation.

        (a)   For purposes of this Section 6.3, (i) "Indemnified Person" shall mean any person who is now, or has been at any time prior to the Effective Time, (x) an officer or director of the Company or any of its Subsidiaries or (y) serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust, and (ii) "Proceeding" shall mean any claim, action, suit, proceeding or investigation.

        (b)   From and after the Effective Time, Parent shall, or Parent shall cause the Surviving Company, to the fullest extent permitted by applicable law, to provide indemnification to each Indemnified Person in connection with any Proceeding based directly or indirectly (in whole or in part) on, or arising directly or indirectly (in whole or in part) out of, the fact that such Indemnified Person is or was an officer or director of the Company or any of its Subsidiaries, or is or was serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust, whether pertaining to any matter arising before or after the Effective Time. In the event of any such claim, action, suit or proceeding, each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from Parent or the Surviving Company within a reasonable period of time following receipt by Parent or the Surviving Company from the Indemnified Person of a request therefor; provided that an Indemnified Person shall repay Parent or the Surviving Company for any expenses incurred by Parent or Surviving Company in connection with the indemnification of such Indemnified Person pursuant to this Section 6.3 if it is ultimately determined that such Indemnified Person did not meet the standard of conduct necessary for indemnification by Parent or the Surviving Company as set forth in the Company Organizational Documents. The Surviving Company (i) shall not amend, repeal or otherwise modify the exculpation, indemnification and advancement of expenses provisions of the Company's and any of its Subsidiaries' certificates of incorporation and by-laws or similar organizational documents as in effect immediately prior to the Effective Time in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were directors, officers or employees of the Company or any of its Subsidiaries and (ii) shall comply with and shall not amend without the consent of the other parties thereto, any indemnification contracts of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees as in effect immediately prior to the Effective Time. In the event that Parent consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent assume the obligations set forth in this Section 6.3, unless such assumption occurs by operation of law.

        (c)   Parent shall cause the Surviving Company to, and the Surviving Company shall, maintain in effect for six years from the Effective Time the Company's current directors' and officers' liability insurance policies covering acts or omissions occurring (or alleged to occur) prior to or at the Effective Time with respect to Indemnified Persons; provided, however, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.3(c) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Company would be required to expend more than 300% of current annual premiums, the Surviving Company shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 300% of current annual premiums. In lieu of the foregoing, the Company may purchase, prior to the Effective Time, a six-year "tail" prepaid officers' and directors' liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person. If such "tail" policy has been established by the Company, Parent shall not terminate such policy and shall cause all obligations of the Company thereunder to be honored by it and the Surviving Company.

        (d)   The provisions of this Section 6.3 shall survive the consummation of the Merger for a period of six years and are expressly intended to benefit each of the Indemnified Persons; provided, however, that in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

        (e)   Parent shall, and shall cause the Surviving Company to, pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.3 to the same extent and under the same conditions and procedures (and subject to the same conditions, including with respect to the advancement of expenses) as such Indemnified Person is entitled on the date hereof under the Company Organizational Documents (or the corresponding organizational documents of any Subsidiary of the Company).

        Section 6.4.    Notice of Breach.    From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, Parent shall promptly give written notice with particularity upon having Knowledge of (i) any matter that would constitute a material breach of any representation, warranty, agreement or covenant of Parent contained in this Agreement or (ii) the existence of any event or circumstance that would reasonably be expected to cause any condition to the obligations of any party hereto to effect the transactions contemplated by this Agreement not to be satisfied or that would reasonably be expected to cause the Financing not to occur; provided, however that a failure to give notice pursuant to this Section 6.4 shall be excluded for purposes of the condition set forth in Section 8.3.

ARTICLE VII.

ADDITIONAL COVENANTS OF THE PARTIES

        Section 7.1.    Preparation of Joint Proxy Statement/Prospectus and Registration Statement; Stockholder Meetings.

        (a)   As promptly as practicable, and in any event within 40 days after the execution of this Agreement, the Company and Parent shall cooperate in preparing and cause to be filed with the SEC the Joint Proxy Statement/Prospectus, and Parent shall prepare, together with the Company, and file with the SEC the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with the SEC (the "Registration Statement") (in which the Joint Proxy Statement/Prospectus will be included). Parent and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Joint Proxy Statement/Prospectus shall include the recommendation of each of the Boards of Directors of the Company and Parent in favor of approval and adoption of this Agreement and the Combination, and any resolution required by Rule 14a-21(c) under the Exchange Act to approve, on an advisory basis, the compensation required to be disclosed in the Registration Statement pursuant to Item 402(t) of Regulation S-K, except to the extent the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Combination to the extent such action is permitted by Section 7.4, and, with respect to the Board of Directors of Parent, in favor of approval and adoption of the Parent Share Issuance and the Parent Charter Amendment. Each of the Company and Parent shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to its respective stockholders as promptly as practicable after the Registration Statement becomes effective. The parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Joint Proxy Statement/Prospectus and the Registration Statement and advise one another of any oral comments received from the SEC. The Registration Statement and the Joint Proxy Statement/Prospectus shall, at the time of each of the Company Stockholders Meeting and the Parent Stockholders Meeting, comply as to form in all material respects with the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

        (b)   Parent and the Company shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable "blue sky" laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement shall be filed without the approval of both parties hereto, which approval shall not be unreasonably withheld, conditioned or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Joint Proxy Statement/Prospectus or the Registration Statement, this right of approval shall apply only with respect to information relating to the other party or such other party's business, financial condition or results of operations. If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement/Prospectus, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company and Parent.

        (c)   The Company shall cause the Company Stockholders Meeting to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Required Company Vote. In connection with such meeting, the Company will (i) subject to Section 7.4(b) and Section 7.4(c), use its reasonable best efforts to obtain the Required Company Vote and (ii) otherwise comply with all legal requirements applicable to such meeting. The information supplied or to be supplied by the Company specifically for inclusion or incorporation in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied or to be supplied by the Company specifically for inclusion in the Joint Proxy Statement/Prospectus, which shall be included in the Registration Statement, shall not, on the date(s) the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company and the stockholders of Parent, respectively, or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, respectively, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, if on a date for which the Company Stockholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Required Company Vote, whether or not a quorum is present, the Company shall have the right on one or more occasions to postpone or adjourn the Company Stockholders Meeting for not more than an aggregate of forty (40) days, solely for the purpose of soliciting shares of Company Common Stock to obtain the Required Company Vote.

        (d)   Parent shall cause the Parent Stockholders Meeting to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Required Parent Vote. In connection with such meeting, Parent will (i) subject to Section 7.4(h), use its reasonable best efforts to obtain the Required Parent Vote and (ii) otherwise comply with all legal requirements applicable to such meeting. The information supplied or to be supplied by Parent specifically for inclusion or incorporation in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied or to be supplied by Parent specifically for inclusion in the Joint Proxy Statement/Prospectus, which shall be included in the Registration Statement, shall not, on the date(s) the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company and the stockholders of Parent, respectively, or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, respectively, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, if on a date for which the Parent Stockholders Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Required Parent Vote, whether or not a quorum is present, Parent shall have the right on one or more occasions to postpone or adjourn the Parent Stockholders Meeting for not more than an aggregate of forty (40) days, solely for the purpose of soliciting shares of Parent Common Stock to obtain the Required Parent Vote. Parent shall cause the Parent Charter Amendment to be duly filed with the Secretary of the State of Delaware such that it is effective no later than the Closing Date, immediately prior to Closing.

        Section 7.2.    Access to Information.

        Upon reasonable notice, each of Parent and the Company shall (and shall cause its respective Subsidiaries to) afford to the other party hereto and its representatives (including Financing Sources and their representatives) reasonable access during normal business hours, during the period prior to the Effective Time, to all its officers, employees, properties, offices, plants and other facilities and to all books and records, including financial statements, other financial data and monthly financial statements within the time such statements are customarily prepared, and, during such period, each of Parent and the Company shall (and shall cause its respective Subsidiaries to) furnish promptly to the other party hereto and its representatives (including Financing Sources and their representatives), consistent with its legal obligations, all other information concerning its business, properties and personnel as such Person may reasonably request; provided, however, that either party hereto may restrict the foregoing access to the extent that, in such Person's reasonable judgment, (i) providing such access would result in the waiver of any attorney-client privilege, in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if such Person shall have used all reasonable efforts to obtain the consent of such third party to such access, or (ii) any law, treaty, rule or regulation of any Governmental Entity applicable to such Person requires such Person or its Subsidiaries to preclude the other party and its representatives from gaining access to any properties or information. Each party hereto will hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of that certain agreement, dated May 22, 2014 (the "Confidentiality Agreement"), between the Company and Parent.

        Section 7.3.    Efforts.

        (a)   Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including, without limitation, (i) preparing and filing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals; provided, however, that efforts in connection with the Financing and the Required Indebtedness shall be governed by Section 7.12 and not this Section 7.3. In furtherance and not in limitation of the foregoing, each party hereto agrees (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within 15 Business Days after the execution of this Agreement, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, (ii) to file all applications required to be filed with the FCC within 30 calendar days after the execution of this Agreement; and (iii) to file all notices and applications with PUCs within 15 Business Days after the execution of this Agreement.

        (b)   Each of Parent and the Company shall, in connection with the efforts referenced in Section 7.3(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the transactions contemplated by this Agreement under the HSR Act, the Communications Act or any other Regulatory Law (as defined below), (i) cooperate in all respects and consult with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other party and/or its counsel to have a reasonable opportunity to review in advance and comment on drafts of any communications, filings and submissions (and documents submitted therewith); (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC"), the FCC, any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, including by promptly providing copies to the other party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, and (iii) permit the other party to review any communication it gives to, and consult with each other in advance of any meeting substantive telephone call, or conference with the DOJ, the FTC, FCC, or such other Governmental Entity or other person, and to the extent permitted by the DOJ, the FTC, the FCC, or any other applicable Governmental Entity or other Person, give the other party and/or its counsel the opportunity to attend and participate in such meetings, substantive telephone calls and conferences, provided, however, that materials may be redacted (x) to remove references concerning the valuation of

Parent, the Company or any of their Subsidiaries, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 7.3(b) as "Antitrust Counsel Only Material." Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Communications Act, and all other national, federal or state, domestic or foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or affecting competition or market conditions through merger, acquisition or other transaction or (ii) regulate telecommunications businesses. In furtherance and not in limitation of the covenants of the parties contained in Section 7.3(a) and this Section 7.3(b), each party hereto shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Regulatory Law. Notwithstanding anything to the contrary contained in this Agreement, Parent shall not be required to (and without the consent of the Company shall not) agree to any terms, conditions or modifications (including Parent, the Company or any of their respective Subsidiaries having to cease operating, sell or otherwise dispose of any assets or business (including the requirement that any such assets or businesses be held separate)) with respect to obtaining the expiration or termination of any waiting period or any consents, permits, waivers, approvals, authorizations or orders in connection with the Combination or the consummation of the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in, either individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries, taken as a whole, after giving effect to the Combination (assuming Parent and its Subsidiaries, taken as a whole, after to giving effect to the Combination, are the size of the Company and its Subsidiaries, taken as a whole, prior to giving effect to the Combination) (a "Specified Material Adverse Effect"); provided, however, that nothing contained in this Agreement shall require Company to agree to, or take, any action in connection with Section 7.3 of this Agreement unless such agreement or action is conditioned upon the consummation of the Transactions contemplated herein.

        (c)   Each of Parent and the Company shall use its reasonable best efforts to obtain the expiration or termination of all waiting periods and all consents, waivers, authorizations and approvals of all third parties, including Governmental Entities (except those contemplated by Section 7.3(b), which shall be governed by that Section), necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement and to provide any notices to third parties required to be provided prior to the Effective Time; provided that, without the prior written consent of Parent, the Company shall not incur any significant expense or liability, enter into any significant new commitment or agreement or agree to any significant modification to any contractual arrangement to obtain such consents or certificates in each case, that would have a material adverse effect on the business or operations of the Company and its Subsidiaries, taken as a whole.

        Section 7.4.    Acquisition Proposals.

        (a)   Except as otherwise expressly permitted by this Section 7.4, none of the Company or any of its Subsidiaries shall (whether directly or indirectly through Affiliates, directors, officers, employees, representatives, advisors or other intermediaries), nor shall (directly or indirectly) the Company authorize or permit any of its or their controlled Affiliates, officers, directors, representatives, advisors or other intermediaries or Subsidiaries to: (i) solicit, initiate or knowingly encourage the submission of inquiries, proposals or offers from any Person (other than Parent) relating to any Company Acquisition Proposal, or agree to or endorse any Company Acquisition Proposal; (ii) enter into any agreement to (x) consummate any Company Acquisition Proposal, (y) approve or endorse any Company Acquisition Proposal or (z) in connection with any Company Acquisition Proposal, require it to abandon, terminate or fail to consummate the Combination; (iii) enter into or participate in any discussions or negotiations in connection with any Company Acquisition Proposal or inquiry with respect to any Company Acquisition Proposal, or furnish to any Person any non-public information with respect to its business, properties or assets in connection with any Company Acquisition Proposal; or (iv) agree to resolve to take, or take, any of the actions prohibited by clause (i), (ii) or (iii) of this sentence. The Company shall immediately cease, and cause its representatives, advisors and other intermediaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company shall promptly inform its representatives and advisors of the Company's obligations under this Section 7.4. Any violation of this Section 7.4 by any representative of the Company or its Subsidiaries shall be deemed to be a breach of this Section 7.4 by the Company. For purposes of this Section 7.4, the term "Person" means any person, corporation, entity or "group," as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Subsidiaries of Parent and, with respect to Parent, the Company.

        "Company Acquisition Proposal" means any offer or proposal for a merger, amalgamation, reorganization, recapitalization, consolidation, scheme of arrangement, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries or any proposal or offer to acquire, directly or indirectly, securities representing more than 20% of the voting power of the Company or more than 20% of the assets of the Company and its Subsidiaries taken as a whole, other than the Merger contemplated by this Agreement.

        (b)   Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through Affiliates, directors, officers, employees, representatives, advisors or other intermediaries, may, prior to the Company Stockholders Meeting, (i) comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to any Company Acquisition Proposal, so long as any such compliance rejects any Company Acquisition Proposal and reaffirms its recommendation of the transactions contemplated by this Agreement, except to the extent such action is permitted by Section 7.4(c), or issue a "stop, look and listen" statement, (ii) engage in negotiations or discussions with any Person (and its representatives, advisors and intermediaries) that has made an unsolicited bona fide written Company Acquisition Proposal not resulting from or arising out of a breach of Section 7.4(a), and/or (iii) furnish to such Person information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with confidentiality provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain standstill provisions) and to the extent nonpublic information that has not been made available to Parent is made available to such Person, make available or furnish such nonpublic information to Parent substantially concurrent with the time it is provided to such Person; provided that the Board of Directors of the Company shall be permitted to take an action described in the foregoing clauses (ii) or (iii) if, and only if, prior to taking such particular action, the Board of Directors of the Company has determined in good faith after consultation with its financial advisors and outside legal counsel that such Company Acquisition Proposal constitutes or would reasonably be expected to result in, a Company Superior Proposal.

        "Company Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party that is not affiliated with the Company to enter into any transaction involving a Company Acquisition Proposal that the Board of Directors of the Company determines in its good faith judgment (after consultation with the Company's financial advisors and outside legal counsel) would be, if consummated, more favorable to the Company's stockholders than this Agreement, and the Combination, taking into account all terms and conditions of such transaction (including any breakup fees, expense reimbursement provisions and financial terms) and the anticipated timing and prospects for completion of such transaction, including the prospects for obtaining regulatory approvals and financing, and any third party approvals, except that the reference to "20%" in the definition of "Company Acquisition Proposal" shall be deemed to be a reference to "50%". Reference to "this Agreement", and "the Combination" in this paragraph shall be deemed to include any proposed alteration of the terms of this Agreement or the Combination that are agreed to by Parent pursuant to Section 7.4(d).

        (c)   Notwithstanding anything in Section 7.1 or this Section 7.4 to the contrary, at any time prior to the receipt of the Required Company Vote, the Company's Board of Directors may (x) withdraw, modify or amend in any manner adverse to Parent its approval or recommendation of this Agreement or the Combination ("Company Change in Recommendation") (i) in response to a Company Intervening Event, or (ii) following receipt of an unsolicited bona fide written Company Acquisition Proposal that did not result from or arise out of a breach of this Section 7.4 and which the Company's Board of Directors determines in good faith, in consultation with its financial advisors and outside legal counsel is a Company Superior Proposal, in each case, if and only if, the Company's Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action is inconsistent with the fiduciary duties of the Company's Board of Directors to the Company's stockholders under applicable law and the Company complies with Section 7.4(d) or (y) following receipt a bona fide written Company Acquisition Proposal which the Company's Board of Directors determines in good faith, in consultation with its financial advisors and outside legal counsel is a Company Superior Proposal, terminate this Agreement for the purpose of entering into a definitive acquisition agreement, merger agreement or similar definitive agreement (a "Company Alternative Acquisition Agreement") with respect to such Company Superior Proposal, if, and only if, the Company's Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action is inconsistent with the fiduciary duties of the Company's Board of Directors to the Company's stockholders under applicable law and the Company complies with Section 7.4(d) and concurrently with entering into a Company Alternative Acquisition Agreement with respect to such Company Superior Proposal, (1) the Company terminates this Agreement in accordance with the provisions of Section 9.1(g) and (2) the Company pays the Company Termination Fee and the Parent Expenses in accordance with Section 9.2(f).

        (d)   Prior to the Company taking any action permitted (i) under Section 7.4(c)(x)(i), the Company shall provide Parent with five (5) Business Days' prior written notice advising Parent it intends to effect a Company Change in Recommendation and specifying, in reasonable detail, the reasons therefor and, during such five (5) Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend the terms of this Agreement in a manner that obviates the need to effect a Company Change in Recommendation or (ii) under Section 7.4(c)(x)(ii) or Section 7.4(c)(y) the Company shall provide Parent with five (5) Business Days' prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Company Acquisition Proposal shall require a new notice and an additional two (2) Business Day period) advising Parent that the Company's Board of Directors intends to take such action, and specifying the material terms and conditions of the Company Superior Proposal and that the Company shall, during such five (5) Business Day period (or subsequent two (2) Business Day period), negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement such that such Company Acquisition Proposal would no longer constitute a Company Superior Proposal.

        (e)   The Company shall notify Parent promptly (but in any event within 24 hours) after receipt or occurrence of any Company Acquisition Proposal, of (i) the material terms and conditions of any such Company Acquisition Proposal and (ii) the identity of the Person making any such Company Acquisition Proposal. In addition, the Company shall promptly (but in any event within 24 hours) after the receipt thereof, provide to Parent copies of any written documentation material to understanding such Company Acquisition Proposal which is received by the Company from the Person (or from any representatives, advisors or agents of such Person) making such Company Acquisition Proposal. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement; provided, however, that, the Company may waive any such provision in response to a Company Acquisition Proposal to the Board of Directors of the Company made under circumstances in which the Company is permitted under this Section 7.4 to participate in discussions regarding a Company Acquisition Proposal, but only to the extent necessary to allow it to respond to such Company Acquisition Proposal as permitted under this Section 7.4. The Company shall keep Parent reasonably informed of the status and material details (including any amendments or proposed amendments) of any such Company Acquisition Proposal and keep Parent reasonably informed as to the material details of all discussions or negotiations with respect to any such Company Acquisition Proposal and shall provide to Parent within 24 hours after receipt thereof all copies of any other documentation material to understanding such Company Acquisition Proposal (as determined by the Company in good faith) received by the Company from the Person (or from any representatives, advisors or agents of such Person) making such Company Acquisition Proposal. The Company shall promptly provide to Parent any material non-public information concerning the Company provided to any other Person in connection with any Company Acquisition Proposal that was not previously provided to Parent. The Board of Directors of the Company shall promptly consider in good faith (in consultation with its outside legal counsel and financial advisors) any proposed alteration of the terms of this Agreement or the Combination proposed by Parent in response to any Company Acquisition Proposal. The Company shall not take any action to exempt any Person from the restrictions on "business combinations" contained in any applicable law or otherwise cause such restrictions not to apply.

        (f)    Except as otherwise expressly permitted by this Section 7.4, none of Parent or any of its Subsidiaries shall (whether directly or indirectly through Affiliates, directors, officers, employees, representatives, advisors or other intermediaries), nor shall (directly or indirectly) Parent authorize or permit any of its or their controlled Affiliates, officers, directors, representatives, advisors or other intermediaries or Subsidiaries to: (i) solicit, initiate or knowingly encourage the submission of inquiries, proposals or offers from any Person (other than the Company) relating to any Parent Acquisition Proposal, or agree to or endorse any Parent Acquisition Proposal; (ii) enter into any agreement to (x) consummate any Parent Acquisition Proposal, (y) approve or endorse any Parent Acquisition Proposal or (z) in connection with any Parent Acquisition Proposal, require it to abandon, terminate or fail to consummate the Combination; (iii) enter into or participate in any discussions or negotiations in connection with any Parent Acquisition Proposal or inquiry with respect to any Parent Acquisition Proposal, or furnish to any Person any non-public information with respect to its business, properties or assets in connection with any Parent Acquisition Proposal; or (iv) agree to resolve to take, or take, any of the actions prohibited by clause (i), (ii) or (iii) of this sentence. Parent shall immediately cease, and cause its representatives, advisors and other intermediaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Parent shall promptly inform its representatives and advisors of Parent's obligations under this Section 7.4. Any violation of this Section 7.4 by any representative of Parent or its Subsidiaries shall be deemed to be a breach of this Section 7.4 by Parent.

        "Parent Acquisition Proposal" means any offer or proposal for a merger, amalgamation, reorganization, recapitalization, consolidation, scheme of arrangement, share exchange, business combination or other similar transaction involving Parent or any of its Subsidiaries or any proposal or offer to acquire, directly or indirectly, securities representing more than 20% of the voting power of Parent or more than 20% of the assets of Parent and its Subsidiaries taken as a whole, other than the Merger contemplated by this Agreement.

        (g)   Notwithstanding the foregoing, the Board of Directors of Parent, directly or indirectly through Affiliates, directors, officers, employees, representatives, advisors or other intermediaries, may, prior to the Parent Stockholders Meeting, (i) comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to any Parent Acquisition Proposal, so long as any such compliance rejects any Parent Acquisition Proposal and reaffirms its recommendation of the transactions contemplated by this Agreement, except to the extent such action is permitted by Section 7.4(h), or issue a "stop, look and listen" statement, (ii) engage in negotiations or discussions with any Person (and its representatives, advisors and intermediaries) that has made an unsolicited bona fide written Parent Acquisition Proposal not resulting from or arising out of a breach of Section 7.4(f), and/or (iii) furnish to such Person information relating to Parent or any of its Subsidiaries pursuant to a confidentiality agreement with confidentiality provisions that are no less favorable to Parent than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain standstill provisions) and to the extent nonpublic information that has not been made available to the Company is made available to such Person, make available or furnish such nonpublic information to the Company substantially concurrent with the time it is provided to such Person; provided that the Board of Directors of Parent shall be permitted to take an action described in the foregoing clauses (ii) or (iii) if, and only if, prior to taking such particular action, the Board of Directors of Parent has determined in good faith after consultation with its financial advisors and outside legal counsel that such Parent Acquisition Proposal constitutes or would reasonably be expected to result in, a Parent Superior Proposal.

        "Parent Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party that is not affiliated with Parent to enter into any transaction involving a Parent Acquisition Proposal that the Board of Directors of Parent determines in its good faith judgment (after consultation with Parent's financial advisors and outside legal counsel) would be, if consummated, more favorable to Parent's stockholders than this Agreement and the Combination, taking into account all terms and conditions of such transaction (including any breakup fees, expense reimbursement provisions and financial terms) and the anticipated timing and prospects for completion of such transaction, including the prospects for obtaining regulatory approvals and financing, and any third party approvals, except that the reference to "20%" in the definition of "Parent Acquisition Proposal" shall be deemed to be a reference to "50%". Reference to "this Agreement" and "the Combination" in this paragraph shall be deemed to include any proposed alteration of the terms of this Agreement or the Combination that are agreed to by the Company pursuant to Section 7.4(h).

        (h)   Notwithstanding anything in Section 7.1 or this Section 7.4 to the contrary, at any time prior to the receipt of the Required Parent Vote, Parent's Board of Directors may (x) withdraw, modify or amend in any manner adverse to the Company its approval or recommendation of this Agreement or the Combination ("Parent Change in Recommendation") (i) in response to a Parent Intervening Event, or (ii) following receipt of an unsolicited bona fide written Parent Acquisition Proposal that did not result from or arise out of a breach of this Section 7.4 and which Parent's Board of Directors determines in good faith, in consultation with its financial advisors and outside legal counsel is a Parent Superior Proposal, in each case, if and only if, Parent's Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action is inconsistent with the fiduciary duties of Parent's Board of Directors to Parent's stockholders under applicable law and Parent complies with Section 7.4(i) or (y) following receipt of a bona fide written Parent Acquisition Proposal which Parent's Board of Directors determines in good faith, in consultation with its financial advisors and outside legal counsel is a Parent Superior Proposal, terminate this Agreement for the purpose of entering into a definitive acquisition agreement, merger agreement or similar definitive agreement (a "Parent Alternative Acquisition Agreement") with respect to such Parent Superior Proposal, if, and only if, Parent's Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action is inconsistent with the fiduciary duties of Parent's Board of Directors to Parent's stockholders under applicable law and Parent complies with Section 7.4(i) and concurrently with entering into a Parent Alternative Acquisition Agreement with respect to such Parent Superior Proposal, (1) Parent terminates this Agreement in accordance with the provisions of Section 9.1(h) and (2) Parent pays the Parent Termination Fee and the Parent Expenses in accordance with Section 9.2(g).

        (i)    Prior to Parent taking any action permitted (i) under Section 7.4(h)(x)(i), Parent shall provide the Company with five (5) Business Days' prior written notice advising the Company it intends to effect a Parent Change in Recommendation and specifying, in reasonable detail, the reasons therefor and, during such five (5) Business Day period, if requested by the Company, Parent engages in good faith negotiations with the Company to amend the terms of this Agreement in a manner that obviates the need to effect a Parent Change in Recommendation or (ii) under Section 7.4(h)(x)(ii) or Section 7.4(h)(y) Parent shall provide the Company with five (5) Business Days' prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Parent Acquisition Proposal shall require a new notice and an additional two (2) Business Day period) advising the Company that Parent's Board of Directors intends to take such action and specifying the material terms and conditions of the Parent Superior Proposal and that Parent shall, during such five (5) Business Day period (or subsequent two (2) Business Day period), negotiate in good faith with the Company to make such adjustments to the terms and conditions of this Agreement such that such Parent Acquisition Proposal would no longer constitute a Parent Superior Proposal.

        (j)    Parent shall notify the Company promptly (but in any event within 24 hours) after receipt or occurrence of any Parent Acquisition Proposal, of (i) the material terms and conditions of any such Parent Acquisition Proposal and (ii) the identity of the Person making any such Parent Acquisition Proposal. In addition, Parent shall promptly (but in any event within 24 hours) after the receipt thereof, provide to the Company copies of any written documentation material to understanding such Parent Acquisition Proposal which is received by Parent from the Person (or from any representatives, advisors or agents of such Person) making such Parent Acquisition Proposal. Parent shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and Parent shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement; provided, however, that, Parent may waive any such provision in response to a Parent Acquisition Proposal to the Board of Directors of Parent made under circumstances in which Parent is permitted under this Section 7.4 to participate in discussions regarding a Parent Acquisition Proposal, but only to the extent necessary to allow it to respond to such Parent Acquisition Proposal as permitted under this Section 7.4. Parent shall keep the Company reasonably informed of the status and material details (including any amendments or proposed amendments) of any such Parent Acquisition Proposal and keep the Company reasonably informed as to the material details of all discussions or negotiations with respect to any such Parent Acquisition Proposal and shall provide to the Company within 24 hours after receipt thereof all copies of any other documentation material to understanding such Parent Acquisition Proposal (as determined by Parent in good faith) received by Parent from the Person (or from any representatives, advisors or agents of such Person) making such Parent Acquisition Proposal. Parent shall promptly provide the Company any material non-public information concerning Parent provided to any other Person in connection with any Parent Acquisition Proposal that was not previously provided to the Company. The Board of Directors of Parent shall promptly consider in good faith (in consultation with its outside legal counsel and financial advisors) any proposed alteration of the terms of this Agreement or the Combination proposed by the Company in response to any Parent Acquisition Proposal. Parent shall not take any action to exempt any Person from the restrictions on "business combinations" contained in any applicable law or otherwise cause such restrictions not to apply.

        Section 7.5.    Stockholder Litigation.     Each of the Company and Parent shall keep the other party hereto informed of, and cooperate with such party in connection with, any stockholder litigation or claim against such party and/or its directors or officers relating to the Combination or the other transactions contemplated by this Agreement; provided, however, that no settlement in connection with such stockholder litigation shall be agreed to without Parent's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

        Section 7.6.    Maintenance of Insurance.     Each of Parent and the Company will use commercially reasonable efforts to maintain in full force and effect through the Closing Date all material insurance policies applicable to Parent and its Subsidiaries and the Company and its Subsidiaries, respectively, and their respective properties and assets in effect on the date hereof.

        Section 7.7.    Public Announcements.     Except with respect to any Company Change in Recommendation or Parent Change in Recommendation made in accordance with the terms of this Agreement and except in connection with any Company Superior Proposal or Parent Superior Proposal, each of the Company, Parent, Merger Sub 1 and Merger Sub 2 agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any applicable United States securities exchange, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

        Section 7.8.    No Rights Plan.     From the date hereof through the earlier of termination of this Agreement and the Effective Time, the Company will not adopt, approve, or agree to adopt, a rights plan, "poison-pill" or other similar agreement or arrangement or any anti-takeover provision in the Company Organizational Documents that is, or at the Effective Time shall be, applicable to the Company, the Company Common Stock, the Combination or the other transactions contemplated by this Agreement.

        Section 7.9.    Section 16 Matters.     Assuming that the Company delivers to Parent the Company Section 16 Information (as hereinafter defined) in a timely fashion prior to the Effective Time, the Board of Directors of Parent, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the Company Insiders (as hereinafter defined) of Parent Common Stock in exchange for Company Common Stock and derivative securities with respect to Company Common Stock pursuant to the transactions contemplated by this Agreement are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act in accordance with Rule 16b-3 and interpretations of the SEC thereunder. In addition, the Board of Directors of the Company, or a committee of non-employee Directors thereof, shall, prior to the Effective Time, adopt a resolution providing in substance that the dispositions by the Company Insiders of Company Common Stock (including derivative securities with respect to Company Common Stock) in exchange for shares of Parent

Common Stock pursuant to the transactions contemplated by this Agreement are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act in accordance with Rule 16b-3 and interpretations of the SEC thereunder. "Company Section 16 Information" shall mean information accurate in all material respects regarding Company Insiders, the number of shares of Company Common Stock and derivative securities with respect to Company Common Stock held by each such Company Insider and expected to be exchanged for shares of Parent Common Stock pursuant to the transaction contemplated by this Agreement and any other information that may be required under applicable interpretations of the SEC under Rule 16b-3. "Company Insiders" shall mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Company Section 16 Information.

        Section 7.10.    Reorganization.

        (a)   The parties intend that the Combination qualify as a reorganization within the meaning of Section 368(a) of the Code and will report it as such for U.S. federal, state and local income Tax purposes. None of the parties will knowingly take any action or fail to take any action, which action or failure to act is reasonably likely to cause the Combination to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder.

        (b)   Each of the Company, Parent, Merger Sub 1 and Merger Sub 2 shall use its commercially reasonable efforts to (i) provide the representations referred to in Section 8.2(c) and Section 8.3(c), respectively, as of the date of the Joint Proxy Statement/Prospectus, if required, and as of the Closing Date and (ii) obtain the opinions referred to in Section 8.2(c) and Section 8.3(c), respectively.

        Section 7.11.    Parent Board of Directors.     On or prior to the Effective Time, Parent shall appoint to Parent's Board of Directors three members of the Company's Board of Directors selected by the Company from any of the Directors elected at the 2014 Annual Meeting (all of whom are eligible for such selection) and approved by Parent; provided, however, that Parent shall not exercise its approval rights to such an extent that it fails to approve at least three of the Company's current directors; provided, further, that if any of such Company-selected directors that have been approved by Parent are unable or unwilling to serve on Parent's Board of Directors, then the number of Company-selected directors shall be decreased by the number of candidates unable or unwilling to serve. Subject to the consent of the Company-selected directors appointed to the Parent's Board of Directors, Parent shall cause all such directors who are appointed pursuant to this Section 7.11 to be nominated for election to the Parent's Board of Directors at the first annual meeting following the Closing.

        Section 7.12.    Financing/Financing Assistance.

        (a)   Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to consummate and obtain the Financing on the terms and conditions described in the Commitment Letter and Fee Letter, including using reasonable best efforts to (i) maintain in effect the Commitment Letter, (ii) satisfy on a timely basis all conditions to the funding of the Financing set forth in the Commitment Letter, Fee Letter and any definitive agreements executed in connection therewith, (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter and Fee Letter (including after giving effect to any "market flex" provisions set forth in the Fee Letter executed in connection with the Financing) or on other terms, (iv) in the event that all conditions contained in the Commitment Letter and Fee Letter have been satisfied and Parent and Merger Sub 1 and Merger Sub 2 are required to consummate the Closing pursuant to the terms hereof, draw a sufficient amount of the Financing or Alternative Financing to enable Parent, Merger Sub 1 and Merger Sub 2 to consummate the Merger; it being understood that the receipt of the Financing or Alternative Financing is not a condition to Parent's, Merger Sub 1's or Merger Sub 2's obligation to consummate the Closing on the terms and conditions set forth herein (subject to the terms and conditions of Section 9.1 and Section 9.2); and (v) enforce the counterparties' obligations and Parent's rights under the Commitment Letter in the event of a breach or repudiation by any party thereto that would reasonably be expected to materially impede or delay the Closing.

        (b)   Parent shall not, and shall not permit Merger Sub 1 or Merger Sub 2 to, agree to or permit any amendment, replacements, supplement or other modification of, or waive any of its rights or remedies under, the Commitment Letter or Fee Letter without the Company's prior written consent; provided that Parent may (x) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter or Fee Letter if such amendment, replacement, supplement or other modification or waiver does not (i) add new (or adversely modify any existing) condition to the consummation of the Financing as compared to those in the Commitment Letter and Fee Letter as in effect on the date hereof, (ii) adversely affect the ability of Parent to enforce its rights against the other parties to the Commitment Letter and Fee Letter as in effect on the date hereof or in any definitive agreements executed in connection herewith, (iii) reduce the aggregate amount of the Financing contemplated thereunder, or (iv) contain any provisions that otherwise would reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the transactions contemplated by this Agreement; and (y) amend the Commitment Letter to add lenders, lead arrangers, book runners, syndication agents or similar entities who had not executed the Commitment Letter as of the date of this Agreement so long as any such addition would not reasonably be expected to prevent, materially hinder or materially delay the consummation of the Financing or the transactions contemplated by this Agreement or the availability of the Financing under the Commitment Letter. Parent shall promptly deliver to the Company copies (redacted only as to fee amounts, dates and certain other economic terms, including in respect of the "market flex" and "securities demand" provisions, in the case of the Fee Letter) of any such amendment, replacement, supplement or other modification or waiver of the Commitment Letter or Fee Letter.

        (c)   In the event any portion of the Financing becomes unavailable on the terms and conditions described in or contemplated by the Commitment Letter (including after giving effect to the "market flex" provisions set forth in the Fee Letter executed in connection with the Financing) for any reason, Parent shall, in consultation with the Company, use its reasonable best efforts to arrange to obtain, as promptly as practicable following the occurrence of such event, alternative financing from the same or alternative sources (the "Alternative Financing") in an amount sufficient (together with cash on hand of the Company) to fund the Cash Consideration, the cash payable to holders of Company Equity Awards pursuant to Section 1.8, the Required Indebtedness and all other fees and expenses incurred by Parent, Merger Sub 1, Merger Sub 2 and the Company in connection with the Merger and the other transactions contemplated hereby and which would not contain any provisions that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or Alternative Financing or the transactions contemplated by this Agreement, including any conditions to the closing of such Financing or Alternative Financing that are materially less favorable to Parent than the conditions to closing in the Commitment Letter (as defined immediately prior to such Alternative Financing). If an Alternative Financing is required in accordance with this Section 7.12(c), Parent shall obtain, and when obtained, provide the Company with a copy of, a new financing commitment that provides for such Alternative Financing, and Parent shall comply with its covenants in Section 7.12(a) and Section 7.12(b) with respect to the Commitment Letter (as defined immediately after receipt of such Alternative Financing).

        (d)   Parent shall give the Company prompt written notice of any material breach or repudiation by any party of the Commitment Letter or Fee Letter of which Parent becomes aware or any termination of the Commitment Letter or Fee Letter. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange and consummate the Financing.

        (e)   Parent, Merger Sub 1, Merger Sub 2 or an affiliate thereof may (i) commence an offer to purchase with respect to any and all of the outstanding aggregate principal amount of the Company's Notes for cash on price terms that are determined by Parent and in compliance with applicable law (including SEC rules and regulations) and the provisions of the indentures governing the applicable series of Notes to be consummated substantially simultaneously with the Closing and no earlier than the Effective Time using funds provided by Parent (the "Offers to Purchase"), and (ii) solicit the consent of the holders of each series of Notes, regarding certain proposed amendments to the indenture governing such series of Notes (the "Indenture Amendments") as determined by Parent and in compliance with applicable law (including SEC rules and regulations) and the provisions of the indentures governing the applicable series of Notes and as set forth in the tender offer and consent solicitation documents sent to holders of such series of Notes to become effective substantially simultaneously with the Closing and no earlier than the Effective Time, which amendments may include the elimination of all or substantially all of the restrictive covenants and certain other provisions contained in the indenture governing such series of Notes that can be eliminated upon the favorable vote of the holders of a majority of the principal amount thereof (the "Consent Solicitations" and, together with the Offers to Purchase, the "Debt Tender Offer"); provided, in each case, that this Agreement shall not have been terminated in accordance with Article IX. Any documentation relating to the Debt Tender Offer (including all amendments or supplements thereto) (the "Offer Documents") and all material requested to be published or mailed to the holders of the Notes in connection with any Debt Tender Offer shall be subject to the prior review of, and comment (which review shall be made as promptly as reasonably practical) of the Company and reasonably acceptable to the Company; provided that, in any event, Parent and the Company hereby agree that (i) the terms and conditions of the Debt Tender Offer shall provide that the closing thereof shall be contingent upon the consummation of the Merger at the Effective Time; (ii) the Indenture Amendments shall not require the consent of the holders of more than a majority of the outstanding principal amount of the applicable series of Notes in the aggregate, and (iii) promptly upon expiration of the Consent Solicitations, assuming the requisite consents have been received with respect to such series of Notes, the Company shall execute a supplemental indenture to the indentures governing each series of Notes that will not become operative prior to the Effective Time and shall use reasonable best efforts to cause the trustee under each such indenture to enter into such supplemental indenture prior to or substantially simultaneously with the Closing. Concurrent with the Effective Time, and in accordance with the terms of the Debt Tender Offer, the Surviving Company shall accept for purchase and purchase each series of Notes properly tendered and not properly withdrawn in the Debt Tender Offer using funds provided by or at the direction of Parent. Parent hereby covenants and agrees to, promptly following the Effective Time, directly or indirectly pay for the Notes properly tendered and not withdrawn to the extent required pursuant to the terms of the Debt Tender Offer. Any Indenture Amendments contemplated by the Debt Tender Offer shall revert to the form in effect prior to the effectiveness of any Indenture Amendments and be of no further effect if the Closing does not occur.

        (f)    If at any time prior to the completion of the Debt Tender Offer any information should be discovered by the Company or by Parent that the Company or Parent reasonably believes should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Company to the holders of the applicable Notes. The parties shall comply with the requirements of Rule 14e-1 under the Exchange Act, to the extent applicable, and any other applicable laws in connection with the Debt Tender Offer.

        (g)   Parent shall pay the fees and out-of-pocket expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Debt Tender Offer. At Parent's expense, the Company shall provide all cooperation reasonably requested by Parent that is necessary or reasonably required in connection with the Debt Tender Offer, including, without limitation, executing supplemental indentures to the indentures governing each series of Notes that will become operative only immediately upon the Effective Time, using reasonable best efforts to cause the trustee under each such indenture to enter such supplemental indenture prior or substantially simultaneously with the Closing, and providing the information necessary to distribute the applicable Offer Documents to the holders of the applicable series of Notes. The Company shall not be required to deliver or to cause its counsel to deliver any legal opinions in connection with the Debt Tender Offer or the execution by the trustee under any indenture of any supplemental indentures required in connection with the consummation thereof.

        (h)   Notwithstanding anything to the contrary contained in this Section 7.12, the Company shall not be required to take any action in connection with the Debt Tender Offer that it believes, after consultation with counsel, (i) could reasonably be expected to cause the Company to violate (A) federal or state securities laws or (B) the provisions of the indentures governing the applicable series of Notes or (ii) would reasonably be expected to cause the Company to materially violate the provisions of any other material contract of the Company and its Subsidiaries. It is expressly agreed by the parties hereto that the failure to obtain the consent of the holders of the Notes in connection with any Debt Offer shall not be deemed to be a breach by the Company under this Agreement or a failure of any condition hereto.

        (i)     Prior to the Closing, the Company shall provide to Parent, Merger Sub 1 and Merger Sub 2, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the respective officers, employees, agents and representatives of the Company and its Subsidiaries to, provide to Parent, Merger Sub 1 and Merger Sub 2 all cooperation reasonably requested by Parent that is necessary or reasonably required in connection with the Financing, including the following: (i) using reasonable best efforts to make the Company's and its Subsidiaries' senior management and other representatives available to participate in a reasonable number of meetings and calls, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies, investors and prospective lenders on reasonable advance notice; (ii) assisting with the preparation of appropriate and customary materials for rating agency presentations, offering and syndication documents, bank information memoranda, business projections, other marketing documentation and similar documents reasonably required in connection with the Financing (and executing customary representation letters in connection therewith); provided, that any such marketing materials shall reflect that one or more of Parent and its Subsidiaries will be the obligors at Closing and that the Company and its Subsidiaries shall have no obligations thereunder unless and until the Effective Time occurs; (iii) executing and delivering definitive financing documents, (and assisting in the preparation of applicable schedules and other information necessary in connection therewith) including any pledge and security documents, any loan agreements, currency or interest hedging agreements, certificates, and other definitive financing documents usual and customary for transactions of the type contemplated by the Commitment Letter on terms reasonably requested by Parent, provided that no obligation of the Company or any of its Subsidiaries under any such document or agreement shall be effective until the Effective Time; (iv) using reasonable best efforts to facilitate the pledging of collateral (including cooperation in connection with the pay-off of existing Indebtedness to the extent contemplated by this Agreement and the release of related Liens and terminations of security interests), provided that no pledge or pay-off of existing Indebtedness shall be effective or required, as the case may be, until the Effective Time; (v) using reasonable best efforts to furnish, on a confidential basis (other than the financial statements required by clause (vii) below), to Parent, Merger Sub 1 and Merger Sub 2 and the Financing Sources, as promptly as reasonably practicable, financial and other pertinent information regarding the Company as may be reasonably requested by Parent in connection with the Financing, including all financial statements and other financial data regarding the Company reasonably required by the Commitment Letter (but excluding pro forma financial information); (vi) executing and delivering (or using reasonable best efforts to obtain from its advisors), and causing its Subsidiaries to execute and deliver (or use reasonable best efforts to obtain from its advisors), customary certificates, accounting comfort letters (including consents of accountants for use of their audit reports in any financial statements relating to the Financing) or other documents and instruments relating to guarantees and other matters ancillary to the Financing as may be reasonably requested by Parent as necessary and customary in connection with the Financing, (vii) providing audited consolidated financial statements of the Company covering the three (3) fiscal years immediately preceding the Closing for which audited consolidated financial statements are required to have been filed pursuant to the Exchange Act, and unaudited financial statements (excluding footnotes) for any regular quarterly interim fiscal period or periods of the Company ended after the date of the most recent audited financial statements and at least 45 days prior to the Closing Date (the information required to be delivered pursuant to this clause (vii) being referred to as the "Required Financial Information"), (viii) requesting that its independent accountants cooperate with and assist Parent in preparing customary and appropriate information packages and offering materials as the parties to the Commitment Letter may reasonably request for use in connection with the offering and/or syndication of debt securities, (ix) using reasonable best efforts to assist in obtaining third party consents in connection with the Financing, and in extinguishing Existing Indebtedness of the Company and its Subsidiaries and releasing liens securing such indebtedness, in each case to take effect at the Effective Time, (x) furnishing all documentation and other information required by Governmental Entities under applicable "know your customer" and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, but in each case, solely as relating to the Company and its Subsidiaries to the extent reasonably requested by Parent or Merger Sub 1 or Merger Sub 2, and (xi) taking such other customary actions as are reasonably requested by Parent or the Financing Sources to facilitate the satisfaction of all conditions precedent to obtaining the Financing set forth in the Commitment Letter to the extent within the control of the Company (including delivery of the stock and other equity certificates of the Company's Subsidiaries to Parent); provided that nothing herein shall require until the Effective Time occurs, either the Company or any of its Subsidiaries to (A) pay any fees, expenses or other amounts in connection with the Financing, (B) have any liability or obligation under any loan agreement or any related document or any other agreement or document related to the Financing, (C) incur any liability in connection with the Financing contemplated by the Commitment Letter, (D) enter into any definitive agreement or commitment that would be effective prior to the Effective Time (other than customary management representation letters), (E) provide any such cooperation to the extent that it would interfere materially and unreasonably with the business or operations of the Company and its Subsidiaries, (F) deliver (x) any financial information in a form not customarily prepared by the Company or its Subsidiaries or (y) any financial information with respect to a fiscal period that has not yet ended or (G) take any action that would conflict with or violate the Company's or any of its Subsidiaries' organizational documents or any applicable laws. For the avoidance of doubt, the Board of Directors of the Company and each of its Subsidiaries, in each case as constituted prior to the Effective Time, shall not be required to adopt any resolutions or take any other action in connection with the authorization of any of the Financing other than to approve regulatory filings relating to the Company and its Subsidiaries in connection therewith.

        (j)     All material non-public information regarding the Company and its Subsidiaries provided to Parent, Merger Sub 1, Merger Sub 2 and their respective representatives pursuant to this Section 7.12 shall be kept confidential by them in accordance with the Confidentiality Agreement. The Company hereby consents to the use of all of its and its Subsidiaries' logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to nor is reasonably likely to harm or disparage the Company or any of its Subsidiaries, the reputation or goodwill of the Company or any of its Subsidiaries or any of their assets, including their logos and marks.

        (k)   Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including without limitation professional fees and expenses of accountants, legal counsel and other advisors) to the extent such costs are incurred by the Company or its Subsidiaries in connection with cooperation provided by the Company, its Subsidiaries, their respective officers, employees and other representatives pursuant to the terms of Section 7.12 (including in connection with the Financing and/or the Debt Tender Offer), or in connection with compliance with its obligations under Section 7.12, and Parent hereby agrees to indemnify and hold harmless the Company and its Subsidiaries and their respective officers, employees, agents and representatives (collectively, the "Financing Indemnitees") from and against any and all liabilities, damages, claims, costs, expenses or losses suffered or incurred by them in connection with the Financing and Debt Tender Offers, any information utilized in connection therewith (other than arising from information provided in writing by the Company or its Subsidiaries) and any misuse of the logos or marks of the Company or its Subsidiaries, except to the extent that such liabilities, damages, claims, costs, expenses or losses arose out of or result from the willful misconduct of a Financing Indemnitee (the obligations in this sentence, the "Financing Cooperation Indemnity"). The obligations of Parent in the foregoing sentence shall survive the consummation of the Merger and any termination of this Agreement. After the Effective Time, the Financing Cooperation Indemnity only may be amended or waived in respect of any Financing Indemnitee with the consent of such Financing Indemnitee.

ARTICLE VIII.

CONDITIONS PRECEDENT

        Section 8.1.    Conditions to Each Party's Obligation to Effect the Combination.     The obligations of the Company, Parent, Merger Sub 1 and Merger Sub 2 to effect the Combination are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a)    Company Stockholder Approval.     The Company shall have obtained the Required Company Vote in connection with the approval and adoption of this Agreement and the Combination by the stockholders of the Company.

        (b)    Parent Stockholder Approval.     Parent shall have obtained the Required Parent Vote in connection with the approval of the Parent Share Issuance and the approval and adoption of the Parent Charter Amendment by the stockholders of Parent.

        (c)    No Injunctions or Restraints, Illegality.     No statute, rule, regulation, executive order, decree or ruling, shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. governmental authority of competent jurisdiction shall be in effect, having the effect of making the Combination illegal or otherwise prohibiting consummation of the Combination; provided, however, that the provisions of this Section 8.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 7.3 shall have been the cause of, or shall have resulted in, such order or injunction.

        (d)    HSR Act.     The waiting period (and any extension thereof) applicable to the Merger and the other transactions contemplated pursuant to this Agreement under the HSR Act shall have been terminated or shall have expired.

        (e)    FCC and State Regulator Approvals.     The (i) authorization required to be obtained from the FCC and (ii) Consents required to be obtained from the State Regulators or other Governmental Entities set forth on Schedule 8.1(e) in connection with the consummation of the Merger shall have been obtained, except, in the case of clause (ii), to the extent the failure to obtain such Consents would not have a Specified Material Adverse Effect or prevent Parent and its Subsidiaries from operating in the relevant state following the Combination.

        (f)    NYSE Listing.     The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE (or any successor inter-dealer quotation system or stock exchange thereto) subject to official notice of issuance.

        (g)    Effectiveness of the Registration Statement.     The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC.

        Section 8.2.    Additional Conditions to Obligations of Parent, Merger Sub 1 and Merger Sub 2.     The obligations of Parent, Merger Sub 1 and Merger Sub 2 to effect the Combination are subject to the satisfaction, or waiver by Parent, on or prior to the Closing Date, of the following additional conditions:

        (a)    Representations and Warranties.     (i) The representations and warranties of the Company contained in Section 3.1(a) (Organization), Section 3.5 (Authorization and Validity of Agreement), Section 3.6(c) and the first sentence of Section 3.6(b) (Capitalization and Related Matters), Section 3.24 (No Brokers), Section 3.28 (Board Approval) and Section 3.29 (Vote Required) shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of the Company contained in Sections 3.6(a) and (b) (Capitalization and Related Matters) (other than the first and last sentences of Section 3.6(b)) shall be true and correct in all respects (except for such inaccuracies as are de minimis in the aggregate), in each case both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) the representation and warranty of the Company contained in Section 3.9(a) (Absence of Certain Changes or Events) shall be true and correct in all respects both when made and at and as of the Closing Date, and (iv) all other representations and warranties of the Company set forth in this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate of an executive officer of the Company to such effect.

        (b)    Performance of Obligations of the Company.     The Company shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate of an executive officer of the Company to such effect.

        (c)    Tax Opinion.     Parent shall have received from Willkie Farr & Gallagher LLP, counsel to Parent, on the Closing Date, a written opinion dated as of such date in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of certain facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income Tax purposes, the Combination will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of Parent, Merger Sub 1, Merger Sub 2 and the Company. The condition set forth in this Section 8.2(c) shall not be waivable after receipt of the approval and adoption of this Agreement by the stockholders of Parent unless further stockholder approval is obtained with appropriate disclosure.

        Section 8.3.    Additional Conditions to Obligations of the Company.     The obligations of the Company to effect the Combination are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

        (a)    Representations and Warranties.     (i) The representations and warranties of Parent, Merger Sub 1 and Merger Sub 2 contained in Section 4.1(a) (Organization), Section 4.5 (Authorization and Validity of Agreement), Section 4.6(c) and the first sentence of Section 4.6(b) (Capitalization and Related Matters), Section 4.21 (No Brokers), Section 4.25 (Board Approval) and Section 4.26 (Vote Required) shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of Parent contained in Sections 4.6(a) and (b) (Capitalization and Related Matters) (other than the first and last sentences of Section 4.6(b)) shall be true and correct in all respects (except for such inaccuracies as are de minimis in the aggregate), in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) the representations and warranties of Parent, Merger Sub 1 and Merger Sub 2 contained in Section 4.9(a) (Absence of Certain Changes or Events) shall be true and correct in all respects both when made and at and as of the Closing Date, and (iv) all other representations and warranties of Parent, Merger Sub 1 and Merger Sub 2 set forth in this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of this clause (iv),where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate of an executive officer of Parent to such effect.

        (b)    Performance of Obligations of Parent.     Parent shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate of an executive officer of Parent to such effect.

        (c)    Tax Opinion.     The Company shall have received from Wachtell, Lipton, Rosen & Katz, special counsel to the Company, on the Closing Date, a written opinion dated as of such date in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of certain facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income Tax purposes, the Combination will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of Parent, Merger Sub 1, Merger Sub 2 and the Company. The condition set forth in this Section 8.3(c) shall not be waivable after receipt of the approval and adoption of this Agreement by the stockholders of the Company unless further stockholder approval is obtained with appropriate disclosure.

ARTICLE IX.

TERMINATION

        Section 9.1.    Termination.    This Agreement may be terminated and the Combination abandoned at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent:

        (a)   By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

        (b)   By either the Company or Parent if the Effective Time shall not have occurred on or before March 16, 2015, (the "Termination Date"); provided, however, that if all of the conditions to Closing shall have been satisfied or shall be then capable of being satisfied, other than the conditions set forth in Sections 8.1(d) and (e), the Termination Date may be extended by Parent or the Company, by written notice to the other party, to a date not later than June 15, 2015; provided, further, that if the Termination Date is not extended pursuant to the preceding proviso, and the Marketing Period has commenced fewer than twenty days prior to the original Termination Date, the Termination Date shall be automatically extended to the day following the final day of the Marketing Period; provided, further, that the right to extend or terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

        (c)   By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party hereto seeking to terminate this Agreement pursuant to this Section 9.1(c) shall have used its reasonable best efforts to remove such restraint or prohibition as required by this Agreement; and provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party hereto whose breach of any provision of this Agreement results in the imposition of such order, decree or ruling or the failure of such order, decree or ruling to be resisted, resolved or lifted;

        (d)   By either the Company or Parent if (i) the approval by the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Company Vote at the Company Stockholders Meeting (or any adjournment or postponement thereof) or (ii) the approval by the stockholders of Parent required for the Parent Share Issuance and the Parent Charter Amendment shall not have been obtained by reason of the failure to obtain the Required Parent Vote at the Parent Stockholders Meeting (or any adjournment or postponement thereof);

        (e)   By Parent (i) prior to the Company Stockholders Meeting, if there shall have been a Company Change in Recommendation or the Board of Directors of the Company shall have approved or recommended a Company Superior Proposal (or the Board of Directors of the Company resolves to do any of the foregoing), whether or not permitted by Section 7.4, (ii) if the Company shall fail to call or hold the Company Stockholders Meeting in violation of Section 7.1(c); or (iii) if the Company shall have committed an Intentional Breach of any of its material obligations under Section 7.4;

        (f)    By the Company (i) prior to the Parent Stockholders Meeting, if there shall have been a Parent Change in Recommendation or the Board of Directors of Parent shall have approved or recommended a Parent Acquisition Proposal (or the Board of Directors of Parent resolves to do any of the foregoing), whether or not permitted by Section 7.4, (ii) if Parent shall fail to call or hold the Parent Stockholders Meeting in violation of Section 7.1(d); or (iii) if Parent shall have committed an Intentional Breach of any of its material obligations under Section 7.4;

        (g)   By the Company, pursuant to Section 7.4(c), subject to compliance with the applicable provisions of Section 7.4(c), Section 7.4(d) and Section 7.4(e);

        (h)   By Parent, pursuant to Section 7.4(h), subject to compliance with the applicable provisions of Section 7.4(h), Section 7.4(i) and Section 7.4(j);

        (i)    By the Company if all the conditions set forth in Section 8.1 and 8.2 have been satisfied (other than those conditions that by their nature are to be satisfied at Closing provided that such conditions are reasonably capable of being satisfied at Closing) and Parent has failed to obtain proceeds pursuant to the Commitment Letter (or any Alternative Financing) sufficient to fund the Cash Consideration, the cash payable to holders of Company Equity Awards, the Required Indebtedness and all other fees and expenses as may be necessary to consummate the transactions contemplated hereby by the end of the Marketing Period;

        (j)    By the Company if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent, Merger Sub 1 or Merger Sub 2 contained in this Agreement (other than any breach of Section 4.22 or 7.12 or of Parent's obligation to consummate the transaction on the Closing Date under circumstances pursuant to Section 9.1(i) in which the Company is entitled to terminate this Agreement) such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied and (i) such breach is not reasonably capable of being cured or (ii) in the case of a breach of a covenant or agreement (other than an Intentional Breach of Parent's obligations under Article I), if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (A) 40 days following notice of such breach and (B) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(j) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

        (k)   By Parent if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and (i) such breach is not reasonably capable of being cured or (ii) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (A) 40 days following notice of such breach and (B) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(k) if Parent, Merger Sub 1 or Merger Sub 2 is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

        Section 9.2.    Effect of Termination.

        (a)   In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors except with respect to this Section 9.2, Section 7.12(k) and Article X, provided that, except as set forth in the following sentence, termination of this Agreement shall not relieve any party from any liability or damages incurred or suffered by a party to the extent such liability or damages were the result of, fraud or any Intentional Breach of any covenant or agreement in this Agreement occurring prior to termination (in each case, which may be pursued only by the party through actions expressly approved by the party's Board of Directors, as applicable), which liability or damages shall not be limited to reimbursement of the party's expenses or out-of-pocket costs and may include, to the extent proven and recoverable under applicable law, other damages suffered by the party, and the calculation of damages suffered by the party may include, to the extent proven, loss suffered by the party's shareholders (including the benefit of the bargain lost by the party's shareholders, taking into account without limitation the total amount payable to such shareholders under this Agreement), which shall be deemed in such event to be damages only of the party and not of the party's shareholders themselves. Each party agrees that notwithstanding anything in this Agreement to the contrary, including Section 10.4(a), in the event that any Company Termination Fee, Parent Termination Fee or Financing Fee is payable to a party in accordance with this Agreement, other than in the case of a termination of this Agreement by the Company pursuant to Section 9.1(i), the payment of such fee and any applicable expenses shall be the sole and exclusive remedy of such party, its Subsidiaries, stockholders, Affiliates, officers, directors, employees and representatives against the other party or any of its representatives (including, with respect to Parent, Merger Sub 1 and Merger Sub 2, any Financing Source) or Affiliates for, and in no event will such party being paid any such fee and expenses or any other such Person seek to recover any other money damages or seek any other remedy based on a claim in law or equity (including, without limitation, specific performance) with respect to, (i) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement, or (iv) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment of any Company Termination Fee, Parent Termination Fee or Financing Fee, and any applicable expenses, in accordance with this Agreement, neither the party paying such fee and such expenses, nor any representative (including, with respect to Parent, Merger Sub 1 and Merger Sub 2, any Financing Source) or Affiliate of such party shall have any further liability or obligation to the other party relating to or arising out of this Agreement or the transactions contemplated hereby.

        (b)   If Parent shall terminate this Agreement pursuant to Section 9.1(e), then the Company shall pay to Parent, not later than two (2) Business Days following such termination, an amount in cash equal to Two Hundred Million Dollars ($200,000,000) (the "Company Termination Fee") plus the Parent Expenses, within two Business Days after delivery to the Company of Parent's written notice of the amount of such Parent Expenses.

        (c)   If (i) the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b) or Section 9.1(d)(i), (ii) at or prior to the time of the Company Stockholders Meeting there shall have been publicly disclosed or announced and not withdrawn prior to the Company Stockholders Meeting a bona fide written Company Acquisition Proposal and (iii) within 9 months following the termination of this Agreement, the Company enters into a definitive agreement with respect to, or consummates, a Company Acquisition Proposal, then the Company shall pay to Parent, not later than two Business Days after the execution of the definitive agreement or consummation of the transaction, as applicable, the Company Termination Fee plus Parent Expenses (except to the extent the Company has previously paid any such Parent Expenses).

        (d)   If the Company shall terminate this Agreement pursuant to Section 9.1(f) , Parent shall pay to the Company, not later than two Business Days after the termination of the Agreement, an amount equal to Three Hundred Fifty Million Dollars ($350,000,000) (the "Parent Termination Fee") plus the Company Expenses, within two Business Days after delivery to Parent of written notice of the amount of such Company Expenses.

        (e)   If (i) the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b) or Section 9.1(d)(ii), (ii) at or prior to the time of the Parent Stockholders Meeting there shall have been publicly disclosed or announced and not withdrawn prior to the Parent Stockholders Meeting a bona fide written Parent Acquisition Proposal and (iii) within 9 months following the termination of this Agreement, Parent enters into a definitive agreement with respect to, or consummates, a Parent Acquisition Proposal, then Parent shall pay to the Company, not later than two Business Days after the execution of the definitive agreement or consummation of the transaction, as applicable, the

Parent Termination Fee plus the Company Expenses (except to the extent Parent has previously paid the Company Expenses).

        (f)    If the Company shall terminate this Agreement pursuant to Section 9.1(g), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee contemporaneously with such termination, plus the Parent Expenses, within two (2) Business Days after delivery to the Company of Parent's written notice of the amount of such Parent Expenses.

        (g)   If Parent shall terminate this Agreement pursuant to Section 9.1(h), then Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee contemporaneously with such termination, plus the Company Expenses, within two (2) Business Days after delivery to the Parent of Company's written notice of the amount of such Company Expenses.

        (h)   If the Company terminates this Agreement pursuant to Section 9.1(i), then Parent shall pay to the Company, not later than two (2) Business Days after the termination of this Agreement, Four Hundred Fifty Million Dollars ($450,000,000) (the "Financing Fee").

        (i)    If the Company or Parent shall terminate this Agreement pursuant to Section 9.1(d)(ii), then Parent shall pay to the Company, not later than two Business Days after the termination of this Agreement, the Company Expenses, within two (2) Business Days after delivery to the Parent of Company's written notice of the amount of such Company Expenses.

        (j)    If the Company or Parent shall terminate this Agreement pursuant to Section 9.1(d)(i), then the Company shall pay to Parent, not later than two Business Days after notice of the termination of this Agreement, the Parent Expenses.

        (k)   All payments under this Section 9.2 by (i) the Company shall be made by wire transfer of immediately available funds to an account designated by Parent, and (ii) Parent shall be made by wire transfer of immediately available funds to an account designated by the Company.

        (l)    For purposes of this Section 9.2, the term "Company Acquisition Proposal" shall have the meaning assigned to such term in Section 7.4(a), except that the reference to "more than 20%" in the definition of "Company Acquisition Proposal" shall be deemed to be a reference to "more than 50%", and the term "Parent Acquisition Proposal" shall have the meaning assigned to such term in Section 7.4(f), except that the reference to "more than 20%" in the definition of "Parent Acquisition Proposal" shall be deemed to be a reference to "more than 50%".

        (m)  The Company acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Parent would not enter into this Agreement. If the Company fails to pay promptly the amounts due pursuant to this Section 9.2, the Company will also pay to Parent Parent's reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the unpaid amount under this Section 9.2, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate. For the avoidance of doubt, in no event shall the Company be required to pay or cause to be paid under this Section 9.2 the Company Termination Fee more than once.

        (n)   Parent acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, the Company would not enter into this Agreement. If Parent fails to pay promptly the amounts due pursuant to this Section 9.2, Parent will also pay to the Company the Company's reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the unpaid amount under this Section 9.2, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate. For the avoidance of doubt, in no event shall Parent be required to pay or cause to be paid under this Section 9.2 (i) the Parent Termination Fee more than once, (ii) the Financing Fee more than once, or (iii) more than one of the Parent Termination Fee and the Financing Fee.

        Section 9.3.    Amendment.    This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stock holders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders or which reduces the Merger Consideration or adversely affects the holders of Company Common Stock, without approval by such holders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided that, notwithstanding anything to the contrary contained herein, none of Section 9.2(a), 10.3, 10.4 or 10.10 or this Section 9.3 (or any other provision of this Agreement to the extent an amendment of such provision would modify the substance of any of Section 9.2(a), 10.3, 10.4 or 10.10 or this Section 9.3) may be amended in a manner that is adverse in any respect to the Financing Sources and their respective Affiliates without the prior written consent of the Financing Sources.

        Section 9.4.    Extension; Waiver.    At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X.

MISCELLANEOUS

        Section 10.1.    Non-Survival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X, including but not limited to covenants and agreements of Parent contained in Sections 6.3 and 7.12(k).

        Section 10.2.    Disclosure Schedules.

        (a)   The inclusion of any information in the Disclosure Schedules accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such Disclosure Schedule, that such information is required to be listed in such Disclosure Schedule or that such information is material to any party or the conduct of the business of any party.

        (b)   Any item set forth in the Disclosure Schedules with respect to a particular representation, warranty or covenant contained in the Agreement will be deemed to be disclosed with respect to all other applicable representations, warranties and covenants contained in the Agreement to the extent any description of facts regarding the event, item or matter is disclosed in such a way as to make readily apparent from such description or specified in such disclosure that such item is applicable to such other representations, warranties or covenants whether or not such item is so numbered.

        Section 10.3.    Successors and Assigns.    No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that Merger Sub 1 or Merger Sub 2 may assign its rights and obligations under this Agreement to another direct Wholly Owned Subsidiary of Parent without the consent of the Company and Parent, Merger Sub 1 and Merger Sub 2 may assign their rights under this Agreement as collateral security for the Financing and the existing secured term loan credit facility of Parent's financing Subsidiary. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto. No assignment or purported assignment of this Agreement by any party hereto shall be valid if and to the extent such assignment affects the treatment of the Combination under Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

        Section 10.4.    Governing Law; Jurisdiction; Specific Performance.

        (a)   This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party(ies) hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties to this Agreement agrees that, notwithstanding anything to the contrary contained herein, it will not bring or support any action, cause of action, claim, cross-claim, third-party claim or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter, the Financing (or any commitment letter relating to any Alternative Financing) or the performance thereof, in any forum other than any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof.

        (b)   EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING, BUT NOT LIMITED TO, ANY DISPUTE ARISING OUT OF, OR RELATING TO, THE COMMITMENT LETTER, THE FINANCING (OR ANY COMMITMENT LETTER RELATING TO ANY ALTERNATIVE FINANCING) OR THE PERFORMANCE THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.4(b).

        (c)   The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative, except, in each case, as may be limited by Section 9.2). Any requirements for the securing or posting of any bond with such remedy are waived. Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that the Company shall be entitled to seek specific performance of Parent's obligation to consummate the transactions contemplated by this Agreement only if (A) all of the conditions set forth in Section 8.1 and Section 8.2 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing provided that such conditions are reasonably capable of being satisfied at Closing) and the Company has irrevocably confirmed to Parent that it is ready to close, (B) the Marketing Period has expired and (C) the proceeds of the Financing are then available in full pursuant to the Commitment Letter (or Alternative Financing) (it being understood that the Company shall, in all events, be entitled to seek specific performance of Parent's obligations in Section 7.12 of this Agreement to seek to obtain the Financing or Alternative Financing in full).

        Section 10.5.    Expenses.    All fees and expenses incurred in connection with the Combination including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby and thereby, shall be the obligation of the respective party incurring such fees and expenses, except (a) Parent and the Company shall each bear and pay one-half of the expenses incurred in connection with the filing, printing and mailing of the Registration Statement and Joint Proxy Statement/Prospectus, (b) as provided in Section 7.12(k), and (c) as provided in Section 9.2.

        Section 10.6.    Certain Transfer Taxes.     Except to the extent set forth in Section 2.2(c), any liability arising out of any documentary, sales, use, real property transfer, registration, transfer, stamp, recording and similar Taxes with respect to the transactions contemplated by this Agreement shall be borne by the Surviving Company and expressly shall not be a liability of stockholders of the Company.

        Section 10.7.    Severability; Construction.

        (a)   In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

        (b)   The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

        Section 10.8.    Notices.     All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally or by fax on the party to whom notice is to be given; (ii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iii) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

        If to the Company:

  tw telecom inc.
  10475 Park Meadows Drive
  Littleton, CO 80124
  Telecopy/Facsimile: (303) 566-1777
  Attention: Tina Davis, Esq., Senior Vice President and
  General Counsel

        Copy to (such copy not to constitute notice):

  Wachtell, Lipton, Rosen & Katz
  51 West 52nd Street
  New York, NY 10019
  Fax:  (212) 403-1000
  Attn:  Steven A. Rosenblum
            Stephanie J. Seligman

        If to Parent, Merger Sub 1 or Merger Sub 2:

  Level 3 Communications, Inc.
  1025 Eldorado Blvd.
  Broomfield, CO 80303
  Telecopy/Facsimile: 720-888-5127
  Attention: John M. Ryan, Executive Vice President,
  Chief Legal Officer and Secretary

        Copy to (such copy not to constitute notice):

  Willkie Farr & Gallagher LLP
  787 Seventh Avenue
  New York, NY 10019
  Fax:  (212) 728-8111
  Attn:  David K. Boston
            Laura L. Delanoy

        Any party may change its address for the purpose of this Section 10.8 by giving the other party written notice of its new address in the manner set forth above.

        Section 10.9.    Entire Agreement.     This Agreement and the Confidentiality Agreement contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

        Section 10.10.    Parties in Interest.     Except for (i) the rights of the Company stockholders to receive the Merger Consideration (following the Effective Time) and the rights of holders of Company Equity Awards to receive the consideration contemplated by Section 1.8 (following the Effective Time) in accordance with the terms of this Agreement (of which the stockholders and such holders of Company Equity Awards are the intended beneficiaries following the Effective Time), and (ii) the rights to indemnification contemplated by Section 7.12(h) and the rights to continued indemnification and insurance pursuant to Section 6.3 (of which in each case the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries), nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns; provided, that, nothing in this Section 10.10 shall limit the right of Parent or the Company to seek damages as contemplated by Section 9.2; provided further that the Financing Sources are intended beneficiaries of, and shall be entitled to enforce, Sections 9.2(a), 9.3, 10.3 and 10.4 and this Section 10.10. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Parent. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or Parent.

        Section 10.11.    Section and Paragraph Headings.     The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

        Section 10.12.    Counterparts.     This Agreement may be executed in counterparts, (including by facsimile or other electronic transmission) each of which shall be deemed an original, but all of which shall constitute the same instrument.

        Section 10.13.    Definitions.     As used in this Agreement:

        "Affiliate" shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

        "Agreement" shall have the meaning set forth in the Preamble hereto.

        "Alternative Financing" shall have the meaning set forth in Section 7.12(c).

        "Board of Directors" shall mean the Board of Directors of any specified Person and any committees thereof.

        "Business Day" shall mean any day other than (a) Saturday or Sunday or (b) any other day on which banks in the City of New York are permitted or required to be closed.

        "Cash Consideration" shall have the meaning set forth in Section 1.7(a)(i).

        "Cash Percentage" shall mean the quotient of (i) the Cash Consideration divided by (ii) the Deemed Value of Merger Consideration.

        "Certificate" shall have the meaning set forth in Section 1.7(a)(ii).

        "Certificate of Merger" shall have the meaning set forth in Section 1.3.

        "Closing" shall have the meaning set forth in Section 1.2.

        "Closing Date" shall have the meaning set forth in Section 1.2.

        "Code" shall have the meaning set forth in the Recitals hereto.

        "Combination" shall have the meaning set forth in the Recitals hereto.

        "Commitment Letter" means that certain Commitment Letter (together with all annexes, exhibits, schedules, appendices and other attachments thereto), dated the date hereof, by and between Parent and the Financing Sources, pursuant to which and subject to the terms and conditions thereof, the Financing Sources have agreed to provide the loans or other indebtedness identified therein in the amounts set forth therein, for the purpose of (among other things) funding the Cash Consideration, the cash payable to holders of Company Equity Awards, the Required Indebtedness, including premiums and fees incurred in connection therewith, and all other fees and expenses incurred by Parent, Merger Sub 1, Merger Sub 2 and the Company in connection with the Merger and the other transactions contemplated hereby; provided that, after the date of this Agreement,

(i) upon any amendment, supplement or modification to, or waiver of, the Commitment Letter in accordance with Section7.12(b), the term "Commitment Letter" as used in this Agreement shall mean the Commitment Letter as so amended, supplemented, modified or waived in accordance with Section 7.12(b) from and after the time Parent has delivered to the Company a true, correct and complete copy of such amended, supplemented, modified or waived Commitment Letter and (ii) in the event that Parent obtains Alternative Financing in accordance with Section 7.12(c), the term "Commitment Letter" shall mean the commitment letter or letters (as amended, supplemented or modified in accordance with Section 7.12) related to the Alternative Financing from and after the time Parent has delivered to the Company a true, correct and complete copy of such alternative commitment letter or letters; provided further that, with respect to the representations and warranties of Parent set forth in Section 4.24, references to the Commitment Letter as of the date hereof shall thereafter mean the Commitment Letter as so amended, supplemented, waived, modified or replaced on the date so provided to and approved by the Company.

        "Communications Act" shall have the meaning set forth in Section 3.14(b).

        "Company" shall have the meaning set forth in the Preamble hereto.

        "Company Acquisition Proposal" shall have the meaning set forth in Section 7.4(a).

        "Company Alternative Acquisition Agreement" shall have the meaning set forth in Section 7.4(c).

        "Company Benefit Plans" shall mean each "employee benefit plan" (within the meaning of Section 3(3) of ERISA) and all other material employee compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans (within the meaning of Section 3(37) of ERISA), and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related award agreements and any related funding mechanism now in effect or required in the future), in each case sponsored, maintained, contributed or required to be contributed to by the Company or its Subsidiaries or under which the Company or any of its Subsidiaries has any current or potential liability.

        "Company Change in Recommendation" shall have the meaning set forth in Section 7.4(c).

        "Company Common Stock" shall have the meaning set forth in the Recitals.

        "Company Disclosure Schedule" shall mean the disclosure schedule delivered by the Company on the date hereof.

        "Company Equity Award" means any Company Option, Company RSU Award or Company Restricted Stock Award.

        "Company Expenses" shall mean all of the Company's actual and reasonably documented out-of-pocket fees and expenses (including reasonable fees and expenses of counsel, accountants and financial advisors) actually incurred by the Company and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, which amount shall not be greater than Ten Million Dollars ($10,000,000).

        "Company Key Employee" shall have the meaning set forth in Section 3.9(c).

        "Company Insiders" shall have the meaning set forth in Section 7.9.

        "Company Intellectual Property" shall mean all Intellectual Property owned, used or held for use by the Company or any Subsidiary.

        "Company Intervening Event" shall mean a material event, fact, circumstance, development or occurrence that affects the business, assets or operations of the Company that is unknown to or by the Company's Board of Directors as of the date of this Agreement (and which could not have become known through any further reasonable investigation, discussion, inquiry or negotiation with respect to any event, fact, circumstance, development or occurrence known to or by the Company's Board of Directors as of the date of this Agreement), which event, fact, circumstance, development or occurrence becomes known to or by the Company's Board of Directors prior to obtaining the Required Company Vote.

        "Company Leased Real Property" shall have the meaning set forth in Section 3.12(a).

        "Company Leases" shall have the meaning set forth in Section 3.12(a).

        "Company Licenses and Permits" shall have the meaning set forth in Section 3.14(a).

        "Company Material Adverse Effect" shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate: (a) is, or is reasonably likely to become, materially adverse to the business, assets, financial condition, properties, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that Company Material Adverse Effect shall not include the effect of any event, change, circumstance, effect, development or state of facts to the extent it results from or arises out of (i) general economic or political conditions (including results of elections) or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, (ii) changes or conditions generally affecting the industries, businesses, or segments thereof, in which the Company and its Subsidiaries operate, (iii) any change in applicable law, regulation or GAAP (or authoritative interpretation of any of the foregoing), (iv) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby and thereby or the consummation of the transactions contemplated by this Agreement, (v) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (vi) earthquakes, hurricanes, floods, or other natural disasters, (vii) any failure, in and of itself, by Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or will be, a Company Material Adverse Effect to the extent not otherwise excluded hereunder), or (viii) any change, in and of itself, in the market price or trading volume of Company's securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Company Material Adverse Effect to the extent not otherwise excluded hereunder), except, in the case of the foregoing clause (ii) to the extent that such event, change, circumstance, effect, development or state of facts affects the Company and its Subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other Persons in the industries in which the Company and its Subsidiaries operate, provided further, that the exception in the foregoing clause (iv) will not be deemed to apply to references to Company Material Adverse Effect in the representations and warranties set forth in Section 3.3 and Section 3.4, and, to the extent related to Section 3.3 and Section 3.4, the condition set forth in Section 8.2(a); or (b) would prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

        "Company Options" shall have the meaning set forth in Section 1.8(a).

        "Company Organizational Documents" shall mean the Certificate of Incorporation and Bylaws of the Company, together with all amendments thereto.

        "Company Owned Intellectual Property" shall mean all Intellectual Property owned by the Company or any Subsidiary.

        "Company Owned Real Property" shall have the meaning set forth in Section 3.12(a).

        "Company Preferred Stock" shall have the meaning set forth in Section 3.6(a).

        "Company Property" shall have the meaning set forth in Section 3.12(a).

        "Company Registered Intellectual Property" shall have the meaning set forth in Section 3.13(b).

        "Company Restricted Stock Award" shall have the meaning set forth in Section 1.8(c).

        "Company RSU Award" shall have the meaning set forth in Section 1.8(b).

        "Company SEC Reports" shall have the meaning set forth in Section 3.8(a).

        "Company Section 16 Information" shall have the meaning set forth in Section 7.9.

        "Company Stock Plan" shall have the meaning set forth in Section 1.8(a).

        "Company Stockholders Meeting" shall have the meaning set forth in Section 3.28.

        "Company Superior Proposal" shall have the meaning set forth in Section 7.4(b).

        "Company Termination Fee" shall have the meaning set forth in Section 9.2(b).

        "Confidentiality Agreement" shall have the meaning set forth in Section 7.2.

        "Consent" shall mean any consent, approval, clearance, waiver, permit or order.

        "Consent Solicitations" shall have the meaning set forth in Section 7.12(e).

        "Continuing Company Employee" shall have the meaning set forth in Section 6.2(a).

        "Contract" shall have the meaning set forth in Section 3.17(c).

        "Customer" shall have the meaning set forth in Section 3.17(c).

        "Customer Contracts" shall have the meaning set forth in Section 3.17(c).

        "Debt Tender Offer" shall have the meaning set forth in Section 7.12(e).

        "Deemed Value of Merger Consideration" shall mean the sum of (x) the Cash Consideration and (y) the Deemed Value of Stock Consideration.

        "Deemed Value of Stock Consideration" shall mean the product of (x) the Exchange Ratio and (y) the Parent Common Stock Price.

        "DGCL" shall have the meaning set forth in the Recitals hereto.

        "DLLCA" shall have the meaning set forth in the Recitals hereto.

        "Disclosure Schedules" shall mean the Parent Disclosure Schedule and the Company Disclosure Schedule, collectively.

        "Dissenting Shares" shall have the meaning set forth in Section 1.7(c).

        "DOJ" shall have the meaning set forth in Section 7.3(b).

        "Effective Time" shall have the meaning set forth in Section 1.3.

        "Environmental Laws" shall have the meaning set forth in Section 3.23(a).

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means any entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included any other entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as such other entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

        "ESPP" shall have the meaning set forth in Section 1.8(d).

        "Exchange Act" shall have the meaning set forth in Section 3.4.

        "Exchange Agent" shall have the meaning set forth in Section 2.1.

        "Exchange Fund" shall have the meaning set forth in Section 2.1.

        "Exchange Ratio" shall have the meaning set forth in Section 1.7(a)(i).

        "Existing Credit Agreement" means that certain Second Amended and Restated Credit Agreement, dated as of April 17, 2013, among the Company, tw telecom holdings, inc., the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent.

        "Existing Indebtedness" shall mean all Indebtedness of the Company and its Subsidiaries (x) in existence on the date hereof or (y) permitted to be incurred in compliance with the terms hereof prior to the Termination Date, as the case may be, until such amounts are repaid.

        "FCC" shall mean the Federal Communications Commission.

        "Fee Letter" means the fee letter referred to in the Commitment Letter; provided that, after the date of this Agreement, (i) upon any amendment, supplement or modification to, or waiver of, the Fee Letter in accordance with the penultimate sentence of Section 7.12(a), the term "Fee Letter" as used in this Agreement shall mean the Fee Letter as so amended, supplemented, modified or waived in accordance with Section 7.12(a) from and after the time Parent has delivered to the Company a true, correct and complete copy of such amended, supplemented, modified or waived Fee Letter (with only fee amounts, dates and certain other economic terms, including in respect of the "market flex" and "securities demand" provisions, redacted) and (ii) in the event that Parent obtains Alternative Financing in accordance with Section 7.12(c), the term "Fee Letter" shall mean the fee letter or letters (as amended, supplemented or modified in accordance with Section 7.12) related to the Alternative Financing from and after the time Parent has delivered to the Company a true, correct and complete copy of such alternative fee letter or letters (with only fee amounts, dates and certain other economic terms, including in respect of the "market flex" and "securities demand" provisions, redacted).

        "Financing" means the debt financing facilities provided for in the Commitment Letter; provided, that after the date of this Agreement, in the event that Parent obtains Alternative Financing, in accordance with Section 7.12(c), the term "Financing" shall mean the Alternative Financing.

        "Financing Fee" shall have the meaning set forth in Section 9.2(h).

        "Financing Sources" shall mean Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Citigroup Global Markets Inc., and any of their respective affiliates, each acting pursuant to the Commitment Letter (or any other financing source and its affiliates that may become party to the Commitment Letter as the same may be amended, supplemented, modified, waived or replaced in accordance with the definition thereof), and any other institutions or persons who provide any portion of the Financing.

        "Floating Rate Senior Notes due 2018" shall mean the $300,000,000 in aggregate principal amount of the Parent's Floating Rate Senior Notes due 2018.

        "Fraud and Bribery Laws" shall have the meaning set forth in Section 3.30.

        "FTC" shall have the meaning set forth in Section 7.3(b).

        "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

        "Governmental Entity" shall mean any national, federal, state, or local, domestic or foreign, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body.

        "Grant Date" shall have the meaning set forth in Section 3.18(k).

        "Hazardous Material" shall have the meaning set forth in Section 3.23(c).

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1)   interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

          (2)   other agreements or arrangements designed to manage interest rates or interest rate risk; and

          (3)   other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

        "HSR Act" shall have the meaning set forth in Section 3.4.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

          (1)   in respect of borrowed money;

          (2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3)   in respect of banker's acceptances;

          (4)   representing capital lease obligations;

          (5)   representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed; or

          (6)   representing any Hedging Obligations,

        if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

        "Indemnified Person" shall have the meaning set forth in Section 6.3(a).

        "Indenture Amendments" shall have the meaning set forth in Section 7.12(e).

        "Intellectual Property" shall mean all of the following, whether registered or unregistered: (i) trademarks and service marks, trade dress, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) Patents; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrighted and copyrightable writings, designs, software, mask works, applications or registrations in any jurisdiction for the foregoing; (v) domain names and registrations pertaining thereto and all intellectual property used in connection with or contained in Web sites; and (vi) all similar proprietary rights.

        "Intentional Breach" means, with respect to any representation, warranty, agreement or covenant, an action or omission (including a failure to cure circumstances) taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) and knows (or reasonably should have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement or covenant.

        "IRS" shall mean the United States Internal Revenue Service.

        "IRU" shall mean any sale, license or lease of any indefeasible rights of use of the Company's or Parent's infrastructure, as the case may be.

        "Joint Proxy Statement/Prospectus" shall have the meaning set forth in Section 3.28.

        "Knowledge" shall mean, (i) with respect to the Company, the actual knowledge of the executives of the Company listed on Schedule 10.13(a) of the Company Disclosure Schedules, or (ii) with respect to Parent, the actual knowledge of the executives of Parent listed on Schedule 10.13(c).

        "Level 3 Financing" means Level 3 Financing, Inc., a Delaware corporation and a direct Wholly Owned Subsidiary of Parent.

        "Lien" shall mean any mortgage, pledge, security interest, encumbrance or title defect, lien (statutory or other), conditional sale agreement, claim, charge, limitation or restriction.

        "Marketing Period" shall mean the first period of twenty (20) consecutive calendar days throughout which (i) Parent shall have received from the Company all of the Required Financial Information and during which period such information shall remain compliant in all material respects at all times with the applicable provisions of Regulation S-X and S-K under the Securities Act (it being understood that the foregoing shall not require the Required Information to comply at any time with Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, or to include Compensation Disclosure and Analysis required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum, including subsidiary financial statements) and (ii) the conditions set forth in Section 8.1 shall be satisfied or waived (other than those conditions that by their nature can only be satisfied on the Closing Date) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 8.2 (other than those conditions that by their nature can only be satisfied at the Closing Date) to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such twenty (20) consecutive calendar day period; provided that such period shall exclude the dates July 3, 2014 and July 4, 2014; end on or prior to August 15, 2014 or begin on or after September 2, 2014; exclude the dates November 24, 2014 through November 28, 2014; and end on or prior to December 19, 2014 or begin on or after January 5, 2015; provided, further, that the Marketing Period will not be deemed to have commenced if prior to the completion of the Marketing Period, (x) the Company's auditors shall have withdrawn their audit opinion contained in the Required Financial Information in which case the

Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect thereto by the Company's auditors or another independent public accounting firm reasonably acceptable to the Parent or (y) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company or that any such restatement is under consideration or may be a possibility in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant SEC report or SEC reports have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP; provided, further, that the Marketing Period shall end on any earlier date that is the date on which the Financing is funded in full; provided, further, that whether or not commenced, in no event shall the Marketing Period extend beyond June 15, 2015.

        "Merger" shall have the meaning set forth in the Recitals hereto.

        "Merger Consideration" shall have the meaning set forth in Section 1.7(a)(i).

        "Merger Sub 1" shall have the meaning set forth in the Preamble hereto.

        "Merger Sub 2" shall have the meaning set forth in the Preamble hereto.

        "New Plans" shall have the meaning set forth in Section 6.2(b).

        "Notes" shall mean any of the Senior Notes due 2022 and the Senior Notes due 2023.

        "NYSE" shall mean the New York Stock Exchange.

        "Offer Documents" shall have the meaning set forth in Section 7.12(e).

        "Offers to Purchase" shall have the meaning set forth in Section 7.12(e).

        "Parent" shall have the meaning set forth in the Preamble hereto.

        "Parent Acquisition Proposal" shall have the meaning set forth in Section 7.4(f).

        "Parent Alternative Acquisition Agreement" shall have the meaning set forth in Section 7.4(h).

        "Parent Benefit Plan" shall mean each "employee benefit plan" (within the meaning of Section 3(3) of ERISA) and all other material employee compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans (within the meaning of Section 3(37) of ERISA), and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related award agreements and any related funding mechanism now in effect or required in the future), in each case sponsored, maintained, contributed or required to be contributed to by Parent or its Subsidiaries or under which Parent or any of its Subsidiaries has any current or potential liability.

        "Parent Change in Recommendation" shall have the meaning set forth in Section 7.4(h).

        "Parent Charter Amendment" shall mean the amendment to Parent's Restated Certificate of Incorporation, substantially in the form of Exhibit A hereto.

        "Parent Closing Price" shall mean the closing price of Parent Common Stock on the NYSE on the Closing Date.

        "Parent Common Stock" shall have the meaning set forth in the Recitals hereto.

        "Parent Common Stock Price" means the volume-weighted sales price per share taken to four decimal places of Parent Common Stock on the NYSE for the consecutive period beginning at 9:30 a.m. New York time on the thirteenth trading day immediately preceding the Closing Date and concluding at 4:00 p.m. New York time on the third trading day immediately preceding the Closing Date, as calculated by Bloomberg Financial LP under the function "LVLT Equity AQR".

        "Parent Disclosure Schedule" shall mean the disclosure schedule delivered by Parent, Merger Sub 1 and Merger Sub 2 on the date hereof.

        "Parent Equity Award" means any Parent Option, Parent SAR, Parent RSU Award or Parent Restricted Stock Award.

        "Parent Existing Credit Agreement" shall mean that certain Amended and Restated Credit Agreement dated as of October 4, 2013, among Parent, Level 3 Financing, the lenders party thereto and Merrill Lynch Capital Corporation, as administrative agent and collateral agent, as in effect on the date hereof.

        "Parent Existing Notes" shall have the meaning set forth in the Parent Existing Credit Agreement.

        "Parent Expenses" shall mean all of Parent's actual and reasonably documented out-of-pocket fees and expenses actually incurred by Parent and its Subsidiaries on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, including the financing thereof, which amount shall not be greater than Ten Million Dollars ($10,000,000).

        "Parent Intellectual Property" shall mean all Intellectual Property owned, used or held for use by Parent or any Subsidiary.

        "Parent Intervening Event" shall mean a material event, fact, circumstance, development or occurrence that affects the business, assets or operations of Parent that is unknown to or by Parent's Board of Directors as of the date of this Agreement (and which could not have become known through any further reasonable investigation, discussion, inquiry or negotiation with respect to any event, fact, circumstance, development or occurrence known to or by Parent's Board of Directors as of the date of this Agreement), which event, fact, circumstance, development or occurrence becomes known to or by Parent's Board of Directors prior to obtaining the Required Parent Vote.

        "Parent Lease" shall mean all leases, site leases, subleases and occupancy agreements, together with all material amendments thereto, in which either of Parent or its Subsidiaries has a leasehold interest, license or similar occupancy rights, whether as lessor or lessee, and which involve payments by Parent or its Subsidiaries in excess of $1,000,000 per year.

        "Parent Leased Real Property" shall mean the property covered by Parent Leases under which either of Parent or its Subsidiaries is a lessee.

        "Parent Licenses and Permits" shall have the meaning set forth in Section 4.13(a).

        "Parent Material Adverse Effect" shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) is, or is reasonably likely to become, materially adverse to the business, materially adverse to the business, assets, financial condition, properties, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that Parent Material Adverse Effect shall not include the effect of any event, change, circumstance, effect, development or state of facts to the extent it results from or arises out of (i) general economic or political conditions (including results of elections) or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, (ii) changes or conditions generally affecting the industries, businesses, or segments thereof, in which Parent and its Subsidiaries operate, (iii) any change in applicable Law, regulation or GAAP (or authoritative interpretation of any of the foregoing), (iv) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby and thereby or the consummation of the transactions contemplated by this Agreement, (v) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, and (vi) earthquakes, hurricanes, floods, or other natural disasters, (vii) any failure, in and of itself, by Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect to the extent not otherwise excluded hereunder), or (viii) any change, in and of itself, in the market price or trading volume of Parent's securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect to the extent not otherwise excluded hereunder), except, in the case of the foregoing clause (ii), to the extent that such event, change, circumstance, effect, development or state of facts affects Parent and its Subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other Persons in the industry in which Parent and its Subsidiaries operate, provided further, that the exception in the foregoing clause (iv) will not be deemed to apply to references to Parent Material Adverse Effect in the representations and warranties set forth in Section 4.3 and 4.4, and to the extent related to Section 4.3, 4.4 or 4.10(c), the condition set forth in Section 8.3(a); or (b) would prevent or materially impair or materially delay the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

        "Parent Material Contract" shall have the meaning set forth in Section 4.16.

        "Parent Option" means each option to purchase Parent Common Stock outstanding under any Parent Benefit Plan or otherwise.

        "Parent Organizational Documents" shall mean the Restated Certificate of Incorporation and the Amended and Restated Bylaws of Parent, together with all amendments thereto.

        "Parent Owned Intellectual Property" shall mean all Intellectual Property owned by Parent or any Subsidiary.

        "Parent Owned Real Property" shall mean all material real property owned by the Parent and its Subsidiaries.

        "Parent Preferred Stock" shall have the meaning set forth in Section 4.6(a).

        "Parent Property" shall mean the Parent Leased Real Property and Parent Owned Real Property.

        "Parent Registered Intellectual Property" shall mean all material issued Patents, registered trademarks and service marks, registered copyrights, and applications for any of the foregoing, in each case issued by, filed with, or recorded by, any Governmental Entity and constituting Parent Owned Intellectual Property.

        "Parent Restricted Stock Award" shall mean any award of restricted Parent Common Stock outstanding under any Parent Benefit Plan or otherwise.

        "Parent RSU Award" shall mean the restricted stock units denominated with respect to Parent Common Stock outstanding under any Parent Benefit Plan or otherwise.

        "Parent SAR" means each stock appreciation right with respect to Parent Common Stock outstanding under any Parent Benefit Plan or otherwise.

        "Parent SEC Reports" shall have the meaning set forth in Section 4.8(a).

        "Parent Share Issuance" shall have the meaning set forth in Section 3.28.

        "Parent Stock Plan" means, collectively, the Level 3 Communications, Inc. Stock Plan, as amended and the 2003 Global Crossing Limited Stock Incentive Plan, as amended.

        "Parent Stockholders Meeting" shall have the meaning set forth in Section 3.28.

        "Parent Superior Proposal" shall have the meaning set forth in Section 7.4(g).

        "Parent Termination Fee" shall have the meaning set forth in Section 9.2(d).

        "Patents" shall mean all patent and patent applications in any jurisdiction, and all re-issues, reexamine applications, continuations, divisionals, continuations-in-part or extensions of any of the foregoing.

        "PBGC" shall have the meaning set forth in Section 4.17(b).

        "Permitted Liens" shall mean (a) liens for utilities and current Taxes not yet due and payable or being contested in good faith, (b) mechanics', carriers', workers', repairers', materialmen's, warehousemen's, lessor's, landlord's and other similar liens arising or incurred in the ordinary course of business not yet due and payable or being contested in good faith, (c) liens for Taxes, assessments, or governmental charges or levies on a Person's properties if the same shall not at the time be delinquent or thereafter can be paid without penalty or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been included on the balance sheet of the applicable Person, (d) Liens disclosed on the existing title policies, title commitments and/or surveys which have been previously provided or made available to Parent or the Company, as applicable, none of which materially interfere with the business of Parent or its Subsidiaries or the Company or its Subsidiaries, as applicable, or the operation of the property as presently conducted to which they apply, (e) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits or similar legislation, (f) deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (g) deposits to secure the performance of bids, tenders, trade contracts (other than contracts for indebtedness for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (h) Liens arising from protective filings, (i) Liens in favor of a banking institution arising as a matter of applicable law encumbering deposits (including the right of set-off) held by such banking institution incurred in the ordinary course of business and which are within the general parameters customary in the banking industry and (j) Liens securing Indebtedness of the Company and its Subsidiaries, provided that such Indebtedness shall be in existence on the date hereof.

        "Person" shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

        "Proceeding" shall have the meaning set forth in Section 6.3(a).

        "Registration Statement" shall have the meaning set forth in Section 7.1(a).

        "Regulatory Law" shall have the meaning set forth in Section 7.3(b).

        "Required Company Vote" shall have the meaning set forth in Section 3.29.

        "Required Financial Information" shall have the meaning set forth in Section 7.12(i).

        "Required Parent Vote" shall have the meaning set forth in Section 4.26.

        "Required Indebtedness" shall have the meaning set forth in Section 4.22.

        "Rights" means the rights issued pursuant to the Rights Agreement.

        "Rights Agreement" means that certain rights agreement, dated as of April 10, 2011, as amended, between Parent and Wells Fargo Bank, N.A., as rights agent.

        "Sarbanes-Oxley Act" shall have the meaning set forth in Section 3.15(b).

        "SEC" shall mean the United States Securities and Exchange Commission.

        "Secretary of State" shall have the meaning set forth in Section 1.3.

        "Securities Act" shall have the meaning set forth in Section 3.4.

        "Senior Notes due 2021" shall mean the $640,000,000 in aggregate principal amount of the Parent's 6.125% Senior Notes due 2021.

        "Senior Notes due 2022" shall mean the Company's 5 3/8% Senior Notes due 2022.

        "Senior Notes due 2023" shall mean the Company's 6 3/8% Senior Notes due 2023.

        "Specified Material Adverse Effect" shall have the meaning set forth in Section 7.3(b).

        "State Regulators" shall mean the state or local public service or public utility commissions or other similar state or local regulatory bodies.

        "Stock Consideration" shall have the meaning set forth in Section 1.7.

        "Stockholder" shall have the meaning set forth in the Recitals.

        "Stock Percentage" shall mean the quotient of (i) the Deemed Value of Stock Consideration divided by (ii) the Deemed Value of Merger Consideration.

        "Subsequent Certificate of Merger" shall have the meaning set forth in Section 1.3.

        "Subsequent Effective Time" shall have the meaning set forth in Section 1.3.

        "Subsequent Merger" shall have the meaning set forth in the Recitals.

        "Subsidiary" when used with respect to any Person shall mean (a) any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or other business entity, of which at least 50% of the partnership, joint venture or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

        "Surviving Company" shall have the meaning set forth in Section 1.1.

        "Surviving Corporation" shall have the meaning set forth in Section 1.1.

        "Tax Return" shall mean any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing supplied or required to be supplied to a taxing authority in connection with Taxes.

        "Taxes" shall mean all U.S. federal, state, or local or non-U.S. taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, value added, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker's compensation, payroll, utility, windfall profit, custom duties, personal property, real property, taxes required to be collected from customers on the sale of services, registration, alternative or add-on minimum, estimated, and other taxes, governmental and regulatory fees, including universal service fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto; and "Tax" shall mean any one of them.

        "Termination Date" shall have the meaning set forth in Section 9.1(b).

        "the other party" shall mean, with respect to the Company, Parent and shall mean, with respect to Parent, the Company.

        "Title IV Plan" shall have the meaning set forth in Section 4.17(b).

        "Treasury Regulations" shall have the meaning set forth in the Recitals hereto.

        "Uncertificated Company Stock" shall have the meaning set forth in Section 1.7(a)(ii).

        "Vendor" shall have the meaning set forth in Section 3.17(c).

        "Vendor Contracts" shall have the meaning set forth in Section 3.17(c).

        "WARN" shall have the meaning set forth in Section 3.22(d).

        "Wholly Owned Subsidiary" of any specified Person shall mean a Subsidiary of such Person all of the outstanding capital stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LEVEL 3 COMMUNICATIONS, INC.
By:	/s/ JEFF K. STOREY
	Name:	Jeff K. Storey
	Title:	President and Chief Executive Officer
SATURN MERGER SUB 1, LLC
By:	/s/ JEFF K. STOREY
	Name:	Jeff K. Storey
	Title:	Manager
SATURN MERGER SUB 2, LLC
By:	/s/ JEFF K. STOREY
	Name:	Jeff K. Storey
	Title:	Manager
TW TELECOM INC.
By:	/s/ LARISSA L. HERDA
	Name:	Larissa L. Herda
	Title:	Chairman and CEO

 EXHIBIT A

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

LEVEL 3 COMMUNICATIONS, INC.

Pursuant to Section 242 of the General Corporation Law

        The undersigned, being a duly appointed officer of Level 3 Communications, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "DGCL"), for the purpose of amending the Corporation's Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), filed pursuant to Section 102 of the DGCL, hereby certifies, pursuant to Sections 242 and 103 of the DGCL, as follows:

          FIRST:    That the Board of Directors of the Corporation, at a meeting of the Board of Directors of the Corporation, adopted resolutions setting forth a certain proposed amendment to the Restated Certificate of Incorporation, as amended, declaring said amendment to be advisable, calling for the stockholders of the Corporation to consider the amendment at the next meeting of the stockholders and calling for a special meeting of the stockholders of the corporation for consideration thereof.

          SECOND:    The amendment effected hereby was duly authorized by the Corporation's Board of Directors and stockholders in accordance with the provisions of Sections 141, 228 and 242 of the DGCL and shall be executed, acknowledged and filed in accordance with Section 103 of the DGCL.

          THIRD:    That Article IV of the Restated Certificate of Incorporation, filed with the Secretary of the State of Delaware on May 22, 2008, as amended on May 27, 2009, as amended on May 25, 2010 and as amended on October 3, 2011 is hereby amended in its entirety to read as follows:

ARTICLE IV

AUTHORIZED CAPITAL STOCK

        The total number of shares of capital stock which the Corporation shall have the authority to issue is 443,333,333 consisting of 433,333,333 shares of Common Stock, par value $.01 per share (the "Common Stock") and 10,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock").

        IN WITNESS WHEREOF, this Certificate of Amendment has been signed this         day of June, 2014 by the undersigned who affirms the statements contained herein as true under penalties of perjury.

LEVEL 3 COMMUNICATIONS, INC.
By:
Name:
Title:

Annex B

EVERCORE GROUP L.L.C.

June 15, 2014

The Board of Directors of
tw telecom Inc.
10475 Park Meadows Drive
Littleton, CO 80124

Members of the Board of Directors:

        We understand that TW TELECOM, INC, a Delaware corporation (the "Company"), proposes to enter into an Agreement and Plan of Merger (the "Merger Agreement") with the Company, LEVEL 3 COMMUNICATIONS, INC, a Delaware corporation ("Parent"), SATURN MERGER SUB 1, LLC., a Delaware limited liability company and a direct Wholly Owned Subsidiary of Parent ("Merger Sub 1"), and SATURN MERGER SUB 2, LLC, a Delaware limited liability company and a direct Wholly Owned Subsidiary of Parent, pursuant to which, and subject to the terms and conditions set forth therein, (i) Merger Sub will be merged with and into the Company, with the Company surviving and becoming a wholly owned subsidiary of Parent (the "Merger") and (ii) immediately following the consummation of the Merger, the Company will be merged with and into Merger Sub 2, with Merger Sub 2 surviving (the "Subsequent Merger" and together with the Merger, the "Combination"). As a result of the Combination, among other things, each share of common stock of the Company, par value $0.01 per share (the "Company Common Stock") issued and outstanding immediately prior to the effective time of the Merger (other than any Dissenting Shares (as such term is defined in the Merger Agreement)) will be converted into the right to receive (i) 0.70 (the "Stock Consideration") of a share of common stock of Parent, par value $0.01 (the "Parent Common Stock"), and (ii) $10.00 in cash, without interest (the "Cash Consideration", and together with the Stock Consideration, the "Merger Consideration"). The terms and conditions of the Combination are more fully set forth in the Merger Agreement.

        The Board of Directors has asked us whether, in our opinion, the Merger Consideration is fair, from a financial point of view, to holders of the shares of the Company Common Stock entitled to receive such Merger Consideration.

        In connection with rendering our opinion, we have, among other things:

  (i)
  Reviewed certain publicly available business and financial information relating to Parent and the Company that we deemed to be relevant, including publicly available research analysts' estimates;

  (ii)
  Reviewed certain non-public historical financial and operating data relating to Parent prepared and furnished to the Company by the management of Parent;

  (iii)
  Reviewed certain non-public projected financial data relating to Parent prepared and furnished to the Company by the management of Parent (the "Parent Management Plan");

  (iv)
  Reviewed certain non-public projected financial data relating to the Company prepared and furnished to us by the management of the Company (the "Baseline Plan");

  (v)
  Reviewed certain non-public projected financial data relating to Parent under alternative business assumptions prepared and furnished to us by the management of the Company (the "Parent Research Derived Plan");

  Evercore Group L.L.C. 55 East 52nd Street New York, NY 10055 Tel: 212.857.3100 Fax: 212.857.3101

  (vi)
  Discussed the past and current operations, financial projections and current financial condition of Parent with the management of the Company and Parent (including their views on the risks and uncertainties of achieving such projections);

  (vii)
  Reviewed the amount, timing and use of the synergies expected by the Company's management to result from the Combination ("Synergies"), as well as incremental integration costs expected by the Company to be incurred in connection with the Combination, each as estimated by the management of the Company;

  (viii)
  Reviewed the amount, timing and use of certain tax attributes of Parent, the Company and the combined company as estimated by the management of the Company;

  (ix)
  Reviewed the reported prices and the historical trading activity of the Parent Common Stock and the Company Common Stock;

  (x)
  Compared the financial performance of the Company and Parent and their stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

  (xi)
  Reviewed certain valuation multiples relating to the Combination with those of certain other transactions that we deemed relevant;

  (xii)
  Reviewed the pro forma impact of the Combination on Parent;

  (xiii)
  Reviewed a draft of the Merger Agreement dated June 15, 2014, which we have assumed is in substantially final form and from which we assume the final form will not vary in any respect material to our analysis; and

  (xiv)
  Performed such other analyses and examinations and considered such other factors as we deemed appropriate.

        For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the Parent Management Plan, prepared and furnished to the Company by the management of Parent, we have assumed that it has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of the management of Parent, as to the future financial performance of Parent. With respect to the Baseline Plan and the Parent Research Derived Plan, each prepared and furnished to us by the management of the Company, we have assumed that they each have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of the management of the Company as to the future financial performance of the Company and Parent. With respect to the projected Synergies prepared by the management of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of the management of the Company as to the amount, timing and achievability of the Synergies. We express no view as to any projected financial data relating to the Company, Parent, the Synergies or the assumptions on which they are based.

        For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Combination will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Combination will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Combination or materially reduce the benefits of the Combination to the holders of the Company Common Stock. We have assumed the final versions of all documents reviewed by us in draft form conform in all material respects to the drafts reviewed by us.

        We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company or Parent, nor have we evaluated the solvency or fair value of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

        We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock, from a financial point of view, as of the date hereof, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the Combination to, or any consideration received in connection therewith by, the holders of any securities, or any creditors or other constituencies, of the Company or Parent, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Parent, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have assumed that any modification to the structure of the Combination will not vary our analysis in any material respect. Our opinion does not address the relative merits of the Combination as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Combination.

        This letter, and our opinion, do not constitute a recommendation to the Board of Directors or to any other persons in respect of the Combination, including as to how any holder of shares of the Company Common Stock should vote or act in respect of the Combination. We express no opinion herein as to the price at which shares of the Company Common Stock or Parent Common Stock will trade at any time. We are not legal, regulatory, accounting, employee benefits or tax experts and have assumed the accuracy and completeness of assessments provided by the Company and its advisors with respect to legal, regulatory, accounting, employee benefits and tax matters.

        We will receive a portion of the fees for our services upon the public announcement of the execution of the Merger Agreement. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We will also be entitled to receive a success fee if the Consummation is consummated. Prior to this engagement, we, Evercore Group L.L.C., and our affiliates have provided financial advisory services to the Company and its affiliates and have received customary fees for the rendering of these services. We may provide financial or other services to the Company or Parent in the future and in connection with any such services we may receive compensation.

        Evercore Group L.L.C. and its affiliates engage in a wide range of activities for their own accounts and the accounts of customers. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products relating to Parent, the Company and their respective affiliates, for its own account and for the accounts of its customers.

        This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors in connection with its evaluation of the Combination. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

        This letter, and the opinion expressed herein, may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Combination; provided, however, that all references to us or our opinion in any such document and the description or inclusion of our opinion and advice or related analysis therein shall be subject to our prior consent with respect to form and substance, which consent shall not be unreasonably withheld or delayed.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.

Very truly yours,
EVERCORE GROUP L.L.C.
By:	/s/ DANIEL B. MENDELOW Daniel B. Mendelow Senior Managing Director

Annex C

June 15, 2014

CONFIDENTIAL

The Board of Directors
Level 3 Communications, Inc.
1025 Eldorado Boulevard
Broomfield, CO 80021

Members of the Board of Directors:

        We understand that Level 3 Communications, Inc. ("Parent"), SATURN MERGER SUB 1, a wholly owned subsidiary of Parent ("Merger Sub 1"), SATURN MERGER SUB 2, a wholly owned subsidiary of Parent ("Merger Sub 2") and tw telecom inc. (the "Company") propose to enter into an Agreement and Plan of Merger, dated as of June 15, 2014 (the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub 1 and the Company (the "Merger"). As a result of the Merger, Merger Sub 1 will be merged with and into the Company with the Company surviving the Merger as a wholly owned subsidiary of Parent (the "Surviving Corporation"), and each outstanding share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), other than Dissenting Shares, will be converted into the right to receive (i) $10.00 in cash (the "Cash Consideration") and (ii) 0.7 of a share (such shares, the "Stock Consideration" and, together with the Cash Consideration, the "Consideration") of the common stock, par value $0.01 per share, of Parent (the "Parent Common Stock"). Following the Merger, the Surviving Corporation will merge with and into Merger Sub 2 (the "Subsequent Merger", and together with the Merger, the "Transaction"), with Merger Sub 2 surviving the Subsequent Merger as a wholly owned subsidiary of Parent. Capitalized terms used herein without definition have the respective meanings ascribed to such terms in the Merger Agreement.

        You have requested our opinion as to the fairness, from a financial point of view, to Parent of the Consideration to be paid by Parent in the Transaction. In arriving at our opinion, we have, among other things, (i) reviewed the financial terms and conditions of the Merger Agreement and execution copies of related financing commitment letters; (ii) reviewed certain publicly available business and financial information that we deemed to be generally relevant relating to Parent and the Company, including certain research analyst reports and estimates, and to the industry in which they operate; (iii) reviewed certain audited and unaudited financial statements relating to each of Parent and the Company; (iv) reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with us by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company (such forecasts, the "Company Management Case") and discussed with management of the Company its assessments as to the likelihood of achieving the future financial results reflected in the Company Management Case; (v) reviewed an alternative version of the Company Management Case incorporating certain adjustments thereto made by the management of Parent (the "Company Sensitivity Case") and discussed with the management of Parent its assessments as to the relative likelihood of achieving the future financial results reflected in the Company Management Case and the Company Sensitivity Case; (vi) reviewed certain internal financial and operating information with respect to the business, operations and prospects of Parent furnished to or discussed with us by the management of Parent, including certain financial forecasts relating to Parent prepared by the management of Parent (such forecasts, the "Parent Management Case" and together with the Company Management Case, the "Management Case") and an alternative version of the Parent Management Case adjusted by the management of Parent (the "Parent Sensitivity Case" and together with the Company Sensitivity Case, the "Sensitivity Case");

(vii) reviewed pro forma financial forecasts for Parent and the Company prepared by the management of Parent based on the Sensitivity Case, the Parent Management Synergies (as defined below) and financing adjustments (the "Pro Forma Sensitivity Case"); (viii) reviewed certain estimates as to the amount and timing of cost savings, operating synergies and integration expenses (collectively, the "Parent Management Synergies") anticipated by the management of Parent to result from the Transaction; (ix) held discussions with the management of each of Parent and the Company regarding the past and current operations and financial condition and prospects of the respective companies; (x) reviewed the potential pro forma financial impact of the Transaction on the future financial performance of Parent; (xi) reviewed the reported price and trading activity for the Company Common Stock and Parent Common Stock and compared such trading histories with each other and with the trading histories of other companies we deemed generally relevant; (xii) compared certain financial performance information for each of Parent and the Company with similar information for certain publicly traded companies that we deemed to be generally relevant; (xiii) compared certain financial terms of the Transaction to the financial terms of certain transactions, to the extent publicly available, that we deemed to be generally relevant; and (xiv) considered such other factors and information as we deemed appropriate. For purposes of our opinion, we have assumed, with your consent, that the per share value of the Parent Common Stock comprising the Stock Consideration is equal to the closing price for a share of Parent Common Stock as of June 12, 2014, the last trading day before news of the possibility of the Transaction was made available to the public.

        In the course of our analysis and in rendering our opinion, we have, with your consent, relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to us by Parent or the Company, their respective associates, affiliates and advisors, or otherwise reviewed by or for us, and we have not assumed any responsibility or liability therefor. With respect to the Company Management Case, we have been advised by the Company, and have assumed, with the consent of Parent, that it has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. With respect to the Company Sensitivity Case, the Parent Management Case, the Parent Sensitivity Case, the Pro Forma Sensitivity Case and the Parent Management Synergies, we have assumed, at the direction of Parent, that they have been prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Parent as to the future financial performance of the Company and Parent and the other matters covered thereby and, at the instruction of the management of Parent, we have used and relied upon the Management Case, as well as the Sensitivity Case and the Pro Forma Sensitivity Case for purposes of our opinion. We have relied, at the direction of Parent, on the assessments of the management of Parent as to Parent's ability to achieve the Parent Management Synergies and have been advised by Parent, and have assumed, that the Parent Management Synergies will be realized in the amounts and at the times projected. We express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. We have not conducted any valuation or appraisal of any of the assets or liabilities of Parent or the Company, nor have any such valuations or appraisals been provided to us, and we do not express any opinion as to the value of such assets or liabilities. In addition, we have not evaluated the solvency or fair value of the Company under any state, federal or foreign laws relating to bankruptcy, insolvency or similar matters.

        We have assumed that the transactions contemplated by the Merger Agreement will be consummated in accordance with the terms and conditions described in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the parties will comply with all material terms of the Merger Agreement and that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Transaction, no material delays, limitations, conditions or restrictions will be imposed. We also have assumed, at the direction of Parent, that the Transaction will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. For purposes of rendering this opinion, we have assumed that there has not occurred any material change in the assets, financial condition, results of operations, business or prospects of Parent or the Company since the date of the most recent financial statements and other information, financial or otherwise, relating to Parent or the Company made available to us. We do not express any opinion as to any tax or other consequences that may result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters. We have relied as to all legal, tax, regulatory and accounting matters relevant to rendering our opinion upon the assessments made by Parent and the Company and their respective other advisors with respect to such issues.

        Our opinion is necessarily based on securities markets, economic, monetary, financial and other general business and financial conditions as they exist and can be evaluated on, and the information made available to us as of, the date hereof and the conditions, prospects, financial and otherwise, of Parent and the Company, as they were reflected in the information provided to us and as they were represented to us in discussions with the managements of Parent and the Company. We are expressing no opinion herein as to the price at which the shares of Parent Common Stock or Company Common Stock will trade at any future time. Our opinion is limited to the fairness, from a financial point of view, to Parent of the Consideration to be paid by Parent in the Transaction, and we express no opinion as to any underlying decision which Parent may make to engage in the Transaction or any alternative transaction. We have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to be paid by Parent in the Transaction to the extent expressly set forth herein, of the Merger Agreement or the Transaction.

        We and our affiliates are engaged in investment banking, brokerage and financial advisory service activities. In the ordinary course of business, we and our affiliates may trade the securities of Parent, the Company and any of their respective affiliates, for our own accounts or for the accounts of our affiliates and customers and may at any time hold a long or short position in such securities. We are serving as financial advisor to Parent in connection with the Transaction and are entitled to certain fees upon delivery of this opinion. In addition, Parent has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. Our engagement is limited to furnishing this opinion, and accordingly, we did not participate in the negotiation of, or provide advice with respect to, the terms of the Transaction or the Merger Agreement. In the past, we or our affiliates have performed certain investment banking services for Parent and Temasek Holdings (Private) Limited ("Temasek"), an affiliate of a major stockholder of Parent, and have received customary fees for such services, including providing financial advisory services to Temasek. We may in the future provide investment banking, brokerage or financial advisory services to Parent, the Company and their respective affiliates and third parties, including Temasek and its affiliates and portfolio companies, for which we may receive compensation.

        This opinion is provided for the benefit of the Board of Directors of Parent, in its capacity as such, in connection with its evaluation of the Transaction. This opinion should not be construed as creating any fiduciary duty on our part to any party. This opinion does not constitute a recommendation to the Board of Directors to approve the proposed Transaction or a recommendation to any shareholder as to how such shareholder should vote or otherwise act with respect to the Transaction or any other matter. This opinion is limited to the fairness from a financial point of view, to Parent, on the date hereof, of the Consideration to be paid by Parent in the Transaction, and we express no opinion as to the merits of the underlying decision by Parent to engage in the Transaction or as to any aspect of the Transaction other than the amount of the Consideration. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons.

        This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval; provided, however, that Parent may reproduce this opinion in full in any document relating to the Transaction that is required to be filed by Parent with the United States Securities and Exchange Commission. This opinion is given and speaks only as of the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion. This opinion has been approved by the Global Financial Advisory Commitment Committee of Rothschild Inc.

        On the basis of and subject to the foregoing and such other matters as we considered relevant, it is our opinion that, as of the date hereof, the Consideration to be paid by Parent in the Transaction is fair, from a financial point of view, to Parent.

Very truly yours,

/s/ Rothschild Inc.

ROTHSCHILD INC.

Annex D

VOTING AGREEMENT

        This VOTING AGREEMENT (this "Agreement"), dated as of June 15, 2014, is entered into by and between tw telecom inc., a Delaware corporation (the "Company"), the entity listed on Schedule A hereto (the "Stockholder") and, solely for purposes of Sections 5, 9 and 10 hereof, Level 3 Communications, Inc., a Delaware corporation ("Parent").

        WHEREAS, the Stockholder owns (both beneficially and of record) in the aggregate 55,498,593 shares of the common stock of Parent, par value $0.01 per share ("Mercury Common Stock"), (such shares of Mercury Common Stock together with any shares of Mercury Common Stock acquired by the Stockholder after the date hereof being collectively referred to herein as the "Shares");

        WHEREAS, the Company, Parent, Saturn Merger Sub 1, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent ("Merger Sub 1"), and Saturn Merger Sub 2, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent ("Merger Sub 2"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"); and

        WHEREAS, the Company has requested the Stockholder to enter into this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

        SECTION 1.    Defined Terms.     Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement; provided, that for purposes of this Agreement, none of Parent or any of its Subsidiaries whall be deemed to be an Affiliate of the Stockholder.

        SECTION 2.    Representations and Warranties of Stockholder.     The Stockholder hereby represents and warrants to the Company as follows:

        2.1    Title to the Shares.     The Stockholder is the record and beneficial owner of, and has good and marketable title to, the number of shares of Mercury Common Stock set forth opposite the name of the Stockholder on Schedule A hereto, which as of the date hereof constitutes all of the shares of Mercury Common Stock, or any other securities convertible into or exercisable for any shares of Mercury Common Stock (all collectively being "Mercury Securities") owned beneficially and of record by the Stockholder. Except as set forth in the Stockholder Rights Agreement, the Stockholder does not have any rights of any nature to acquire any additional Mercury Securities. Except as set forth in the Stockholder Rights Agreement and the Security Control Agreement, the Stockholder owns all of such shares of Mercury Common Stock free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, restrictions, charges, proxies and other encumbrances of any nature, and has not appointed or granted any proxy, which appointment or grant is still effective, with respect to any of such shares of Mercury Common Stock owned by it. "Stockholder Rights Agreement" means that certain stockholder rights agreement, dated as of April 10, 2011, between Parent and Stockholder, as amended by the Amendment to the Stockholder Rights Agreement dated, as of November, 28, 2011. "Security Control Agreement" means that certain security control agreement, dated, as of April 3, 20121 between Parent and the U.S. Department of Defense, Defense Security Service.

        2.2    Organization.     The Stockholder is duly organized, validly existing, and in good standing or similar concept under the laws of the jurisdiction of its organization.

1
Gives effect to a letter agreement between the parties clarifying the date.

        2.3    Authority Relative to this Agreement.     The Stockholder has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by the Company and the Parent, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) subject to general principles of equity (whether considered in a proceeding in equity or at law).

        2.4    No Conflict.     Except for any filings as may be required by applicable federal securities laws, the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person by the Stockholder; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the organizational documents of the Stockholder or any other agreement to which the Stockholder is a party, or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation (collectively "Laws") applicable to the Stockholder or to the Stockholder's property or assets.

        SECTION 3.    Covenants of the Stockholder.     The Stockholder hereby covenants and agrees with the Company as follows:

        3.1    Restriction on Transfer.     Prior to the termination of this Agreement, the Stockholder shall not sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant any proxy to, deposit any Shares into a voting trust, enter into a voting trust agreement or create or permit to exist any additional security interest, lien, claim, pledge, option, right of first refusal, limitation on voting rights, charge or other encumbrance of any nature with respect to the Shares.

        3.2    Additional Shares.     Prior to the termination of this Agreement, the Stockholder will promptly notify the Company of the number of any new shares of Mercury Common Stock or any other Mercury Securities acquired directly or beneficially by the Stockholder, if any, after the date of this Agreement. Any such shares of Mercury Common Stock shall become "Shares" within the meaning of this Agreement.

        3.3    Nonsolicitation.

        (a)   None of the Stockholder or any of its Subsidiaries shall (whether directly or indirectly through directors, officers, employees, representatives, advisors or other intermediaries), nor shall (directly or indirectly) the Stockholder authorize or permit any of its officers, directors, representatives, advisors or other intermediaries or Subsidiaries to: (i) solicit, initiate or knowingly encourage the submission of inquiries, proposals or offers from any Person (other than the Company) relating to any Parent Acquisition Proposal, or agree to or endorse any Parent Acquisition Proposal; (ii) enter into any agreement to (x) consummate any Parent Acquisition Proposal, or (y) approve or endorse any Parent Acquisition Proposal; (iii) enter into or participate in any discussions or negotiations in connection with any Parent Acquisition Proposal or inquiry with respect to any Parent Acquisition Proposal, or furnish to any Person any non-public information with respect to its business, properties or assets in connection with any Parent Acquisition Proposal; or (iv) agree to resolve to take or take any of the actions prohibited by clause (i), (ii) or (iii) of this sentence. The Stockholder shall immediately cease, and cause its representatives, advisors and other intermediaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Stockholder shall promptly inform its representatives and advisors of the Stockholder's obligations under this Section 3.3. Any violation of this Section 3.3 by any representative of the Stockholder or its Subsidiaries shall be deemed to be a breach of this Section 3.3 by the Stockholder. For purposes of this Section 3.3, the term "Person" means any person, corporation, entity or "group," as defined in Section 13(d) of the Exchange Act, other than, with respect to the Stockholder, Parent or any Subsidiaries of Parent.

        (b)   Notwithstanding the foregoing, the Stockholder, directly or indirectly through its directors, officers, employees, representatives, advisors or other intermediaries, may, prior to the Parent Stockholders Meeting, engage in negotiations or discussions with any Person (and its representatives, advisors and intermediaries) that has made an unsolicited bona fide written Parent Acquisition Proposal not resulting from or arising out of a breach of Section 3.3(a) of this Agreement to the extent that the Parent, its Subsidiaries and controlled Affiliates, officers, directors, representatives, advisors or other intermediaries are permitted to do so under Section 7.4 of the Merger Agreement.

        3.4    Restrictions on Hedging.     Prior to the termination of this Agreement, without the Company's prior written consent, the Stockholder shall not directly or indirectly enter into any forward sale, hedging or similar transaction involving any Mercury Securities, including any transaction by which any of the Stockholder's economic risks and/or rewards or ownership of, or voting rights with respect to, any such Mercury Securities or Mercury Common Stock are transferred or affected.

        SECTION 4.    Voting Agreement.

        4.1    Voting Agreement.     The Stockholder hereby agrees that, at any meeting of the stockholders of Parent, however called, in any action by written consent of the stockholders of Parent, or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote the Shares owned beneficially or of record by the Stockholder as follows:

        (a)   in favor of adoption of the Parent Charter Amendment and the approval of the Parent Share Issuance;

        (b)   against any action or agreement that has or would be reasonably likely to result in any conditions to Parent's obligations under Article VIII of the Merger Agreement not being fulfilled;

        (c)   against any Parent Acquisition Proposal;

        (d)   against any amendments to the Parent Organizational Documents if such amendment would reasonably be expected to prevent or delay the consummation of the Closing; and

        (e)   against any other action or agreement that is intended, or could reasonably be expected, to impede, interfere with, delay, or postpone the Combination or the transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of stock of Parent.

        Notwithstanding the foregoing, the Stockholder shall have no obligation to vote any of its Mercury Common Stock in accordance with this Section 4.1: (a) if, without the prior written consent of the Stockholder, there is any amendment to the Merger Agreement that (i) alters or changes the Merger Consideration, or (ii) adversely affects the holders of the Mercury Common Stock or (b) if, in connection with the consummation of the transactions contemplated under the Merger Agreement, any of the following would reasonably be expected to occur (i) any of the rights of the Stockholder or its Affiliates in Parent, including with respect to the Stockholder's director designees on the Parent Board, being impaired or limited (other than in de minimis respects), including without limitation those rights under the Stockholder Rights Agreement or (ii) any obligations, duties or limitations being imposed on the Stockholder or its Affiliates (other than in de minimis respects), including with respect to the Stockholder's designees on the Parent Board, other than those such obligations, duties and limitations existing in the Stockholder Rights Agreement, the Security Control Agreement, or in any other agreement between the Stockholder and any other Governmental Entity in the United States of America relating to national security matters, in each case existing as of the date hereof (each an "Adverse Event").

        4.2    Other Voting.     The Stockholder may vote on all issues that may come before a meeting of the stockholders of the Company in its sole discretion, provided that such vote does not contravene the provisions of this Section 4.

        4.3    No Limitation.     Nothing in this Agreement shall be deemed to govern, restrict or relate to any actions, omissions to act, or votes taken or not taken by any designee, representative, officer or employee of the Stockholder or any of its Affiliates serving on Parent's Board of Directors in such person's capacity as a director of Parent, and no such action taken by such person in his capacity as a director of Parent shall be deemed to violate any of the Stockholder's duties under this Agreement.

        SECTION 5.    Representations and Warranties and Covenants of Parent and the Company.     Each of Parent and the Company hereby represents and warrants to, and covenants with, the Stockholder, only as to itself and not as to the other, as follows:

        5.1    Organization.     Each of Parent and the Company is duly organized, validly existing, and in good standing under the laws of the State of Delaware.

        5.2    Authority Relative to this Agreement.     Each of Parent and the Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and the Company and the consummation by each of Parent and the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of each of Parent and the Company. This Agreement has been duly and validly executed and delivered by each of Parent and the Company and, assuming the due authorization, execution and delivery by the Stockholder, constitutes a legal, valid and binding obligation of each of Parent and the Company, enforceable against each of Parent and the Company in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) subject to general principles of equity.

        5.3    No Conflict.     The execution and delivery of this Agreement by each of Parent and the Company does not, and the performance of this Agreement by each of Parent and the Company will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person by Parent or the Company, except for filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation or by-laws of the Parent or the Company or any other agreement to which Parent or the Company is a party; or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or the Company or to Parent's or the Company's property or assets.

        5.4  Each of Parent and the Company shall, to the extent: (x) any information of, or relating to the Stockholder and/or any of its Affiliates, and/or their relationship with Parent ("Stockholder Information"), is to be used or included in connection with, or in relation to, the satisfaction or waiver of any of the conditions set forth in Article VIII of the Merger Agreement, or (y) any consultations or discussions take place with, or requests for approvals or clearances are made to, any Governmental Entities relating to foreign ownership, control or influence issues arising from or relating to the transactions contemplated by the Merger Agreement that would reasonably be expected to affect the Stockholder (collectively, the activities referred to in clauses (x) and (y) above are referred to as "Significant Actions"): (a) cooperate in all reasonable respects and consult with the Stockholder, its representatives and/or advisors in connection with any filing or submission under any applicable Law, and in connection with any investigation or other inquiry related thereto, including by allowing the Stockholder, its representatives and/or advisors to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions in connection with or relating to any Significant Actions, (b) promptly inform the Stockholder, its representatives and/or advisors of any substantive communication received by or on behalf of Parent or the Company from, or given by or on behalf of Parent or the Company to, any Governmental Entities under any applicable Law, by promptly providing copies to the Stockholder, its representatives and/or advisors of any such written substantive communications, in connection with or relating to any of the foregoing Significant Actions, and (c) permit the Stockholder, its representatives and/or advisors to review any substantive communication that it gives to, and consult with the Stockholder, its representatives and/or advisors in advance of any substantive meeting, telephone call or conference with, any Governmental Entities under any applicable Law, and provide the Stockholder with a fair and accurate summary of any such meetings, telephone calls or conferences, in each case in connection with or relating to any Significant Actions, and, in all cases, where any Stockholder Information is to be used or included in any of the Significant Actions, the prior written approval of the Stockholder shall be obtained for the form, content and context in which the Stockholder Information appears or be used in any such Significant Action (which approval shall not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt and without prejudice to the foregoing, any application or filing taken in connection with the consummation of the transactions contemplated under the Merger Agreement will not require the approval of the Stockholder.

        5.5  Each of Parent and the Company shall use its commercially reasonable efforts to ensure that, after the Parent Stockholders Meeting, no Adverse Event shall occur.

        SECTION 6.    Further Assurances.     The Stockholder shall, without further consideration, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company may reasonably request in order to vest, perfect, confirm or record the rights granted to the Company under this Agreement.

        SECTION 7.    Stop Transfer Order.     In furtherance of this Agreement, concurrently herewith the Stockholder shall and hereby does authorize the Company to notify Parent's transfer agent that there is a stop transfer order with respect to all Shares (and that this Agreement places limits on the voting and transfer of the Shares). The Stockholder further agrees to cause Parent not to register the transfer of any certificate representing any of the Shares unless such transfer is made in accordance with the terms of this Agreement.

        SECTION 8.    Certain Events.     The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding on any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. In the event of any stock split, stock dividend, merger, amalgamation, reorganization, recapitalization or other change in the capital structure of Parent affecting the Mercury Common Stock or other voting securities of Parent, the number of Shares shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Mercury Common Stock or other Mercury Securities issued to or acquired by the Stockholder.

        SECTION 9.    Termination.     Notwithstanding anything to the contrary contained herein, the term of this Agreement and the obligations of the parties hereto shall commence on the date hereof and shall terminate upon the earliest of (i) the mutual agreement of the Company and the Stockholder, (ii) the Effective Time, and (iii) the termination of the Merger Agreement in accordance with its terms.

Notwithstanding the above, the Stockholder shall be entitled to terminate the Agreement on the occurrence of any of the following, (a) any Adverse Event, or (b) if there is a continuing material breach by Parent and the Company of Section 5 of this Agreement.

        SECTION 10.    Miscellaneous.

        10.1    Expenses.     All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

        10.2    Specific Performance.     The parties hereto agree that, in the event any provision of this Agreement is not performed in accordance with the terms hereof, (a) the non-breaching party will sustain irreparable damages for which there is not an adequate remedy at law for money damages and (b) the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

        10.3    Entire Agreement.     This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof.

        10.4    Assignment.     Without the prior written consent of the other party to this Agreement, no party may assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other party hereto shall be null and void.

        10.5    Parties in Interest.     This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        10.6    Amendment.     This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        10.7    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

        10.8    Notices.

        (a)   Any notices, reports or other correspondence (hereinafter collectively referred to as "correspondence") required or permitted to be given hereunder shall be sent by telecopy/facsimile, postage prepaid first class mail, courier or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder. Except as specifically set forth below, the date of giving any notice shall be the date of its actual receipt.

        (b)   All correspondence to the Company shall be addressed as follows:

    tw telecom inc.
    10475 Park Meadows Drive
    Littleton, CO 80124
    Telecopy/Facsimile: (303) 566-1777
    Attention: Tina Davis, Esq., Senior Vice President and General Counsel

    with a copy to (which shall not constitute notice):

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, NY 10019
    Telecopy/Facsimile: (212) 403-1000
    Attention: Steven A. Rosenblum
    Stephanie J. Seligman

        (c)   All correspondence to the Stockholder shall be addressed as follows:

    c/o Singapore Technologies Telemedia Pte Ltd
    1 Temasek Avenue #33-01 Millenia Tower
    Singapore 039192
    Telecopy/Facsimile: + 65 6720-7220
    Attention: Head of Legal & Secretariat

    with a copy to (which shall not constitute notice):

    Latham & Watkins LLP
    9 Raffles Place
    #42-02 Republic Plaza
    Singapore 048619
    Telecopy/Facsimile: 65.6536.1171
    Attention: Michael W. Sturrock

        (d)   All correspondence to Parent shall be addressed as follows:

    Level 3 Communications, Inc.
    1025 Eldorado Blvd.
    Broomfield, CO 80303
    Telecopy/Facsimile: 720-888-5127
    Attention: John M. Ryan, Executive Vice President, Chief Legal Officer and Secretary

    with a copy to (which shall not constitute notice):

    Willkie Farr & Gallagher LLP
    787 Seventh Avenue
    New York, NY 10019
    Telecopy/Facsimile: (212) 728-8111
    Attention:             David K. Boston
                               Laura L. Delanoy

        (e)   Any Person may change the address to which correspondence to it is to be addressed by notification as provided for herein.

        10.9    Governing Law.    This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the laws of the State of Delaware.

        10.10    Exclusive Jurisdiction.    Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party(ies) hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or outside the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 10.8 together with written notice of such service to such party, shall be deemed effective service of process upon such party.

        10.11    Headings.    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        10.12    Counterparts.    This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Rest of page intentionally blank.]

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

TW TELECOM INC.
By:	/s/ LARISSA L. HERDA
	Name:	Larissa L. Herda
	Title:	Chairman and CEO

[Signature Page to the Voting Agreement]

STT CROSSING LTD
By:	/s/ HO KOON LIAN IRENE
	Name:	Ho Koon Lian Irene
	Title:	Director

[Signature Page to the Voting Agreement]

LEVEL 3 COMMUNICATIONS, INC., solely for purposes of Sections 5, 9 and 10 hereof
By:	/s/ JOHN M. RYAN
	Name:	John M. Ryan
	Title:	Chief Legal Officer

[Signature Page to the Voting Agreement]

SCHEDULE A

Name of Stockholder	Number and Class of Shares Owned	Total Number of Votes
STT Crossing Ltd.	55,498,593 shares of Common Stock	55,498,593

Annex E

TITLE 8. CORPORATIONS

CHAPTER 1. GENERAL CORPORATION LAW

SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

8 Del. C. § 262

§ 262. Appraisal rights.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation", and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation".

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.